Form 10-K405, Exhibit 13
period 1996-12-31
ZIEGLER COMPANIES INC
filed 1997-03-27
CIK 109312

ZCO ANNUAL REPORT FOR FISCAL YEAR 1996
                   THE ZIEGLER COMPANIES, INC.
                       1996 ANNUAL REPORT
Table of Contents
Financial Highlights
Letter to Shareholders
Overview of The Ziegler Companies, Inc.
Summary of Operations
Directors and Executive Officers
Investor Information
Financial Highlights

                                                      For the Year Ended
                                                         December 31,
                                                       1996        1995
Total Revenues                                     $49,317,000 $44,942,000
Income from Continuing Operations
 Before Income Taxes                                 4,785,000   5,270,000
Income from Continuing Operations                    2,975,000   3,328,000
Income from Discontinued Operations                    670,000     716,000
Net Income                                           3,645,000   4,044,000
Per Share
  Income from Continuing Operations                      $1.24       $1.39
  Income from Discontinued Operations                    $ .28       $ .30
  Net Income                                             $1.52       $1.69
  Dividends Declared                                     $ .82       $ .87
Average Common Shares Outstanding                    2,399,491   2,391,968
Number of Common Shareholders                              509         537

Corporate Creed
We believe in the American free enterprise system. We shall consistently treat our clients, employees, shareholders and community with honesty, dignity, fairness and respect. We will conduct our business with the highest ethical standards.
Letter to Shareholders
Dear Shareholders:
     The financial results of 1996 for The Ziegler Companies, Inc. did not mirror the robust earnings level of the securities industry. However, the numbers do reflect our investment in numerous strategic initiatives that were begun or achieved in 1996. These investments affected 1996 results, but they should provide for improved financial results in years to come.
     In 1996, earnings per share were $1.52 versus $1.69 in 1995. Net income for the year was $3,645,000 compared with $4,044,000 in 1995. On December 20, 1996, the sale of Ziegler Leasing Corporation was consummated. Net income from this discontinued operation for the year ended December 31, 1996, totaled $670,000 or 28 cents per share compared with $716,000 or 30 cents per share in 1995.
     For the year ended December 31, 1996, revenues from continuing operations were $49,317,000 compared to $44,942,000 for 1995. Net income from continuing operations for 1996 was $2,975,000 or $1.24 per share compared with $3,328,000 or $1.39 per share in 1995.
     Cash dividends declared in 1996 were 82 cents compared to 87 cents in 1995. Included in 1996's declared dividend was a 30 cent extra dividend declared in the fourth quarter. 1996 marked the 45th consecutive year that cash dividends have been paid on your Company's common shares. Your Directors will continue to review dividend policy on a quarterly basis. Important factors in that review include the maintenance of a conservative level of capital to operate the business, investment opportunities and return on equity. With the sale of Ziegler Leasing Corporation, your management has stepped up its review of investment opportunities and sharpened the focus on our core securities business.
     The sale of Ziegler Leasing Corporation (ZLC) in 1996 was a strategic move. The synergy of cross-selling investment banking services with equipment leasing services to common healthcare clients waned in recent years. What was once a strong niche business with attractive rates of return on capital employed has become much more of a commodity business as numerous, substantially larger financial institutions entered the market. With a higher cost of capital, ZLC was having difficulty growing its portfolio. Consequently, profitability declined in each of the last four years.
     The sale of ZLC to General Electric Capital Corporation (GECC) was completed on December 20, 1996. Gross cash proceeds from the sale of ZLC's stock approximated $17,000,000. The after-tax proceeds were about $11,000,000, which approximated book value of ZLC's stock at the time of sale. For 25 years, ZLC was an important part of the Ziegler family of operating companies. It contributed significantly to the financial results of The Ziegler Companies, Inc. and always upheld the integrity of our name with a high level of business ethics. GECC has inherited a group of quality employees, who I believe will have a greater opportunity to succeed under the GECC umbrella with its lower cost of capital. All of us at ZCO extend our gratitude to the former employees of ZLC for their service to our company and extend best wishes for the future.
     The financial markets treated the securities industry with mixed results in 1996. On the heels of the S&P 500 Index being up 37.6% in 1995, almost no one expected the S&P to add another 23.0% in 1996. Those firms that have significant exposure to the equity markets through their trading, distribution, market making and investment banking operations enjoyed record operating results. In contrast, the fixed income markets were not so generous. After interest rates moved up sharply in the first half of the year and then sideways in the third quarter, bond prices rallied in the fourth quarter. However, the rally didn't save bond investors from what was, aside from 1994, the poorest bond market performance since 1987. New issuance of long-term municipal bonds in 1996 increased for the first time since 1993. Municipal bond issuance at $183 billion in 1996 was up 14% from 1995, but still fell short of the peak years of 1992 and 1993.
B.C. Ziegler and Company (BCZCO) did not share in the increase of earnings experienced by the securities industry. BCZCO results were down in 1996 relative to 1995, primarily as a result of substantial investments made in the Ziegler Securities division as discussed below and a continuing concentration in the fixed income markets.
     Retail Division
     - Our retail division recorded a very strong year with revenues and profits up substantially and right on budget.
          - A restructured compensation package for investment brokers, along with our first full year of being "full service" to our clients, helped create the motivation to better serve clients.
          - New services introduced included "Ziegler Connect" an electronic funds transfer system, a new portfolio-based client statement and an automatic dividend reinvestment plan.
     Ziegler Securities Division
     - Revenues were down slightly and operating profit down significantly as a result of investments in new people and an expansion of investment banking practices. An office was opened in New York City to house additional healthcare investment bankers and broaden our Senior Living Finance practice to provide services to for-profit organizations as well.
          - Senior Living Finance Group had a great year, substantially increasing its profit contribution as a result of underwriting 46 deals totalling $750,000,000 for a 28% market share of the not-for-profit senior living industry, twice that of our nearest competitor.
          - ZCO committed $5,000,000 to capitalize the formation of a mezzanine fund targeting the assisted living industry.
          - Significantly increased our merger and acquisition activity in the Healthcare Group as we continue to broaden our value-added services.
     Institutional Finance Division
     - Profitability was flat compared to 1995. This Division's major challenge continues to be creating products and services that will generate profitable growth in the face of heightened bank competition. Eugene H. Rudnicki, who heads this division, will retire in the first quarter of 1997 after 30 years of service. Gene rejuvenated our church underwriting activity in the early 1980s and is the father of our successful Ziegler Mortgage Securities, Inc. II (ZMSI) product. Gene, I know all your fellow employees wish you a healthy retirement. David A. Schlosser, a 10-year BCZCO veteran has assumed leadership of this division.
     Principal Preservation Portfolios (PPP)
     - Our family of mutual funds, Principal Preservation Portfolios, Inc. (PPP), ended 1996 with $386,000,000 of assets, up from $320,000,000 at the end of 1995, primarily as a result of increased money market assets. BCZCO is PPP's principal underwriter and Ziegler Asset Management, Inc. provides PPP with investment advice. PPP's asset growth has not kept pace with the torrid growth experienced by the mutual fund industry, but with the excellent investment performance achieved by PPP again in 1996, it is well-positioned for growth in 1997. PPP's equity index funds continue to receive increased investor funds. The
          S&P 100 Plus Portfolio now has a 10-year track record, which aids in marketing. PPP's recent entrant, the PSE Tech 100 Index Portfolio, introduced in June of 1996, is the only broad-based technology index fund available to retail investors. During
          1996, Robert J. Tuszynski was elected president and CEO of the Principal Preservation family of mutual funds.
     Independent Insurance Agency
     - The agency experienced slightly increased profitability as the result of the writing of new business and excellent retention of old business in the face of continued soft insurance markets.
     Preferred Stock Division
     - In its second year as an operating division, it posted slightly lower earnings in 1996. However, the return on invested capital was very acceptable. We continue to utilize this division's expertise in selling more preferred product through our retail division. The explosion of new products in this market sector, along with threatened legislative limitations, provides continuing challenges and opportunities.
     The operating results of the last few years that we have achieved at BCZCO, the largest operating subsidiary of The Ziegler Companies, Inc., certainly are not at a level with which management or the Board of Directors is satisfied. This is particularly evident with the securities industry posting strong results. We have to continually step back and look at where we've been and the progress we're making toward our strategic goals.
     Our legacy has been one of a bond house that served the healthcare and institutional markets. We service that market as well as any firm on the Street, evidenced by our strong market positions in these arenas. Our investment banking and retail divisions were built to provide debt capital to these markets. These markets changed and we didn't change quickly enough. Margins in the underwriting business have been on a long, steady slide. A revolution is taking place in the healthcare markets as both consolidations and integrations accelerate in the delivery system. Our retail division does a great job of distributing fixed-income product originated by our investment banking operations, but supply is unpredictable, margins are declining, and our clients are looking for a broader product offering including equities.
     We continue to implement many strategies that are "recreating"
Ziegler. The section following this letter highlights our competitive strategies. Sometimes the implementation process doesn't go as smoothly as planned and the results don't come as quickly as we like. It is time consuming and expensive to recruit people, retrain people, open offices, start new businesses, invest in new technology, and introduce new products and services. Quite frankly, it's often more difficult than I imagined. However, I'm continually encouraged and optimistic about our future because we have cogent strategies, we have strong managers who share our vision of success, and we have been able to recruit talent that is necessary for the execution of our plans.
     We are constantly mindful of the necessity to balance the cost (investments) of implementing our plans with the timeliness of return on those investments. Predictability in the securities business has always been elusive. Given the magnitude of the changes we have been implementing, I ask the shareholders to take the long-term view and share our vision of where we are headed.
Ziegler Thrift Trading, Inc. (ZTT) posted record everything in 1996 - record ticket volume, revenues, new accounts, stock option financing, mutual fund sales, and most importantly, record profits. ZTT operating results benefited from record volume on the exchanges and OTC; along with a strong customer service orientation, both contributed to strong operating results. ZTT's 1997 strategies address a rapidly changing environment for discounted brokerage services. Electronic trading, new office locations and adjustments to ticket commissions are key issues being addressed. Darrell
P. Frank was named president and CEO of ZTT in April of 1996.
Ziegler Asset Management, Inc. (ZAMI) recorded improved operating results during 1996. Assets under management crossed the $900,000,000 mark, fueled by another fine year of absolute and relative investment performance in both ZAMI's fixed income and equity accounts. It's very gratifying to see many of the other Ziegler operating entities successfully cross-sell ZAMI's services. During 1996, we continued to build infrastructure at ZAMI to provide a solid foundation for growth and profitability. Marketing and sales are the strategic thrust in 1997. Geoffrey G. Maclay Jr. joined ZAMI in January of 1996 as its president and CEO.
WRR Environmental Services Co., Inc. (WRR) registered another record year of revenues and profits. These results were particularly meaningful because many of WRR's competitors have struggled to maintain profitability during this period of prolonged industry surplus capacity. These results are a tribute to management, in that they have positioned WRR in the right niches and they've controlled expenses.
Our People. In March of this year, my father, R. Douglas Ziegler, will relinquish his Chairmanship and retire from your Board of Directors under its mandatory retirement policy based on age. Although my objectivity as his son may be questioned, I believe all fellow employees, Directors and clients who have been associated with Dad since he came to the Ziegler Companies in 1973 would agree that he always led by example. He has never wavered as a role model with his work ethic. He has always put personal and corporate integrity above all else. While he was often disappointed with operating results, under his watch, you always knew he put shareholders' interests ahead of his own. During his entire career he made the time to be heavily involved in civic affairs, as well as charitable organizations. Fortunately, Dad will continue to do what he enjoys and does so well, manage client accounts as a vice president of ZAMI.
     Steven A. Roell was elected to your Board of Directors at the April 1996 Annual Meeting. Steve brings with him a corporate perspective as chief financial officer of Johnson Controls, Inc., Wisconsin's largest publicly held company and is a valuable addition to your Board. He also served as a director of Principal Preservation Portfolios, our family of mutual funds for three years.
On The Legislative Front. Year-end 1996 saw a series of major decisions by federal bank regulators to greatly expand the securities activities of banks. New Comptroller of the Currency (OCC) regulations will allow national banks to conduct extensive securities and insurance activities in "operating subsidiaries," while the Federal Reserve more than doubled the amount of securities that can be underwritten by Section 20 affiliates of bank holding companies. These actions further break down the regulatory barriers to banks entering the securities underwriting business. Unfortunately, the OCC actions tilt the market in favor of the banks. We continue to support broad-based comprehensive legislation to modernize the financial services industry, as opposed to this piecemeal approach.
     The robust stock markets of recent years bring forth the common misconception that the only emotions at work on Wall Street are fear and greed. At Ziegler, we work hard every day at our goal of making trust and integrity the words our employees and clients associate with the securities industry. We must always remember - trust is hard earned and easily lost.
     We at Ziegler all take great pride in being associated with a firm that serves such vital functions in American society and does so with this same trust and integrity. We pledge to maintain our focus on these values as we make our transition. On behalf of the Board of Directors, I wish to thank our shareholders, employees and clients for their continued support and patience as we continue to reinvent Ziegler.
                               Sincerely,
                               Peter D. Ziegler
                               President & CEO
The Ziegler Companies, Inc.
B. C. ZIEGLER AND COMPANY
Peter D. Ziegler, President and CEO
    Ziegler Securities Division
    (Healthcare Finance)
         Business Activity -
              Strategic consulting, merger and acquisition, and investment banking services to hospitals, physician organization, healthcare systems and medical office developers
         1996 Highlights -
              Ranked fifth nationally in senior-managed healthcare
                   financings
              Opened New York investment banking office
              Significantly increased merger and acquisition engagements Competitive Strategies -
              Broaden corporate finance capabilities in serving healthcare clients
              Implement merchant banking practice for emerging healthcare organizations
    Ziegler Securities Division
    (Senior Living Finance)
         Business Activity -
              Investment banking services and merchant banking investments to continuing care retirement communities, nursing homes and assisted living facilities
         1996 Highlights -
              Ranked first in senior-managed senior living financings with a 27.2% market share
              Completed 46 financings with par value over $747 million Senior managed a $142 million financing, the largest composite tax-exempt financing for a senior living system provider
              Created mezzanine fund for financing assisted living
                   projects
         Competitive Strategies -
              Remain the leader in financing not-for-profit senior living facilities
              Provide equity placement and make principal investments to assisted living facilities
    Ziegler Securities Division
    (Special Products)
         Business Activity -
              Adviser and structuring agent on asset and liability
                   management techniques to healthcare and senior living organizations
         1996 Highlights -
              Completed 45 structured financing transactions including investment agreements, forward purchase contracts, swaps, interest rate caps, and other proprietary investment management techniques
         Competitive Strategies -
              Implement principal trading strategies to broaden structured financing applications
    Institutional Finance
         Business Activity -
              Debt financing to churches, independent schools and other nonprofit organizations nationwide for new construction, land/facilities purchase and refinancing of debt
         1996 Highlights -
              Solely managed 20 issues in 1996, with par value of $72
                   million
              Introduced internet site for church and school financings
                   topics at www.hnet.net/-churchloan
         Competitive Strategies -
              Aggressively market to private Christian schools due to the deterioration of public schools nationwide
              Seek joint venture opportunities with national banks
    Retail Division
         Business Activity -
              Full-service retail distribution of investment securities and services through 23 retail offices serving investors nationwide
         1996 Highlights -
              Improved client communications with new portfolio statement Created "ZieglerConnect", one of the most comprehensive sets of electronic funds transfer services in retail brokerage industry
              Expanded equity services, added free dividend reinvestment Record mutual fund and IRA sales
         Competitive Strategies -
              Provide high level of individual client service
              Expand equity services, managed products
              Introduce fee-based Custom Asset Plan accounts
              Expand presence in primary marketplace
              Deliver unique, personalized investment broker support
    Sponsor of Principal Preservation Portfolios
         Business Activity -
              Niche family of mutual funds, distributed through investment brokers, banks and financial planners
              Asset base in excess of $380 million
         1996 Highlights -
              Created the only technology index fund in the country
              Captured half of all assets going into double tax-free
                   Wisconsin funds
              Nationally recognized performance for all equity portfolios Competitive Strategies -
              Increase fund assets through acquisition or joint alliances Expand western states distribution of technology index fund Increase profitability and growth through unique niche positioning
    Preferred Stock Division
         Business Activity -
              Institutional sales and trading of nonconvertible preferred stock to client base of major domestic institutional investors and broker/dealers
         1996 Highlights -
              Continued prominence as one of the largest domestic trading operations dedicated exclusively to preferred stock
              Second consecutive year of strong earnings
              Earnings derived from primarily riskless trading strategy Competitive Strategies -
              Maintain strong market position in a niche market
              Maintain low overhead operations
              Further expand distribution to BCZCO retail
              Expand institutional distribution for tax-advantaged
                   preferred stock
    Independent Insurance Agency
         Business Activity -
              Independent agency providing complete insurance programs for individuals, families and businesses, primarily in southeastern Wisconsin
         1996 Highlights -
              Maintained high retention standards
              Upgraded automation to continue client service at a high
                   level
         Competitive Strategies -
              Offer diverse insurance company representation, with a distinguishing value-added service approach
ZIEGLER THRIFT TRADING, INC.
Darrell P. Frank, President and CEO
         Business Activity -
              Quick, efficient order execution and clearing for all types of securities at discounted commission rates
              Cashless stock option financing
              Free mutual fund consulting
         1996 Highlights -
              Record trades, new accounts, revenues, earnings, stock
                   option financing
              Enhanced interface with banks
              Internet page now available at www.ziegler-thrift.com
              New president
         Competitive Strategies -
              Offer PC, internet and touch-tone trading 24 hours a day
              Add value-enhancing services and commission schedule updates Expand office locations
              Introduce margin accounts
              Introduce a new customer-friendly statement
ZIEGLER ASSET MANAGEMENT, INC.
Geoffrey G. Maclay Jr., President and CEO
         Business Activity -
              Investment adviser to individual retail and institutional
                   portfolios: clients include high net worth individuals; corporate, governmental, charitable and non-profit organizations; mutual funds
              Qualified retirement plans for corporate accounts
         1996 Highlights -
              Continued strong asset growth
              Manage in excess of $900 million
              Expansion into new markets
              Excellent equity and fixed-income investment management
                   performance
         Competitive Strategies -
              Expand brand identity in newly defined target markets
              Leverage sales through existing Ziegler distribution
                   channels
              Employ information technology to support growth objectives Consistent focus on core investment styles
WRR ENVIRONMENTAL SERVICES CO., INC.
James L. Hager, President and CEO
         Business Activity -
              Waste management, chemical processing, laboratory services, waste transportation services, emergency response; site remediation and restoration
         1996 Highlights -
              Record profits in 1996
              Became the only certified vendor of reclaimed solvents for
                   3M
         Competitive Strategies -
              Offer full range of value-added services to meet all
                   environmental needs of clients
              Provide special chemical processing, custom solvent drying and household hazardous waste collection programs
              National distributor networking
Consolidated Financial Statements
Table of Contents
Consolidated Balance Sheets
Consolidated Statements of Income
Consolidated Statements of Stockholders' Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
Report of Independent Public Accountants
Management's Discussion and Analysis
1996 Summary of Operations
A holding company with seven principal subsidiaries, The Ziegler Companies, Inc. ("ZCO") provides a wide range of financial services for businesses, institutions and individuals. B. C. Ziegler and Company ("BCZCO"), Ziegler Financing Corporation ("ZFC"), Ziegler Thrift Trading, Inc. ("ZTT"), Ziegler Asset Management, Inc. ("ZAMI"), Ziegler Collateralized Securities, Inc. ("ZCSI"), and First Church Financing Corporation ("FCFC") are financial services companies; WRR Environmental Services Co., Inc. ("WRR") recycles, reclaims and disposes of industrial chemicals and solvents and provides pollution abatement services.
Operational results for ZCO and its subsidiaries are as follows:
B. C. Ziegler and Company, including Ziegler Securities: BCZCO is one of the nation's leading investment banking firms specializing in underwriting and marketing tax-exempt and taxable debt securities for hospitals, clinics, medical office developers, other healthcare related entities, churches and private schools. In addition, BCZCO is the nation's leading underwriter for nonprofit senior living facilities. Ziegler Securities, a division headquartered in Chicago, is a major operating division of BCZCO and is responsible for all healthcare, senior living and municipal finance activities of BCZCO.
In addition to traditional underwriting services offered to its clients, Ziegler Securities also provides financial advisory and consulting services to healthcare clients through the Ziegler Healthcare Affiliates division. Other financial services offered through Ziegler Securities include agency purchases of special products and complex securities for financial risk management, capital restructurings, and interest rate management strategies. During 1996, Ziegler Securities senior managed 58 debt issues, totalling $1,169.4 million for its healthcare clients. These financings included bond issues for hospitals, physician groups and senior living facilities.
Ziegler Securities ranked fifth among all underwriters for tax-exempt healthcare issues. In addition to its bond underwriting volume, the firm was engaged on ten healthcare merger and acquisition transactions.
The institutional finance group of BCZCO, which performs underwriting in connection with offerings of taxable bonds for non-profit institutions, brought 20 bond issues to market in 1996 on behalf of churches, private schools and other non-profit institutions. The offerings had a total principal amount of $71,871,000.
BCZCO provides full-service retail investment brokerage services through 23 offices nationwide. Individual investors are the focus of the retail division's products and services. Solicited equity services, which are based on high quality, independent research, continue to grow since their introduction in 1995. Managed products and services such as mutual funds and variable annuities also continue to gain popularity with individual investors. The retail division's noted fixed-income services include the distribution of taxable and tax-exempt securities underwritten through the firm's investment banking area.
In December 1994, BCZCO acquired an existing preferred stock trading operation comprising five seasoned professionals: two traders and three salespeople. The preferred stock division of BCZCO is dedicated exclusively to the sale and trading of nonconvertible preferred stocks. A substantial portion of its client base is represented by institutional investors and other broker/dealers; however, distribution through BCZCO's retail division is expanding. As one of the largest operations of its kind in the country, the Preferred Stock Division is able to maintain a strong presence in this niche market. During its first two years as a division of BCZCO, the preferred stock division has generated consistently strong earnings.
BCZCO serves as principal underwriter, and provides certain other support functions, for Principal Preservation Portfolios, Inc., an open-end investment company. This family of mutual funds had total assets of approximately $380,000,000 at December 31, 1996, as compared with total assets of approximately $320,000,000 at December 31, 1995. Principal Preservation Portfolios, Inc. introduced the PSE Tech 100 Index Portfolio in 1996, and as of the date of this report, it is the only indexed mutual fund based upon a technology index (the Pacific Stock Exchange Tech 100 Index). Currently, this portfolio has net assets of approximately $7,000,000.
BCZCO has owned and operated a general independent insurance agency since its founding in 1902. Offices are located in West Bend and Milwaukee, Wisconsin. The agency maintains direct agency contracts with 24 insurance companies. Diversified coverages including, but not limited to, life, health, property, casualty and fidelity insurance are available for personal and business insurance customer needs.
In 1996, total BCZCO revenues were $33,278,000, compared to $32,039,000 in 1995, a 4% increase. Total expenses were $32,387,000 in 1996, compared to $29,592,000 in 1995, a 9% increase. The resulting net income was $696,000 in 1996, compared to $1,555,000 in 1995.
Ziegler Thrift Trading, Inc.: Headquartered in Minneapolis, this subsidiary is Minnesota's oldest discount brokerage firm. In addition to the headquarters and downtown skyway office, ZTT has three branch offices in St. Paul, two of which are located in lobbies of a major financial institution, and two branch offices in the western Chicago suburbs of Naperville and Westchester. Investors use ZTT to trade stocks, mutual funds, bonds and options, with a commission savings of up to 70% of commissions charged by full commission firms. ZTT provides a wide range of services to its customers, including a dividend reinvestment program, automated bank settlement, free safekeeping, cashless stock option services, and investment consulting. Net income was $824,000 in 1996 compared to $677,000 in 1995. Ziegler Asset Management, Inc.: ZAMI is the investment adviser or money management entity in the Ziegler family of companies. Entering the industry in mid-1991, ZAMI has shown rapid growth, from $48,000,000 in assets under management in 1991 to $900,000,000 in assets under management at the end of 1996. Asset growth continues in two primary areas: equity and balanced portfolios. The equity management style uses a quality growth strategy for individuals, foundations, endowments and 401(k) plans. The fixed-income management style focuses on quality short- and intermediate-term portfolios covering a broad array of institutional clients. ZAMI is becoming a profitable, market-driven company following its early period of rapid growth and infrastructure development.
WRR Environmental Services Co., Inc.: ZCO's only non-financial business operates a recycling, custom chemical processing, and chemical waste treatment facility in Eau Claire, Wisconsin. At WRR, waste chemicals and spent solvents are converted into recycled products which may again be used by industrial concerns. In addition to hazardous waste management and custom chemical processing, WRR also offers parts washer service through its AIS Division, emergency response spill cleanup service, laboratory services and off-site remediation cleanup services. Net income increased from $918,000 in 1995 to $948,000 in 1996.
Ziegler Financing Corporation: The subsidiary's policy of limited interim lending activities continued in 1996. Total revenues were $286,000 in 1996, compared to $327,000 in 1995.
Consolidated Balance Sheets

                                                             As of
                                                         December 31,
                                                       1996        1995
ASSETS
Cash                                              $  6,012,977$  4,226,163
Short-term investments                              26,240,446  10,330,017
Bonds due and called as of January 1, 1997 and 1996,
 respectively                                       10,843,295   3,472,297
    Total cash and cash equivalents                 43,096,718  18,028,477
Securities inventory                                34,920,458  28,151,740
Accounts receivable -
 Securities sales                                    8,434,547   3,434,916
 Other                                               4,709,368   3,835,367
Investment in and receivables from affiliates        2,775,607   2,638,456
Investment in leases                                 7,507,948   8,818,566
Notes receivable                                    23,204,541  30,739,485
Land, buildings and equipment, at cost, net of
 accumulated depreciation of $14,766,286 and
 $14,258,223, respectively                           7,165,857   6,959,937
Deferred income tax benefit                          1,106,198   1,301,000
Other assets                                         8,235,257  11,201,610
Net assets from discontinued operations                      -  11,319,762
    Total assets                                  $141,156,499$126,429,316
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term notes payable                          $ 13,245,639$ 18,394,420
Payable to customers                                 6,478,455   2,567,092
Payable to broker-dealers                              370,791     409,425
Accounts payable                                     2,629,014   3,114,864
Dividends payable                                    1,049,740   1,167,207
Accrued income taxes payable                         6,361,958     643,170
Notes payable to banks                              22,469,310  12,449,951
Bonds payable                                       25,011,498  27,403,990
Other liabilities and deferred items                 9,320,894   8,037,199
    Total liabilities                               86,937,299  74,187,318
Commitments
Stockholders' equity -
 Common stock, $1 par, 7,500,000 shares
  authorized, 3,544,030 shares issued                3,544,030   3,544,030
 Additional paid-in capital                          5,962,229   5,968,737
 Retained earnings                                  62,305,397  60,659,742
 Treasury stock, at cost, 1,102,773 and
  1,112,348 shares, respectively                   (17,062,908)(17,229,903)
 Unearned compensation                                (529,548)    (700,608)
    Total stockholders' equity                      54,219,200  52,241,998
    Total liabilities and stockholders' equity    $141,156,499$126,429,316

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.
Consolidated Statements of Income

                                                 For the Years Ended
                                                    December 31,
                                           1996        1995        1994
Revenues:
 Investment banking and commission
  income                               $33,633,401 $30,642,641 $23,702,142
 Investment management fees              2,842,490   2,399,034   2,183,194
 Interest and dividends                  4,379,040   3,731,837   3,740,248
 Gross profit on chemical products
  (29%, 28% and 29% of net sales,
  respectively)                          4,013,413   3,762,466   3,086,816
 Insurance agency                          970,422     951,085     985,320
 Other                                   3,478,183   3,454,548   2,754,100
                                        49,316,949  44,941,611  36,451,820
Expenses:
 Employee compensation and benefits     24,842,807  21,518,372  17,813,515
 Commissions and clearing fees             988,234     820,472     728,472
 Communications                          2,708,823   2,525,861   2,358,177
 Occupancy and equipment                 4,484,307   4,178,086   3,719,606
 Promotional                             2,304,034   1,855,067   1,994,853
 Professional and regulatory               679,804     793,122   1,051,409
 Interest                                2,996,573   2,768,241   2,395,827
 Other operating expenses                5,527,753   5,212,249   4,473,283
                                        44,532,335  39,671,470  34,535,142
    Income from continuing operations
     before income taxes                 4,784,614   5,270,141   1,916,678
Provision for income taxes               1,809,900   1,942,200     675,300
    Income from continuing operations    2,974,714   3,327,941   1,241,378
Discontinued operations:
 Income from operations of discontinued
  leasing subsidiary (less applicable
  income taxes of $306,000, $350,000 and
  $442,000, respectively)                  729,973     716,380     763,678
 Loss on disposal of leasing subsidiary
  (less applicable income taxes)           (60,000)          -           -
    Income from discontinued operations    669,973     716,380     763,678
    Net income                         $ 3,644,687 $ 4,044,321 $ 2,005,056
Net income per share of common stock:
 Continuing operations                       $1.24       $1.39       $ .52
 Discontinued operations                       .28         .30         .32
    Net income per share of common stock      $1.52      $1.69       $ .84
Weighted average number of
 common shares outstanding               2,399,491   2,391,968   2,388,586

The accompanying notes to consolidated financial statements are an integral part of these statements.
Consolidated Statements of Stockholders' Equity

                                                 Additional                       Unearned
                                        Common    Paid-In  Retained   Treasury     Compen-
For the Years Ended                     Stock     Capital   Earnings    Stock      sation    Total
 BALANCE, December 31, 1993           $3,544,030 $5,882,390$58,483,066$(17,957,631)$      -$49,951,855
 Net income                                    -          - 2,005,056           -         - 2,005,056
 Dividends declared ($ .72 per share)          -          -(1,753,546)          -         -(1,753,546)
 Proceeds from exercise of stock options       -     (6,335)        -      70,428         -    64,093
 Cost of treasury stock purchased
  (200 shares)                                 -          -         -      (3,400)        -    (3,400)
 Restricted stock grants                       -    154,510         -     693,803  (848,313)        -
 Amortization of unearned compensation         -          -          -           -  115,964    115,964
 BALANCE, December 31, 1994            3,544,030  6,030,56558,734,576 (17,196,800) (732,349)50,380,022
 Net income                                    -          - 4,044,321           -         - 4,044,321
 Dividends declared ($ .87 per share)          -          -(2,119,155)          -         -(2,119,155)
 Proceeds from exercise of stock options       -    (32,613)        -     143,170         -   110,557
 Cost of treasury stock purchased
  (24,241 shares)                              -          -         -    (374,475)        -  (374,475)
 Restricted stock grants                       -    (29,215)        -     198,202  (168,987)        -
 Amortization of unearned compensation         -          -          -           -  200,728    200,728
 BALANCE, December 31, 1995            3,544,030  5,968,73760,659,742 (17,229,903) (700,608)52,241,998
 Net income                                    -          - 3,644,687           -         - 3,644,687
 Dividends declared ($ .82 per share)          -          -(1,999,032)          -         -(1,999,032)
 Proceeds from exercise of stock options       -     (6,508)        -     166,995         -   160,487
 Amortization of unearned compensation         -          -          -           -  171,060    171,060
 BALANCE, December 31, 1996           $3,544,030 $5,962,229$62,305,397$(17,062,908)$(529,548)$54,219,200

The accompanying notes to consolidated financial statements are an integral part of these statements.
Consolidated Statements of Cash Flows

                                                 For the Years Ended
                                                    December 31,
                                           1996        1995        1994
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                            $  3,644,687$  4,044,321$  2,005,056
Adjustments to reconcile net income to
 net cash provided by (used in)
 operating activities:
  Depreciation and amortization          1,501,520   1,436,308   1,444,618
  Provision for losses                      99,191     152,341     149,550
  Loss (gain) on sale of equipment          (2,845)     32,771     (18,605)
  Unrealized loss (gain) on securities
   inventory                               290,491    (437,351)    206,643
  Compensation expense related to
   restricted stock grants                 171,060     200,728     115,964
  Deferred income taxes                    210,000    (142,000)    281,800
  Pre-tax gain on sale of discontinued
   operations                           (5,925,000)          -           -
  Change in assets and liabilities:
   Decrease (Increase) in -
    Accounts receivable - security sales(4,999,631)  1,818,789   1,886,096
    Accounts receivable - other         (1,137,499)   (635,647) (1,083,805)
    Securities inventory                (7,059,209) (4,911,305) (5,129,866)
    Other assets                         2,938,101  (1,154,358)  2,782,059
    Discontinued operations - noncash
     charges and working capital changes   274,560    (416,379)    386,322
   Increase (Decrease) in -
    Payable to customers and broker-dealers3,872,729(4,117,698)  4,178,849
    Accounts payable                      (485,850)    480,682     424,939
    Income taxes payable                 5,703,590     643,170    (432,707)
    Other liabilities                    1,146,771     818,005     859,063
    Net cash provided by (used in)
     operating activities                  242,666  (2,187,623)   8,055,976
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from -
 Decrease in investment in affiliates            -           -     505,000
 Proceeds received on sale of equipment     33,329      27,313      20,656
 Principal payments received under leases3,191,407   4,115,461   3,855,482
 Proceeds from sale of leased equipment    840,653     923,161     253,694
 Payments received on notes receivable  52,806,868  54,380,159  51,748,930
Payments for -
 Investment in and loans to affiliates           -           -    (890,379)
 Purchase of assets to be leased        (2,887,898) (3,481,132) (3,816,884)
 Issuance of new notes receivable      (45,124,525)(58,433,036)(57,182,876)
 Capital expenditures                   (1,386,809)   (881,931) (1,834,890)
 Acquisition of business assets                  -  (1,868,058)          -
Proceeds from sale of discontinued
 operations                             17,070,202           -           -
    Net cash provided by (used in)
     investing activities               24,543,227  (5,218,063)  (7,341,267)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from -
 Issuance of short-term notes payable   80,329,000  94,452,000 103,861,000
 Issuance of notes payable to banks     10,726,000   1,171,745   1,451,175
 Exercise of employee stock options        160,487     110,557      64,092
 Issuance of bonds payable               4,875,000  11,074,080   9,152,760
Payments for -
 Principal payments of short-term notes
  payable                              (85,590,000)(95,778,000)(103,363,000)
 Principal payments of notes payable
  to banks                                (706,640)   (542,297)          -
 Repayments of bonds payable            (7,395,000) (5,627,000) (4,982,000)
 Purchase of treasury stock                      -    (374,476)     (3,400)
 Cash dividends paid                    (2,116,499) (1,755,974)  (2,570,237)
    Net cash provided by financing
     activities                            282,348   2,730,635   3,610,390
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                   25,068,241  (4,675,051)  4,325,099
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                      18,028,477  22,703,528  18,378,429
CASH AND CASH EQUIVALENTS
 AT END OF YEAR                        $43,096,718 $18,028,477$ 22,703,528
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Interest paid during the year        $ 3,195,888 $ 2,629,771$  2,186,614
  Income taxes paid during the year    $ 1,722,439 $   662,460$  1,032,828
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 ACTIVITIES:
  Granting of restricted stock from
   treasury stock                      $         - $   168,987$    848,313

The accompanying notes to consolidated financial statements are an integral part of these statements.
Notes to Consolidated Financial Statements
(1) Summary of Significant Accounting Policies -
    Principles of consolidation -
    The consolidated financial statements of The Ziegler Companies, Inc. and subsidiaries (the "Company") include the accounts of The Ziegler Companies, Inc. and its wholly-owned subsidiaries, B. C. Ziegler and Company ("BCZ"), Ziegler Thrift Trading, Inc. ("ZTT"), Ziegler Financing Corporation ("ZFC"), Ziegler Asset Management, Inc. ("ZAMI"), Ziegler Collateralized Securities, Inc. ("ZCSI"), WRR Environmental Services Co., Inc. ("WRR") and First Church Financing Corporation ("FCFC"). All significant intercompany balances and transactions have been eliminated in consolidation.
    The Company, through its financial services subsidiaries, provides a wide range of financial services for businesses, institutions and individuals. WRR recycles, reclaims and disposes of industrial chemicals and solvents and provides pollution abatement services.
    The Company has a 50% interest in Ziegler Mortgage Securities, Inc. II ("ZMSI II"), an unconsolidated entity accounted for by the equity method.
    The Company has a 33% interest in Heartland Capital Company, LLC ("HCC"), a company which provides construction loans to low-income housing developments. HCC is an unconsolidated entity accounted for by the equity method.
    Securities -
    Security transactions are recorded on a settlement date basis which is not materially different from a trade date basis. Investment banking revenue is recorded net of directly related expenses.
    Short-term investments consist of commercial paper, variable rate demand notes, money market investments, equities and U.S. government and U.S. government agency securities purchased under agreements to resell. Securities purchased under agreements to resell are treated as financing transactions and are carried at the amounts at which the securities will be subsequently resold as specified in the respective agreements. Other short-term investments are carried at approximate market. The reported value of the securities inventory is carried at approximate market.
    At December 31, 1996 and 1995, there were unrealized gains totaling approximately $61,000 and $388,000, respectively, on short-term investments and securities inventory.
    Depreciation -
    Depreciation is computed on buildings and equipment on a straight-line basis. The buildings are depreciated over 20 to 40 years and equipment over 3 to 10 years.
    Income taxes -
    The provision for income taxes is the estimated amount of income taxes payable, both currently and in the future, on consolidated pre-tax earnings for the year at current federal and state tax rates. Deferred income taxes have been provided for those transactions which are accounted for in different periods for financial reporting purposes than for income tax purposes.
    Net Income Per Share of Common Stock -
    Net income per share of common stock is calculated based on the weighted average number of common shares outstanding, including restricted common stock, using the treasury stock method.
    Cash Equivalents -
    Cash equivalents are defined as short-term investments maturing within three months of the date of purchase.
    Use of Estimates -
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
    Reclassification -
    Certain prior year amounts have been reclassified to conform with current year presentation.
(2) Discontinued Operations -
    During 1996, the Company disposed of its lease financing segment, primarily Ziegler Leasing Corporation ("ZLC"). Effective December 20, 1996, the common stock of ZLC was sold to General Electric Capital Corporation for cash of approximately $17,000,000. The sale resulted in a loss of approximately $60,000 after taxes. Net assets of discontinued operations at December 31, 1996 and 1995, have been segregated in the Consolidated Balance Sheets. Summary operating results of discontinued operations, excluding the above loss, are as follows:

                                1996        1995       1994
    Revenues                  $9,412,000$10,484,000 $10,845,000
    Income before income taxes$1,036,000$ 1,066,000 $ 1,206,000
    Provision for income taxes$  306,000$   350,000 $   442,000
    Income from discontinued
     operations               $  730,000$   716,000 $   764,000

(3) Securities Inventory -
    Securities inventory at December 31, 1996 and 1995, consisted of the following:

                                           1996         1995
         Municipal bond issues          $18,619,321 $20,351,886
         Corporate bond issues              358,571   2,230,918
         Institutional bond issues       13,357,676   2,589,739
         Preferred stock                  1,768,185   1,263,826
         Other                              816,705   1,715,371
                                        $34,920,458 $28,151,740

    Municipal bond issues consist primarily of revenue bonds issued by state and local governmental authorities related to healthcare facilities. Corporate bond issues consist primarily of bonds issued by for-profit corporations. Institutional bond issues consist primarily of bonds issued by not-for-profit hospitals, geriatric care facilities and churches.
    Included in municipal and institutional bond issues at December 31, 1996, are approximately $8,435,000 of bonds from one issuer in Virginia and $11,482,000 of bonds from one issuer in Arizona. These bonds were substantially sold subsequent to year-end. Included in municipal bond issues at December 31, 1995, are approximately $12,580,000 of bonds from one issuer in Texas. These bonds were sold in 1996.
(4) Investment in ZMSI II -
    Condensed financial information of ZMSI II as of December 31, 1996 and 1995, and for the three-year period ended December 31, 1996 is as follows:

                                            1996       1995
    Mortgage Certificates, net of
     unamortized discount of $2,795,809
     and $3,425,237, respectively      $ 98,182,510$116,345,952
     Deferred bond issuance costs         2,758,864   3,378,116
     Cash and cash equivalents, primarily
      held by trustee                     3,877,863   4,632,392
     Accrued interest receivable            707,253     855,783
        Total assets                   $105,526,490$125,212,243
    Mortgage Certificate-Backed Bonds
     payable                           $101,047,000$119,908,000
    Accrued interest payable              2,948,545   3,716,958
    Due to BCZ                               10,945      67,285
        Total liabilities               104,006,490 123,692,243
    Stockholders' equity ($1,510,000 held
     by the Company)                      1,520,000   1,520,000
        Total liabilities and
         stockholders' equity          $105,526,490$125,212,243

                                1996        1995       1994
    Income, primarily interest$10,383,391$10,623,778$11,144,634
    Expenses -
     Interest expense           9,158,47   9,764,637  9,654,473
     Amortization of bond
      issuance costs            805,971      359,513   1,111,631
     Management fee earned
      by BCZ                    216,365      349,925     158,801
     General and administrative
      expense                   202,577      149,703     219,729
        Total expenses       10,383,391   10,623,778  11,144,634
        Net income          $         -  $         - $         -

    The Mortgage Certificate-Backed Bonds are collateralized by the Mortgage Certificates, which consist of Government National Mortgage Association certificates and Federal National Mortgage Association certificates.
(5) Ziegler Collateralized Securities, Inc. -
    ZCSI holds an investment portfolio of financing leases. The terms of these equipment contracts generally range from one to seven years. Approximately 77% of the investment in leases is concentrated in the healthcare industry. Investment in leases consisted of the following:

                                                December 31,
                                            1996       1995
    Lease contracts receivable          $ 8,423,851 $ 9,782,684
    Estimated residual value                171,155     327,652
    Deferred initial direct costs           113,516     185,994
    Less -
     Unearned income                     (1,148,906) (1,477,764)
     Allowance for losses                   (51,668)          -
    Investment in leases                $ 7,507,948 $ 8,818,566

    The following is a summary of scheduled payments to be received on the lease contracts:

                1997              $3,055,358
                1998               2,593,952
                1999               1,608,381
                2000               1,026,162
                2001                 128,343
                Thereafter            11,655
                                  $8,423,851

    Condensed financial information of ZCSI as of December 31, 1996 and 1995, and for the three-year period ended December 31, 1996 is as follows:

                                            1996       1995
    Investment in leases                $ 7,507,948 $ 8,818,566
    Notes receivable                      7,046,152   6,865,720
    Other assets                          2,773,088   2,614,081
        Total assets                    $17,327,188 $18,298,367
    Bonds payable                       $14,302,000 $15,070,000
    Other liabilities, primarily a
     subordinated note to Company         3,015,188   3,218,367
        Total liabilities                17,317,188  18,288,367
    Stockholder's equity                     10,000      10,000
        Total liabilities and
         stockholder's equity           $17,327,188 $18,298,367

                                1996        1995       1994
    Lease income            $  870,055   $  877,242  $  993,566
    Other income,
     primarily interest        766,897      519,381     248,845
        Total income         1,636,952    1,396,623   1,242,411
    Interest expense         1,172,770      988,358     763,019
    Amortization of bond
     issuance costs            180,157      131,821     134,232
    Administrative fees to ZLC  93,847      126,722     211,901
    Amortization of initial
     direct cost               114,764      133,621     124,471
    Other expenses              75,414       16,101       8,788
        Total expenses       1,636,952    1,396,623   1,242,411
    Net income              $        -   $        -  $        -

    In accordance with a written agreement with ZLC, which provides management and administrative services to ZCSI, management fees paid to ZLC were limited to the amount which prevented ZCSI from incurring a loss.
    An analysis of each outstanding bond series as of December 31, 1996 and for the year then ended is as follows:

                       Collateral  Lease/   Bond    Other
               Bonds     Value     Note   Interest Related  Excess
   Series # Outstanding at Cost    Income Expense  Expensesof Income
      2    $  265,000 $  303,136 $ 48,232 $ 28,843$  8,140 $11,249
      3    $   98,000 $  237,200 $ 45,894 $ 26,929$  9,700 $ 9,265
      4    $  826,000 $  938,666 $146,653 $ 83,196$ 23,135 $40,322
      5    $2,952,000 $3,841,813 $405,005 $249,596$ 83,685 $71,724
      6    $5,161,000 $5,820,841 $616,194 $406,804$120,368 $89,022
      7    $5,000,000 $5,784,824 $313,834 $189,080$ 56,382 $68,372

(6) Short-Term Notes Payable, Lines of Credit, Notes Payable to Banks and Bonds Payable -
    The Company finances the operations of certain subsidiaries by issuing commercial paper (short-term notes payable). During 1996, 1995 and 1994, it had average outstanding balances of approximately $16,333,000, $19,882,000 and $20,856,000, respectively. Maximum borrowings based on month-end outstanding balances for those same years were approximately $18,597,000, $21,590,000 and $21,707,000, respectively. During 1996,
    1995 and 1994, the weighted average interest rates incurred were 6.3%, 6.8%, and 4.8%, respectively, based on month-end outstanding balances. The average discount rates on short-term notes payable outstanding as of December 31, 1996 and 1995, were 6.22% and 6.75%, respectively.
    The Company had lines of credit as of December 31, 1996 and 1995, totaling $28,000,000 and $26,000,000, respectively. In accordance with normal banking practice, these lines may be withdrawn at the discretion of the lenders. In connection with certain of these bank lines, the Company is required to maintain, as compensating balances, average collected funds, which at December 31, 1996 and 1995, approximated $380,000. There are no legal restrictions on the withdrawal of these funds. Interest expense incurred in connection with borrowings against its lines of credit was not material in 1996, 1995 or 1994. One of the bank lines for $3,000,000 is shared with the family of mutual funds sponsored by BCZ. All borrowings under this line of credit by the funds are guaranteed by BCZ. The family of mutual funds had no borrowings outstanding at December 31, 1996 or 1995.
    BCZ periodically obtains short-term borrowings for specific underwritings under broker loan facilities at the market rate of interest to broker-dealers, payable on demand and fully collateralized by the securities held in inventory. Such amounts are generally outstanding for periods of less than two weeks and total interest expense in connection with such borrowings was not material in 1996, 1995 or 1994.
    BCZ serves as the remarketing agent on certain variable-rate municipal bonds that can be tendered back to the respective issuers, generally upon seven days advance notice, by the holders. To assist it in carrying out its remarketing duties, BCZ has obtained $125,000,000 of borrowing capacity to allow it to finance the purchase of tendered bonds it elects to purchase into its own inventory. This loan facility is restricted to financing only variable-rate, municipal bonds and each financing must be approved by the lender, in advance. The financings are done at the greater of i) the lender's prime rate less one-quarter percent, or ii) the federal funds borrowing rate plus one percent, are payable on demand and are fully collateralized by the variable-rate, municipal bonds. Such amounts are generally outstanding for periods of less than two weeks and total interest expense in connection with such borrowings was not material in either 1996 or 1995. There were no such borrowings outstanding at December 31, 1996 or 1995.
    Notes payable to banks consisted of the following:

                                                 1996       1995
    Revolving credit agreement for the lesser
     of $500,000 or 60% of qualified accounts
     receivable; bearing interest at prime
     plus .5%; agreement terminates May 30,
     1997; collateralized by accounts
     receivable of WRR                        $   500,000 $         -
    Secured promissory note; bearing interest
     at 8%; interest-only payments due
     monthly; principal payable in six equal
     monthly payments of $116,624 commencing
     May, 1996; collateralized by inventory             -     699,746
    Secured promissory note; bearing interest
     at 8%; due in monthly principal and
     interest installments of approximately
     $2,900 through September, 2002 with a
     final payment of approximately $286,000
     due October, 2002; collateralized by
     land and buildings                           341,310     348,205
    Borrowings under secured broker loan
     facilities                                10,000,000           -
    Borrowings under unsecured lines of
     credit                                    11,628,000  11,402,000
                                              $22,469,310 $12,449,951

    The revolving credit agreement contains several financial covenants, one of which was not met during 1996. The Company has obtained a letter from the bank waiving compliance with that covenant in 1996.
    Bonds payable at December 31, 1996 and 1995, consisted of the following:

                                                 1996       1995
    First Church Financing Corporation
     Mortgage-Backed Bonds:
      Series 1 - due March, 2008;
       interest at 8.25%                      $ 2,883,000 $ 3,479,000
      Series 2 - due August, 2009;
       interest at 8.75%                        3,345,000   4,195,000
      Series 3 - due December, 2010;
       interest at 8.00%                        4,077,000   4,223,000
    Waste Research and Reclamation Co., Inc.,
     Small Business Pollution Control Revenue
     Bonds, due in monthly principal and
     interest installments of approximately
     $6,000, through December 1, 2004, bearing
     interest at 7.5%                             404,498     436,990
    Ziegler Collateralized Securities, Inc.,
     Collateralized Bonds; collateralized by
     equipment leases and other financing
     agreements; guaranteed by The Ziegler
     Companies, Inc.:
      Series 1 - due serially through
       June, 1996; interest ranging from
       6.00% to 7.75%                                   -     217,000
      Series 2 - due serially through
       July, 1997; interest ranging from
       5.00% to 7.00%                             265,000     902,000
      Series 3 - due serially through
       June, 1998; interest ranging from
       5.00% to 6.75%                              98,000     850,000
      Series 4 - due serially through
       December, 1998; interest ranging from
       4.75% to 6.50%                             826,000   1,701,000
      Series 5 - due serially through
       October, 2001; interest ranging from
       6.25% to 7.75%                           2,952,000   4,200,000
      Series 6 - due serially through
       March, 2001; interest ranging from
       6.00% to 7.00%                           5,161,000   7,200,000
      Series 7 - due serially through
       November, 2000 interest ranging from
       6.00% to 7.00%                           5,000,000           -
                                              $25,011,498 $27,403,990

    Annual amounts due on notes payable to banks and bonds payable for the next five years are:

                1997             $27,314,119
                1998               4,119,793
                1999               3,069,523
                2000               1,973,313
                2001                 236,169
                Thereafter        10,767,891
                                 $47,480,808

(7) Related Party Transactions -
    BCZ sponsors the Principal Preservation Portfolios, Inc. family of mutual funds. Certain BCZ officers and directors also serve as officers or directors of the funds. BCZ performs investment advisory services, transfer agency services, depository services and administrative services for the funds. ZAMI also provides investment advisory services to the funds. Fees for services earned from the funds approximated $2,360,000, $2,253,000 and $2,009,000 in 1996, 1995 and 1994,
    respectively.
    BCZ serves as Manager of ZMSI II pursuant to a written agreement. BCZ also advances funds to ZMSI II and owns $1,500,000 of $9 non-cumulative, non-voting preferred stock in ZMSI II. See Note 4 for the ZMSI II intercompany balances with The Ziegler Companies, Inc. and BCZ for the years ended December 31, 1996 and 1995.
(8) Retirement Plans -
    The Company has contributory profit sharing plans for substantially all full-time employees. BCZ and ZTT have plans which provide for a guaranteed company match equal to 50% of employee contributions and a discretionary annual company contribution up to 6% of defined compensation for each year. The annual company contributions are at the discretion of the boards of directors. WRR has a plan that provides a company match equal to 100% of employee contributions up to a maximum match of 1.43% of defined compensation. WRR also provides a company contribution equal to 3.88% of defined compensation. Retirement plan expense of the Company and subsidiaries was $1,281,000, $1,159,000 and $820,000 in 1996, 1995 and 1994, respectively.
(9) Provision for Income Taxes -
    The provision for income taxes for the years ended December 31, 1996, 1995 and 1994, consisted of the following:

                                1996        1995       1994
    Current federal         $1,276,600   $1,611,600    $280,600
    Current state              323,300      472,600     112,900
    Deferred provision
     (benefit)                 210,000     (142,000)    281,800
        Total               $1,809,900   $1,942,200    $675,300

    The following are reconciliations of the statutory federal income tax rates for 1996, 1995 and 1994 to the effective income tax rates:

                                1996        1995       1994
    Statutory Federal income
     tax rate                   34.0%      34.0%        34.0%
    State taxes on income,
     net of related Federal
     income tax benefit          5.2%       5.2%         5.2%
    Federal tax-exempt interest
     income                     (5.6%)     (2.9%)       (8.1%)
    Additional taxes provided
     (used)                      2.5%       (.9%)        (.5%)
    Other, net                   1.7%       1.5%         4.6%
      Effective income tax rate 37.8%      36.9%        35.2%

    The tax effects of temporary differences that give rise to significant elements of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:

                                            1996       1995
    Deferred tax assets:
     Accrued loss contingencies         $ (288,970) $ (273,530)
     Allowance for uncollectible
      accounts                            (282,398)   (627,404)
     Compensation                         (443,593)   (364,197)
     Other                                (307,818)   (297,181)
        Total deferred tax assets       (1,322,779) (1,562,312)
    Deferred tax liabilities:
     Fixed assets (primarily due to
      depreciation)                         68,124      72,055
     Other                                 148,457     189,257
        Total deferred tax liabilities     216,581     261,312
        Net deferred tax assets         $1,106,198  $1,301,000

(10)Other Assets -
    In 1993, the Company entered into a loan for $4,610,000 with an organization which was experiencing difficulties making required debt service payments on an outstanding bond issue underwritten by BCZ. The loan was due on demand, was interest free and required weekly principal payments totaling $7,000. The loan proceeds were used to redeem the organization's outstanding bond issue in full. The loan was secured by first mortgages on the underlying real estate. The loan was recorded at cost, net of an allowance for possible losses, totaling approximately $2,991,000 at December 31, 1995 and is included in Other Assets on the Consolidated Balance Sheet. This loan was paid in full by the organization during 1996.
(11)Preferred Stock -
    The Company is authorized to issue 500,000 shares of preferred stock, $1 par value, which is undesignated as to series.
(12)Stock-Based Compensation Plans -
    The Company has established the 1993 Employees' Stock Incentive Plan (the "1993 Plan") for certain officers and key employees. Stock options, stock appreciation rights and restricted stock may be granted under the 1993 Plan. A total of 200,000 shares are issuable under the 1993 Plan. The Company also established the 1989 Employees' Stock Purchase Plan (the "1989 Plan") for substantially all full-time employees. Options to purchase stock may be granted under the 1989 Plan. A total of 150,000 shares are issuable under the 1989 Plan.
    Under both the 1993 Plan and the 1989 Plan, options or shares granted under either plan that expire, terminate or are canceled are again available for future granting. The Company accounts for these Plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," which uses the intrinsic value method. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which establishes a fair-value based method of accounting for stock options and similar awards, allows the Company to continue to use the intrinsic value method under APB Opinion No. 25. The effect of using the fair-value based method is not significant.
    On December 29, 1993, the Board of Directors granted options to purchase 54,500 shares of Company stock under the 1993 Plan. The options are exercisable through December 28, 2003 at a price of $16.625 per share. Options for a total of 4,000 shares were exercised during 1996 and none were exercised in 1995 or 1994. A total of 2,000 options were forfeited in 1995. There were no forfeitures in 1996 or 1994. A total of 48,500 shares remain outstanding at December 31, 1996 and are currently exercisable.
    On January 26, 1994, the Company issued an aggregate of 49,000 shares of restricted common stock of the Company to certain key employees under the 1993 Plan. Each employee's ownership of shares is subject to full or partial forfeiture in accordance with a vesting schedule in the event that the employee's employment with the Company terminates for any reason before January 26, 2003. All shares remain nonvested at December 31, 1996. The market value of the restricted stock, when issued, was $17.3125 per share. The total value at issuance is being amortized and recorded as compensation over the period of vesting. Total compensation cost recognized in income for the January 26, 1994, issue of restricted stock was $127,000 in both 1996 and 1995 and $116,000 in 1994. The shares are considered as outstanding, but may not be transferred by the recipients until vested.
    On January 27, 1995, the Company issued an aggregate of 11,313 shares of restricted common stock of the Company to certain key employees under the 1993 Plan. Each employee's ownership of shares is subject to full or partial forfeiture in accordance with a vesting schedule in the event that the employee's employment with the Company terminates for any reason before January 27, 2000. A total of 2,183 shares vested in 1996 and are no longer restricted. In 1995, 401 of these shares were forfeited. The market value of the restricted stock, when issued, was $14.9375 per share. The total value at issuance is being amortized and recorded as compensation over the period of vesting. Total compensation cost recognized in income for the January 27, 1995, issue of restricted stock was $74,000 in 1996 and $68,000 in 1995. The shares are considered as outstanding, but may not be transferred by the recipients until vested. There are a total of 8,729 nonvested shares at December 31, 1996.
    On May 1, 1993, the Board of Directors granted options to purchase 80,960 shares under the 1989 Plan. The May 1, 1993 options still outstanding expired on April 30, 1995. On May 1, 1995, the Board of Directors granted options to purchase 104,200 shares.
    A summary of activity relating to the common stock options under the 1989 Plan is presented in the following table:

                                          1996     1995     1994
                                               (Number of Shares)
    Outstanding at beginning of year     97,015  71,387    77,882
    Exercised                            (3,875) (7,467)   (3,535)
    Forfeited                            (9,670) (7,270)   (2,960)
    Expired                                   - (63,835)        -
    Granted                                   - 104,200         -
    Outstanding at end of year           83,470  97,015    71,387

    All outstanding options are currently exercisable through April 30, 1997, at 85% of the market value on the date of exercise. The shares were exercised at prices averaging $15.67 per share in 1996, $13.38 per share during 1995, and $14.65 per share in 1994. A total of 32,795 shares have been purchased since the inception of the 1989 Plan. Under the 1989 Plan, 33,735 shares are available for future granting at 85% of the market value on the date of exercise.
    The effect of outstanding stock options on net income per share is not significant.
(13)Net Capital Requirements and Customer Reserve Accounts -
    As registered broker-dealers, BCZ and ZTT are subject to the requirements of Rule 15c3-1 (the "net capital rule") under the Securities Exchange Act of 1934. The basic concept of the rule is liquidity, requiring a broker-dealer to have sufficient liquid assets at all times to cover current indebtedness. Specifically, the rule prohibits a broker-dealer from permitting "aggregate indebtedness" to exceed 15 times "net capital" (15 to 1) as those terms are defined. Approximate net capital data as of December 31, 1996, is as follows:

                                             BCZ        ZTT
    Aggregate indebtedness               $24,046,000 $3,491,000
    Net capital                          $16,608,000 $1,571,000
    Ratio of aggregate indebtedness
     to net capital                        1.45 to 1   2.2 to 1
    Required net capital                 $ 1,603,000 $  250,000

    In accordance with Securities and Exchange Commission Rule 15c3-3, BCZ and ZTT maintain separate bank accounts for the exclusive benefit of customers. The amounts maintained in these accounts are determined by periodic computations required under the rule, which allows the companies to maintain the computed amounts in cash or qualified securities. As of December 31, 1996 and 1995, there were approximately $4,473,000 and $4,937,000, respectively, in the customer reserve accounts.
(14)Segment Information -
    Information about the Company's operations by major industry segment is as follows:

                            Year Ended December 31, 1996
                              Income (Loss)   Total  Depreciation
                    Revenues  Before Taxes   Assets     Expense
Broker-dealer     $41,168,130 $2,583,962 $ 74,713,756 $  694,077
Hazardous waste
 management         4,130,346  1,507,940    7,343,046    450,826
Real estate
 financing            199,303     20,550    2,366,665          -
Corporate and
 other              3,819,170    672,162   56,733,032          -
    Consolidated  $49,316,949 $4,784,614 $141,156,499 $1,144,903

                            Year Ended December 31, 1995
                                 Income       Total  Depreciation
                    Revenues  Before Taxes   Assets     Expense
Broker-dealer     $37,679,955 $3,625,194 $ 54,259,872$   684,541
Hazardous waste
 management         3,845,915  1,416,689    6,783,467    409,174
Real estate
 financing            295,117    122,420    4,438,944          -
Corporate and
 other              3,120,624    105,838   60,947,033          -
    Consolidated  $44,941,611 $5,270,141 $126,429,316 $1,093,715

                            Year Ended December 31, 1994
                                 Income       Total  Depreciation
                    Revenues  Before Taxes   Assets     Expense
Broker-dealer     $30,324,226$   686,115 $ 57,255,350$   675,699
Hazardous waste
 management         3,131,960    868,648    4,609,741    343,945
Real estate
 financing            328,164    (69,471)   5,173,727          -
Corporate and
 other              2,667,470    431,386   54,063,382          -
    Consolidated  $36,451,820 $1,916,678 $121,102,200 $1,019,644

    The industry segments above are each a separate company or group of companies; therefore, all expenses and assets can be directly identified with segment revenues. Intercompany revenues consist of interest income earned by the Company on loans to subsidiaries and dividends from subsidiaries. Substantially all other revenues are derived from transactions with unaffiliated parties in the United States.
(15) Commitments and Contingent Liabilities -
    In the normal course of business, BCZ enters into firm underwriting commitments for the purchase of debt issues. These commitments require BCZ to purchase debt issues at a specified price. To manage the off-balance sheet credit and market risk exposure related to these commitments, BCZ pre-sells the issues to its customers. BCZ had no such commitments outstanding at December 31, 1996 or 1995.
    The Company leases office space under noncancellable lease agreements which allow for annual adjustments to the minimum lease payments to reflect increases in actual operating costs. BCZ leases computer equipment under noncancellable agreements. Minimum lease payments for office space and computer equipment which extend through 2003, are:

                1997              $1,672,000
                1998               1,100,000
                1999                 992,000
                2000                 883,000
                2001                 807,000
                2002 and after       302,000

    Rental expense for 1996, 1995 and 1994 was $2,382,000, $2,293,000 and
    $1,912,000, respectively.
    The Company anticipates that it will be made a party to a contemplated class action lawsuit arising from the default of a bond issue, totaling $11,680,000, BCZ previously underwrote. At this time, however, no lawsuit has been filed. The Company denies any wrongdoing or liability related to this matter. In the event that a lawsuit is filed against the Company, the Company will assert defenses to the claims, and the lawsuit will be vigorously defended. The amount of any liabilities or other costs that may be incurred in connection with this matter currently cannot be reasonably estimated but could be material. The Company has not accrued for any potential losses related to this matter. WRR is subject to a consent order of the Wisconsin Department of Natural Resources for further testing and surface water control, and to remedial action under the federal Research, Conservation and Recovery Act ("RCRA"), of contaminants in ground water underneath the plant site.
    WRR has disposed of wastes at other recycling sites which may be added to the National Priority List, and may be required to share in the cost of the clean-up of these sites. As of December 31, 1996, WRR had been identified as a potentially responsible party ("PRP") in connection with three sites. For the first site, a reserve of $128,000 was established based on WRR's review of documents, its knowledge of the site and its experience with the clean-up of similar sites. No engineering studies have yet been done to arrive at a more reliable cost estimate. Payments on this site are expected to occur over the next five years. The estimated cost of cleaning up a second site is between $10,000,000 and $30,000,000 based on preliminary estimates from various consulting firms. Based on the identification of other PRPs and the present interim allocation schedule, WRR would be responsible for costs ranging from $500,000 to $1,800,000. In accordance with Financial Accounting Standards Board Interpretation No. 14, "Reasonable Estimation of the Amount of a Loss," WRR established a reserve of $500,000 to cover its share of the clean-up costs of this second site. Payments on this site are expected to occur over the next five years. In June 1994, WRR was notified by the United States Environmental Protection Agency ("EPA") that WRR is a PRP at a third site to which WRR delivered materials from 1982 to 1985. WRR's review of the remediation investigation and feasibility study, and other materials prepared by EPA on account of this site, indicates that WRR has valid defenses to any action by EPA to collect remediation costs. The EPA's estimate of WRR's proportionate share of anticipated remediation costs at this third site approximates $200,000. No reserve has been established for this third site.
    While WRR is jointly and severally liable on all three sites, management is not aware of circumstances which could lead to non-performance by the other PRP's when viewed as a group. No potential insurance recoveries have been accrued in the financial statements. The reserve for accrued loss contingencies totaled $742,702 and $716,914 at December 31, 1996 and 1995, respectively, which covers the costs related to the specific sites identified above and other ongoing environmental matters. It is reasonably possible that WRR's estimates of its liability related to the clean-up of these sites may change materially in the near term. Beginning in 1997, the Company will be required to adopt Statement of Position 96-1, "Environmental Remediation Liabilities" ("SOP 96-1").
    SOP 96-1 provides authoritative guidance on the accrual of environmental remediation liabilities. The implementation of SOP 96-1 is not expected to have a material impact on the Company's financial statements.
(16) Fair Value of Financial Instruments -
    Financial Accounting Standard No. 107, "Disclosure about Fair Value of Financial Instruments" requires that the Company disclose the fair value of financial instruments for both assets and liabilities for which it is practicable to estimate that value. Where readily available, quoted market prices were utilized by the Company. If quoted market prices were not available, fair values were based on estimates using present value or other valuation techniques. These techniques were significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The calculated fair value estimates, therefore, cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
    The book values, estimated fair values and the methods and assumptions used to estimate the fair value of the financial instruments of the Company are reflected below as of December 31, 1996 and 1995.
    Cash and cash equivalents -
    The carrying values of cash and cash equivalents approximate the fair values for those amounts.
    Securities inventory -
    The carrying value of securities inventory approximates the fair value based on quoted market prices. See Note 1 for additional information. Notes receivable -
    The carrying value of notes receivable approximates the fair value based on a discounted cash flow analysis. The discount rates were based on the Company's current loan rates.
    Short-term notes payable -
    The carrying value of short-term notes payable approximates the fair value which was determined based on current market rates offered on notes with similar terms and maturities.
    Notes payable to banks -
    The carrying value of notes payable to banks approximates the fair value which was determined based on current market rates offered on notes with similar terms and maturities.
    Bonds payable -
    The carrying value of bonds payable approximates the fair value which was determined based on current market rates offered on bonds with similar terms and maturities.
Report of Independent Public Accountants
To the Stockholders and the Board of Directors of
    The Ziegler Companies, Inc.:
We have audited the accompanying consolidated balance sheets of THE ZIEGLER COMPANIES, INC. (a Wisconsin corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ziegler Companies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.
                               ARTHUR ANDERSEN LLP
Milwaukee, Wisconsin,
February 26, 1997.
Management's Discussion and Analysis of
Financial Conditions and Results of Operations
Results of Operations (Comparison of Years 1996, 1995 and 1994)
The "Company," consisting of The Ziegler Companies, Inc. and its subsidiaries, is a financial services company whose predominant activity is investment banking, primarily the underwriting and marketing of debt securities for the healthcare industry, nonprofit senior living providers, and for churches and private schools. The Company's other financial service activities include full-service and reduced-commission brokerage services, investment management and advisory services, interim lending to investment banking clients, and Federal Housing Administration loan origination in conjunction with investment banking activities. The nonfinancial services of the Company are pollution abatement, as well as the recycling, reclaiming and disposing of chemical wastes. The Company has discontinued its operations in the area of equipment leasing services to the healthcare industry and commercial/industrial customers as the result of the sale of its leasing subsidiary, Ziegler Leasing Corporation, on December 20, 1996. Total revenues from continuing operations of the Company in 1996 were $49,317,000 compared to $44,942,000 in 1995, an increase of $4,375,000 or
10%. The revenues from continuing operations for 1995 reflected an increase of $8,490,000 or 23% over revenues from continuing operations of $36,452,000 in 1994. Expenses of continuing operations of the Company in 1996 were $44,532,000 compared to $39,672,000 in 1995, an increase of $4,860,000 or
12%. The expenses of continuing operations in 1995 reflected an increase of $5,137,000 or 15% over expenses of continuing operations of $34,535,000 in 1994. The provisions for income taxes related to continuing operations were $1,810,000 in 1996, $1,942,000 in 1995, and $675,000 in 1994. The statutory federal income tax rates applicable to the Company were 34% in each of the three years. Net income from continuing operations of the Company in 1996 was $2,975,000 compared to $3,328,000 in 1995, a decrease of $353,000 or
11%. The net income from continuing operations in 1995 reflected an increase of $2,087,000 or 168% from net income from continuing operations of $1,241,000 in 1994. Net income from discontinued operations, which is net of applicable income taxes, was $670,000 in 1996, $716,000 in 1995, and $764,000 in 1994. Earnings per share from continuing operations were $1.24, $1.39, and $ .52 in 1996, 1995, and 1994, respectively. Total earnings per share from continuing and discontinued operations were $1.52, $1.69, and $ .84 in 1996, 1995, and 1994, respectively. Weighted average shares outstanding did not change significantly during the three-year period. The changes in revenues, operating expenses, and net income from continuing operations were primarily a reflection of factors related to investment banking and broker-dealer activities, as well as changes in the Company's nonfinancial services company, WRR Environmental Services Co., Inc. These factors, as well as the impact of other factors, are explained more fully in the information that follows.
Investment Banking and Broker-Dealer Activities
B. C. Ziegler and Company ("BCZCO"), the investment banking and broker-dealer subsidiary of the Company, had total revenues of $33,278,000 in 1996 compared to $32,039,000 in 1995, an increase of $1,239,000 or 4%. Revenues from investment banking and commission income increased $1,987,000 or 7% to $28,715,000. An increase in commissions from mutual funds sales was the reason for most of the increase. Revenues from underwriting activities and related fees also contributed to the increase. A slight decline in trading profits included in investment banking and commission income offset the above increases. Other revenues decreased $906,000 primarily due to a reduction in management fee income due to the transfer of investment advisory business to Ziegler Asset Management, Inc., an affiliated entity. Interest and dividend income increased $139,000 while insurance agency revenues did not change significantly.
Total expenses of BCZCO were $32,387,000 in 1996 compared to $29,592,000 in 1995, an increase of $2,795,000 or 9%. Employee compensation and benefits increased $2,387,000 in 1996 to $21,327,000. The increase was primarily due to incentive and commission-based compensation expense associated with higher sales volumes and a changed commission structure, as well as an increase in investment banking-related personnel and office locations. Promotional expenses increased $299,000 as overall marketing activities increased. Occupancy and equipment expenses increased $193,000 as the result of increased office locations and expenses for technology. The increases in total expenses in 1996 offset the increase in total revenues resulting in a decline of $859,000 in net income to $696,000 in 1996 from $1,555,000 in 1995, a decrease of 55%.
BCZCO total revenues in 1995 of $32,039,000 increased $6,252,000 or 24% from revenues of $25,787,000 in 1994. Revenues from investment banking and commission income increased $6,122,000 or 30% to $26,728,000. Underwriting and related fee revenues contributed $5,314,000 to these increases after being affected by the industry-wide downturn in underwriting volumes that occurred in 1994. Trading profits, included in investment banking and commission income, increased $900,000 in 1995 primarily due to the addition of the preferred stock trading division in December 1994. Commission income from nonunderwritten product sales declined only slightly between 1995 and 1994. Fee income included in other revenues increased $384,000 primarily due to an increase in investment advisory and management fees. Interest income declined $220,000 due to a decrease in interest rates and insurance agency revenues declined slightly.
BCZCO total expenses in 1995 of $29,592,000 increased $3,693,000 or 14% from expenses of $25,899,000 in 1994. Employee compensation and benefits increased $3,183,000 in 1995 to $18,940,000. The increase was primarily due to incentive and commission-based compensation associated with the increase in sales volumes in 1995 over 1994 and an increase in sales and sales support personnel. Occupancy and equipment costs increased $389,000 due to an increase in technology-related expenses and an overall increase in office lease and equipment expenses. Other expenses increased $210,000 as the result of increases in overall administration expenses. Promotional expenses decreased $211,000 as the result of the implementation of a more targeted approach to marketing activities. Other expenses did not vary significantly and generally increased with inflation. The recovery in revenues in 1995 more than offset increased expenses and resulted in net income of $1,555,000 in 1995 compared to $3,000 in 1994.
Ziegler Thrift Trading, Inc. ("ZTT"), the reduced-commission brokerage service of the Company, had total revenues in 1996 of $5,440,000 compared to $4,434,000 in 1995, an increase of $1,006,000 or 23%. Commission income, the primary source of revenues, increased $944,000 to $4,968,000 in 1996 which is also a 23% increase. The increase in commission income is due to a 19% increase in trading volume and a 4% increase in average commissions received on each trade. The balance of the increase in total revenues is due to increases in fee-based income associated with handling, IRA and stock option trading fees. Total expenses of ZTT in 1996 were $4,110,000 compared to $3,341,000 in 1995, an increase of $769,000 or 23%. Employee compensation and benefits increased $404,000 in 1996 to $2,222,000 primarily as the result of added sales locations in Illinois and additional sales support personnel. The balance of the increase in expenses is primarily due to increased promotion and communication costs associated with added advertising and added office locations, respectively. The resulting net income in 1996 was $824,000 compared to $677,000 in 1995, an increase of $147,000 or 22%.
ZTT total revenues in 1995 of $4,434,000 increased $960,000 or 28% from revenues of $3,474,000 in 1994. Commission income increased $775,000 or 24% to $4,024,000 in 1995. The increase in commission income was due to an 18% increase in trading volume and a 5% increase in the average commission earned per trade. Approximately $134,000 of 1995 commission income came from the operations of a discount brokerage operation in Illinois which was purchased by ZTT in September 1995. The purchase price was approximately $507,000. The assets acquired included all customer accounts serviced by two sales offices in Illinois. A $132,000 increase in fees earned on ZTT's stock option financing program and increases in other fee-based services also contributed to the increased revenues in 1995. ZTT total expenses in 1995 of $3,341,000 increased $491,000 or 17% over expenses of $2,850,000 in
1994. Employee compensation and benefits increased $378,000 or 26% to $1,818,000. The addition of the Illinois office locations and increases in commission-based compensation expense are the primary reasons for the increase in employee compensation and benefits. The balance of the increased expenses is primarily due to increased advertising included in promotional expense and increased interest expense associated with the stock option financing program. The increase in both revenues and expenses resulted in net income of $677,000 in 1995 compared to $382,000 in 1994, an increase of $295,000 or 77%.
Ziegler Asset Management, Inc. ("ZAMI"), the money management services subsidiary of the Company, had total revenues of $2,888,000 in 1996 compared to $1,479,000 in 1995, an increase of $1,409,000 or 95%. This increase is primarily due to increases in management fee income associated with the transfer of investment advisory services to ZAMI from BCZCO, which was a significant factor in the increase of assets under management to approximately $900,000,000 at the end of 1996 from $587,000,000 at the end of 1995. Total expenses of ZAMI were $2,524,000 in 1996 compared to $1,393,000 in 1995, an increase of $1,131,000 or 81%. Employee compensation and benefits increased $422,000 or 51% to $1,249,000 due to the additional personnel associated with the increased level of assets under management. Other expenses also increased $424,000 due to the reimbursement of management fees by ZAMI under expense reimbursement agreements with money market and mutual funds whose assets ZAMI manages, some of which relates to the transfer of services noted earlier. The balance of the increase in expenses is primarily related to increased promotional expenses and a $145,000 increase in fees paid to sub-advisors in 1996. The resulting net income for ZAMI in 1996 was $202,000 compared to $48,000 in 1995, an increase of $154,000.
ZAMI total revenues in 1995 of $1,479,000 increased $96,000 or 7% over revenues of $1,383,000 in 1994. An increase in assets under management to $587,000,000 is the primary reason for the increase in revenues. ZAMI total expenses in 1995 of $1,393,000 increased $184,000 or 15% over expenses of $1,209,000 in 1995. The primary reasons for the increase in expenses are the increase of $347,000 associated primarily with the adding of a new office devoted to fixed-income management services in mid-1994, and $155,000 of expenses associated with the reimbursement of management fees.
Offsetting these increases is a reduction in fees paid to subadvisors approximating $252,000 and a reduction in other salaries and wages. Net income for ZAMI was $48,000 in 1995 compared to $97,000 in 1994, a decrease of $49,000 or 51%.
Other Services and Activities
WRR Environmental Services Co., Inc. ("WRR") is in the business of providing pollution abatement services and recycling, reclaiming and disposing of chemical wastes. WRR is also engaged in the sale, installation and servicing of truck equipment through a wholly-owned subsidiary that purchased the land, buildings, equipment and certain inventories of a company located adjacent to WRR in October 1995. Total gross revenues in 1996 were $13,957,000 compared to $13,502,000 in 1995, an increase of
$455,000 or 3%. The increase in gross revenues is due to an increase in truck servicing subsidiary revenues of $1,385,000 reflecting a full year of operations. This increase is offset by a decrease in WRR revenues primarily due to a reduction in remediation services. The total gross margin for WRR and its subsidiary was $4,013,000 in 1996 compared to $3,762,000 in 1995, an increase of $251,000 or 7%. The gross margin percentage in 1996 was 29% compared to 28% in 1995. These increases are a reflection of the higher sales volumes and a change in the mix of sales at WRR to higher margin services. Total expenses of WRR in 1996 were $2,622,000 compared to $2,429,000 in 1995, an increase of $193,000 or 8%. Expenses associated with the truck servicing subsidiary increased $272,000 reflecting a full year of operations. This increase was offset by a reduction in sales and marketing expenses at WRR. The resulting net income for WRR in 1996 was $948,000 compared to $918,000 in 1995, an increase of $30,000 or 3%.
Total gross revenues were $13,502,000 in 1995 compared to $10,648,000 in 1994, an increase of $2,854,000 or 27%. WRR had increased revenues due primarily to $799,000 of sales generated by the acquired business, an increase of $1,391,000 in revenues from waste remediation services, and an increase of $695,000 in revenues generated by waste disposal services. The 1995 sales mix resulted in a gross margin percentage of 28% in 1995 compared to 29% in 1994. Total dollars of gross margin were $3,762,000 in 1995 compared to $3,087,000 in 1994, an increase of $675,000 or 22%. Total expenses of WRR were $2,429,000 in 1995 compared to $2,218,000 in 1994, an increase of $211,000 or 10%. The increase in expenses is due to personnel and promotional costs associated with increased marketing and sales activities, increased transportation costs associated with higher levels of business activity, and increased expenses associated with tax compliance and insurance audits. Net income for WRR was $918,000 in 1995 compared to $529,000 in 1994, an increase of $389,000 or 74%.
Ziegler Financing Corporation ("ZFC") provides construction financing and interim lending primarily to investment banking clients and is also qualified to originate loans for the Federal Housing Administration (FHA). Total revenues of ZFC in 1996 were $286,000 compared to $327,000 in 1995, a decrease of $41,000 or 13%. The decrease is primarily due to a lower level of lending activity and is reflected in a decreased level of interest income. In 1994 and 1995, ZFC had accumulated loans for church construction projects for sale to First Church Financing Corporation ("FCFC"), an affiliated company. No such loans occurred in 1996. The decrease in interest income was partially offset by $105,000 of income related to the closing of an FHA mortgage in 1996. Total expenses of ZFC in 1996 were $266,000 compared to $204,000 in 1995, an increase of $62,000 or 30%. The increase is primarily related to the increased expenses associated with the FHA mortgage origination activities. These expenses which included expenses for employees, occupancy, equipment, and communication costs were $179,000 during 1996. This increase in administrative costs was offset by a decrease in interest expense of $214,000 associated with the decrease in borrowing costs related to a reduced church loan portfolio. Also contributing to the difference in expenses is approximately $86,000 of a previously established provision for losses transferred out of expenses. The resulting net income for ZFC in 1996 was $12,000 compared to $74,000 in 1995, a decrease of $62,000.
ZFC total revenues in 1995 of $327,000 decreased $37,000 or 10% from revenues of $364,000 in 1994. A fluctuating level of loans associated with the demand for interim lending is the reason behind the revenue decrease between years. As noted above, in past years ZFC has accumulated loans for church construction projects and sold them to FCFC. A portfolio of loans was sold to FCFC in both 1995 and 1994. Total expenses of ZFC were $204,000 in 1995 compared to $433,000 in 1994, a decrease of $229,000 or 53%. The decrease in expenses is due to a $186,000 difference in ZFC's provision for losses and decreasing interest expense on borrowed funds. Also contributing to the difference was a $100,000 provision for losses recorded in 1994 relating to an investment in two residual ownership interests totaling $170,000, the values of which have been impaired. In 1995, approximately $86,000 of a previously established provision for losses was transferred out of expenses when the corresponding loan was sold to the Company. ZFC had net income of $74,000 in 1995 compared to a net loss of $42,000 in 1994. First Church Financing Corporation ("FCFC") was organized for the purpose of issuing mortgage-backed bonds collateralized by first mortgages on church buildings and properties. FCFC currently has three series of bonds outstanding. The second and third series were issued in 1994 and 1995, respectively. Revenues in FCFC consist primarily of interest income on church loans. Total revenues in 1996 were $1,113,000 compared to $852,000 in 1995, an increase of $261,000 or 31%. The increase in revenues is due to the interest income on the church loans supporting the third series of bonds. The third series of bonds totaled $4,223,000; was issued in December 1995, and was outstanding for the full year in 1996 with only small reductions for loan amortization. Expenses for FCFC in 1996 were $1,048,000 compared to $799,000 in 1995, an increase of $249,000 or 31%. The expenses, which consist primarily of interest expense on bonds, increased in 1996 due to the added interest expense on the bonds in the third series outstanding for the entire year after their issue in December 1995. The resulting net income for FCFC in 1996 was $40,000 compared to $32,000 in 1995, an increase of $8,000 or 25%.
FCFC total revenues in 1995 of $852,000 increased $241,000 or 39% over revenues of $611,000 in 1994. The increased revenues are directly related to the timing of the bond issues and the interest received on the church loans that are associated with the bond issues and are purchased by FCFC at the time of issue of the bonds. Total expenses of FCFC were $799,000 in 1995 compared to $578,000 in 1994, an increase of $221,000 or 38%. Expenses reflect primarily interest on the bonds outstanding and the increase is a reflection of the timing of the bond issues and the amount of bonds outstanding during all or part of each of the years. Net income for FCFC was $32,000 in 1995 compared to $20,000 in 1994, an increase of $12,000 or 60%.
Ziegler Collateralized Securities, Inc. ("ZCSI") facilitated the financing of equipment leases and sales by securitizing equipment leases or notes supporting equipment leases or sales, and offering the resulting securities to the public. ZCSI purchased the leases and notes from Ziegler Leasing Corporation, which also acted as manager and lease servicer since ZCSI has no employees. At December 31, 1996, ZCSI had six series of bonds outstanding totaling $14,302,000, one of which was issued in May 1996 for $5,000,000. ZCSI had revenues in 1996 of $1,637,000 compared to $1,397,000 in 1995, an increase of $240,000 or 17%. ZCSI revenues consist almost entirely of leasing income and note interest income. The increase in revenues is due to the purchase of leases and notes for the bond issue in 1996 and a bond issue of $7,200,000 in September 1995. Expenses of ZCSI consist primarily of interest expense, amortized bond issue costs, management and servicing fees and initial direct cost expense. Management and servicing fees were paid to ZLC and are limited to an amount that would prevent ZCSI from incurring a loss. Such fees were $94,000 in 1996 compared to $127,000 in 1995. The parent company, The Ziegler Companies, Inc., will assume the management and service responsibilities in 1997. Expenses equaled revenues in both 1996 and 1995. Investment in leases and notes receivable were $7,508,000 and $7,046,000, respectively, at December 31, 1996.
ZCSI revenues in 1995 of $1,397,000 increased $155,000 or 12% over revenues of $1,242,000 in 1994. The increase in revenues is due to the purchase of leases and notes for bond issues that occurred in 1995 and 1994. Expenses equaled revenues in both 1995 and 1994. Management and servicing fees paid to ZLC were $127,000 in 1995 and $212,000 in 1994. Investment in leases and notes receivable were $8,819,000 and $6,866,000, respectively, at December 31, 1995.
The Ziegler Companies, Inc. ("ZCO") is the parent company of the subsidiaries and also engages in limited investing and financing activities. Total revenues from continuing operations of ZCO in 1996 were $1,169,000 compared to $991,000 in 1995, an increase of $178,000 or 18%. A $115,000 increase in interest income related to a credit facility established by ZCO for a corporation that generates automobile loans for retail customers is the primary reason for the increase in revenues. The balance outstanding on this credit facility at December 31, 1996 was $3,330,000. The balance of the increase in revenues is due to increased investment income and increased income from an equity investment in a company that provides construction loans to low-income housing developments. Total expenses of ZCO were $554,000 in 1996 compared to $930,000 in 1995, a decrease of $376,000 or 40%. The reversal of $336,000 of a previously established loss reserve related to an interest free loan made in 1993 to a church experiencing difficulties making required debt service payments on a bond issue originally underwritten by BCZCO is the primary reason for the decrease in expenses. The loan was repaid by the church in 1996. The decrease in expenses caused by the loss reversal was partially offset by the establishment of a general loss reserve for lease and note receivables in ZCSI, formerly the responsibility of ZLC, an increase in interest expense and additional expenses related to the sale of ZLC. The resulting net income from continuing operations of ZCO in 1996 was $261,000 compared to $33,000 in 1995.
Total ZCO revenues in 1995 of $991,000 increased $132,000 or 15% over revenues of $859,000 in 1994. Revenues totaling $225,000 from the equity investment in a company that provides construction loans to low-income housing developments, combined with trading gains on company investments, were the primary causes of the increased revenues. Offsetting these increases was a $192,000 decrease in interest income related to the credit facility established by the Company for a corporation that generates automobile loans for retail customers. The balance outstanding on this credit facility at December 31, 1995, was $3,828,000. ZCO expenses were $930,000 in 1995 compared to $452,000 in 1994, an increase of $478,000 or
106%. A $120,000 increase in interest expense to support a higher level of funds advanced during the year, combined with the transfer to the Company of $336,000 of provision for losses associated with the purchase, at book value, of a loan from ZFC, were the primary reasons for the increase. Net income for the Company was $33,000 in 1995 compared to $263,000 in 1994. Liquidity and Capital Resources
The Company's primary activities involve investment banking, retail and institutional securities brokerage, other financial services and environmental services. Capital expenditures for assets were relatively insignificant during the year ended December 31, 1996. Land, buildings and equipment, net of related depreciation and amortization, was 5% of total Company assets.
The Company has a continuing requirement for cash to finance its activities. A primary source of cash has been and continues to be the issuance of short-term notes of the Company. These notes vary in maturities up to 270 days. In 1996, a total of $80,329,000 of notes was issued and $85,590,000 was repaid. In 1995, a total of $94,452,000 of notes was issued and $95,778,000 was repaid. In 1994, a total of $103,861,000 of notes was issued and $103,363,000 was repaid. The total balance of short-term notes outstanding, without regard to interest discounts, was $13,292,000 as of December 31, 1996, compared to $18,553,000 as of December 31, 1995, and $19,879,000 as of
December 31, 1994. This source of additional cash was used primarily to finance leasing and lending activity. The discontinuation of leasing activities may have an impact on the issuance of short-term notes; however, short-term notes remain an important source of cash for lending activities and for intercompany lending from the parent for short-term liquidity purposes.
In 1993, ZFC entered into a loan for $4,610,000 with an organization which was experiencing difficulties making required debt service payments on an outstanding bond issue underwritten by BCZCO. The loan was due on demand, was interest free and required weekly principal payments totaling $7,000. The loan proceeds were used to redeem the organization's outstanding bond issue in full. This loan was transferred to ZCO at book value in 1995 and was paid in 1996. The loan is included in Other Assets on the 1995 balance sheet.
ZCSI issued bonds to the public as a source of cash. During 1996, ZCSI issued $5,000,000 of bonds to the public and redeemed $4,565,000 of bonds which matured, and $1,203,000 of bonds which were called. During 1995, ZCSI issued $7,200,000 of bonds to the public, and redeemed $4,335,000 of bonds which matured, and $317,000 of bonds which were called. During 1994, ZCSI issued $5,000,000 of bonds and redeemed $4,354,000 of bonds which matured. Total bonds outstanding at December 31, 1996, 1995, and 1994 were $14,302,000, $15,070,000, and $12,522,000, respectively. The bonds are due serially from January 1997 to October 2001. The bonds were used to finance the purchase of lease obligations and lease financing notes and will mature in a pattern approximating the maturities of the lease obligations and lease financing notes that serve as collateral.
FCFC issues bonds to the public as a source of cash. Mandatory redemption on the bonds is made from principal payments received on the mortgage loans which serve as collateral for the bonds. Principal payments on the mortgage loans are received in regular installments over 15-year amortization schedules through 2010. During 1996, FCFC did not issue any bonds to the public and redeemed $1,592,000 of bonds which were called. During 1995, FCFC issued $4,223,000 of bonds to the public and redeemed $940,000 of bonds which were called. During 1994, FCFC issued $4,456,000 of bonds to the public and redeemed $329,000 of bonds which were called. Total bonds outstanding at December 31, 1996, 1995 and 1994, were $10,305,000,
$11,897,000, and $8,614,000, respectively.
WRR has bonds outstanding at a face value of $415,000. The bonds mature serially each December through the year 2004. The bonds were issued in 1980 to finance continuing operations.
BCZCO finances most activities from its own resources and also relies upon unsecured lines of credit available through banking relationships and intercompany borrowing, if necessary. Any utilization of these lines of credit is generally repaid in less than 30 days. BCZCO also has broker loan and other collateralized arrangements available through banking relationships.
The Company's cash and cash equivalent position allows a certain flexibility in its financial activities. In order to maximize income, available cash is invested in short-term investments such as money market funds and reverse repurchase agreements at very short maturities in accordance with the Company's liquidity requirements.
The Company received approximately $17,000,000 as the purchase price in cash at the closing of the sale of Ziegler Leasing Corporation. That amount is subject to post-closing adjustments. The proceeds will be reduced by the federal tax liability associated with the sale of approximately $5,985,000. The net proceeds of approximately $11,000,000 are anticipated to be reinvested in securities related activities.
In a matter occurring subsequent to 1996, the Company signed a letter of intent on February 24, 1997 to purchase Glaisner, Schilffarth, Grande & Schnoll, Ltd., a Milwaukee-based financial services holding company, together with its broker-dealer subsidiary, GS2 Securities, Inc. Total consideration, payable in Company common stock and cash, will be $2,750,000 at closing, with future contingent payments of up to $1,000,000 possible based on financial performance after the purchase. The acquisition, which is expected to close on April 1, 1997, will expand the securities related services of the Company, including among others institutional brokerage, research, investment banking services and investment advisor selection and monitoring for high net worth individuals and institutions.
Five-Year Summary of Financial Data

                    1996        1995        1994        1993        1992
Operating
 Revenues     $ 49,316,949$ 44,941,611$ 36,451,820$ 39,668,351 $ 36,342,426
Income from
 Continuing
 Operations   $  2,974,714$  3,327,941$  1,241,378$  3,455,466 $  3,667,005
Income from
 Discontinued
 Operations   $    669,973$    716,380$    763,678$  1,075,558 $  1,419,529
Net Income    $  3,644,687$  4,044,321$  2,005,056$  4,531,024 $  5,086,534
Income from
 Continuing
 Operations Per
 Common Share      $1.24       $1.39       $ .52       $1.45        $1.45
Income from
 Discontinued
 Operations Per
 Common Share      $ .28       $ .30       $ .32       $ .45        $ .56
Net Income Per
 Common Share      $1.52       $1.69       $ .84       $1.90        $2.01
Cash Dividends
 Declared Per
 Share of
 Common Stock      $ .82       $ .87       $ .72       $1.07        $ .97
Total Assets  $141,156,499$126,429,316$152,440,207$110,266,350 $ 92,617,274
Long-Term
 Obligations  $ 20,642,689$ 22,869,304$ 17,174,242$ 12,698,244 $  5,798,023
Short-Term
 Notes Payable$ 13,245,639$ 18,394,420$ 19,728,501$ 19,322,467 $ 17,708,751
End of Year
 Shareholders'
 Equity       $ 54,219,200$ 52,241,998$ 50,380,022$ 49,951,855 $ 47,890,830
Book Value
 Per Share         $22.21      $21.48      $20.68      $20.96       $20.14

Quarterly Consolidated Results of Operations for 1996 and 1995

1996 Quarter Ended     March 31       June 30    September 30   December 31
Revenues            $ 9,996,000    $10,576,000   $12,363,000    $16,382,000
Expenses              9,989,000      9,978,000    11,165,000     13,400,000
Income From
 Continuing
 Operations              49,000        401,000       774,000      1,751,000
Income (Loss) From
 Discontinued
 Operations             133,000        (66,000)      339,000        264,000
Net Income              182,000        335,000     1,113,000      2,015,000
Earnings Per Share
 from Continuing
 Operations               $ .02          $ .17         $ .32          $ .73
Earnings (Loss)
 Per Share
 from Discontinued
 Operations               $ .06          $(.03)        $ .14          $ .11
Net Income Per Share      $ .08          $ .14         $ .46          $ .84

1995 Quarter Ended     March 31       June 30    September 30   December 31
Revenues            $ 8,781,000    $10,298,000   $10,091,000    $15,772,000
Expenses              8,931,000      9,381,000     9,196,000     12,164,000
Income (Loss) From
 Continuing
 Operations             (52,000)       585,000       590,000      2,205,000
Income From
 Discontinued
 Operations              71,000        187,000       186,000        272,000
Net Income               19,000        772,000       776,000      2,477,000
Earnings (Loss)
 Per Share
 from Continuing
 Operations               $(.02)         $ .24         $ .25          $ .92
Earnings Per Share from
 Discontinued Operations  $ .03          $ .08         $ .07          $ .12
Net Income Per Share      $ .01          $ .32         $ .32          $1.04

Directors and Executive Officers
DIRECTORS
J. C. Frueh
President, Aegis Group, Inc., Pittsburgh, Pennsylvania; Acquisition and Management of Manufacturing and Distribution Companies
J. R. Green
Partner, Green, Manning & Bunch, Denver, Colorado; a Private Investment Banking Firm
P. R. Kellogg
Chief Executive Officer and Senior Partner, Spear, Leeds & Kellogg; Specialist Firm on the New York Stock Exchange
P. D. J. Kenny
Director of University Facilities - Mercer University, Macon, Georgia
S. A. Roell
Vice President and Chief Financial Officer, Johnson Controls, Inc., Milwaukee, Wisconsin
F. J. Wenzel
Executive Director and Advisor to the President, Marshfield Clinic, Marshfield, Wisconsin; Executive Vice President, Medical Group Management Association, Englewood, Colorado
B. C. Ziegler III
President, Ziegler/Limbach, Inc., West Bend, Wisconsin; Business Development, Management and Consulting
P. D. Ziegler
President and Chief Executive Officer
R. D. Ziegler
Chairman of the Board
(Resignation effective March 17, 1997)
B. C. Ziegler
Director Emeritus
EXECUTIVE OFFICERS
R. D. Ziegler
Chairman of the Board
(Resignation effective March 17, 1997)
P. D. Ziegler
President and Chief Executive Officer
S. C. O'Meara
Senior Vice President and General Counsel
L. R. Van Horn
Senior Vice President - Finance
J. C. Vredenbregt
Vice President, Treasurer and Controller
J. R. Yovanovich
Corporate Secretary
OFFICERS AND
SUBSIDIARIES
B. C. Ziegler
and Company
R. D. Ziegler
Chairman
(Resignation effective
March 17, 1997)
P. D. Ziegler
President and Chief
Executive Officer
D. A. Carlson, Jr.
Senior Vice President
M. P. Doyle
Senior Vice President-
Retail Operations
N. L. Fuerbringer
Senior Vice President-
Administration
S. C. O'Meara
Senior Vice President
and General Counsel
D. A. Schlosser
Senior Vice President
R. N. Spears
Senior Vice President
R. J. Tuszynski
Senior Vice President
L. R. Van Horn
Senior Vice President-
Finance
J. C. Wagner
Senior Vice President-
Retail Sales
G. Aman
Vice President -
Insurance
M. A. Baumgartner
Vice President
J. L. Brendemuehl
Vice President -
Managed Products
J. M. Bushman
Vice President -
Recruiting and
Training Coordinator
J. H. Downer
Vice President-
MIS Director
D. P. Frank
Vice President -
Director of Strategic
Planning and Change
S. K. Hittman
Vice President-
Personnel
R. J. Johnson
Vice President-
Compliance
M. L. McBain
Vice President -
Equity Securities
L. C. Rosenheimer
Vice President - Bond
Sales Control
T. S. Ross
Vice President
D. A. Schlosser
Vice President
C. G. Stevens
Vice President -
Marketing Director
R. C. Strzok
Vice President -
Administration
J. C. Vredenbregt
Vice President,
Treasurer and
Controller
B. J. Bronson
Assistant Vice
President
H. C. Delcore
Assistant Vice
President
J. Ferrara, Jr.
Assistant Vice
President - Mutual
Funds
D. J. Hauser
Assistant Vice
President
S. A. Hron
Assistant Vice
President
D. J. Pawlak
Assistant Vice
President
B. A. Rahlf
Assistant Vice
President
S. D. Rolfs
Assistant Vice
President
J. R. Yovanovich
Corporate Secretary
K. A. Lochen
Assistant Secretary
Senior Vice Presidents
- Sales:
R. R. Poggenburg
First Vice Presidents
- Sales:
A. G. Frey
J. V. Noordyk
R. D. Ping
Regional Vice
President- Sales:
W. G. Morse
Vice Presidents -
Sales:
S. C. Bass
D. S. Bast
W. L. Bruss
R. A. Conn
J. O. Conwell
M. S. Donahoe
T. J. Doyle
R. W. Eggebrecht
S. A. Isaacson
G. R. Knutson
J. A. Kramer
S. S. Manfrin
P. D. O'Brien
T. P. Sancomb
D. J. Schoenwetter
C. D. Schrader
M. W. Severson
S. D. Steinke
W. R. Uebele
G. M. Wilson
Assistant Vice
Presidents - Sales:
J. F. Cape
W. T. Epping
T. J. Fitzgerald
W. F. Gould
N. E. Harris
J. D. Klanderman
P. J. Krause
W. J. Langley
L. D. Martin
D. L. Peterson
R. J. Ratterman
M. B. Seiser
R. R. Sims
A. A. Struebing
T. M. Turner
P. D. Voss
Ziegler Securities
Division
P. D. Ziegler
Chairman
D. A. Carlson, Jr.
President, Chief
Executive Officer and
Treasurer
J. M. Annett
Senior Vice President
and National Director
of Senior Living
Finance
M. A. Baumgartner
Senior Vice President
M. P. McDaniel
Senior Vice President
J. J. O'Keefe
Senior Vice President
D. M. Rognerud
Senior Vice President
J. B. Sterns
Senior Vice President
and National Director
of Healthcare Finance
T. L. Brod
Vice President
M. O. Faragasso
Vice President
F. A. Healy III
Vice President
D. J. Hermann
Vice President
T. S. Howard
Vice President
M. J. Kane
Vice President
D. M. Kolzow
Vice President -
Operations
D. A. Korey
Vice President
J. LeBuhn
Vice President
R. K. Price
Vice President
R. J. Scanlon
Vice President
T. J. Sheehan
Vice President and
Co-Director of Special
Products Group
S. D. Smith
Vice President and
Co-Director of Special
Products Group
E. K. Eng
Assistant Vice
President
J. M. Garza
Assistant Vice
President -
Information Systems
and Services
T. H. Meyers
Assistant Vice
President
J. C. Vredenbregt
Assistant Treasurer
Ziegler Financing
Corporation
S. C. O'Meara
President and General
Counsel
J. M. Annett
Vice President
M. O. Faragasso
Vice President
R. K. Price
Vice President
T. S. Ross
Vice President
L. R. Van Horn
Vice President and
Treasurer
J. R. Wyatt
Vice President
P. D. Ziegler
Vice President
J. R. Yovanovich
Corporate Secretary
J. C. Vredenbregt
Assistant Treasurer
Ziegler Thrift
Trading, Inc.
P. D. Ziegler
Chairman
D. P. Frank
President and Chief
Executive Officer
R. L. Kangrga
Vice President and
Assistant Secretary
M. W. Stefano
Vice President and
Treasurer
L. R. Van Horn
Vice President
J. R. Yovanovich
Corporate Secretary
J. C. Vredenbregt
Assistant Treasurer
WRR Environmental
Services Co., Inc.
J. L. Hager
President and Chief
Executive Officer
B. I. Heath
Senior Vice President
J. Y. Lee
Vice President -
Quality Control
D. M. Reali
Secretary - Treasurer
First Church Financing
Corporation
D. A. Schlosser
President
L. R. Van Horn
Secretary and
Treasurer
J. R. Yovanovich
Assistant Secretary
Ziegler Asset
Management, Inc.
G. G. Maclay, Jr.
President and Chief
Executive Officer
M. J. Dion
Vice President -
Portfolio Manager and
Chief Investment
Officer
J. Ferrara, Jr.
Vice President -
Portfolio Manager and
Analyst
W. E. Hansen
Vice President
D. L. Lauterbach
Vice President
R. F. Patek
Vice President -
Portfolio Manager
T. P. Sancomb
Vice President
R. J. Tuszynski
Vice President
D. R. Wyatt
Vice President -
Retirement Plan
Services
J. R. Wyatt
Vice President
R. D. Ziegler
Vice President
J. R. Yovanovich
Corporate Secretary
L. R. Van Horn
Treasurer
Ziegler Collateralized
Securities, Inc.
L. R. Van Horn
President
P. D. Ziegler
Vice President
J. R. Yovanovich
Corporate Secretary
J. C. Vredenbregt
Treasurer
On March 17, 1997, R. Douglas Ziegler, 70, will retire as chairman of the company his father founded in 1902, The Ziegler Companies, Inc.
Mr. Ziegler joined the company as president and CEO in 1973, following a distinguished career with the West Bend Company and its successor, Dart Industries, Inc. He was a director, corporate vice president and president of its Consumer Products Group until December 31, 1972.
He was elected chairman of the board of The Ziegler Companies, Inc. in 1986 and relinquished his CEO position January 1, 1990. He continued as a director of Dart Industries, Inc. until 1980. During his career, he served as a director of a number of major corporations and charitable organizations, including Globe Union; Johnson Controls, Inc.; Firstar Corporation; Wisconsin Electric Power Company; Dart Industries, Inc.; Western Publishing Company; Mattel, Inc.; and the Blood Center of Southeastern Wisconsin.
In 1991, Mr. Ziegler's affinity for money management led him to help establish and build Ziegler Asset Management, Inc., which manages the portfolios of individuals, institutions and several of the Principal Preservation mutual funds.
Following his retirement as chairman of the board, Mr. Ziegler will remain a director of Principal Preservation Portfolios, and a vice president of Ziegler Asset Management, for which he will continue to manage individual and institutional portfolios.
DIVISION AND SUBSIDIARY OFFICES
B. C. Ziegler and Company
Corporate Headquarters
215 North Main Street
West Bend, Wisconsin 53095-3348
(414) 334-5521
Investment Offices
Denver, Colorado
Orlando, Florida
Arlington Heights, Illinois
Rockford, Illinois
Springfield, Illinois
Indianapolis, Indiana
West Des Moines, Iowa
Minneapolis, Minnesota
St. Louis, Missouri
Portland, Oregon
Appleton, Wisconsin
Fond du Lac, Wisconsin
Fort Atkinson, Wisconsin
Green Bay, Wisconsin
Kenosha, Wisconsin
LaCrosse, Wisconsin
Madison, Wisconsin
Milwaukee, Wisconsin
Mequon, Wisconsin
Sheboygan, Wisconsin
Wausau, Wisconsin
West Bend, Wisconsin
Insurance Offices
West Bend, Wisconsin
Milwaukee, Wisconsin
Preferred Stock Division
1001 West Glen Oaks Lane, Suite 101
Mequon, Wisconsin 53092-3365
(414) 241-7200
Ziegler Securities Division
Division Headquarters
One South Wacker Drive
Suite 3080
Chicago, Illinois 60606-4617
(312) 263-0110
Division Offices
Walnut Creek, California
St. Petersburg, Florida
Indianapolis, Indiana
New York, New York
Washington, D.C.
West Bend, Wisconsin
Ziegler Capital Company
767 Third Avenue
Suite 2900
New York, New York 10017-2023
(212) 328-4150
Ziegler Healthcare Affiliates
One South Wacker Drive
Suite 3080
Chicago, Illinois 60606-4617
(312) 263-0110
Ziegler Thrift Trading, Inc.
Corporate Headquarters
733 Marquette Avenue
Suite 106
Minneapolis, Minnesota 55402-2340
(612) 333-4206
Investment Offices
Minneapolis, Minnesota
St. Paul, Minnesota
Naperville, Illinois
Westchester, Illinois
Ziegler Investment Services
670 McKnight Road North
Eastern Heights Bank Building
St. Paul, Minnesota 55119-4140
(612) 736-7974
Ziegler Asset Management, Inc.
215 North Main Street
West Bend, Wisconsin 53095-3348
(414) 334-5521
Fixed Income Division
100 East Wisconsin Avenue
Suite 1850
Milwaukee, Wisconsin 53202-4107
(414) 271-0464
WRR Environmental Services Co., Inc.
5200 State Road 93
Eau Claire, WI 54701-9808
(715) 834-9624
WRR Northwest Enterprises, Inc.
5100 State Road 93
Eau Claire, Wisconsin 54701-9808
(715) 834-8426
Investor Information
Corporate Offices
215 North Main Street
West Bend, Wisconsin 53095-3348
Annual Meeting
The annual meeting of shareholders will be held at 10:00 a.m., April 21, 1997 at the West Bend Inn, 2520 West Washington Street, West Bend, Wisconsin.
Copies of the Form 10-K covering the fiscal year 1996 are available upon request. Form 10-K is the Company's annual report filed with the Securities and Exchange Commission, Washington, D.C. Shareholders wishing to receive a copy, please write to:
The Ziegler Companies, Inc.
Attention:  Janine R. Yovanovich
215 North Main Street
West Bend, Wisconsin 53095-3348
Market
The Ziegler Companies, Inc. common stock trades on the American Stock Exchange. The range of bid and asked quotations during 1996 and 1995 was as follows:
1996                 Bid    Asked   1995              Bid      Asked
1st Quarter     High 19-3/4 20      1st Quarter  High 15-1/4   15-1/2
                Low  16-3/8 16-5/8               Low  14-3/4   15
2nd Quarter     High 19-3/4 20-1/8  2nd Quarter  High 15       15-3/4
                Low  18-1/4 19-1/4               Low  14-5/8   15
3rd Quarter     High 18-1/4 19-1/4  3rd Quarter  High 16-3/8   16-5/8
                Low  17-1/8 17-3/8               Low  14-5/8   15
4th Quarter     High 18-1/2 18-7/8  4th Quarter  High 16-7/8   17-1/8
                Low  17-1/8 17-1/2               Low  16-1/8   16-1/2
Cash Dividends
Cash Dividends during 1996 and 1995 were paid as follows:

Per Share                          1996       1995
January                          $ .13       $ .13
  Extra cash dividend              .35         .20
April                              .13         .13
July                               .13         .13
October                            .13         .13
  Total                          $ .87       $ .72

Holders of record on January 6, 1997, were paid a regular cash dividend of 13 cents per share plus an extra cash dividend of 30 cents per share on January 17, 1997.
Transfer Agent and Registrar
Firstar Trust Company
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Compensation Committee
John R. Green, Chairman
Stephen A. Roell
Frederick J. Wenzel
Audit Committee
John C. Frueh, Chairman
Peter R. Kellogg
Patrick D. J. Kenny
Bernard C. Ziegler III
AMEX Symbol
ZCO