Form 10-K, Exhibit 13
period 1998-12-31
ZIEGLER COMPANIES INC
filed 1999-03-26
CIK 109312

1998 ANNUAL REPORT

                                                     THE ZIEGLER COMPANIES, INC.

INVESTMENT BANKING
ASSET MANAGEMENT
BROKERAGE SERVICES

FINANCIAL SUMMARY.............................   1
LETTER TO SHAREHOLDERS........................   2
REVIEW OF OPERATIONS..........................   6
CONSOLIDATED FINANCIAL STATEMENTS.............   8
DIRECTORS AND EXECUTIVE OFFICERS..............  39
INVESTOR INFORMATION..........................  40

FINANCIAL SUMMARY

For the Years Ended December 31,                           1998          1997
-----------------------------------------------------------------------------
Total Revenues......................................$75,783,000   $59,694,000
Income (Loss) Before Income Taxes................... (4,566,000)      555,000
Net Income (Loss)................................... (2,841,000)      354,000
Per Share
   Basic Earnings (Loss)............................      (1.20)         .15
   Diluted Earnings (Loss)..........................      (1.20)         .14
   Dividends Declared ..............................        .39          .82
Weighted Average Common
  Shares Outstanding - Basic........................  2,368,560     2,387,713
Weighted Average Common
  Shares Outstanding - Diluted......................  2,437,507     2,457,744

CORPORATE CREED
We believe in the American free enterprise system.
We shall consistently treat our clients, employees, shareholders and community with honesty, dignity, fairness and respect. We will conduct our business with the highest ethical standards.

To Our Shareholders

      1998 was a year of exciting accomplishments within The Ziegler Companies, Inc. While the Company did experience a bottom-line loss, we are confident that our future looks much brighter. Through restructuring and acquisitions, we have consolidated and strengthened our core financial services businesses so they are positioned to improve both revenues and profitability in 1999 and beyond.

      For the year ended December 31, 1998, total revenues were $75,783,000 and the net loss was $2,841,000, compared to revenues of $59,694,000 and net income of $354,000 in 1997. The loss per share in 1998 was $1.20 versus earnings of 15 cents per share in 1997.

      Most important in analyzing the financial results, our core financial service businesses were profitable in 1998. INVESTMENT BANKING, ASSET MANAGEMENT AND RETAIL BROKERAGE all grew nicely in 1998 and are positioned to sustain that growth in the years ahead.

      The loss for 1998 was attributable to the taxable sales and trading division, which generated a loss of $4,200,000 after taxes. In addition, a $240,000 after tax charge for additional environmental reserves at WRR Environmental Services, Inc. was taken in 1998. Without these two items net income would have approximated $1.6 million in 1998.

      The fundamental vitality of your Company is best demonstrated by its 54% growth in revenues over the last two years, whereby revenues increased from $49,317,000 in 1996 to $75,783,000 in 1998. This increase came from internal growth and from acquisitions. Our business plan for 1999 projects revenues of approximately $110 million. Revenues should be well balanced among our core businesses of investment banking, asset management and retail brokerage.

      Consistent with the strategy of the Ziegler Companies to narrow our focus on the financial service businesses of investment banking, asset management and retail brokerage, we announced in December of 1998 our intentions to explore the options relative to selling our only non-financial subsidiary. An investment banking firm that specializes in the environmental industries has been retained to advise us on a possible disposition.

MAJOR ACCOMPLISHMENTS AND EVENTS OF 1998

o In December 1998 all the shares of PMC International, Inc. (PMC) were successfully acquired through a tender offer, making PMC a wholly owned subsidiary of The Ziegler Companies, Inc. PMC provides services and products to facilitate the selection and/or monitoring of unaffiliated money managers and mutual funds for its customers. PMC is in the middle of an industry-wide transition away from transactional business and is moving toward fee-based services that better align financial consultants' interests with those of their clients, as well as allowing the provider to better control client assets. Assets under management serviced through PMC at year-end 1998 were $2.4 billion.

o Total assets managed, advised, serviced or held by various Ziegler entities at year-end 1998 were $8.1 billion. These are clients of B.C. Ziegler and Company's Retail Sales Group, Ziegler Asset Management, Inc., Principal Preservation Portfolios, the Portfolio Consulting Group of B.C. Ziegler and Company, Ziegler Thrift Trading, Inc. and PMC.

o Our niche investment banking practices had a very strong year. Our Healthcare and Senior Living Investment Banking Group underwrote 73 transactions on a negotiated basis totalling $1.6 billion. The Senior Living Finance Group underwrote more than $1 billion of securities in this fast-growing market and captured a record 23% market share. In addition, this group served as financial advisor and provided merger and acquisition services to numerous healthcare and senior living organizations. Our corporate healthcare group also completed its first private equity engagement. The Church and School Finance Group increased its underwriting volume 35% to $80 million in 1998, its highest level in five years.

o Principal Preservation Portfolios, our family of mutual funds, had a breakout year with a net sales increase of more than 150%. This was the result of expanding our distribution channels and strong market acceptance of our two index funds: the PSE Tech 100 Index Portfolio and the S&P 100 Plus Portfolio.

o Ziegler Asset Management, Inc. (ZAMI) increased assets under management 25% from $620 million to $775 million, excluding Principal Preservation funds managed by ZAMI. Eighty-two new account relationships were developed, with the majority of the growth in assets being in our high quality, short-term fixed-income portfolios.

o B.C. Ziegler and Company's (BCZCO) Retail Brokerage Group increased gross revenues 12% in 1998 with a good product balance between our proprietary underwritten product and packaged products. Mutual fund sales increased 30% and now account for 34% of the Retail Sales Group sales. The Retail Sales Group continued its expansion of products and services, adding a fee-based managed-money product and margin and central asset management accounts. BCZCO's insurance agency had its most profitable year in five years in the face of an insurance industry going through a revolution in pricing.

o GS2 Securities, Inc., now part of BCZCO, increased its profitability 44% over 1997 with strength across its business lines of investment banking, portfolio consulting and equity sales.

o We merged GS2 Securities, Inc. into BCZCO as of December 31, 1998, and now identify all elements of BCZCO by the same name, including Ziegler Securities Division, formerly a division of BCZCO. This simpler structure should provide better brand identity, as well as provide a more integrated approach to selling our products and services.

o Ziegler Thrift Trading, Inc.' s (ZTT) profitability was down substantially from the record year in 1997, impacted primarily by lower per ticket revenues. Internet/electronic trading activity at ZTT (http://www.ziegler-thrift.com) increased substantially as the year progressed, mirroring what's happening in the industry. Currently, about 20% of ZTT's volume is done electronically.

o We successfully executed three major system conversions in 1998. We outsourced our clearing at both BCZCO and ZTT and converted our general ledger system. In the process, we migrated from a mainframe computer system to the server-based environment that includes configuration and deployment of the latest NT developments. These conversions address critical year 2000 issues and provide our employees and clients the benefits of up-to-date technology.

      1998 marked the 47th consecutive year that dividends have been paid on your Company's common shares. During the year, regular quarterly dividends totalling 52 cents per share were paid, and an extra dividend of 30 cents per share was paid in January of 1998. In January of 1999 your Board of Directors announced that it would not pay an extra dividend in 1999 and that it would discontinue the long-standing practice of paying extra dividends based on previous years' financial results. It is our intention to reinvest surplus capital in our core financial service businesses and a larger portion of shareholders' return in the form of stock appreciation, not through capital paid out in dividends. During 1998, your Company repurchased 19,600 shares at an average price less than book value. In January 1999, your Board reauthorized the repurchase of 200,000 shares.

      At the Annual Meeting in April 1998, Donald A. Carlson, Jr. was elected to your Board of Directors. Don has been with your Company since 1975 and is currently Senior Managing Director of the Healthcare and Senior Living Finance Investment Banking Group, which he has ably led to become recognized as one of the premier boutique investment banking practices in the industry.

      In November of 1998, Neil L. Fuerbringer retired as Senior Vice President-Administration. In his 40 years of service to B.C. Ziegler and Company, Neil worked in most areas of the Company, always ensuring his areas of responsibility were ahead of the needed changes. All of us who worked with Neil admired his sense of urgency, fairness and intense loyalty and his many contributions. We shall miss you, Neil.

      The securities and money management businesses are very basic; in the long term we will be successful only if our clients are successful and we add value in servicing their needs, whether they are investment banking, institutional or retail clients. At the same time, they must feel trust and integrity in their relationship with us. We have worked hard to instill and maintain these very basic values, and you have our pledge that we will nurture these values in the future.

      To all of our employees, thanks for your efforts in upholding these key values and your continued dedication to excellence. On behalf of all our valued employees and Board of Directors, I express my appreciation to our shareholders and clients for your support. We are truly grateful.

/s/ Peter D. Ziegler

Peter D. Ziegler
Chairman, President & CEO

Asset Management and Brokerage Services

      In the past year, the Ziegler Companies' strategic focus has been narrowed to three growth areas of financial services: investment banking, asset management and retail brokerage services. At Ziegler our job in serving investors is to provide the advice they need to begin and sustain a long-term investment program. Note our emphasis on advice. Transaction costs in the securities markets continue to decline sharply, evidenced most graphically by the price of internet trades. In contrast, experienced investors will continue to value good advice, and will continue to do business with a broker or investment advisor who provides it.

      Over the years, Ziegler has provided quality advice and investments on the fixed income side of the business. We're now expanding the kinds of advice we're giving, and we're improving how we make that advice available to our clients.

      A clear trend in our industry is the movement toward professional management of investment money, typically through investments in mutual funds or separate investment advisory accounts. We are participating in this trend, and in various respects are ahead of the curve.

      In December 1998 we acquired PMC International, Inc. PMC is a technologically advanced provider of services to investment professionals and investors in the managed financial asset business. PMC offers a menu of services on a "pick and choose" basis, including selecting and monitoring investment advisors for individual and institutional accounts, supplying "back office" analytics and support services to independent financial planners and accounting professionals, and selling and administering investment advisory accounts, particularly for "wrap fee" mutual fund investing.

      Our commitment to the growth of the managed asset business is also highlighted by successes at Principal Preservation Portfolios, the mutual fund family sponsored by B.C. Ziegler and Company. The PSE Tech 100 Index Portfolio returned 53.98% for 1998, and its assets grew since its inception to about $70 million at 1998's year end. The PSE Tech fund's older sibling, the S&P 100 Plus Index Portfolio, showed a return of 32.31%. Principal Preservation also added a new mid-cap managed portfolio, which is subadvised by Geneva Capital Management, Milwaukee. All of the Principal Preservation funds are distributed through brokerage channels, and will continue to provide opportunity for investors and growth for the company.

      Our retail brokerage unit showed good revenue growth in 1998, fueled particu-larly by sales of mutual funds. We continue to enhance the technology and information available to our brokers and clients, including our own research on Midwest companies. New products and services have been added that encourage clients to consider Ziegler their trusted financial resource. In 1999, we are expanding our efforts to recruit investment brokers in our franchise fixed-income products, which give Ziegler critical brand differentiation in a market environment that has tried to make investing an increasingly faceless process.

      Investment information is out there-- its everywhere. The strength and value of Ziegler's retail brokerage and asset management groups lies in interpreting complex information and putting it to work in a long-term investment program for the benefit of each client. You'll find that value at Ziegler.

Investment Banking

      During 1998 our Healthcare and Senior Living Investment Banking Group continued to expand the products and services provided to our clients in a rapidly changing industry environment. As the growth and financing needs of our clients have changed and become much more complex, our investment banking group added many new products and strategic specialists during 1998 to remain at the forefront in how we bring innovative ideas to our national client base.

      The healthcare and senior living industry is a trillion dollar business. Reimbursement changes and new economic models for integrating the components of healthcare delivery services continue to be the catalyst for consolidations and restructuring. Ziegler's long history of unparalleled commitment to the service sector of the industry, and our nationally recognized expertise in raising capital, offers our clients across the board expertise in meeting their capital and strategic objectives. During 1998 we completed financing and advisory engagements resulting in record volume in our healthcare and senior living business. Tax Exempt and taxable bond underwritings; financial advisory and merger and acquisition services; balance sheet and risk management techniques; and expanded securities distribution highlighted our long commitment to this specialized healthcare and senior living focus. During 1998 we completed our first equity engagement, successfully raising $10,000,000 of private equity capital for a newly formed healthcare technology company. Our newly formed corporate finance group expects to expand in the coming years to provide clients seeking taxable fixed income and equity financing the same level of innovative products and services that we offer our not-for-profit clients.

      Also during 1998, our investment banking group took significant steps to expand our research capabilities to support our growing financial advisory business and our expanded sales and trading business. Institutional investors look to our research specialists to advise them on both new issue underwritings and secondary situations.

      Integrity and trust create the common bond around our practice. The long-term relationships we continue to develop are the core to how we become partners with our clients in helping them grow and remain successful.

FINANCIAL SECTION TABLE OF CONTENTS
Consolidated Balance Sheets                              8
Consolidated Statements of Operations                    9
Consolidated Statements of Stockholders' Equity         10
Consolidated Statements of Cash Flows                   11
Notes to Consolidated Financial Statements              13
Report of Independent Public Accountants                28
Management's Discussion and Analysis                    29

                                               Consolidated Financial Statements
CONSOLIDATED BALANCE SHEETS

As of December 31,                                      1998            1997
----------------------------------------------------------------------------
ASSETS
Cash..........................................   $ 7,037,183     $ 5,769,914
Short-term investments........................    10,267,040      22,849,551
Bonds due and called as of
  January 1, 1999 and 1998, respectively......            --       6,805,665
                                                ------------    ------------
      Total cash and cash equivalents.........    17,304,223      35,425,130
Securities inventory..........................   125,429,892      69,255,507
Securities purchased under
  agreements to resell........................     4,753,125       8,240,000
Accounts receivable-
   Securities sales...........................       543,029       7,272,672
   Other......................................     6,112,737       6,660,650
Accrued income taxes receivable...............     1,344,380              --
Investment in and receivables from affiliates.     1,629,473       1,550,082
Investment in leases..........................            --       4,475,935
Notes receivable..............................     5,509,630      14,513,323
Other investments.............................    28,587,845              --
Land, buildings and equipment, at cost,
  net of accumulated depreciation of
  $19,792,490 and $15,949,666, respectively...    13,240,874       8,879,613
Deferred tax asset............................     3,212,427       2,327,646
Goodwill......................................    13,346,998       1,401,336
Other assets..................................     5,719,308       7,475,213
                                                ------------    ------------
      Total assets............................  $226,733,941    $167,477,107
                                                ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term notes payable......................  $ 13,501,519    $ 15,033,913
Securities sold under agreements to repurchase    31,040,000       7,324,000
Payable to customers..........................            --       4,668,771
Payable to broker-dealers and
  clearing organizations......................    98,435,492         680,980
Accounts payable..............................     2,156,426       6,098,180
Dividends payable.............................            --       1,042,222
Accrued income taxes payable..................            --         329,982
Securities sold, not yet purchased............     4,644,855       7,989,062
Notes payable to banks........................     2,776,687      41,833,196
Bonds payable.................................     5,369,797      18,281,775
Other liabilities and deferred items..........    19,208,188      11,900,370
                                                ------------    ------------
       Total liabilities......................   177,132,964     115,182,451
                                                ------------    ------------
Commitments
Stockholders' equity-
   Common stock, $1 par, 7,500,000 shares
      authorized, 3,544,030 shares issued.....     3,544,030       3,544,030
   Additional paid-in capital.................     6,204,728       6,068,647
   Retained earnings..........................    56,875,618      60,658,881
   Treasury stock, at cost, 1,073,459 and
     1,102,257 shares, respectively...........   (16,797,954)    (17,600,754)
   Unearned compensation......................      (225,445)       (376,148)
                                                ------------    ------------
      Total stockholders' equity..............    49,600,977      52,294,656
                                                ------------    ------------
      Total liabilities and
        stockholders' equity..................  $226,733,941    $167,477,107
                                                ============    ============

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31,                                                 1998                1997                1996
------------------------------------------------------------------------------------------------------------------------------
REVENUES
   Investment banking income..........................................   $ 32,140,627         $26,900,037         $22,573,778
   Commission income..................................................     21,696,458          16,415,847          12,030,045
   Investment management and advisory fees............................      6,841,618           3,949,118           2,842,490
   Interest and dividends.............................................      8,556,919           5,100,178           4,379,040
   Gross profit on chemical products (25%, 28% and
      29% of net sales, respectively).................................      3,410,869           3,462,731           4,013,413
   Other..............................................................      3,136,641           3,865,792           3,478,183
                                                                         ------------        ------------        ------------
                                                                           75,783,132          59,693,703          49,316,949
                                                                         ------------        ------------        ------------
EXPENSES
   Employee compensation and benefits.................................     43,702,807          30,874,441          24,842,807
   Brokerage commission and clearing fees.............................      6,757,124           2,696,170             988,234
   Communications.....................................................      3,651,630           3,002,728           2,708,823
   Occupancy and equipment............................................      6,735,450           4,874,104           4,484,307
   Promotional........................................................      4,672,791           3,101,815           2,304,034
   Professional and regulatory........................................      1,582,927           1,370,304             679,804
   Provision for losses...............................................             --           3,900,000                  --
   Interest...........................................................      6,577,250           3,325,050           2,996,573
   Other operating expenses...........................................      6,668,841           5,993,854           5,527,753
                                                                         ------------        ------------        ------------
                                                                           80,348,820          59,138,466          44,532,335
                                                                         ------------        ------------        ------------
         Income (loss) from continuing operations before income taxes.     (4,565,688)            555,237           4,784,614
Provision for (benefit from) income taxes.............................     (1,724,900)            201,500           1,809,900
                                                                         ------------        ------------        ------------
         Income (loss) from continuing operations.....................     (2,840,788)            353,737           2,974,714
Discontinued operations:
   Income from operations of discontinued leasing subsidiary
      (less applicable income taxes of $306,000)......................             --                  --             729,973
                                                                         ------------        ------------        ------------
   Loss on disposal of leasing subsidiary
      (less applicable income taxes)..................................             --                  --             (60,000)
                                                                         ------------        ------------        ------------
         Income from discontinued operations..........................             --                  --             669,973
                                                                         ------------        ------------        ------------
         Net income (loss)............................................   $ (2,840,788)        $   353,737        $  3,644,687
                                                                         ============        ============        ============
Per share data:
   Continuing operations..............................................      $  (1.20)              $ .15              $ 1.25
   Discontinued operations............................................             --                 --                 .28
                                                                         ------------        ------------        ------------
Basic earnings (loss) per share.......................................      $  (1.20)              $ .15              $ 1.53
   Continuing operations..............................................      $  (1.20)              $ .14              $ 1.23
                                                                         ============        ============        ============
   Discontinued operations............................................             --                 --                 .28
                                                                         ------------        ------------        ------------
     Diluted earnings (loss) per share................................      $  (1.20)              $ .14              $ 1.51
                                                                         ============        ============        ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                       Additional
                                            Common        Paid-In       Retained       Treasury       Unearned
                                             Stock        Capital       Earnings          Stock   Compensation          Total
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995........      $3,544,030     $5,968,737    $60,659,742   $(17,229,903)     $(700,608)   $52,241,998
Net income........................               -              -      3,644,687              -              -      3,644,687
Dividends declared
   ($ .82 per share)..............               -              -     (1,999,032)             -              -     (1,999,032)
Proceeds from exercise
   of stock options...............               -         (6,508)             -        166,995              -        160,487
Amortization of
   unearned compensation..........               -              -              -              -        171,060        171,060
                                       -----------    -----------    -----------    -----------    -----------    -----------
BALANCE, DECEMBER 31, 1996........       3,544,030      5,962,229     62,305,397    (17,062,908)      (529,548)    54,219,200
Net income........................               -              -        353,737              -              -        353,737
Dividends declared
   ($ .82 per share)..............               -              -     (2,000,253)             -              -     (2,000,253)
Cost of treasury stock
   purchased (98,560 shares)......               -              -              -     (1,953,885)             -     (1,953,885)
Proceeds from exercise
   of stock options...............               -         (8,214)             -        155,717              -        147,503
Purchase of GS2 (72,366 shares) ..               -        114,632              -      1,260,322              -      1,374,954
Amortization of
   unearned compensation..........               -              -              -              -        153,400        153,400
                                       -----------    -----------    -----------    -----------    -----------    -----------
BALANCE, DECEMBER 31, 1997........       3,544,030      6,068,647     60,658,881    (17,600,754)      (376,148)    52,294,656
Net income........................               -              -     (2,840,788)             -              -     (2,840,788)
Dividends declared
   ($ .82 per share)..............               -              -       (942,475)             -              -       (942,475)
Cost of treasury stock
   purchased (19,600 shares)......               -              -              -       (370,900)             -       (370,900)
Proceeds from exercise
   of stock options...............               -          2,025              -         84,170              -         86,195
Purchase of GS2 (72,366 shares) ..               -        146,000              -      1,228,954              -      1,374,954
Restricted stock grants...........               -        (11,944)             -        218,976       (207,032)             -
Restricted stock forfeitures......               -             -               -       (358,400)       136,544       (221,856)
Amortization of
   unearned compensation..........               -              -              -              -        221,191        221,191
                                       -----------    -----------    -----------    -----------    -----------    -----------
BALANCE, DECEMBER 31, 1998........      $3,544,030     $6,204,728    $56,875,618   $(16,797,954)     $(225,445)   $49,600,977
                                       ===========    ===========    ===========    ===========    ===========    ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,                                                 1998                1997                1996
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).....................................................    $(2,840,788)        $   353,737        $  3,644,687
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
      Depreciation and amortization...................................      2,146,312           1,533,279           1,501,520
      Provision for losses............................................             --           2,500,000                   -
      Unrealized loss on securities inventory.........................      1,289,576              36,194             290,491
      Gain on sale of other investments...............................        (73,853)                  -                   -
      Loss on sale of equipment.......................................         64,680                   -                   -
      Compensation expense related to
        restricted stock grants and forfeitures.......................           (665)            153,400             171,060
      Deferred income taxes...........................................       (884,781)         (1,221,448)            210,000
      Undistributed net dividends received from (earnings of)
            unconsolidated affiliates.................................              -             356,965            (129,143)
      Pre-tax gain on sale of discontinued operations.................              -                   -          (5,925,000)
      Loss on bond retirement.........................................         94,268                   -                   -
      Change in assets and liabilities:
         Decrease (Increase) in-
            Accounts receivable-securities sales......................      7,271,892           1,161,875          (4,999,631)
            Accrued income taxes receivable...........................     (1,344,380)                  -
            Accounts receivable-other.................................        426,606          (1,635,855)           (873,996)
            Securities inventory......................................    (60,808,168)        (26,344,241)         (7,059,209)
            Securities purchased under agreements to resell...........      3,486,875          (8,240,000)                  -
            Other assets..............................................      1,682,394             670,283           2,650,944
            Discontinued operations - noncash
               charges and working capital changes....................              -                   -             274,560
         Increase (Decrease) in-
            Payable to customers and broker-dealers and
               clearing organizations.................................     93,076,741          (1,499,495)          3,872,729
            Accounts payable..........................................     (5,009,126)          3,337,574            (485,850)
            Income taxes payable......................................       (329,982)         (6,035,491)          5,703,590
            Other liabilities.........................................      4,872,106           1,644,131           1,395,914
                                                                         ------------        ------------        ------------
            Net cash provided by (used in) operating activities.......     43,119,707         (33,229,092)            242,666
                                                                         ------------        ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from-
   Sale of equipment..................................................         28,075                   -              33,329
   Principal payments received under leases...........................        779,645           2,397,639           3,191,407
   Sale of leased equipment...........................................        924,652             571,904             840,653
   Payments received on notes receivable..............................      6,885,145           7,583,261          52,806,868
   Liquidation of unconsolidated affiliate............................              -             825,000                   -
   Sale of leases and notes...........................................      5,832,190                   -                   -
   Sales/paydowns of other investments................................     16,081,563                   -                   -
   Cash acquired in purchase of GS2...................................              -             600,196                   -
Payments for-
   Purchase of assets to be leased....................................              -                   -          (2,887,898)
   Issuance of new notes receivable...................................       (561,146)         (1,065,577)        (45,124,525)
   Purchase of other investments......................................    (44,595,556)                  -                   -
   Payments related to the purchase of PMC net of cash acquired.......     (8,449,083)                  -                   -
   Capital expenditures...............................................     (5,235,215)         (2,781,652)         (1,386,809)
Proceeds from sale of discontinued operations.........................              -                   -          17,070,202
                                                                         ------------        ------------        ------------
            Net cash provided by (used in) investing activities.         $(28,309,730)        $ 8,130,771         $24,543,227
                                                                         ------------        ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from -
   Issuance of short-term notes payable...............................   $ 79,651,000        $ 74,707,000        $ 80,329,000
   Exercise of employee stock options.................................         86,195             147,502             160,487
   Issuance of bonds payable..........................................             --                  --           4,875,000
Payments for -
   Principal payments of short-term notes payable.....................    (81,179,000)        (72,872,000)        (85,590,000)
   Repayments of bonds payable........................................     (6,772,000)         (6,732,000)         (7,395,000)
   Purchase of treasury stock.........................................       (370,900)         (1,953,885)                 --
   Cash dividends paid................................................     (1,984,697)         (2,007,770)         (2,116,499)
   Retirement of bonds outstanding....................................     (6,257,698)                 --                  --
            Net borrowings (repayments) under credit facilities.......    (39,819,784)         18,813,886          10,019,360
            Net receipts on securities sold
               under agreements to repurchase.........................     23,716,000           7,324,000                  --
                                                                         ------------        ------------        ------------
            Net cash provided by (used in)
               financing activities...................................    (32,930,884)         17,426,733             282,348
                                                                         ------------        ------------        ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................    (18,120,907)         (7,671,588)         25,068,241
CASH AND CASH EQUIVALENTS
   AT BEGINNING OF YEAR...............................................     35,425,130          43,096,718          18,028,477
                                                                         ------------        ------------        ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR..............................   $ 17,304,223        $ 35,425,130        $ 43,096,718
                                                                         ============        ============        ============

SUPPLEMENTAL DISCLOSURES OF CASH
   FLOW INFORMATION:
   Interest paid during the year......................................   $  5,184,000         $ 3,302,000        $  3,196,000
   Income taxes paid during the year..................................   $  2,525,000         $ 7,359,000        $  1,722,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:
   Granting of restricted stock from treasury stock...................   $    207,000         $        --        $         --
   Treasury stock issued for acquisition of GS2.......................   $  1,375,000         $ 1,375,000        $         --

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                             Notes to Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION- The consolidated financial statements of The Ziegler Companies, Inc. and subsidiaries (the "Company") include the accounts of The Ziegler Companies, Inc. ("ZCO") and its wholly owned subsidiaries, B.C. Ziegler and Company ("BCZ"); PMC International, Inc. ("PMC"); Ziegler Thrift Trading, Inc. ("ZTT"); Ziegler Financing Corporation ("ZFC"); Ziegler Asset Management, Inc. ("ZAMI"); Ziegler Collateralized Securities, Inc. ("ZCSI"); WRR Environmental Services Co., Inc. ("WRR"); First Church Financing Corporation ("FCFC"); and Ziegler Capital Company, LLC ("ZCC"). All significant intercompany balances and transactions have been eliminated in consolidation. See Notes 2 and 3 regarding the acquisition of GS2 Securities, Inc. ("GS2") and PMC.

    The Company, through its financial service subsidiaries, provides a wide range of financial services for businesses, institutions and individuals. WRR recycles, reclaims and disposes of industrial chemicals and solvents and provides pollution abatement services.

    The Company has a 50% interest in Ziegler Mortgage Securities, Inc. II ("ZMSI II"), an unconsolidated entity accounted for by the equity method.

SECURITIES- Security transactions are recorded on a settlement date basis, which is not materially different from a trade date basis. In the normal course of business, the Company, like other firms in the securities industry, purchases and sells securities as both principal and agent. If another party to the transaction fails to perform as agreed, the Company may incur a loss if the market value of the security is different from the contract amount of the transaction.

    Securities and other investments owned are carried at market value or, in the event there is no readily identifiable market value, fair value as determined by management. Unrealized gains or losses are reflected in income.

RESALE AND REPURCHASE AGREEMENTS- Transactions involving purchases of securities under agreements to resell or sales of securities under agreements to repurchase are accounted for as collateralized financings. Collateral is valued daily, and the Company may require counterparties to deposit additional collateral or return collateral pledged when appropriate.

INVESTMENT BANKING- Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from debt securities offerings in which the Company acts as an underwriter. Investment banking revenues also include fees earned from providing strategic consulting, merger and acquisition, and financial advisory services. Investment banking management fees are recorded on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable. Investment banking income also includes trading profits and losses.

COMMISSION INCOME- Acting as an agent, the Company earns commission income by buying and selling securities on behalf of its customers. Although commissions are generally associated with individual securities transactions and the dollar amount of the transaction, the Company also earns and records commission income based on the net asset value of the account.

INVESTMENT MANAGEMENT AND ADVISORY FEES- The Company earns investment management and advisory fees for investment advice and administrative services provided. The Company earns fees based on the net asset value of the individual accounts. Revenues from investment management and advisory fees and related activities are recognized over the period in which services are performed.

DEPRECIATION- Depreciation is computed on buildings and equipment on a straight-line basis. The buildings are depreciated over 20 to 40 years and equipment over 3 to 10 years.

GOODWILL- Goodwill is related primarily to the purchases of GS2 and PMC and is being amortized over 15 years. Total goodwill amortization in 1998 and 1997 was $137,000 and $70,000 respectively.

FUTURES CONTRACTS- The Company's purpose in using futures contracts is to manage the impact of interest rate and market fluctuations on the value of securities inventory. Fluctuations in the value of securities inventory are offset by fluctuations in the value of the futures contracts. The net realized and unrealized gains or losses on futures contracts are included in trading profits.

INCOME TAXES- The provision for income taxes is the estimated amount of income taxes payable, both currently and in the future, on consolidated pre-tax earnings for the year at current Federal and state tax rates. Deferred income taxes have been provided for those transactions, which are accounted for in different periods for financial reporting purposes than for income tax purposes.

COMPREHENSIVE INCOME- Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. There are no material items of other comprehensive income, therefore comprehensive income equals net income.

CASH EQUIVALENTS- Cash equivalents are defined as short-term investments maturing within three months of the date of purchase. Short-term investments consist primarily of commercial paper and money market investments.

USE OF ESTIMATES- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("Statement") No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting treatment.

    Statement 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the Statement as of the beginning of any quarter after issuance. Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998).

    To the extent derivative instruments do not qualify for hedge accounting treatment, the Statement could increase volatility in earnings and other comprehensive income. The Company believes their existing derivative instruments will qualify for hedge accounting and therefore the impacts of adopting Statement 133 on its financial statements will not be material. The Company has not determined the timing or method of adoption.

RECLASSIFICATIONS- Certain prior year amounts have been reclassified to conform with current year presentation.

NOTE 2

ACQUISITION OF GS2

    On July 2, 1997, the Company acquired Glaisner, Schilffarth, Grande & Schnoll, Ltd., a Milwaukee-based financial services holding company, together with its broker-dealer subsidiary GS2. The acquisition expands the securities related services of the Company, including, among others, institutional brokerage, research, investment banking services, and investment advisor selection and monitoring for high net worth individuals and institutions. Total consideration paid in Company stock at the date of acquisition was $1,375,000. Additional contingent consideration, which would increase the purchase price and goodwill, was to be paid based upon the achievement of performance targets during the three years following the purchase. In recognition of performance to date, the Company has paid an additional 72,366 shares in Company stock, having a value of $1,375,000 on December 31, 1998, and approximately $78,000 in cash in additional settlement of the purchase price. The acquisition has been accounted for under the purchase method of accounting and the consolidated financial statements include the results of operations from the date of acquisition. Following the merger of Glaisner, Schilffarth, Grande & Schnoll, Ltd. into the Company, GS2 survived as a new broker-dealer subsidiary of the Company. Following the December 31, 1998 settlement of the purchase price, the Company merged GS2 into BCZ on December 31, 1998. The pro forma impact of the acquisition was not material to the Company.

NOTE 3

ACQUISTION OF PMC

    On December 10, 1998, the Company acquired PMC International, Inc. ("PMC"), a Colorado-based investment advisor and investment consulting firm, for approximately $3.8 million. The Company also advanced PMC an additional $5.6 million to allow PMC to meet current obligations. The acquisition expands the Company's asset management and investment advisor selection and monitoring businesses. The acquisition has been accounted for under the purchase method of accounting and the consolidated financial statements include the results of operations from the date of acquisition. Total goodwill of approximately $9.4 million, on a preliminary basis, resulting from the acquisition will be amortized over 15 years. The estimated pro forma results of operations of the Company had PMC been acquired as of January 1, 1997 would have been as follows (in 000's except for per share data):

                                                 1997
------------------------------------------------------------------------------
                                     ZCO              PMC         Pro Forma
------------------------------------------------------------------------------
Total revenues                   $59,694          $14,863           $74,557
   Net income (loss)                 354           (3,823)           (4,288)
Net income (loss) per share
   Basic                          $ .15            $(.98)           $(1.80)
   Diluted                          .14             (.98)            (1.80)

                                                 1998
------------------------------------------------------------------------------
                                     ZCO              PMC         Pro Forma
------------------------------------------------------------------------------
Revenues                         $75,783          $19,361           $95,144
Net loss                          (2,841)         (12,366)           (9,950)
Net loss per share
   Basic and Diluted             $(1.20)          $(2.61)           $(4.20)

NOTE 4

SECURITIES INVENTORY AND OTHER INVESTMENTS

    Securities inventory at December 31, 1998 and 1997, consists of trading securities at market value, as follows:

                                                     1998              1997
------------------------------------------------------------------------------
Municipal bond issues......................  $110,536,184       $54,481,670
Mortgage and asset
   backed securities.......................     5,251,202         9,300,821
Corporate bond issues......................       203,051         1,742,008
Institutional bond issues..................     2,827,386         2,165,128
Preferred stock............................     3,476,229           401,766
Other......................................     3,135,840         1,164,114
                                           --------------    --------------
                                             $125,429,892       $69,255,507
                                           ==============    ==============

    Municipal bond issues consist primarily of revenue bonds issued by state and local governmental authorities related to healthcare or long-term care facilities. Institutional bond issues consist primarily of bonds issued by for-profit hospitals, geriatric care facilities, churches and independent schools.

    Included in municipal bond issues at December 31, 1998 are approximately $21,744,000 of bonds from one issuer in New Jersey, $10,000,000 of bonds from one issuer in Pennsylvania, $35,000,000 of bonds from two issuers in Illinois and $12,575,000 of bonds from one issuer in Texas. These bonds were sold in 1999. The holdings of any individual issue were not significant at December 31, 1997.

    CMOs backed by various U.S. government agencies totalling $39,570,000 were purchased by BCZ from ZMSI II in February, 1998. It was determined, at the time, that the amortized book value equaled the market value. In July, 1998, BCZ sold these securities to the parent (ZCO) at cost which approximated par value. In October, 1998, ZCO purchased an additional $5,017,000 of these same type of securities from ZMSI II. As the result of sales of some securities and repayments of principal on the underlying mortgage obligations for securities still held, the total volume of securities has declined. Because of the nature of the underlying mortgage obligations, the true market value is difficult to determine, but management believes the market values continue to approximate par value. ZCO carries these securities as other investments on the balance sheet. Coincident with purchasing these securities, ZCO entered into a repurchase agreement under which ZCO is able to benefit from the spread between current short-term interest rates and the yields on the associated CMOs. See Note 8.

NOTE 5

SECURITIES SOLD, NOT YET PURCHASED

    Marketable securities sold, not yet purchased, consist of trading securities at market value, as follows:

                                                     1998              1997
----------------------------------------------------------------------------
U.S. government and
   agency securities.......................    $4,644,855        $7,989,062
                                               ==========        ==========
    Interest expense incurred on these transactions was $696,000 in 1998 and $75,000 in 1997. There was no expense incurred in 1996.

NOTE 6

PAYABLE TO BROKER-DEALERS AND CLEARING ORGANIZATIONS

    BCZ clears its proprietary and customer transactions through a clearing agent on a fully disclosed basis. The relationship with the clearing agent results in amounts payable for transaction processing and inventory purchases offset by fees earned, commissions, inventory sales and profits or losses on securities transactions. The amount payable to the clearing agent of approximately $97,660,000 at December 31, 1998 relates primarily to the financing of inventory and is collateralized by securities with a market value of approximately $120,198,000 owned by BCZ.

NOTE 7

INVESTMENT IN ZMSI II

    Condensed financial information of ZMSI II as of December 31, 1998 and 1997, and for the three year period ended December 31, 1998 is as follows:

                                                                            1998               1997
----------------------------------------------------------------------------------------------------
Mortgage Certificates, net of unamortized
   discount of $1,061,640 and $2,450,788, respectively............ $  38,586,973      $  88,675,684
Deferred bond issuance costs......................................     1,060,400          2,421,060
Cash and cash equivalents, primarily held by trustee..............     5,305,210          7,556,304
Accrued interest receivable.......................................       243,281            636,857
                                                                   -------------      -------------
      Total assets................................................ $  45,195,864      $  99,289,905
                                                                   =============      =============
Mortgage Certificate-Backed Bonds payable......................... $  42,602,000      $  94,958,000

Accrued interest payable..........................................     1,073,417          2,791,882
Due to BCZ........................................................           447             20,023
                                                                   -------------      -------------
      Total liabilities...........................................    43,675,864         97,769,905

Stockholders' equity ($1,510,000 held by the Company).............     1,520,000          1,520,000
                                                                   -------------      -------------
      Total liabilities and stockholders' equity.................. $  45,195,864      $  99,289,905
                                                                   =============      =============

                                                                            1998               1997                 1996
------------------------------------------------------------------------------------------------------------------------
Income, primarily interest ......................................  $   5,340,232      $   8,771,002        $  10,383,391
                                                                   -------------      -------------        -------------
Expenses
   Interest expense .............................................      3,696,015          7,875,114            9,158,478
   Amortization of bond issuance costs ..........................      1,360,660            432,363              805,971
   Management fee earned by BCZ .................................        118,223            335,985              216,365
   General and administrative expense ...........................        165,334            127,540              202,577
                                                                   -------------      -------------        -------------
      Total expenses ............................................      5,340,232          8,771,002           10,383,391
                                                                   -------------      -------------        -------------
Net income ......................................................  $         --       $           -        $           -
                                                                   =============      =============        =============

    The Mortgage Certificate-Backed Bonds are collateralized by the Mortgage Certificates, which consist of Government National Mortgage Association certificates and Federal National Mortgage Association certificates.

    See also Note 4 regarding the sale of certain Mortgage Certificates to BCZ. ZMSI used the proceeds to call Mortgage Certificate-Backed Bonds which were outstanding.

NOTE 8

SHORT-TERM NOTES PAYABLE, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, LINES OF CREDIT, NOTES PAYABLE TO BANKS AND BONDS PAYABLE

    The Company finances the operations of certain subsidiaries by issuing commercial paper (short-term notes payable). During 1998, 1997 and 1996, it had average outstanding balances of approximately $14,974,000, $12,751,000, and $16,333,000, respectively. Maximum borrowings based on month-end outstanding balances for those same years were approximately $16,298,000, $15,674,000, and $18,597,000, respectively. During 1998, 1997 and 1996, the weighted average interest rates incurred were 6.1%, 6.2%, and 6.3%, respectively, based on month-end outstanding balances. The total commercial paper outstanding at December 31, 1998 and 1997 was $13,501,519 and $15,033,913, respectively.

    The Company enters into securities sold under agreements to repurchase transactions ("repurchase agreements") from time to time to take advantage of the spread between short term interest rates and the yield on the underlying securities used in the repurchase transaction. ZCO and BCZ use repurchase agreements along with other means of financing to finance other investments and inventory positions. As of December 31, 1998 and 1997, the Company had open repurchase agreements totaling $31,040,000 and $7,324,000, respectively. The collateral under these agreements consisted primarily of CMOs backed by various U.S. government agency securities. The maximum borrowings under these agreements were $44,767,000 and $7,324,000 in 1998 and 1997, respectively. These agreements were at interest rates of 5.14% to 6.69% in 1998 and 5.75% to 6.25% in 1997. These agreements were not used in 1996.

    Notes payable to banks consists of the following:

                                                     1998              1997
----------------------------------------------------------------------------
Borrowings under
  unsecured lines of credit................    $1,250,000       $12,625,000
Borrowings under secured
  broker loan facilities for
  specific underwritings...................            --        11,750,000
Borrowings under secured
  broker loan facilities for
  remarketing..............................            --        16,550,000
Other......................................     1,526,687           908,196
                                               ----------       -----------
                                               $2,776,687       $41,833,196
                                               ==========       ===========

    The Company had lines of credit as of December 31, 1998 and 1997, totaling $28,250,000 and $30,500,000, respectively. In accordance with normal banking practice, these lines may be withdrawn at the discretion of the lenders. In connection with certain of these bank lines, the Company is required to maintain, as compensating balances, average collected funds, which at December 31, 1998 and 1997 was $330,000 and $380,000, respectively. There are no legal restrictions on the withdrawal of these funds. One of the bank lines for $7,500,000 is shared with the family of mutual funds sponsored by BCZ. All borrowings under this line of credit by the family of mutual funds are guaranteed by BCZ. The family of mutual funds had no borrowings outstanding at December 31, 1998 or 1997.

     BCZ serves as the remarketing agent on certain variable-rate municipal bonds that can be tendered back to the respective issuers, generally upon seven days advance notice, by the holders. In its role as remarketing agent, BCZ may purchase the tendered bonds into its own inventory. To assist in financing such activity, BCZ has a $70,000,000 revolving credit facility and an $83,000,000 uncommitted borrowing facility. Both facilities are primarily for financing variable rate municipal securities, although they may be used to finance other
inventory on a limited basis.  The financings are done at   the Federal funds
rate plus .85% and are fully collateralized. There were no amounts outstanding under these facilities at December 31, 1998. The revolving and uncommitted facilities were allowed to expire on January 15, 1999.

     BCZ currently finances inventory, including variable-rate municipal bonds, through its clearing relationship. Funds are borrowed at the Federal funds rate plus 50 basis points which was 5.5% at December 31, 1998 and are due under normal margin arrangements for securities inventory. See Note 6.

    Interest expense on short-term notes payable, repurchase agreements, lines of credit, secured credit facilities and clearing agent financing were as follows:

                                               1998        1997        1996
----------------------------------------------------------------------------
Short-term notes payable ...............   $912,000  $  784,000  $1,008,000
Repurchase agreements ..................  2,374,000     785,000          --
Lines of credit ........................    624,000     334,000     362,000
Secured credit facilities ..............    254,000     375,000      48,000
Clearing agent financing ...............    751,000          --          --

    Bonds payable at December 31, 1998 and 1997, consists of the following:

                                                           1998        1997
----------------------------------------------------------------------------
First Church Financing Corporation Mortgage-Backed Bonds:
Series 1 - due March, 2008;  interest at 8.25%.......$1,491,000 $ 2,668,000
Series 2 - due August, 2009;  interest at 8.75%...... 1,284,000   2,491,000
Series 3 - due December, 2010; interest at 8.00%..... 2,271,000   3,927,000
Waste Research and Reclamation Co., Inc.,
   Small Business Pollution Control Revenue Bonds,
   due in monthly principal and interest
   installments of approximately $6,000,
   through  December 1, 2004, bearing
   interest at 7.5%..................................   323,797     366,775
Ziegler Collateralized Securities, Inc.,
   Collateralized Bonds; collateralized
   by equipment leases and other financing
   agreements; guaranteed by
   The Ziegler Companies, Inc.:
Series 3 - due serially through
   June, 1998;  interest 6.75%.......................        --      19,000
Series 4 - due serially through
   December, 1998; interest 6.50%....................        --     284,000
Series 5 - due serially through
   October, 1999;  interest
   ranging from 7.00% to 7.50% ......................        --   1,337,000
Series 6 - due serially through
   March, 2001;  interest
   ranging from 6.50% to 7.00%.......................        --   3,739,000
Series 7 - due serially through
   November, 2000;  interest ranging
   from 6.25% to 7.00%...............................        --   3,450,000
                                                    ----------- -----------
                                                     $5,369,797 $18,281,775
                                                    =========== ===========

    Amounts due on notes payable to banks and bonds payable are as follows:

--------------------------------------
1999....................  $2,466,798
2000....................     100,313
2001....................      66,169
2002....................     348,407
2003....................      60,000
Thereafter..............   5,104,797
                         -----------
                          $8,146,484
                         ===========

NOTE 9

RELATED PARTY TRANSACTIONS

    BCZ sponsors the Principal Preservation Portfolios, Inc. family of mutual funds. Certain BCZ officers also serve as officers or directors of the family of mutual funds. BCZ performs depository services and administrative services for the family of mutual funds. ZAMI also provides investment advisory services to the family of mutual funds. Total fees for services earned from the family of mutual funds approximated $3,352,000, $2,755,000, and $2,360,000 in 1998,
1997 and 1996, respectively. BCZ serves as manager of ZMSI II pursuant to a written agreement. BCZ also advances funds to ZMSI II. ZCO owns $1,500,000 of $9 non-cumulative, non-voting preferred stock in ZMSI II. See Note 7 for the ZMSI II intercompany balances with ZCO and BCZ for the years ended December 31, 1998 and 1997.

NOTE 10

RETIREMENT PLANS
    The Company has contributory profit sharing plans for substantially all full-time employees and certain part-time employees. BCZ, ZTT, ZAMI, and ZFC have plans which provide for a guaranteed company match equal to 50% of employee contributions up to 6% of defined compensation and a discretionary annual company contribution up to 6% of defined compensation for each year. The annual company contributions are at the discretion of the board of directors. GS2 had a defined contribution savings plan which has a provision for employer contributions based on a percentage of qualifying contributions made by participating employees. WRR has a plan that provides a company match equal to 100% of employee contributions up to a maximum match of 1.43% of defined compensation. WRR also provides a company contribution equal to 3.88% of defined compensation. PMC has a plan that matches up to 6% of an employee's contributions by an amount determined by the board of directors. Retirement plan expense of the Company was $1,218,000, $1,489,000, and $1,281,000 in 1998, 1997
and 1996, respectively.

NOTE 11

PROVISION FOR INCOME TAXES

    The current and deferred provisions for (benefit from) income taxes for the years ended December 31, 1998, 1997 and 1996, consist of the following:

                                         1998           1997           1996
------------------------------------------------------------------------------
Current Federal.................  $(1,096,925)    $1,146,848     $1,276,600
Current state...................      256,806        276,100        323,300
Deferred provision
   (benefit)....................     (884,781)    (1,221,448)       210,000
                                  -----------     ----------     ----------
Total...........................  $(1,724,900)    $  201,500     $1,809,900
                                  ===========     ==========     ==========
    The following are reconciliations of the statutory Federal income tax rates for 1998, 1997 and 1996 to the effective income tax rates:

                                         1998           1997           1996
------------------------------------------------------------------------------
Statutory Federal income tax rate       (34.0)%         34.0%          34.0%
State taxes on income, net of
   related Federal income
   tax benefit..................         (6.0)           6.4            5.2
Tax-exempt interest income,
   net of related nondeductible
   interest expense.............         (4.8)         (19.7)          (4.4)
Nondeductible business expenses1.5       12.3            1.3
Additional taxes provided (used)0.1      (1.4)           2.5
Other, net......................          5.4            4.7            (.8)
                                       ------         ------         ------
Effective income tax rate.......        (37.8)%         36.3%          37.8%
                                       ======         ======         ======

    The tax effects of temporary differences that give rise to significant elements of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are as follows:

                                                        1998           1997
------------------------------------------------------------------------------
Deferred tax assets:
   Accrued expenses...........................     $ 600,986     $  315,933
   Allowance for losses.......................     1,123,019      1,214,367
   Deferred compensation......................       426,538        422,738
   Deferred income............................       539,500              -
   Federal net operating loss carryforwards...     1,250,520              -
   State net operating loss carryforwards.....       719,631              -
   Other......................................       400,425        516,066
                                                  ----------     ----------
Total deferred tax assets.....................     5,060,619      2,469,104
                                                  ==========     ==========

Deferred tax liabilities:
   Fixed assets (primarily due
      to depreciation)........................      (196,751)       (71,682)
   Other......................................      (116,717)       (69,776)
                                                  ----------     ----------
Total deferred tax liabilities................      (313,468)      (141,458)
                                                  ----------     ----------

Net deferred tax assets
   before valuation allowance.................     4,747,151     $2,327,646
                                                  ----------     ----------
Valuation allowance...........................    (1,534,724)             -
                                                  ----------     ----------
Net deferred tax assets.......................    $3,212,427     $2,327,646
                                                  ==========     ==========

    Changes in the valuation allowance for the year ended December 31, 1998 were as follows:

----------------------------------------------------------------------------
Balance, beginning of year .................................  $          --
Adjustments to the valuation allowance:
   Assumption of federal net operating loss
      carryforwards (see below).............................      1,250,520
   Assumption of state net operating loss
      carryforwards (see below).............................        135,500
   Assumption of other deferred
      tax assets (see below)................................        148,704
                                                               ------------
Balance, end of year........................................     $1,534,724
                                                               ============

    In 1998, the Company acquired the stock of PMC, which had certain deferred tax assets, including federal and state net operating loss carryforwards, as of the acquisition date. The future utilization of these assets by the Company is restricted by the change-of-ownership rules. The tax benefit of the federal and state net operating loss carryforwards has been recorded by the Company at the maximum amount allowable under these change-of-ownership rules. The tax benefit of the other assets has likewise been recorded by the Company at the maximum amount allowable. However, the Company has recorded a valuation allowance against the full amount of these assets because Company management believes it is more likely than not that the benefit of such assets will not be substantially realized. To the extent the valuation allowance related to the PMC acquisition is reduced, goodwill on the acquisition will be adjusted.

NOTE 12

PREFERRED STOCK

    The Company is authorized to issue 500,000 shares of preferred stock, $1 par value, which is undesignated as to series.

NOTE 13

STOCK-BASED COMPENSATION PLANS

    In April, 1998 the Company established the 1998 Stock Incentive Plan (the "1998 Plan") for key employees of the Company. Stock options, restricted stock and stock appreciation rights may be granted under the 1998 Plan. A total of 435,000 shares are issuable under the 1998 Plan. The 1998 Plan replaces the 1993 Employees' Stock Incentive Plan (the "1993 Plan"). No further awards or grants may be made under the 1993 Plan. Options already granted under the 1993 Plan will remain in effect until they are exercised or expire. The Company had also established the 1989 Employees' Stock Purchase Plan (the "1989 Plan") for substantially all full-time employees. Options to purchase stock may be granted under the 1989 Plan. A total of 150,000 shares are issuable under the 1989 Plan. Under both the 1998 Plan and the 1989 Plan, options or shares granted under either plan that expire, terminate, or are canceled are again available for future granting.

RESTRICTED STOCK - The Company has issued restricted common stock to certain key employees under the 1993 Plan. Upon issuance an employee's ownership of shares is subject to full or partial forfeiture in accordance with a vesting schedule. All unvested shares are forfeited if an employee's employment is terminated for any reason.

    In January, 1998, the Company issued 10,617 shares of restricted common stock to key employees of the Company. The market value of the restricted stock when issued was $19.50 per share. The vesting schedule extends through January, 2001.

    A summary of restricted stock vesting and compensation expense is as follows:

                                                   1998      1997      1996
---------------------------------------------------------------------------
(number of shares)
Unvested at beginning of year  ...............   55,546    57,729    59,912
   Granted....................................   10,617        --        --
   Forfeited..................................  (20,666)       --        --
   Vested.....................................   (2,209)   (2,183)   (2,183)
                                               --------  --------  --------
Unvested at of year...........................   43,288    55,546    57,729
                                                =======   =======   =======
Compensation expense
   included in net income..................... $221,000  $153,000  $171,000
                                                =======   =======   =======

STOCK OPTIONS - The Company has granted options to key employees of the Company under the 1998 and 1993 Plans, and in connection with the purchase of GS2. In addition, the Company has granted 30,000 nonstatutory options to certain officers of the Company. All outstanding options have a fixed exercise price equal to the market price of the Company common stock on the date of grant. The options vest over periods of one to eight years and are exercisable over a period of ten years. Currently outstanding options expire on various dates ranging from January, 2003 to December, 2008. All options granted are forfeited on termination of employment. A summary of fixed price stock option activity is as follows:

                                                             Options Outstanding
--------------------------------------------------------------------------------
                                                      Number         Price*<F6>
Balance, December 31, 1995....................        62,500             16.39
Granted.......................................        10,000             18.57
Exercised.....................................        (4,000)            16.63
                                                    --------
Balance, December 31, 1996....................        68,500             16.69
Granted.......................................        60,000             18.84
Exercised.....................................        (4,000)            16.63
Forfeited.....................................        (6,000)            16.63
                                                    --------
Balance, December 31, 1997....................       118,500             17.79
Granted.......................................       206,500             19.36
Forfeited.....................................        (2,500)            16.63
                                                    --------
Balance, December 31, 1998....................       322,500             18.80
                                                    ========
*<F6> Weighted Average

EMPLOYEE STOCK PURCHASE PLAN- On May 1, 1995, the Board of Directors granted options to purchase 104,200 shares under the 1989 Plan. The May 1, 1995 options expired on April 30, 1997. On May 1, 1997, the Board of Directors granted options to purchase 130,030 shares under the 1989 Plan. A summary of employee stock purchase option activity under the 1989 Plan is as follows:

                                                             Options Outstanding
--------------------------------------------------------------------------------
                                                      Number         Price*<F6>
Balance, December 31, 1995....................        97,015             14.45
Exercised.....................................        (3,875)            15.76
Forfeited.....................................        (9,670)            14.92
                                                    --------
Balance, December 31, 1996....................        83,470             14.93
Exercised.....................................        (3,510)            16.69
Forfeited.....................................       (11,390)            16.91
Expired.......................................       (76,940)            15.94
Granted.......................................       130,030             15.94
                                                    --------
Balance, December 31, 1997....................       121,660             17.90
Exercised.....................................        (1,835)            17.76
Forfeited.....................................       (20,310)            17.06
                                                    --------
Balance, December 31, 1998....................        99,515             15.88
                                                    ========
*<F6> Weighted Average

    All outstanding options are currently exercisable through May 31, 1999, at 85% of the market value on the date of exercise. A total of 38,140 shares have been purchased since the inception of the 1989 Plan. Under the 1989 Plan, 12,345 options are currently available for future granting.

ACCOUNTING FOR STOCK-BASED COMPENSATION- Effective January 1, 1996 the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which establishes a fair value based method of accounting for stock options and similar awards. SFAS 123 allows companies to continue using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has continued to account for stock-based compensation plans under APB 25.

    The pro forma disclosure of net income (loss) and earnings (loss) per share as if the fair value based accounting method in SFAS 123 had been used is presented below. The Black Scholes option pricing model was used in all calculations.

Pro forma amounts for:
The year ended December 31,                     1998         1997       1996
----------------------------------------------------------------------------
Income (loss) from continuing operations.   $(2,919,536)$ 252,697 $2,958,984
Income from discontinued operations......             -         -    669,973
                                            ----------- --------- ----------
Net income (loss)........................   $(2,919,536)$ 252,697 $3,628,957
                                            =========== ========= ==========
Per share data:
Income (loss) from continuing operations.        $(1.23)  $   .11     $ 1.25
Income from discontinued operations......             -         -        .28
                                                 ------    ------    -------
Basic earnings (loss) per share..........        $(1.23)   $  .11     $ 1.53
                                                 ======    ======     ======
Income (loss) from continuing operations.        $(1.23)   $  .10     $ 1.22
Income from discontinued operations......          -            -        .28
                                                 ------    ------    -------
Diluted earnings (loss) per share........        $(1.23)   $  .10     $ 1.50
                                                 ======    ======     ======
Weighted average significant
  assumptions under Black Scholes:
   Risk-free interest rate...............          5.10%    6.29%       5.70%
   Dividend yield........................          5.00%    5.10%       5.20%
   Stock price volatility................         18.23%   13.75%      20.60%
   Option life (in years)................           9.3      4.7        10.0
Weighted average fair values at grant date:
   Stock options granted.................        $ 2.56    $ 2.19     $ 2.86
   Stock purchase options awarded........        $    *<F8> $1.16        *<F8>
*<F8>Not applicable

NOTE 14

NET CAPITAL REQUIREMENTS AND CUSTOMER RESERVE ACCOUNTS

    As registered broker-dealers, BCZ, ZTT and Portfolio Brokerage Services, Inc. (PBS), a subsidiary of PMC, are subject to the requirements of Rule 15c3-1 (the "net capital rule") under the Securities Exchange Act of 1934. The basic concept of the net capital rule is liquidity, requiring a broker-dealer to have sufficient liquid assets at all times to cover current indebtedness. Specifically, the net capital rule prohibits a broker-dealer from permitting "aggregate indebtedness" to exceed 15 times "net capital" (15 to 1) as those terms are defined.

                                          BCZ            ZTT            PBS
----------------------------------------------------------------------------
Aggregate
   indebtedness...............    $14,353,000    $   817,000      $  39,000
Net capital...................    $ 6,453,000    $ 2,037,000      $ 760,000
Ratio of aggregate
   indebtedness to
   net capital................      2.22 to 1       .40 to 1       .05 to 1
Required
   net capital................    $   957,000    $   250,000      $ 100,000

    Registered broker-dealers that carry customer accounts are subject to Securities and Exchange Commission Rule 15c3-3. BCZ and ZTT each maintain a separate bank account for the exclusive benefit of customers. The amount maintained in this account is determined by periodic computations required under the rule, which allows the Company to maintain the computed amounts in cash or other qualified securities. As of December 31, 1998 and 1997, there were approximately $1,656,000 and $6,483,000, respectively, in the customer reserve accounts. PBS executes transactions and promptly transmits all customer cash and securities on a delivery versus payment basis through the customer's custodian bank and is, therefore, not subject to rule 15c3-3.

     In April, 1998, ZTT entered into an agreement to clear all transactions through a clearing agent on a fully disclosed basis. ZTT no longer carries customer accounts and is no longer required to make deposits to a customer reserve account. However, until all customer security positions are transferred to another broker-dealer, ZTT is required to maintain a customer reserve account. ZTT expects to complete the transfer of all security positions by March 31, 1999. In May, 1998, BCZ entered into a similar agreement with a clearing agent. However, as of December 31, 1998, BCZ still had customer accounts and security positions and accordingly was still required to maintain deposits in a customer reserve account. BCZ is also in the process of transferring all remaining customer accounts and security positions to a clearing agent and expects to be completed by March 31, 1999.

NOTE 15

OPERATING SEGMENTS

    The operating segments of the Company are organized according to the products and services they provide and the customers they serve. The Company has the following reportable operating segments.

HEALTH CARE AND SENIOR LIVING INVESTMENT BANKING - This segment directs its resources towards investment banking, financial advisory services, structured financial products, and distribution of securities primarily related to non-profit health care and senior living organizations. These services are provided primarily to institutional customers.

RETAIL BROKERAGE - This segment includes the full-service retail brokerage and insurance agency sales activities of BCZ, the discount brokerage activities of ZTT. These services are provided primarily to retail customers. This segment also includes the church and school underwriting activities of BCZ which are marketed through the full-service retail brokerage offices.

ASSET MANAGEMENT - This segment includes the asset management and administration activities of BCZ and ZAMI and the investment consulting and investment performance evaluation and reporting activities of BCZ and the newly acquired PMC. This segment serves individuals and institutions in the area of asset management and serves third party financial planners and independent financial planners in the areas of investment performance evaluation and reporting.

TAXABLE TRADING - This segment directs its resources towards secondary market sales and trading of taxable fixed income securities and sales, trading, and market making in preferred stocks, primarily for institutional customers.

        The following table is a summary of information by operating segment:

                                       Health Care
                                 and Senior Living
                                        Investment         Retail          Asset        Taxable          Other
For the year ended December 31, 1998       Banking      Brokerage     Management        Trading       Segments         Totals
------------------------------------------------------------------------------------------------------------------------------
Total revenues....................     $25,885,569    $21,511,111    $17,276,307     $1,593,527    $ 4,920,360    $71,186,874
Intersegment revenues.............          28,441        149,863        199,599             --         26,309        404,212
Interest revenue..................       1,122,570        578,316        182,258      1,818,733      1,036,068      4,737,945
Interest expense..................       1,285,154        453,013         30,045      2,152,067      1,083,534      5,003,813
Depreciation and amortization expense      291,513        238,648        288,528         88,991        600,986      1,508,666
Income (loss) before taxes........       6,529,836        871,316        810,917     (7,054,056)       451,153      1,609,166
Total assets......................     106,303,457     18,939,288     22,268,011      3,876,325     13,968,969    165,356,050

                                       Health Care
                                 and Senior Living
                                        Investment         Retail          Asset        Taxable          Other
For the year ended December 31, 1997       Banking      Brokerage     Management        Trading       Segments         Totals
------------------------------------------------------------------------------------------------------------------------------
Totals
Total revenues....................     $20,950,109    $19,943,635    $ 8,561,605    $ 1,482,752    $ 5,820,722    $56,758,823
Intersegment revenues.............          48,806         48,398        212,424             --          5,186        314,814
Interest revenue..................         722,504      1,154,779         63,792        167,345      1,580,159      3,688,579
Interest expense..................         379,441        120,789         10,565        209,860      1,896,967      2,617,622
Depreciation and amortization expense      172,298        214,500        126,091         15,826        683,419      1,212,134
Income before taxes...............       7,555,995      2,667,376        371,142         21,193        879,154     11,494,860
Total assets......................      57,388,514     43,227,128      6,175,727        700,781     29,605,892    137,098,042

                                       Health Care
                                 and Senior Living
                                        Investment         Retail          Asset        Taxable          Other
For the year ended December 31, 1996       Banking      Brokerage     Management        Trading       Segments         Totals
------------------------------------------------------------------------------------------------------------------------------
Total revenues....................    $ 14,400,567    $19,744,417    $ 4,128,760     $1,491,573    $ 6,880,412    $46,645,729
Intersegment revenues.............          86,968         49,774        145,600             --             --        282,342
Interest revenue..................         382,377        940,212         14,885         69,820      1,813,867      3,221,161
Interest expense..................         136,864        105,182             --         85,328      2,191,126      2,518,500
Depreciation and amortization expense      137,114        227,199         46,168         11,796        689,770      1,112,047
Income before taxes...............       5,157,422      3,046,105        642,574        356,202      1,565,299     10,767,602

    The following are reconciliations of operating segment information to the Company's consolidated totals:

For the year ended December 31,               1998           1997           1996
---------------------------------------------------------------------------------
Revenues
Total revenues for reportable segments $66,266,514    $50,938,101    $39,765,317
Revenue for other segments........       4,920,360      5,820,722      6,880,412
Revenue from administrative
  and corporate functions.........       5,000,470      3,249,694      2,953,562
Elimination of intersegment revenues      (404,212)      (314,814)      (282,342)
                                       -----------    -----------    -----------
Total consolidated revenues.......     $75,783,132    $59,693,703    $49,316,949
                                       ===========    ===========    ===========

    Intersegment revenues primarily include primarily miscellaneous transactions for various services and fees, generally of an administrative nature. The amounts are calculated to approximate the values of the services received as if from a third party provider and are not significant to total revenues of any segment. Revenues from administrative and corporate functions are primarily related to fee income and interest revenue. The fee income is associated with the various administrative charges for customer services and is intended as a partial offset to the total expenses associated with the administrative functions to which they relate. Interest revenue is earned by ZCO in its corporate role of providing financing to other segments, primarily retail brokerage and health care investment banking, to carry on their operations. ZCO provides financing at the prime rate of interest to other segments. ZCO also engages in investment and financing activities with outside parties from which it earns interest revenue.

As of December 31,                             1998          1997       1996
-----------------------------------------------------------------------------
Income (loss) before taxes
Total income before taxes
  for reportable segments...............$ 1,158,013   $10,615,706  $9,202,303
Income before taxes for other segments..    451,153       879,154   1,565,299
Unallocated amounts:
   Litigation settlement paid...........         --    (1,400,000)         --
   Write-down of note receivable........         --    (2,250,000)         --
   Unallocated administrative and
    corporate expenses net of income.... (6,174,854)   (7,289,623) (5,982,988)
                                        -----------   ----------- -----------
Total consolidated net income
  (loss) before taxes...................$(4,565,688)  $   555,237  $4,784,614
                                        ===========   ===========  ==========

    See Provision for Losses footnote for discussion of unallocated amounts. Administrative and corporate activities are activities that support multiple segments and relate to the overall management, administration, and regulatory compliance of the Company and its subsidiaries. Substantially all income is earned from the services and activities provided by the Company. Equity in the net income of affiliates accounted for by the equity method is not significant. Taxes are not allocated among the operating segments.

As of December 31,                                      1998            1997
------------------------------------------------------------------------------
Assets
Total assets for
   reportable segments.......................   $151,387,081    $107,492,150
Assets for other segments....................     13,968,969      29,605,892
Corporate and other
   unallocated assets........................     61,377,891      30,379,066
                                                ------------    ------------
Total consolidated assets....................   $226,733,941    $167,477,108
                                                ============    ============

    Assets specifically identifiable to a segment are allocated to that segment. A significant amount of the assets are financial assets pertaining to corporate activities and are not allocated. Total assets includes securities inventory which can vary significantly from year to year. Expenditures for long-lived capital assets are relatively insignificant.

                                            Segment              Consolidated
                                             Totals   Adjustments     Totals
-----------------------------------------------------------------------------
OTHER RECONCILIATIONS
   For the year ended December 31, 1998:
Interest revenue........................ $4,737,945    $3,818,974 $8,556,919
Interest expense........................  5,003,813     1,573,437  6,577,250
Depreciation
   and amortization
   expense..............................  1,508,666       637,646  2,146,312

   For the year ended December 31, 1997:
Interest revenue........................  3,688,579     1,411,599  5,100,178
Interest expense........................  2,617,622       707,428  3,325,050
Depreciation
   and amortization
   expense..............................  1,212,134       321,145  1,533,279

   For the year ended December 31,1996:
Interest revenue........................  3,221,161     1,157,879  4,379,040
Interest expense........................  2,518,500       478,073  2,996,573
Depreciation
   and amortization
   expense..............................  1,112,047       389,473  1,501,520

    Adjustments to interest revenue are primarily related to the overall corporate and administrative cash management functions. Adjustments to interest expense relate to the corporate and administrative financing activities. Adjustments to depreciation and amortization relate to the assets not allocated to a specific operating segment. Each of these items is not specific to a particular operating segment.

NOTES 16

COMMITMENTS AND CONTINGENT LIABILITIES

    In the normal course of business, BCZ enters into firm underwriting commitments for the purchase of debt and equity securities. BCZ purchases debt issues at a specified price. To manage the related credit and market risk exposure, BCZ attempts to pre-sell the debt issues to customers. BCZ had no such commitments outstanding at December 31, 1998 or 1997.

    BCZ has entered into certain agreements where future performance is required. Although fees have been collected, they have not been included in the income of BCZ. Income will only be recognized when performance is complete or all risk that fees will be returned has been eliminated. The fees are included as deferred revenue in other liabilities and deferred items and total $1,300,000 at December 31, 1998.

    The Company leases office space under noncancellable lease agreements, which allow for annual adjustments to the minimum lease payments to reflect increases in actual operating costs. The Company also leases office and computer equipment under noncancellable agreements. Minimum lease payments are as follows:

1999.............................  $3,420,000
2000.............................   2,664,000
2001.............................   2,193,000
2002.............................   1,490,000
2003.............................     816,000
Thereafter.......................   2,060,000

    Rental expense for 1998, 1997 and 1996 was $3,369,000, $2,587,000, and
$2,382,000, respectively.

    WRR is subject to a consent order of the Wisconsin Department of Natural Resources for further testing and surface water control of contaminants in ground water under and adjacent to the plant site in Eau Claire, Wisconsin.

    WRR has disposed of wastes at other waste disposal or recycling sites which are on or may be added to the National Priority List, and may be required to share in the cost of the clean-up of these sites. As of December 31, 1998, WRR had been identified as a potentially responsible party ("PRP") in connection with three sites. For the first site, a payment of $138,000 was made in 1997 in response to an assessment by a steering committee of PRPs at the site. During 1998 the steering committee notified WRR that additional remediation and monitoring costs will be required to clean up the first site. WRR estimates that its total remaining assessment for cleanup costs at the first site will be approximately $50,000. The total estimated cost of cleaning up a second site is approximately $7,000,000, based on current management estimates. Based on the identification of other PRPs and the present interim allocation schedule, WRR estimates that its proportionate share of remediation costs at this second site will approximate $420,000. WRR was notified by the EPA that WRR is a PRP at a third site to which WRR delivered materials from 1982 to 1985. A group of major PRPs at the site has cross-complained against WRR and other PRPs, requesting contribution for the cleanup costs. The case is pending in a federal district court. Based upon recent information involving administration, investigation and remediation costs, WRR estimates that its proportionate share of the cleanup costs associated with this site is $400,000 to $1,000,000. WRR's review of the EPA's remediation investigation and feasibility study, and other materials prepared by EPA and the parties in the pending federal court action, indicates that WRR may have valid defenses to the cross complaint.

    While WRR may be jointly and severally liable on all three sites, management is not aware of circumstances which could lead to non-performance by the other PRPs when viewed as a group. No potential insurance recoveries have been accrued in the financial statements. The reserve for accrued loss contingencies totaled $882,000 at December 31, 1998 and covers the estimated costs related to the specific sites identified above and other ongoing environmental matters. It is possible that WRR's estimates of its liability related to the clean-up of these sites may change materially in the future.

NOTE 17

PROVISION FOR LOSSES

    In 1997, management became aware of information which led it to conclude that a substantial portion of approximately $2.4 million of loans receivable included in Notes Receivable may not be collectible. In recognition of that information, in 1997 management recognized a $2.25 million charge to write down the receivables to estimated net realizable value. Additionally management recognized a $250,000 charge to writedown lease receivables included in Investment in Leases and Notes Receivable.

    In 1997, BCZ was a party to a class action lawsuit involving the underwriting of two bond issues in May of 1989 which totaled $11,680,000 (the "Bonds"). The Bonds were issued to construct a retirement facility. In 1992, there was a default on the Bonds, which resulted in a significant loss of principal and interest by the bondholders. Admitting no liability with respect to the matters alleged in the lawsuit, management reached a settlement with the class of plaintiffs as the best means to manage the uncertainty and expense of protracted litigation and to limit the diversion of management time. The settlement, which was in the amount of $1,400,000 was expensed, judicially approved and paid in 1997.

NOTE 18

DISCONTINUED OPERATIONS

    During 1996, the Company disposed of its lease financing segment, primarily Ziegler Leasing Corporation (ZLC"). Effective December 20, 1996, the common stock of ZLC was sold to General Electric Capital Corporation for cash of approximately $17,000,000. The sale resulted in a loss of approximately $60,000 after taxes. Summary operating results of discontinued operations for the year 1996 excluding the above loss, are as follows:


                                                        1996
------------------------------------------------------------
Revenues.....................................     $9,412,000
Income before income taxes...................     $1,036,000
Provision for income taxes...................     $  306,000
Income from discontinued operations..........     $  730,000

NOTE 19

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" ("SFAS 107") requires that the Company disclose the fair value of financial instruments for both assets and liabilities for which it is practicable to estimate that value. Where readily available, quoted market prices were utilized by the Company. If quoted market prices were not available, fair values were based on estimates using present value or other valuation techniques. These techniques were significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The calculated fair value estimates, therefore, cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The book values, estimated fair values and the methods and assumptions used to estimate the fair value of the financial instruments of the Company are reflected below as of December 31, 1998 and 1997.

CASH AND CASH EQUIVALENTS- The carrying values of cash and cash equivalents approximate the fair values for those amounts. For purposes of SFAS 107, cash and securities in customer reserve accounts are considered cash and cash equivalents.

SECURITIES INVENTORY AND OTHER INVESTMENTS- The carrying value of securities inventory approximates the fair value based on quoted market prices. Because of the nature of the underlying mortgage obligations included in other investments, the true market value is difficult to determine but management believes the market values approximate par value.

NOTES RECEIVABLE- The carrying value of notes receivable approximates the fair value based on a discounted cash flow analysis. The discount rates were based on the Company's current loan rates.

SHORT-TERM NOTES PAYABLE- The carrying value of short-term notes payable approximates the fair value, which was determined, based on current market rates offered on notes with similar terms and maturities.

NOTES PAYABLE TO BANKS- The carrying value of notes payable to banks approximates the fair value, which was determined, based on current market rates offered on notes with similar terms and maturities.

BONDS PAYABLE- The carrying value of bonds payable approximates the fair value, which was determined based on current market rates offered on bonds with similar terms and maturities.

NOTE 20

FINANCIAL INSTRUMENT WITH OFF-BALANCE SHEET RISKS

 As of December 31, 1998, the Company entered into an interest rate forward agreement to manage the interest rate volatility associated with a forward debt service agreement executed by the Company on behalf of a customer. The Company's market risk from unfavorable movements in interest rates associated with the forward agreement is minimized by the offsetting position with nearly identical notional value, terms and indexes of the forward debt service agreement. The interest rate forward agreement consisted of $5,005,000 notional value. The reference interest rates in the agreements are based on the AAA/Aaa General Obligation bonds as published by Municipal Market Data Services. The terms of the forward agreement are consistent with the forward debt service agreement and expire in January, 2003. Amounts due under the agreements are included in accounts receivable or payable. Had the agreements been terminated at December 31, 1998, the Company would have a net loss of $2,500. The market risk due to potential fluctuations in interest rates is inherent in the forward agreement. Credit risk arises from potential failure of the counterparty to perform in accordance with the terms of the contract. The company believes its credit and settlement procedures serve to minimize its exposure to credit risk.

NOTE 21

EARNINGS PER SHARE

    Statement of Financial Accounting Standards No. 128, "Earnings per Share", specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") and replaces primary and fully diluted EPS with basic and diluted EPS. The Company has restated all previously reported per share amounts to conform to the new presentation.

     The following reconciles the numerators and denominators of the basic and diluted EPS computations for income from continuing operations:

For the Year Ended December 31,            1998          1997           1996
-----------------------------------------------------------------------------
Income (loss) from
  continuing operations............$(2,840,788)     $353,737      $2,974,714
                                    ===========   ===========    ===========
Basic
-----
Weighted average shares
  outstanding......................  2,368,560     2,387,713       2,377,138
                                     ----------    ----------     ----------
Basic earnings (loss) per share....     $(1.20)        $ .15           $1.25
                                         ======        ======          =====

Diluted
-------
Weighted average shares
  outstanding-basic................  2,368,560     2,387,713       2,377,138
Effect of dilutive securities:
   Restricted stock................     25,324        29,589          22,044
   Stock options...................     25,980        10,224           4,568
   Employee stock purchase plan.        17,643        30,218          15,773
                                     ----------    ----------     ----------
Weighted average shares
  outstanding-diluted..............  2,437,507     2,457,744       2,419,523
                                    ===========   ===========    ===========
Diluted earnings (loss) per share..     $(1.20)        $ .14           $1.23
                                         ======        ======          =====

                                                           Report of Accountants

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF THE ZIEGLER COMPANIES, INC.:

    We have audited the accompanying consolidated balance sheets of THE ZIEGLER COMPANIES, INC. (a Wisconsin corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ziegler Companies, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Milwaukee, Wisconsin,
February 26, 1999.

                                                                            MD&A
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

BUSINESS AND OPERATING SEGMENTS

    The Ziegler Companies, Inc., through its wholly owned subsidiaries (collectively known as the "Company"), is principally engaged in financial services activities. These financial services activities are conducted primarily through four operating segments. These operating segments are health care and senior living investment banking, retail brokerage, asset management, and taxable trading.

    The Company's health care and senior living investment banking segment includes the underwriting and marketing of debt securities for the health care industry and nonprofit senior living facilities, financial advisory services, structuring of complex financial products primarily on an agency basis and Federal Housing Administration loan origination in conjunction with the Company's investment banking activities. These activities are conducted through the Health Care and Senior Living Finance Investment Banking Group of B.C. Ziegler and Company ("BCZ") and Ziegler Financing Corporation ("ZFC").

    The Company's retail brokerage segment includes the activities of the full-service retail brokerage and insurance sales activities of BCZ and the discount brokerage activities of Ziegler Thrift Trading, Inc. ("ZTT"). The underwriting activities performed for churches and private schools are part of this segment. The church and private school bonds underwritten by BCZ are currently marketed through the BCZ retail investment brokers.

    The Company's asset management segment includes investment advisory and related support services provided by Ziegler Asset Management, Inc. ("ZAMI"); B.C. Ziegler and Company ("BCZ"), including the former GS2 Securities, Inc. ("GS2") which merged into BCZ on December 31, 1998; and PMC International, Inc. and its subsidiaries ("PMC"), acquired by the Company in December, 1998. ZAMI provides equity and fixed-income management services to individuals, institutions, and the Principal Preservation Portfolios, the Company's proprietary family of mutual funds. The investment consulting services of GS2, now part of BCZ, include the evaluation of investment advisors, managed asset administration, trading, and account performance monitoring. The former GS2, now part of BCZ, also provides institutional equity brokerage, equity research, and equity investment banking services. For analysis purposes, all of the former GS2's operations are included within the asset management segment. PMC, not a money manager itself, provides administrative products and services to facilitate the selection and/or monitoring of unaffiliated money managers or mutual funds for clients.

    The Company's taxable trading segment includes the activities of the taxable bond and preferred stock trading groups of BCZ. Each group covers a wide spectrum of their respective securities and primarily serves institutional customers. The preferred stock trading group also makes markets in preferred stocks.

    The other activities of the Company include the financial activities associated with First Church Financing Corporation ("FCFC"), Ziegler Collateralized Securities, Inc. ("ZCSI"), and Ziegler Capital Company, LLC ("ZCC"). FCFC was organized for the purpose of issuing mortgage-backed bonds collateralized by first mortgages on church buildings and properties. FCFC has not issued bonds since 1995, nor does it anticipate doing so. ZCSI facilitated the financing of equipment leases and sales by securitizing equipment leases or notes supporting equipment leases or sales, and offering the resulting securities to the public. ZCSI sold substantially all of its portfolio of leases and notes during 1998 and does not anticipate any further activity. ZCC was formed for the purpose of acquiring, owning, financing and otherwise dealing with subordinated, participating mortgages secured by senior living facilities. ZCC discontinued its operations in 1998.

    The Company also has a nonfinancial subsidiary, WRR Environmental Services Company, Inc. ("WRR"), whose services include pollution abatement and chemical blending, as well as the recycling, reclaiming and disposing of chemical wastes.

    The Company discontinued its operations in the area of equipment leasing services to the health care industry and commercial/industrial customers as the result of the sale of its leasing subsidiary, Ziegler Leasing Corporation, on December 20, 1996. The impact of discontinued operations is limited to 1996 when substantially all of such operations were sold.

    Other areas of the Company not considered operating segments are administrative activities provided by BCZ and The Ziegler Companies, Inc. (the "Parent"). The administrative activities of BCZ relate to support activities for all segments. The costs associated with these support activities are not currently identifiable to a specific segment nor are they currently allocated to any segment. The activities of the Parent are primarily related to investing and financing activities of the Company and are not specific to any segment. The Parent has no employees.

RESULTS OF OPERATIONS - 1998 COMPARED TO 1997

    The following table summarizes the changes in revenue and net income (loss) before taxes of the Company:

                                                                    Increase/
For the Year Ended December 31,               1998         1997    (Decrease)
-----------------------------------------------------------------------------
Revenues:                                        (Dollars in Thousands)
Health Care and Senior Living
   Investment Banking....................  $25,886      $20,950      $ 4,936
Retail Brokerage.........................   21,511       19,943        1,568
Asset Management.........................   17,276        8,562        8,714
Taxable Trading..........................    1,594        1,483          111
Other Activities and Intercompany........    9,516        8,756          760
                                          --------     --------      --------
      Total..............................  $75,783      $59,694      $16,089
                                          ========     ========      ========

Income (Loss) Before Taxes:
Health Care and Senior Living
   Investment Banking....................  $ 6,530      $ 7,556      $(1,026)
Retail Brokerage.........................      871        2,667       (1,796)
Asset Management.........................      811          371          440
Taxable Trading..........................   (7,054)          21       (7,075)
Other Activities and Intercompany........   (5,724)     (10,060)       4,336
                                          --------     --------      --------
      Total..............................  $(4,566)     $   555      $(5,121)
                                          ========     ========      ========

HEALTH CARE AND SENIOR LIVING INVESTMENT BANKING- Health care and senior living investment banking activities generated revenues of $25,886,000 in 1998 compared to $20,950,000 in 1997, an increase of $4,936,000 or 24%. Municipal underwriting revenues increased $4,969,000 to $17,438,000 in 1998. A favorable economic environment provided for the completion of 73 underwriting transactions totaling $1.6 billion of debt securities in 1998 compared to 53 underwriting transactions totaling $1.3 billion of debt securities in 1997. Fees from financial advisory services and special products transactions decreased $956,000 to $5,081,000 in 1998 from $6,037,000 in 1997 as the result of a decline in activity in the special products area during the last half of the year associated with personnel turnover. This decrease was partially offset by increases in variable rate demand note remarketing fees, interest income, and secondary market tax -exempt trading profits.

    Total expenses of the health care and senior living investment banking activities were $19,356,000 in 1998 compared to $13,394,000 in 1997, an increase of $5,962,000 or 45%. Employee compensation and benefits increased $3,604,000 to $12,464,000 in 1998 as a result of increased investment banking activity and increased staffing. Promotional expenses increased $860,000 due to increased municipal bond underwritings and higher travel expenses. Interest expense increased $908,000 due to the cost of financing a higher level of inventory during the year. Expenses also increased to a lesser extent in other categories of expense, primarily due to increased activity. The health care and senior living investment banking segment had a net income before taxes of $6,530,000 in 1998 compared to $7,556,000 in 1997, a decrease of $1,026,000 or 14%. The decrease is attributable to the increased competition and narrowing margins in this segment as well as the increased costs of operations, primarily in the area of compensation and benefits.

RETAIL BROKERAGE- Retail brokerage activities generated revenues of $21,511,000 in 1998 compared to $19,943,000 in 1997, an increase of $1,568,000 or 8%. This increase was the result of expanded activity primarily in two areas. BCZ retail brokerage sales activities increased $2,310,000, exclusive of church and school bond sales. This increase was mainly related to increased mutual fund sales and, to a lesser extent, equities and annuities sales. Church and school bond underwriting revenue increased $520,000 to $3,394,000 reflecting an increase in total bond issuances of $22,000,000 to approximately $80,000,000 in 1998. These bonds are sold through BCZ retail investment brokers. These increases in BCZ retail brokerage sales were offset by a decrease in commission and fee income at ZTT of $745,000 to $4,950,000 in 1998. This decrease was due to the competitive nature of pricing in the discount market and a 3% decrease in trading volume. The balance of the change in revenues was primarily related to a decrease in interest income partially offset by increases in insurance agency sales.

    Total expenses of retail brokerage activities increased $3,364,000 in 1998 to $20,640,000 from $17,276,000 in 1997. This increase is primarily attributed to $1,430,000 in additional broker commission-based compensation arising from higher transaction volumes and the related revenues of the full service retail brokerage activities of BCZ, and increased clearing charges of $1,565,000 related to the clearing of brokerage transactions by outside clearing agents for the BCZ retail brokerage group and ZTT. Prior to May, 1998, clearing costs were a part of BCZ administrative overhead and were not allocated to the BCZ retail brokerage sales group. The clearing conversion activity and other organizational changes in the BCZ retail sales group accounted for the balance of the increase in expenses. The resulting net income before taxes for the retail brokerage segment decreased $1,796,000 to $871,000 in 1998 compared to $2,667,000 in 1997.

ASSET MANAGEMENT- Asset management activities generated revenues of $17,726,000 in 1998 compared to $8,562,000 in 1997, an increase of $8,714,000. The full year inclusion of GS2 (now merged into BCZ), the partial year inclusion of PMC, and the increases in assets under management at ZAMI were the primary reasons for the increased revenues. ZAMI assets under management increased to $1.35 billion in 1998 compared to $1.1 billion in 1997. Of these totals, the assets under management related to Principal Preservation Portfolios increased to $602 million in 1998 compared to $476 million in 1997, a 26% increase. The activities at GS2 generated increased revenues of $6,312,000 as the result of being included in the Company's operations for a full year in 1998. GS2 activities generating this revenue are for investment advisory, investment banking and brokerage services. GS2 was purchased by the Company at the beginning of July, 1997. The balance of the increase is attributable to the revenues contributed by PMC, which was acquired in early December, 1998. PMC revenues for the Company were $1,131,000 for the brief period of time it was part of the Company in 1998.

    Total expenses of the asset management segment were $16,465,000 in 1998 compared to $8,190,000 in 1997, an increase of $8,275,000. The full year inclusion of GS2 in 1998 increased expenses by $6,185,000 across all categories of expenses. The inclusion of PMC added $1,195,000 of expenses, with the balance of the increase in expenses primarily related to expenses at ZAMI and administrative support activities associated with our proprietary family of mutual funds as these activities continue to grow with respect to the assets under management. The resulting net income before taxes of this segment in 1998 was $811,000 compared to $371,000 in 1997. Increased profitability at ZAMI and the former GS2, offset by a small loss at PMC for the period it was a part of the Company, are the reasons for the improved results of this operating segment in 1998.

TAXABLE TRADING- The revenues and profitability anticipated from an increased investment by the Company in taxable bond trading did not materialize in 1998. The increase in resources devoted to the operation in 1998 began to generate revenues early in the year. However, the adverse conditions in the bond market, especially related to asset-backed and mortgage-backed securities, caused any transactional revenues to be offset by losses associated with this inventory of securities for the segment. Given these circumstances and the high cost of operations associated with this activity, the taxable bond trading operation was reduced by the end of 1998 and will operate at a reduced level in 1999. Future operations will focus on serving the Company's institutional client base for these products. The preferred stock trading activity was largely unchanged from 1997 to 1998.

    Taxable trading activities generated revenues of $1,594,000 and $1,483,000 in 1998 and 1997, respectively. Approximately, $1,100,000 of revenues were related to the preferred stock trading operation in each year. The balance of the revenues in each year related to our taxable bond trading activity, although the revenues in 1998 are impacted by losses associated with the inventory that was sold at a loss or marked down to its current market price. The taxable bond trading activity had revenues of $506,000 which reflected $1,639,000 of interest revenue offset by $1,133,000 of net losses during the year in 1998. Total revenues for the taxable bond trading activity were $312,000 in 1997, which included both bond trading and interest income.

    Total expenses of the taxable trading activity were $8,648,000 in 1998 compared to $1,462,000 in 1997, an increase of $7,186,000. The costs of employee compensation and benefits, including severance, increased $4,267,000 primarily to support the increased taxable bond trading activities. Interest expense increased $1,942,000 to finance the inventory for the taxable bond trading activity. The additional increases primarily relate to other costs of the taxable bond trading activities and impact all other categories of expenses. The taxable trading segment had a loss before taxes of $7,054,000 in 1998 compared to net income before taxes of $21,000 in 1997. The taxable bond trading activity lost $7,170,000 before taxes in 1998.

OTHER ACTIVITIES AND INTERCOMPANY- As discussed previously, the financial activities of FCFC, ZCSI, and ZCC have been winding down. Total revenues of these activities were $1,397,000 in 1998 compared to $2,217,000 in 1997, a decrease of $820,000. Decreases in FCFC notes receivable as outstanding principal was paid, and the sales of ZCSI leases and notes receivable in June, 1998, are the primary reasons for the decrease. Expenses declined $740,000 to $1,530,000 in 1998 from $2,270,000 in 1997. This decline is primarily related to a decrease in interest expense as bonds outstanding were redeemed. The combined financial activities of FCFC, ZCSI and ZCC had a net loss before taxes of $135,000 compared to a net loss before taxes of $53,000 in 1997.

    WRR, the only nonfinancial activity of the Company, had a gross margin of $3,411,000 in 1998 compared to $3,463,000 in 1997, a small decrease. Despite an increase in revenues of $1,068,000, an increase in the cost of sales of $1,120,000 more than offset the increased revenues. Product mix in 1998, which included a higher level of waste disposal services and increasing competition in the waste services market adversely affecting pricing were the causative factors. WRR's expenses increased $267,000 to $2,931,000 in 1998, primarily as the result of a $400,000 increase in the accrual for waste remediation. See Note 16 of the Notes to Consolidated Financial Statements for additional information on waste remediation contingencies. This increase was offset by decreases in administrative expenses. As a result, net income before taxes was $592,000 in 1998 compared to $940,000 in 1997, a decrease of $348,000.

    The administrative activities of BCZ and the Parent generated revenue of $4,596,000 in 1998 compared to $2,935,000 in 1997, an increase of $1,661,000. An increase in interest income of $1,925,000 to $2,863,000 in 1998 is the primary reason for the increase. This increase in interest income is related to investments in collateralized mortgage obligations ("CMOs") held by the Parent during 1998 as explained in Note 4 of the Notes to Consolidated Financial Statements. Expenses of BCZ and Parent administration decreased $3,103,000 to $10,779,000 compared to $13,882,000 in 1997. Expenses in 1997 included a one time write down of notes receivable and a settlement of a lawsuit totaling $3,900,000 as explained in Note 17 of the Notes to Consolidated Financial Statements. The reductions in the writedown and lawsuit settlement expenses in 1997 were partially offset by interest expense incurred on the repurchase agreements financing the CMO investments described above and expenses associated with conversion of information systems and securities clearing operations in 1998. Net interest income earned on the CMO investments financed by repurchase agreements approximated $1,150,000 in 1998. The administration and Parent activities reduced net income before taxes by approximately $6,181,000 in 1998 compared to $10,947,000 in 1997, a difference of $4,766,000. The net loss for these administrative activities reflects their roles as primarily corporate support functions.

RESULTS OF OPERATIONS - 1997 COMPARED TO 1996

    The following table summarizes the changes in revenue and net income (loss) before taxes of the Company:

                                                                    Increase/
For the Year Ended December 31,               1997         1996    (Decrease)
-----------------------------------------------------------------------------
Revenues:                                        (Dollars in Thousands)
Health Care and Senior Living
   Investment Banking....................  $20,950      $14,401      $ 6,549
Retail Brokerage.........................   19,943       19,744          199
Asset Management.........................    8,562        4,129        4,433
Taxable Trading..........................    1,483        1,492           (9)
Other Activities and Intercompany........    8,756        9,551         (795)
                                          --------     --------      --------
      Total..............................  $59,694      $49,317      $10,377
                                          ========     ========      ========

Income (Loss) Before Taxes:
Health Care and Senior Living
   Investment Banking....................  $ 7,556      $ 5,157      $ 2,399
Retail Brokerage.........................    2,667        3,046         (379)
Asset Management.........................      371          643         (272)
Taxable Trading..........................       21          356         (335)
Other Activities and Intercompany........  (10,060)      (4,417)      (5,643)
                                          --------     --------      --------
      Total..............................  $   555      $ 4,785      $(4,230)
                                          ========     ========      ========

HEALTH CARE AND SENIOR LIVING INVESTMENT BANKING- The health care and senior living activities generated revenues of $20,950,000 in 1997 compared to $14,401,000 in 1996, an increase of $6,549,000 or 45%. Municipal underwriting revenues increased $1,673,000 to $12,468,000 in 1997 compared to $10,795,000 in
1996 an increase of 15%. This segment completed 53 underwriting transactions in 1997 totaling $1.3 billion compared to 58 underwriting transactions totaling $1.2 billion in 1996. Fees for services provided by this segment increased $4,760,000 to $7,666,000 in 1997 as this segment increased its focus on financial advisory, remarketing, and special products services.

    Total expenses of the health care and senior living segment were $13,394,000 in 1997 compared to $9,244,000 in 1996, an increase of $4,150,000 or 45%.
Employee compensation and benefits increased $2,975,000 in 1997 compared to 1996 as the result of increased investment banking activity. Promotional expenses increased $525,000 primarily related to increased travel and marketing activity for investment banking activity and related services. The health care and investment banking segment had a net income before taxes of $7,556,000 in 1997 compared to $5,157,000 in 1996, an increase of $2,399,000 or 47%.

RETAIL BROKERAGE- Retail brokerage activities generated revenues of $19,943,000 in 1997 compared to $19,744,000 in 1996, an increase of $199,000 or 1%. BCZ retail brokerage activities increased $433,000, not including church and school bond sales. This increase was related primarily to increased mutual fund and equity sales. Church and school bond underwriting revenue decreased approximately $660,000 due to a reduced level of these bond underwritings and a decrease in underwriting discounts in response to competition. Church and school bond underwritings decreased $10,000,000 in 1997 compared to 1996. ZTT brokerage commissions increased $340,000 to $5,695,000 in 1997.

    Total expenses of retail brokerage activities were $17,276,000 in 1997 compared to $16,698,000 in 1996, an increase of $578,000 or 3%. Increased compensation on increased commission-based revenue is the primary reason for the increased expenses. Net income before taxes for the retail brokerage segment was $2,667,000 in 1997 compared to $3,046,000 in 1996.

ASSET MANAGEMENT- Asset management activities generated revenues of $8,562,000 in 1997 compared to $4,129,000 in 1996. The acquisition of the former GS2 in July, 1997 was the primary reason for the increase. The former GS2 contributed revenues of $4,277,000 in 1997. GS2 activities generating this revenue were investment advisory, investment banking, and brokerage services. Changes in revenue of other areas of this segment were not significant.

    Total expenses of asset management activities were $8,190,000 in 1997 compared to $3,486,000 in 1996, an increase of $4,704,000. The inclusion of the former GS2 in 1997, after its purchase, increased expenses by $3,958,000. Increased costs associated with increases in personnel at ZAMI and for administrative activities associated with the Company's proprietary mutual funds are the primary reasons for the balance of the increase. The resulting net income before taxes of the asset management activities was $371,000 in 1997 compared to $643,000 in 1996.

TAXABLE TRADING- Taxable trading activities generated revenues of $1,483,000 in 1997 compared to $1,492,000 in 1996. A reduction in preferred stock trading revenues of approximately $300,000 in 1997 was offset by a similar increase in taxable bond trading revenues. Taxable bond trading activities were started within the Company in 1997.

    Total expenses of the taxable trading activities were $1,462,000 in 1997 compared to $1,136,000 in 1996. This increase is related to the expenses of the newly developed taxable bond trading activity offset by a decrease in preferred stock trading expenses. The taxable trading segment had net income before taxes of $21,000 in 1997 compared to $356,000 in 1996.

OTHER ACTIVITIES AND INTERCOMPANY- The activities of the other financial services generated revenues of $2,217,000 in 1997 compared to $2,750,000 in 1996. Decreases in the portfolios of FCFC notes receivable and ZCSI leases and notes are the primary reasons for the decreases in revenues. Expenses of these financial services declined $415,000 primarily as the result of decreases in interest expense and costs associated with ZCSI leasing activities. The net loss before taxes from these activities was $53,000 compared to net income before taxes of $65,000 in 1996.

    WRR, the only nonfinancial activity of the Company, had a gross margin of $3,463,000 in 1997 compared to $4,013,000 in 1996, a decrease of $550,000 or
14%. A decrease in remediation, field and emergency response services were the primary reasons for the decline. Total expenses of WRR in 1997 were $2,664,000 compared to $2,622,000 in 1996, an increase of $42,000 or 2%. The resulting net income before taxes for WRR in 1997 was $940,000 compared to $1,508,000 in 1996.

    The administrative activities of BCZ and the Parent generated revenues of $2,935,000 in 1997 compared to $2,671,000 in 1996, an increase of $264,000.
Approximately $760,000 of investment income was earned on the proceeds of the sale of Ziegler Leasing Corporation, which was offset by a reduction in fees and other revenues. Expenses of BCZ and Parent administration were $13,882,000 in 1997 compared to $8,653,000 in 1996, an increase of $5,229,000. The notes receivable writedown and the lawsuit settlement totaling $3,900,000 account for most of the increase. The balance of the increase is related to compensation expenses and other expenses related to the preparation for the clearing conversion which occurred in 1998. The administration and Parent activities reduced net income before taxes by $10,947,000 in 1997 compared to $5,990,000 in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Capital expenditures for assets for 1998 were $5,235,000. Approximately $2,500,000 reflects expenditures for upgrades in technology and the conversions of computer systems. Approximately $1,300,000 was expended for furniture, equipment, and leasehold improvements for our financial services segments. Approximately $1,200,000 was used for equipment purchases at WRR, our nonfinancial services subsidiary. Land, buildings and equipment, net of related depreciation and amortization, was 6% of total Company assets.

    The Company has a continuing requirement for cash to finance its activities. A significant source of cash has been and continues to be the issuance of short-term notes of the Company. These notes vary in maturities up to 270 days. In 1998, a total of $79,651,000 of notes were issued and $81,179,000 were repaid. The total balance of short-term notes outstanding was $13,502,000 as of December 31, 1998. This source of cash was used primarily to finance lending and investment activities.

    ZCSI issued bonds to the public as a source of cash for our discontinued leasing subsidiary prior to 1997. During the second quarter of 1998, substantially all non-cash assets of ZCSI were sold and the proceeds used to retire all outstanding bonds. The bonds had been used to finance the purchase of lease obligations and lease financing notes. No new bonds have been issued in 1997 or 1998, nor does the Company contemplate issuing bonds from this subsidiary in the future.

    FCFC issued bonds to the public as a source of cash prior to 1996. Mandatory redemption on the bonds is made from principal payments received on the mortgage loans which serve as collateral for the bonds. There were $5,182,000 of mortgage loans outstanding at December 31, 1998, which are included in Notes Receivable in the balance sheet. Principal payments on the mortgage loans are received in regular installments over a 15-year amortization schedule through 2010 and through prepayments. Total bonds outstanding at December 31, 1998 were $5,046,000. As principal payments are received on the mortgage loans, whether scheduled or prepaid, bonds are called and retired. No new bonds were issued in 1998 nor does the Company plan to issue bonds in the future.

    BCZ acts as remarketing agent for approximately $1.3 billion of variable rate demand municipal securities, most of which BCZ previously underwrote. The securities may be tendered at the option of the holder, generally on seven days advance notice. The obligation of the municipal borrower to pay for tendered securities is, in substantially all cases, supported by a third party liquidity provider, such as a commercial bank. In order to avoid utilizing the third party liquidity provider, municipal borrowers contract with BCZ to remarket the tendered securities. To assist in financing such activity, BCZ maintained a $70,000,000 secured revolving credit facility and an $83,000,000 uncommitted, secured borrowing facility from a syndicate of banks. A total of $61,795,000 of variable rate securities were in inventory at December 31, 1998. At December 31, 1998, BCZ had no borrowings on the committed or uncommitted lines. BCZ allowed both the revolving credit facility and the uncommitted facility to expire in January, 1999. BCZ intends to finance its inventory of variable rate securities acquired pursuant to its remarketing activities through its clearing agent under the clearing agent's margin financing arrangements. BCZ has done such margin financing during 1998 since the conversion of its clearing operations to a fully disclosed broker-dealer.

    BCZ finances activities from its own resources, from unsecured lines of credit available through banking relationships, from repurchase agreements through brokerage relationships, from its clearing agent using inventory as collateral, as well as intercompany borrowings from the Parent, if necessary. BCZ also has a secured broker loan arrangement available through a banking relationship. At December 31, 1998, there were no amounts outstanding under bank secured credit facilities. There was $250,000 outstanding under bank unsecured credit facilities at December 31, 1998. Amounts outstanding under repurchase agreements were $31,040,000 and the amount due the clearing agent was $97,660,000. In each case securities are the underlying collateral for the amounts due.

    The Company's cash and cash equivalent position allows a certain flexibility in its financial activities. In order to maximize income, available cash is invested in short-term investments such as money market funds and reverse repurchase agreements at very short maturities in accordance with the Company's liquidity requirements.

    The Company received approximately $11,000,000 in net proceeds after taxes from the sale of Ziegler Leasing Corporation in 1996. The net proceeds had been invested in short-term securities. These securities were liquidated in the last quarter of 1998. Approximately $9,650,000 was used to fund the acquisition of PMC. The remaining balances will be reinvested in operations of the Company.

    In the opinion of management, the Company's capital resources and available sources of credit are adequate for present and anticipated future operations.

YEAR 2000

    The Year 2000 issue affects the ability of computer systems to correctly process dates after December 31, 1999. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer equipment, software, and electronic devices with imbedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

    The Company has taken various initiatives that address the Year 2000 issue. The Company began the process of addressing Year 2000 compliance in 1997. During 1998, as part of an operational conversion which also served to minimize the problem associated with Year 2000 issues, BCZ and ZTT, the Company's retail brokerage operations, completed the conversion from self-clearing to clearing on a fully disclosed basis through other broker-dealers. This conversion relieved the Company of the burden of making corrections to its internal computer-based clearing systems to achieve Year 2000 compliance. In the case of each of the two subsidiaries, the conversion of securities brokerage processing systems was to a vendor that is a significant provider of this type of service to the securities industry. Each vendor has published plans and progress reports with respect to its readiness for the year 2000 and indicated its belief that it will be prepared for year 2000.

    As part of its reviews, the Company has conducted a company-wide inventory of electronic equipment and systems of all its financial subsidiaries and is in the process of assessing its nonfinancial subsidiary. The Company has made substantial progress in the process of updating technology as part of a larger conversion of information technology systems. The Company has also mailed letters to its significant vendors and service providers to determine the extent to which interfaces with and software provided by such entities are Year 2000 compliant. The Company has received responses from many of the vendors and will pursue responses from all vendors who have not yet responded. The Company will undertake internal testing and will participate in industry-wide testing during 1999. The Company expects to complete a major portion of its testing by June 30, 1999 and will undertake additional testing throughout the year. The Company has made substantial progress in converting its primary operational systems and should have all remaining systems Year 2000 compliant during the third quarter.

    The total cost of the Year 2000 preparedness efforts is difficult to estimate. The conversion of BCZ and ZTT to fully disclosed clearing through other broker-dealers and the updating of our information systems to current technology were part of a strategy to update our internal operations and was not specifically related to Year 2000 compliance. As a result, it is difficult to distinguish between the costs of operational conversions and Year 2000 compliance. Costs incurred for Year 2000 compliance are principally the related payroll costs of our internal information systems personnel and are not separately tracked. The costs of outside consultants are not believed to be material to the Company.

    The impact of the Year 2000 issue on the securities industry will likely be significant since virtually every aspect of the sale of securities and processing of transactions requires Year 2000 compliance review. Because of the interdependent nature of securities transactions, the Company may be adversely affected, depending upon whether it and the entities with whom the Company interacts address this issue successfully. The failure to correct a significant Year 2000 issue could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. However, the Company does not have any control over these third parties and, as a result, cannot currently determine to what extent future operating results may be adversely affected by the failure of these third parties to successfully address their Year 2000 issues. Due to the general uncertainty inherent in the Year 2000 issue, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity or financial condition. The Company believes that, with the conversion to fully-disclosed clearing agents and updated technology platforms, the possibility of significant interruptions of normal operations is reduced.

    The Company has written a contingency plan. The plan is preliminary in nature pending the completion of its company-wide assessment and will be updated pending the results of ongoing testing throughout the year. It summarizes issues with respect to our primary operational activities. Time frames and alternatives have been developed to continue processing transactions under various scenarios. It is impossible to anticipate all possible circumstances; however, the Company has attempted to address its significant operational areas and will continue to review it throughout the year.

FORWARD LOOKING STATEMENTS

    Certain comments in the Annual Report represent forward looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. The statements are based on current estimates and are dependent upon a variety of factors that could cause actual results to differ from these estimates. Such factors which may impact the results are described in our securities filings.

                                                               Five Year Summary

FIVE YEAR SUMMARY OF FINANCIAL DATA
                                                             1998           1997           1996           1995           1994
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues.................................   $75,783,132    $59,693,703    $49,316,949    $44,941,611    $36,451,820
Income (Loss) from
   Continuing Operations...........................    (2,840,788)       353,737      2,974,714      3,327,941      1,241,378
Income from
   Discontinued Operations.........................            --              -        669,973        716,380        763,678
Net Income (Loss)..................................    (2,840,788)       353,737      3,644,687      4,044,321      2,005,056
Basic Earnings (Loss) Per Share:
   Continuing Operations...........................        (1.20)           .15           1.25           1.40            .52
   Discontinued Operations ........................            --             -            .28            .30            .32
   Net Income (Loss) Per Share.....................        (1.20)           .15           1.53           1.70            .84
Diluted Earnings (Loss) Per Share:
   Continuing Operations...........................        (1.20)           .14           1.23           1.38            .51
   Discontinued Operations ........................            --             -            .28            .30            .32
   Net Income (Loss) Per Share.....................        (1.20)           .14           1.51           1.68            .83
Cash Dividends Declared Per
   Share of Common Stock...........................          .39            .82            .82            .87            .72
Total Assets.......................................   226,733,941    167,477,107    141,156,499    126,429,316    152,440,207
Long-Term Obligations..............................     5,679,686     14,595,173     20,642,689     22,869,304     17,174,242
Short-Term Notes Payable...........................    13,501,519     15,033,913     13,245,639     18,394,420     19,728,501
End of Year Shareholders' Equity...................    49,600,977     52,294,656     54,219,200     52,241,998     50,380,022
Book Value Per Share...............................  $      20.08  $       21.58  $       22.21  $       21.48  $       20.68

                                                               Quarterly Results

Quarterly Consolidated Results of Operations for 1998 and 1997 (Unaudited)
1998 Quarter Ended                                                      March 31    June 30*<F9>  September 30    December 31
------------------------------------------------------------------------------------------------------------------------------
Revenues.........................................................    $15,194,000    $21,241,000    $18,333,000    $21,015,000
Expenses.........................................................     16,990,000     20,506,000     19,058,000     23,795,000
Net Income (Loss)................................................     (1,149,000)     1,466,000       (479,000)    (1,679,000)
Basic Earnings (Loss) Per Share..................................           (.49)           .20           (.20)          (.71)
Diluted Earnings (Loss) Per Share................................           (.49)           .19           (.20)          (.71)
*<F8>Amended

1997 Quarter Ended
------------------------------------------------------------------------------------------------------------------------------
Revenues.........................................................   $  9,719,000    $14,592,000    $15,508,000    $19,874,000
Expenses.........................................................     12,409,000     12,163,000     17,089,000     17,477,000
Net Income (Loss)................................................     (1,618,000)     1,468,000       (939,000)     1,443,000
Basic Earnings (Loss) Per Share..................................           (.68)           .61           (.39)           .61
Diluted Earnings (Loss) Per Share................................           (.68)           .60           (.39)           .59

DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS
D.A. CARLSON, JR.
Senior Managing Director
B.C. Ziegler and Company

J.C. FRUEH
President, Aegis Group, Inc.
Pittsburg, Pennslyvania; Aquistion
and Management of Manufacturing
and Distribution Companies

J.R. GREEN
Partner, Green, Manning & Bunch,
Denver, Colorado; a Private
Investment Banking Firm

P.R. KELLOGG
Senior Managing Director, Spear,
Leeds & Kellogg; Specialist Firm
on the New York Stock Exchange

S.A. ROELL
Senior Vice President and Chief
Financial Officer, Johnson Controls,
Inc., Milwaukee, Wisconsin

F.J. WENZEL
Professor of Medical Practice Management, University of St. Thomas Graduate School of Business, Minneapolis, Minnesota; Advisor to the President, Marshfield Clinic, Marshfield, Wisconsin

B.C. ZIEGLER III
President, Ziegler/Limbach, Inc., West Bend, Wisconsin; Business Development, Management and Consulting

P.D. ZIEGLER
Chairman
President and Chief Executive Officer

B.C. ZIEGLER
Director Emeritus

R.D. ZIEGLER
Director Emeritus

EXECUTIVE OFFICERS

P.D. ZIEGLER
Chairman of the Board
President and Chief Executive Officer

S.C. O'MEARA
Senior Vice President, General Counsel and Corporate Secretary

J.C. VREDENBREGT
Vice President, Treasurer and Controller

OFFICERS AND SUBSIDIARIES
B.C. ZIEGLER AND COMPANY

P.D. ZIEGLER
Chairman, President and
Chief Executive Officer

S.C. O'MEARA
Senior Vice President, General Counsel and Corporate Secretary

D.A. CARLSON, JR.
Senior Managing Director-Healthcare and Senior Living Investment Banking

R.J. GLAISNER
Senior Managing Director-Ziegler Investment Group

R. COGSWELL
Managing Director

D.J. HERMANN
Managing Director-Senior Living Finance

G.G. MACLAY, JR.
Managing Director

M.P. MCDANIEL
Managing Director-Sales and Trading

L.P. ODEN
Managing Advisor-Health Care Group

T.R. PAPROCKI
Managing Director

R.J. TUSZYNSKI
Managing Director

J.C. VREDENBREGT
Vice President, Treasurer and Controller

ZIEGLER ASSET MANAGEMENT, INC.

G.G. MACLAY, JR.
President and Chief Executive Officer

ZIEGLER FINANCING CORPORATION

S.C. O'MEARA
President and General Counsel

ZIEGLER THRIFT TRADING, INC.

D.P. FRANK
President and Chief Executive Officer

PMC INTERNATIONAL, INC.

S.A. MACKILLOP
President and Chief Operating Officer

WRR ENVIRONMENTAL SERVICES CO., INC.
J.L. HAGER
President and Chief Executive Officer

DIVISION AND SUBSIDIARY OFFICES

B.C. ZIEGLER AND COMPANY

CORPORATE HEADQUARTERS
215 North Main Street
West Bend, WI  53095-3348
(414) 334-5521

GROUP HEADQUARTERS
250 East Wisconsin Avenue
Milwaukee, WI 53202
(414) 277-4400

RETAIL BROKERAGE OFFICES

Denver, Colorado
Orlando, Florida
Arlington Heights, Illinois
Rockford, Illinois
Springfield, Illinois
Indianapolis, Indiana
West Des Moines, Iowa
Minneapolis, Minnesota
St. Louis, Missouri
Portland, Oregon
Appleton, Wisconsin
Fond du Lac, Wisconsin
Fort Atkinson, Wisconsin
Green Bay, Wisconsin
Kenosha, Wisconsin
LaCrosse, Wisconsin
Madison, Wisconsin
Milwaukee, Wisconsin
Mequon, Wisconsin
Port Washington, Wisconsin
Sheboygan, Wisconsin
Wausau, Wisconsin
West Bend, Wisconsin

INSURANCE OFFICE
West Bend, Wisconsin

INVESTMENT BANKING OFFICES

GROUP HEADQUARTERS

One South Wacker Drive Suite 3080
Chicago, IL 60606-4617
(312) 263-0110

Walnut Creek, California
St. Petersburg, Florida
New York, New York
Washington, D.C.
Milwaukee, Wisconsin
West Bend, Wisconsin

ZIEGLER ASSET MANAGEMENT, INC.

215 North Main Street
West Bend, WI 53095-3348
(414) 334-5521

ZIEGLER FINANCING CORPORATION

8100 Professional Place
Suite 312
Lanham, MD 20785
(301) 918-4400

ZIEGLER THRIFT TRADING, INC.

CORPORATE HEADQUARTERS
733 Marquette Avenue
Suite 106
Minneapolis, MN 55402-2340
(612) 333-4206

INVESTMENT OFFICES

Minneapolis, Minnesota
St. Paul, Minnesota
Naperville, Illinois
Westchester, Illinois
Brookfield, Wisconsin

PMC INTERNATIONAL, INC.
555 17th Street, 14th Floor
Denver, CO 80202
(303) 292-1177

WRR ENVIRONMENTAL SERVICES CO., INC.

5200 State Road 93
Eau Claire, WI 54701-9808
(715) 834-9624

INVESTOR INFORMATION

CORPORATE OFFICES
215 North Main Street
West Bend, Wisconsin 53095-3348

ANNUAL MEETING
    The annual meeting of shareholders will be held at 10:00 a.m., April 19, 1999 at the Old Courthouse Square Museum, 340 South 5th Avenue, West Bend, Wisconsin.

    Copies of the Form 10-K covering the fiscal year 1998 are available upon request. Form 10-K is the Company's annual report filed with the Securities and Exchange Commission, Washington, D.C. Shareholders wishing to receive a copy, please write to:

THE ZIEGLER COMPANIES, INC.
Attention:  S. Charles O'Meara
Corporate Secretary
215 North Main Street
West Bend, WI 53095-3348

MARKET

    The Ziegler Companies, Inc. common stock trades on the American Stock Exchange. The range of bid and asked quotations during 1998 and 1997 was as follows:

                           1998                   1997
------------------------------------------------------------
                        BID   ASKED            BID    ASKED
1st Quarter    High  24 3/8  24 3/4         19 3/8   19 3/4
               Low   19 1/8  19 1/2         16 1/2   16 7/8
2nd Quarter    High  24 7/8  25 1/4         18 5/8   19 1/8
               Low   20 1/2  21             17 3/4   18
3rd Quarter    High  20 3/4  21 1/8         23       23 3/8
               Low   18 3/4  19             18 1/8   18 1/2
4th Quarter    High  18 7/8  19 1/2         23 1/4   23 1/2
               Low   17 3/8  17 3/4         20 3/4   21 1/4
CASH DIVIDENDS
    Cash dividends paid during 1998 and 1997 were as follows:


Per Share                                1998           1997
-------------------------------------------------------------
January............................     $ .13          $ .13
   Extra cash dividend.............       .30            .30
April..............................         -            .13
May................................       .13              -
July...............................         -            .13
August.............................       .13              -
October............................         -            .13
November...........................       .13              -
                                       ------         ------
   Total...........................     $ .82          $ .82
                                       ======         ======

    Holders of record on January 29, 1999, were paid a regular cash dividend of 13 cents per share on February 12, 1999.

TRANSFER AGENT AND REGISTRAR
FIRSTAR TRUST COMPANY
Corporate Trust Department
1555 North Rivercenter Drive, Suite 301
Milwaukee, WI 53212

ORGANIZATION AND COMPENSATION COMMITTEE
John R. Green, Chairman
Stephen A. Roell
Frederick J. Wenzel

AUDIT COMMITTEE
John C. Frueh, Chairman
Peter R. Kellogg
Bernard C. Ziegler III

AMEX SYMBOL
ZCO

(THE ZIEGLER COMPANIES, INC. LOGO)
215 N. Main Street
West Bend, Wisconsin 53095-3348