Form 10-K, Exhibit 13
period 1999-12-31
ZIEGLER COMPANIES INC
filed 2000-03-30
CIK 109312

THE ZIEGLER COMPANIES, INC.

Annual Report 1999

FOCUSING OUR CORE BUSINESSES

INVESTMENT BANKING/CAPITAL MARKETS

INVESTMENT SERVICES/CONSULTING

(The Ziegler Companies, Inc. Logo)

                                    CORPORATE CREED

 We believe in the American free enterprise system.
We shall consistently treat our clients, employees,
           shareholders and community with honesty, dignity, fairness and respect. We will conduct our business with the highest ethical standards.

                                         CONTENTS
                         Financial Summary .... 1
                    Letter to Shareholders .... 2
         Consolidated Financial Statements .... 6
Notes to Consolidated Financial Statements ... 11
  Report of Independent Public Accountants ... 25
      Management's Discussion and Analysis ... 26
       Five Year Summary of Financial Data ... 34
          Directors and Executive Officers ... 35
                      Investor Information ... 36

FINANCIAL SUMMARY

For the Years Ended December 31,                         1999             1998
------------------------------------------------------------------------------
Total Revenues                                    $96,682,000      $72,260,000
Income (Loss) from Continuing Operations
    Before Income Taxes                             3,129,000       (5,150,000)
Income (Loss) from Continuing Operations              975,000       (3,195,000)
Income from Discontinued Operations                   537,000          354,000
Net Income (Loss)                                   1,512,000       (2,841,000)
Basic and Diluted Per Share
    Continuing Operations                         $       .40      $     (1.35)
    Discontinued Operations                       $       .22      $       .15
                                                  ----------------------------
    Earnings (Loss) Per Share                     $       .62      $     (1.20)
------------------------------------------------------------------------------

TO OUR SHAREHOLDERS

We are pleased to report to you on the significant events of The Ziegler Companies, Inc. during 1999, and to describe our business challenges and plans for 2000.

During the year, we continued to evaluate the changing business environment, company strategy and business activities. We realized that it was critical for us to concentrate on business lines that fit our size and our expertise. We identified areas of strength--areas in which we can compete effectively and where we have the potential to become marketplace leaders. This analysis concluded with the sale of several assets, as well as the addition, in early 2000, of a new president and CEO, John J. Mulherin.

Specifically, in the fourth quarter of 1999, we sold WRR Environmental Services Co., Inc. (WRR), the only non-financial services subsidiary of The Ziegler Companies Inc., to its management. The sale produced an after-tax gain of approximately $398,000. In 1999, WRR posted net income after taxes of $140,000. The cash sale price was approximately $6,000,000. The buyers assumed any environmental liabilities incurred in the conduct of WRR's business.

Also during the fourth quarter, we sold Ziegler Thrift Trading, Inc. (ZTT). The sale of ZTT was a decision based largely on the outlook for the reduced-commission brokerage businesses. This subsidiary was part of the Ziegler family of companies for 18 years, and it was always profitable. But today, successful discount brokers are many--and they are giants. We believe that profitability in that industry segment will come to those who have the scale and size to compete with the huge Internet trading firms. Without a larger critical mass, we could not continue to be competitive. As valuations in the public market increased substantially for reduced-commission brokers, the time was right for the sale, which produced cash proceeds of approximately $10,000,000 and an after-tax gain of approximately $3,600,000.

Total revenues from continuing operations of The Ziegler Companies, Inc. grew from $72,260,000 in 1998 to $96,682,000 in 1999. Net income from continuing operations totaled $975,000 in 1999, an improvement from the loss from continuing operations reported in 1998 of $3,195,000. Earnings per share from continuing operations were 40 cents in 1999 versus a 1998 loss of $1.35 per share. Included in these results are the after-tax profits from the fourth quarter sale of ZTT, totaling approximately $3,600,000, and the write-down of $2,255,000 of goodwill attributable to the 1997 acquisition of GS2 Securities, Inc.

The Company paid dividends of 52 cents per share in 1999, consistent with our Board of Directors' January 1999 announcement that it believed shareholder value could be better enhanced by reinvesting surplus capital into our core businesses, rather than paying an extra dividend based on the prior year's results. The Board also has authorized the repurchase of 200,000 shares. During 1999, the Company repurchased 45,713 shares at an average price less than the Company's net book value.

HERE ARE SOME HIGHLIGHTS OF OUR BUSINESSES IN 1999:

O Principal Preservation Portfolios, our family of mutual funds, had spectacular growth in 1999. It was very gratifying to witness this strong performance. Net sales grew to more than four times those of 1998, averaging nearly $1 million per day. Net sales accelerated in each month of 1999, reaching $42 million in December 1999. That trend continued into the new year. Total mutual fund assets under management grew from $600 million at year-end 1998 to more than $1 billion at the end of 1999. As of March 1, 2000, assets exceeded $1.23 billion. These results were driven by strong performance in our equity funds, and new and expanded distribution channels.

O The bond market was not kind to our niche investment banking practices in 1999. Steadily rising interest rates challenged our ability to originate and distribute our underwritten product. We have made efforts to offset the effects of the markets, however. In senior living and healthcare finance, we have further diversified our service mix, doing more in financial advisory, corporate finance and risk management services, where profit margins are higher than in straight underwriting. In 1999, we were able to recruit and retain industry leading investment bankers in healthcare, senior living, and church and school finance. Their talents allow us to offer more value-added advisory and investment services to our clients.

O In 1999, the Senior Living Finance Group broke its 1998 volume record; its underwriting volume exceeded $1 billion for the second straight year. We increased our industry-leading market share: Nearly one in every four financings in this industry benefited from Ziegler's specialized expertise in this arena.

O We established a "seed capital" fund to help select senior living clients develop new projects. In 1999, we had our first return of capital with an attractive rate of return.

O We have moved into the top five lenders nationally in the number of completed FHA-232 insured transactions for nursing homes and assisted living projects.

O The Church and School Financing Group underwrote 22 issues for approximately $76 million in 1999. This was down slightly when compared to our 1998 results, but it was still our fourth largest year historically.

O B.C. Ziegler and Company's Retail Sales Group improved its contribution to profitability in 1999, and ended the year with the highest number of investment consultants ever (74), due to successful recruiting. During the year, this group introduced to its clients Ziegler Online, a service that provides online account access and Internet trading capabilities.

O Ziegler Asset Management, Inc. gathered approximately $350 million of new assets in 1999 and increased its profitability. This subsidiary has very successfully cross-sold its investment management services, now sharing more than 100 clients with our investment banking practices. Brian Andrew was named executive vice president and assumed day-to-day operating responsibility for ZAMI.

O Portfolio Management Consultants, Inc. (PMC), our newest subsidiary, doubled assets under administration to $4.9 billion and established several significant new relationships. Under Ziegler's first year of ownership, PMC achieved positive cash flow for the first time in its 13-year history; however, this subsidiary was not profitable due to the amortization of acquisition goodwill.

OUR LEADERSHIP TEAM HAS SEVERAL OBJECTIVES FOR 2000:

First, we are focusing keenly on measures to realign our company in specific, select markets that offer the greatest promise. While revenues of the company have improved steadily, our profitability has not followed. In 2000, we will be working to integrate similar business lines, eliminate unnecessary expense and leverage our collective expertise in the markets we serve, in order to improve profitability.

Second, the sales of ZTT and WRR created gains and surplus capital. We are carefully seeking business opportunities that fit within our narrowed focus, and that will enhance the company's value to shareholders. There are exciting, profitable growth opportunities in financial advisory and money management markets that we intend to explore.

Finally, we will be building scale, narrowing our focus and improving the visibility and definition of our activities in select marketplaces. We believe significant opportunities are available to us. We are actively working to better communicate the value of our services to the marketplace and to effectively execute business strategies to improve shareholder returns.

As we evaluate new business opportunities and further integrate the financial services we already provide, we want to assure you that The Ziegler Companies, Inc. will continue to be guided by enduring principles--quality, value, service, trust and integrity. We appreciate your continued support and confidence, and we plan to communicate our progress to you as we proceed.

/s/ Peter D. Ziegler

Peter D. Ziegler
Chairman

/s/ John J. Mulherin

John J. Mulherin
President and Chief Executive Officer

JOHN J. MULHERIN was elected president and chief executive officer of The Ziegler Companies, Inc. on January 24, 2000. Before joining Ziegler, he was most recently chief administrative officer of Villanova Capital, the asset management group of Nationwide Insurance. Prior to his joining Villanova Capital, Mr. Mulherin was with Fidelity Investments, Boston, where he was president of National Financial Correspondent Services Company, a clearing subsidiary of Fidelity Investments. He had also previously been the chief operating officer of Fidelity Investments Institutional Services Company, a mutual fund distribution and services organization.

Mr. Mulherin is a native of Chicago and has extensive management experience with the First National Bank of Chicago. He is a graduate of Loras College, Dubuque, Iowa, and holds an MBA from DePaul University, Chicago.

FINANCIAL SECTION

CONSOLIDATED BALANCE SHEETS

As of December 31,                                                                              1999                     1998
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                                    $  5,378,281             $  6,477,763
Short-term investments                                                                    11,864,859                9,795,392
                                                                                        ------------             ------------
         Total cash and cash equivalents                                                  17,243,140               16,273,155
Securities inventory                                                                      82,791,177              125,429,892
Securities purchased under agreements to resell                                            4,365,000                4,753,125
Accounts receivable                                                                        6,069,179                4,922,439
Accrued income taxes receivable                                                            2,453,522                2,468,697
Investment in and receivables from affiliates                                              1,537,520                1,629,473
Notes receivable                                                                           4,548,038                5,509,630
Other investments                                                                         26,931,474               28,587,845
Land, buildings and equipment, at cost, net of accumulated
   depreciation of $12,100,497 and $13,821,109, respectively                               8,608,642                9,055,437
Deferred tax asset                                                                         3,158,100                2,625,463
Goodwill                                                                                  10,141,233               13,346,998
Other assets                                                                               2,774,690                3,920,910
Net assets of discontinued operations                                                              -                5,200,180
                                                                                        ------------             ------------
         Total assets                                                                   $170,621,715             $223,723,244
                                                                                        ------------             ------------
                                                                                        ------------             ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term notes payable                                                                $  6,159,784             $ 13,501,519
Securities sold under agreements to repurchase                                            28,959,000               31,040,000
Payable to broker-dealers and clearing organizations                                      60,742,115               98,435,492
Accounts payable                                                                           2,287,541                1,899,303
Securities sold, not yet purchased                                                         4,363,594                4,644,855
Notes payable to banks                                                                             -                2,013,275
Bonds payable                                                                              4,223,000                5,046,000
Other liabilities and deferred items                                                      14,590,405               17,541,823
                                                                                        ------------             ------------
         Total liabilities                                                               121,325,439              174,122,267
                                                                                        ------------             ------------
Commitments
Stockholders' equity-
   Common stock, $1 par, 7,500,000 shares
      authorized, 3,544,030 shares issued                                                  3,544,030                3,544,030
   Additional paid-in capital                                                              6,220,888                6,204,728
   Retained earnings                                                                      57,110,453               56,875,618
   Treasury stock, at cost, 1,113,052 and
      1,073,459 shares, respectively                                                     (17,469,543)             (16,797,954)
   Unearned compensation                                                                    (109,552)                (225,445)
                                                                                        ------------             ------------
         Total stockholders' equity                                                       49,296,276               49,600,977
                                                                                        ------------             ------------
         Total liabilities and stockholders' equity                                     $170,621,715             $223,723,244
                                                                                        ------------             ------------
                                                                                        ------------             ------------

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31,                                                      1999             1998              1997
-----------------------------------------------------------------------------------------------------------------------------
REVENUES
Investment banking income                                                      $30,685,534      $32,140,627       $26,900,037
Commission income                                                               23,643,312       21,696,458        16,415,847
Investment management and advisory fees                                         26,390,623        6,841,618         3,949,118
Interest and dividends                                                           6,455,956        8,532,693         5,071,045
Other                                                                            9,506,514        3,048,445         3,754,354
                                                                               -----------      -----------       -----------
                                                                                96,681,939       72,259,841        56,090,401
                                                                               -----------      -----------       -----------

EXPENSES
Employee compensation and benefits                                              45,288,011       43,702,807        30,874,441
Investment manager fees                                                          6,317,601          628,239                 -
Brokerage commissions and clearing fees                                         10,596,475        6,128,885         2,696,170
Communications                                                                   3,624,236        3,567,066         3,002,728
Occupancy and equipment                                                          9,593,620        6,768,414         4,831,142
Promotional                                                                      4,997,500        4,672,791         3,101,815
Professional and regulatory                                                      2,938,266        1,582,927         1,370,304
Provision for losses                                                                     -                -         3,900,000
Interest                                                                         3,998,783        6,476,405         3,215,625
Goodwill amortization                                                            3,186,075          136,740            69,893
Other operating expenses                                                         3,012,462        3,745,539         3,404,947
                                                                               -----------      -----------       -----------
                                                                                93,553,029       77,409,813        56,467,065
                                                                               -----------      -----------       -----------
         Income (loss) from continuing
            operations before income taxes                                       3,128,910       (5,149,972)         (376,664)
Provision for (benefit from) income taxes                                        2,153,600       (1,955,300)         (147,500)
                                                                               -----------      -----------       -----------
         Income (loss) from continuing operations                                  975,310       (3,194,672)         (229,164)
Discontinued operations:
   Income from operations of discontinued environmental
      services subsidiary (less applicable income taxes of
      $371,000, $230,000 and $349,000, respectively)                               139,534          353,884           582,901
   Gain on disposal of environmental services subsidiary
      (less applicable income taxes)                                               397,544                -                 -
                                                                               -----------      -----------       -----------
         Income from discontinued operations                                       537,078          353,884           582,901
                                                                               -----------      -----------       -----------
         Net income (loss)                                                     $ 1,512,388      $(2,840,788)      $   353,737
                                                                               -----------      -----------       -----------
                                                                               -----------      -----------       -----------
Per share data:
   Continuing operations                                                            $  .40           $(1.35)            $(.10)
   Discontinued operations                                                             .22              .15               .24
                                                                               -----------      -----------       -----------
Basic earnings (loss) per share                                                     $  .62           $(1.20)            $ .14
                                                                               -----------      -----------       -----------
                                                                               -----------      -----------       -----------
   Continuing operations                                                            $  .40           $(1.35)            $(.10)
   Discontinued operations                                                             .22              .15               .24
                                                                               -----------      -----------       -----------
Diluted earnings (loss) per share                                                   $  .62           $(1.20)            $ .14
                                                                               -----------      -----------       -----------
                                                                               -----------      -----------       -----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          Additional
                                               Common        Paid-In       Retained       Treasury         Unearned
                                                Stock        Capital       Earnings          Stock     Compensation        Total
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                 $3,544,030     $5,962,229    $62,305,397   $(17,062,908)       $(529,548) $54,219,200

Net income                                          -              -        353,737              -                -      353,737
Dividends declared
   ($ .82 per share)                                -              -     (2,000,253)             -                -   (2,000,253)
Cost of treasury stock
   purchased (98,560 shares)                        -              -              -     (1,953,885)               -   (1,953,885)
Proceeds from exercise of
    stock options and awards                        -         (8,214)             -        155,717                -      147,503
Purchase of GS2
   (72,366 shares)                                  -        114,632              -      1,260,322                -    1,374,954
Amortization of unearned
   compensation                                     -              -              -             -           153,400      153,400
                                           ----------     ----------    -----------   ------------        ---------  -----------
BALANCE, DECEMBER 31, 1997                  3,544,030      6,068,647     60,658,881    (17,600,754)        (376,148)  52,294,656

Net loss                                            -              -     (2,840,788)             -                -   (2,840,788)
Dividends declared
   ($ .82 per share)                                -              -       (942,475)             -                -     (942,475)
Cost of treasury stock
   purchased (19,600 shares)                        -              -              -       (370,900)               -     (370,900)
Proceeds from exercise of
   stock options and awards                         -          2,025              -         84,170                -       86,195
Purchase of GS2
   (72,366 shares)                                  -        146,000              -      1,228,954                -    1,374,954
Restricted stock grants                             -        (11,944)             -        218,976         (207,032)           -
Restricted stock forfeitures                        -              -              -       (358,400)         136,544     (221,856)
Amortization of unearned
   compensation                                     -              -              -              -          221,191      221,191
                                           ----------     ----------    -----------   ------------        ---------  -----------
BALANCE, DECEMBER 31, 1998                  3,544,030      6,204,728     56,875,618    (16,797,954)        (225,445)  49,600,977

Net income                                          -              -      1,512,388              -                -    1,512,388
Dividends declared
   ($ .52 per share)                                -              -     (1,277,553)             -                -   (1,277,553)
Cost of treasury stock
   purchased (45,713 shares)                        -              -              -       (760,329)               -     (760,329)
Proceeds from exercise of
   stock options and awards                         -         16,160              -         88,740                -      104,900
Amortization of unearned
   compensation                                     -              -              -              -          115,893      115,893
                                           ----------     ----------    -----------   ------------        ---------  -----------
BALANCE, DECEMBER 31, 1999                 $3,544,030     $6,220,888    $57,110,453   $(17,469,543)       $(109,552) $49,296,276
                                           ----------     ----------    -----------   ------------        ---------  -----------
                                           ----------     ----------    -----------   ------------        ---------  -----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,                                                           1999           1998           1997
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                                   $ 1,512,388    $(2,840,788)   $   353,737
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
     Depreciation and amortization                                                    5,690,320      1,604,937      1,026,031
     Provision for losses                                                                     -              -      2,500,000
     Unrealized loss on securities inventory                                            353,430      1,289,576         36,194
     Gain on sale of other investments                                                        -        (73,853)             -
     Loss on sale of equipment                                                           39,961         74,080              -
     Compensation expense related to
       restricted stock grants and forfeitures                                          115,893           (665)       153,400
     Deferred income taxes                                                             (199,137)      (651,817)    (1,139,448)
     Undistributed net dividends received from
       unconsolidated affiliates                                                              -              -        356,965
     Pre-tax gain on sale of discontinued operations                                   (798,544)             -              -
     Loss on bond retirement                                                                  -         94,268              -
     Change in assets and liabilities:
          Decrease (Increase) in -
            Accounts receivable-securities sales                                     (1,146,740)     7,466,607       (656,544)
            Accrued income taxes receivable                                              15,175     (2,214,272)      (254,425)
            Securities inventory                                                     42,004,024    (60,808,168)   (26,344,241)
            Securities purchased under agreements to resell                             388,125      3,486,875     (8,240,000)
            Other assets                                                              1,068,249      1,555,562        851,508
            Discontinued operations - noncash
              charges and working capital changes                                      (100,227)      (353,886)      (482,876)
          Increase (Decrease) in -
            Payable to customers, broker-dealers and
              clearing organizations                                                (37,693,377)    93,076,741     (1,499,495)
            Accounts payable                                                            388,238     (4,841,885)     3,243,773
            Income taxes payable                                                              -              -     (6,113,102)
            Other liabilities                                                        (2,836,151)     4,483,255      1,876,985
                                                                                   ------------    -----------   ------------
            Net cash provided by (used in) operating activities                       8,801,627     41,346,567    (34,331,538)
                                                                                   ------------    -----------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from -
     Sale of equipment                                                                  295,715         18,675              -
     Principal payments received under leases                                                 -        779,645      2,397,639
     Sale of leased equipment                                                                 -        924,652        571,904
     Payments received on notes receivable                                            1,077,388      6,885,145      7,583,261
     Liquidation of unconsolidated affiliate                                                  -              -        825,000
     Sale of leases and notes                                                                 -      5,832,190              -
     Sales/paydowns of other investments                                              1,656,371     16,081,563              -
     Cash acquired in purchase of GS2                                                         -              -        600,196
     Sale of discontinued operations                                                  6,023,000              -              -
Payments for -
     Issuance of new notes receivable                                                   (30,000)      (561,146)    (1,065,577)
     Purchase of other investments                                                            -    (44,595,556)             -
     Payments related to the purchase of PMC net of cash acquired              -     (8,449,083)             -
     Capital expenditures                                                            (2,232,719)    (4,034,645)    (1,571,146)
     Settlement of GS2 acquisition                                                     (414,140)             -              -
                                                                                   ------------    -----------   ------------
          Net cash provided by (used in) investing activities                         6,375,615    (27,118,560)     9,341,277
                                                                                   ------------    -----------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from -
     Issuance of short-term notes payable                                            66,659,000     79,651,000     74,707,000
     Exercise of employee stock options                                                 104,900         86,195        147,502

Payments for -
     Principal payments of short-term notes payable                                 (74,016,000)   (81,179,000)   (72,872,000)
     Repayments of bonds payable                                                       (823,000)    (6,727,000)    (6,692,000)
     Purchase of treasury stock                                                        (760,329)      (370,900)    (1,953,885)
     Cash dividends paid                                                             (1,277,553)    (1,984,697)    (2,007,770)
     Retirement of bonds outstanding                                                          -     (6,257,698)             -
     Net borrowings (repayments) under credit facilities                             (2,013,275)   (39,675,000)    18,747,000
     Net receipts on securities sold under
       agreements to repurchase                                                      (2,081,000)    23,716,000      7,324,000
                                                                                   ------------    -----------   ------------
          Net cash provided by (used in) financing activities                       (14,207,257)   (32,741,100)    17,399,847
                                                                                   ------------    -----------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    969,985    (18,513,093)    (7,590,414)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       16,273,155     34,786,248     42,376,662
                                                                                   ------------    -----------   ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $17,243,140    $16,273,155    $34,786,248
                                                                                   ------------    -----------   ------------
                                                                                   ------------    -----------   ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Interest paid during the year                                                 $  4,249,000   $  5,083,000   $  3,193,000
     Income taxes paid during the year                                             $  2,470,000   $  2,406,000   $  7,312,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
Granting of restricted stock from treasury stock                                   $         -    $    207,000    $         -
Treasury stock issued for acquisition of GS2                                       $         -    $  1,375,000    $ 1,375,000

The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1   Summary of Significant
Accounting Policies

PRINCIPLES OF CONSOLIDATION - The Ziegler Companies, Inc. ("ZCO") and its wholly owned subsidiaries (collectively, the "Company") are principally engaged in investment banking, financial advisory, investment advisory, retail brokerage, investment trading and related financial services. These services are provided to institutions, businesses and individuals.

    The consolidated financial statements of the Company include the accounts of ZCO and its wholly owned subsidiaries, B.C. Ziegler and Company ("BCZ"), PMC International, Inc. ("PMC"), Ziegler Thrift Trading, Inc. ("ZTT"), Ziegler Financing Corporation ("ZFC"), Ziegler Asset Management, Inc. ("ZAMI") and First Church Financing Corporation ("FCFC"). All significant intercompany balances and transactions have been eliminated. See Notes 2 and 3 regarding the acquisition of GS2 Securities, Inc. ("GS2") and PMC. See Notes 4 and 5 regarding the sale of WRR Environmental Services Co., Inc. ("WRR") and substantially all the assets and liabilities of ZTT.

    The Company has a 50% interest in Ziegler Mortgage Securities, Inc. II ("ZMSI II"), an unconsolidated entity accounted for by the equity method.

SECURITIES - Security transactions are recorded on a settlement date basis, which is not materially different from a trade date basis. In the normal course of business, the Company, like other firms in the securities industry, purchases and sells securities as both principal and agent. If another party to the transaction fails to perform as agreed, the Company may incur a loss if the market value of the security is different from the contract amount of the transaction.

    Securities and other investments owned are carried at market value or, in the event there is no readily identifiable market value, fair value as determined by management. Unrealized gains or losses are reflected in income.

RESALE AND REPURCHASE AGREEMENTS - Transactions involving purchases of securities under agreements to resell or sales of securities under agreements to repurchase are accounted for as collateralized financings. Collateral is valued daily, and the Company may require counterparties to deposit additional collateral or return collateral pledged when appropriate.

INVESTMENT BANKING - Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from debt securities offerings in which the Company acts as an underwriter. Investment banking revenues also include fees earned from providing strategic consulting, merger and acquisition, and financial advisory services. Investment banking management fees are recorded on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable. Investment banking income also includes trading profits and losses.

COMMISSION INCOME - Acting as an agent, the Company earns commission income by buying and selling securities on behalf of its customers. Although commissions are generally associated with individual securities transactions and the dollar amount of the transactions, the Company also earns and records commission income based on the net asset value of the accounts.

INVESTMENT MANAGEMENT AND ADVISORY FEES - The Company earns investment management and advisory fees for investment advice and administrative services provided. The Company earns fees based on the net asset value of the individual and institutional accounts. Revenues from investment management and advisory fees and related activities are recognized over the period in which services are performed.

DEPRECIATION - Depreciation is computed on buildings and equipment on a straight-line basis. The buildings are depreciated over 20 to 40 years and equipment over three to 10 years.

GOODWILL - Goodwill is related to the purchases of GS2 and PMC and is being amortized over 15 years. Total goodwill amortization in 1999, 1998 and 1997 was $931,000, $137,000 and $70,000, respectively. In addition to the scheduled amortization, an additional $2,255,000 of goodwill was written off in 1999 as described in Note 2.

FUTURES CONTRACTS - The Company's purpose in using futures contracts is to manage the impact of interest rate and market fluctuations on the value of securities inventory. Fluctuations in the value of securities inventory are offset by fluctuations in the value of the futures contracts. The net realized and unrealized gains or losses on futures contracts are included in trading profits.

INCOME TAXES - The provision for income taxes is the estimated amount of income taxes payable, both currently and in the future, on consolidated pre-tax earnings for the year at current federal and state tax rates. Deferred income taxes have been provided for those transactions, which are accounted for in different periods for financial reporting purposes than for income tax purposes.

COMPREHENSIVE INCOME - Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income. There are no material items of other comprehensive income; therefore, comprehensive income equals net income.

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

NEW ACCOUNTING PRONOUNCEMENT - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("Statement") No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting treatment.

    Statement No. 133 is effective for fiscal quarters of fiscal years beginning after June 15, 2000. Statement No. 133 cannot be applied retroactively. Statement No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).

    To the extent derivative instruments do not qualify for hedge accounting treatment, the Statement could increase volatility in earnings and other comprehensive income. The Company believes their existing derivative instruments will qualify for hedge accounting, and therefore, the impacts of adopting Statement No. 133 on its financial statements will not be material. The Company has not determined the timing or method of adoption.

RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform with current year presentation.

NOTE 2  Acquisition of GS2
and Subsequent Goodwill Adjustments

In July 1997, the Company acquired Glaisner, Schilffarth, Grande & Schnoll, Ltd., a Milwaukee-based financial services holding company, together with its broker-dealer subsidiary GS2. Following the merger of Glaisner, Schilffarth, Grande & Schnoll, Ltd. into the Company, GS2 survived as a new broker-dealer subsidiary of the Company. Total consideration paid in Company stock at the date of acquisition was $1,375,000. Additional consideration, which would increase the purchase price and goodwill, was to be paid based upon the achievement of performance targets during the three years following the purchase. In recognition of performance through 1998 and to facilitate a merger into BCZ, the Company paid an additional 72,366 shares in Company stock, having a value of $1,375,000 on December 31, 1998, and approximately $414,000 in cash in additional settlement of the purchase price. The acquisition has been accounted for under the purchase method of accounting and the consolidated financial statements include the results of operations from the date of acquisition. The Company merged GS2 into BCZ on December 31, 1998. The pro forma impact of the acquisition was not material to the Company.

    During 1999, the Company made a determination to write down $2,255,000 of goodwill related to this acquisition. The Company's decision was related to several factors which indicated that the goodwill had become impaired. These factors included increased competition and industry factors which reduced the level of commissions and fees that could be charged, a change in utilization of a key principal, and a failure to meet the budgeted income level for 1998 and 1999. The value of the goodwill was reduced to $650,000 as of December 31, 1999, based on the future value of cash flows utilizing historical GS2 net income as a benchmark.

NOTE 3  Acquisition of PMC

In December 1998, the Company acquired PMC, a Colorado-based investment advisor and investment consulting firm, for approximately $3.8 million. The Company also advanced PMC an additional $7.1 million to allow PMC to meet current obligations. The acquisition expands the Company's asset management and investment advisor selection and monitoring businesses. The acquisition has been accounted for under the purchase method of accounting and the consolidated financial statements include the results of operations from the date of acquisition. Total goodwill of $9.4 million resulting from the acquisition will be amortized over 15 years. The estimated pro forma results of operations of the Company had PMC been acquired as of January 1, 1997 would have been as follows (in 000's except for per share data):

                                                             1997
------------------------------------------------------------------------------
                                                 ZCO          PMC   Pro Forma
                                          -----------------------------------
Total revenues                               $59,694      $14,863     $74,557
Net income (loss)                                354       (3,823)     (4,288)
Net income (loss)
   per share
      Basic                                     $.15       $(.98)      $(1.80)
      Diluted                                     14        (.98)       (1.80)


                                                             1998
------------------------------------------------------------------------------
                                                 ZCO          PMC   Pro Forma
                                          -----------------------------------
Total revenues                               $75,783      $19,361     $95,144
Net loss                                      (2,841)     (12,366)     (9,950)
Net loss per share
   Basic and Diluted                          $(1.20)     $(2.61)      $(4.20)

NOTE 4  Discontinued Operations

During 1999, the Company sold WRR, the hazardous waste management subsidiary of the Company. Effective December 30, 1999, the common stock of WRR was sold to Caribou Corporation for cash of approximately $6 million. Caribou Corporation will assume any environmental liabilities incurred in the conduct of WRR's business under the terms of the sale. The sale resulted in a gain of $398,000 after taxes. Net assets of discontinued operations at December 31, 1999 and 1998 have been segregated in the Consolidated Balance Sheets. Summary operating results of discontinued operations, excluding the above gain, are as follows:

                                         1999           1998           1997
---------------------------------------------------------------------------
Gross profit on
   chemical products               $3,045,000     $3,522,000     $3,603,000
Income before
   income taxes                       511,000        584,000        932,000
Provision for
   income taxes                       371,000        230,000        349,000
Income from
   discontinued
   operations                         140,000        354,000        583,000

NOTE 5  Sale of Assets and Liabilities of ZTT

In October 1999, the Company sold substantially all the assets and liabilities of ZTT to Strong Investments, Inc. ZTT was a component of the Investment Services/Consulting segment of the Company. The sale was for $7.4 million plus 1999 earnings through closing. The before-tax gain on the sale was $6,011,000, which is included in Other Revenues on the Consolidated Statements of Operations. ZTT revenues for 1999, 1998 and 1997 were $10,827,000, $5,075,000 and $5,823,000, respectively. ZTT's after tax earnings for 1999, 1998 and 1997 were $4,339,000, $346,000 and $856,000, respectively. The 1999 revenues and earnings from continuing operations includes the gain on the sale of the assets and liabilities.

NOTE 6  Securities Inventory
and Other Investments

Securities inventory at December 31, 1999 and 1998 consists of trading securities at market value, as follows:

                                                        1999           1998
---------------------------------------------------------------------------
Municipal bond issues                            $71,651,148   $110,536,184
Mortgage and asset
   backed securities                               4,245,756      5,251,202
Institutional bond issues                          2,417,674      2,827,386
Preferred stock                                    3,328,352      3,476,229
Corporate bond issues                                552,893        203,051
Other                                                595,354      3,135,840
                                                 -----------   ------------
                                                 $82,791,177   $125,429,892
                                                 -----------   ------------
                                                 -----------   ------------

    Municipal bond issues consist primarily of revenue bonds issued by state and local governmental authorities related to healthcare or long-term care facilities. Corporate bond issues consist primarily of bonds issued by for-profit corporations. Institutional bond issues consist primarily of bonds issued by for-profit hospitals, geriatric care facilities, churches and independent schools.

    Included in Municipal bond issues at December 31, 1999 are approximately $17,500,000 of bonds from one issuer in New York, $13,291,000 of bonds from one issuer in Michigan, $8,925,000 of bonds from one issuer in Idaho, $6,896,000 of bonds from one issuer in Virginia and $6,140,000 of bonds from one issuer in Georgia. These bonds were sold in 2000. Included in municipal bond issues at December 31, 1998 are approximately $21,744,000 of bonds from one issuer in New Jersey, $10,000,000 of bonds from one issuer in Pennsylvania, $35,000,000 of bonds from two issuers in Illinois and $12,575,000 of bonds from one issuer in Texas. These bonds were sold in 1999.

    Collateralized Mortgage Obligations ("CMOs") backed by various U.S. government agencies totaling $39,570,000 were purchased by BCZ from ZMSI II in February 1998. It was determined, at the time, that the amortized book value equaled the market value. In July 1998, BCZ sold these securities to the parent
(ZCO) at cost, which approximated par value. In October 1998, ZCO purchased an additional $5,017,000 of these same type of securities from ZMSI II. As the result of sales of some securities and repayments of principal on the underlying mortgage obligations for securities still held, the total volume of securities has declined. Because of the nature of the underlying mortgage obligations, the true market value is difficult to determine, but management believes the market values continue to approximate par value. ZCO carries these securities as Other Investments on the balance sheet. Coincident with purchasing these securities, ZCO entered into a repurchase agreement under which ZCO is able to benefit from the spread between current short-term interest rates and the yields on the associated CMOs. See Note 10.

NOTE 7  Securities Sold,
Not Yet Purchased

Marketable securities sold, not yet purchased, consist of trading securities at market value, as follows:

                                                        1999           1998
---------------------------------------------------------------------------
U.S. government
   securities                                     $4,363,594     $4,644,855
                                                  ----------     ----------
                                                  ----------     ----------

    Interest expense incurred on these transactions was $257,000 in 1999, $696,000 in 1998 and $75,000 in 1997.

NOTE 8  Payable to Broker-Dealers and Clearing Organizations

BCZ clears its proprietary and customer transactions through a clearing agent on a fully disclosed basis. The relationship with the clearing agent results in amounts payable for transaction processing and inventory purchases offset by fees earned, commissions, inventory sales and profits or losses on securities transactions. The amount payable to the clearing agent of approximately $60,459,000 at December 31, 1999 relates primarily to the financing of inventory and is collateralized by securities with a market value of approximately $78,313,000 owned by BCZ.

NOTE 9  Investment in ZMSI II

Condensed financial information of ZMSI II as of December 31, 1999 and 1998, and for the three-year period ended December 31, 1999 is as follows:

                                                                    1999              1998
------------------------------------------------------------------------------------------
Mortgage certificates, net of unamortized
   discount of $870,403 and $1,061,640, respectively         $32,612,794       $38,586,973
Deferred bond issuance costs                                     860,439         1,060,400
Cash and cash equivalents, primarily held by trustee           2,229,862         5,305,210
Accrued interest receivable                                      205,436           243,281
                                                             -----------       -----------
         Total assets                                        $35,908,531       $45,195,864
                                                             -----------       -----------
                                                             -----------       -----------
Mortgage certificate-backed bonds payable                    $33,493,000       $42,602,000
Accrued interest payable                                         890,303         1,073,417
Due to BCZ                                                         5,228               447
                                                             -----------       -----------
         Total liabilities                                    34,388,531        43,675,864
Stockholders' equity ($1,510,000 held by ZCO)                  1,520,000         1,520,000
                                                             -----------       -----------
         Total liabilities and stockholders' equity          $35,908,531       $45,195,864
                                                             -----------       -----------
                                                             -----------       -----------

                                                                    1999              1998             1997
------------------------------------------------------------------------------------------------------------
Income, primarily interest                                    $2,855,634        $5,340,232       $8,771,002
                                                              ----------        ----------       ----------
Expenses-
   Interest expense                                            2,469,747         3,696,015        7,875,114
   Amortization of bond issuance costs                           199,961         1,360,660          432,363
   Management fee earned by BCZ                                  107,931           118,223          335,985
   General and administrative expense                             77,995           165,334          127,540
                                                              ----------        ----------       ----------
         Total expenses                                        2,855,634         5,340,232        8,771,002
                                                              ----------        ----------       ----------
Net income                                                    $        -        $        -      $         -
                                                              ----------        ----------       ----------
                                                              ----------        ----------       ----------

    The Mortgage Certificate-Backed Bonds are collateralized by the Mortgage Certificates, which consist of Government National Mortgage Association certificates and Federal National Mortgage Association certificates.

    See also Note 6 regarding the sale of certain Mortgage Certificates to BCZ. ZMSI used the proceeds from the sale to call $39,570,000 of Mortgage Certificate-Backed Bonds which were outstanding.

NOTE 10  Short-Term
Borrowing Arrangements

The Company finances the operations of certain subsidiaries by issuing commercial paper (short-term notes payable). During 1999, 1998 and 1997, it had average outstanding balances of approximately $12,802,000, $14,974,000 and $12,751,000, respectively. Maximum borrowings based on month-end outstanding balances for those same years were approximately $20,158,000, $16,298,000 and $15,674,000, respectively. During 1999, 1998 and 1997, the weighted average interest rates incurred were 5.6%, 6.1% and 6.2%, respectively, based on month-end outstanding balances. The total commercial paper outstanding at December 31, 1999 and 1998 was $6,159,784 and $13,501,519, respectively.

    The Company enters into securities sold under agreements to repurchase transactions ("repurchase agreements") from time to time to take advantage of the spread between short term interest rates and the yield on the underlying securities used in the repurchase transaction. ZCO and BCZ use repurchase agreements along with other means of financing to finance other investments and inventory positions. As of December 31, 1999 and 1998, the Company had open repurchase agreements totaling $28,959,000 and $31,040,000, respectively. The collateral under these agreements consisted primarily of CMOs backed by various U.S. government agencies. The maximum borrowings under these agreements were $33,174,000 and $44,767,000 in 1999 and 1998, respectively. These agreements were at interest rates of 5.11% to 6.67% in 1999, 5.14% to 6.69% in 1998 and 5.75% to 6.25% in 1997.

    Notes payable to banks consists of the following:

                                                        1999           1998
---------------------------------------------------------------------------
Borrowings under
   unsecured lines of credit                       $       -     $1,250,000
Other                                                      -        763,275
                                                   ---------     ----------
                                                   $       -     $2,013,275
                                                   ---------     ----------
                                                   ---------     ----------

    The Company had lines of credit as of December 31, 1999 and 1998, totaling $27,500,000. In accordance with normal banking practice, these lines may be withdrawn at the discretion of the lenders. In connection with certain of these bank lines, the Company is required to maintain, as compensating balances, average collected funds, which at December 31, 1999 and 1998 was $330,000. There are no legal restrictions on the withdrawal of these funds. One of the bank lines for $7,500,000 is shared with the family of mutual funds sponsored by BCZ. All borrowings under this line of credit by the family of mutual funds are guaranteed by BCZ. The family of mutual funds had borrowings outstanding at December 31, 1999 of $35,000 and no borrowings outstanding at December 31, 1998.

    BCZ serves as the remarketing agent on certain variable-rate municipal bonds that can be tendered back to the respective issuers, generally upon seven days advance notice, by the holders. In its role as remarketing agent, BCZ may purchase the tendered bonds into its own inventory. To assist in financing such activity, BCZ had a $70,000,000 revolving credit facility and an $83,000,000 uncommitted borrowing facility. Both facilities were primarily for financing variable rate municipal securities. The financings were done at the federal funds rate plus .85% and were fully collateralized. The revolving and uncommitted facilities were allowed to expire on January 15, 1999.

    BCZ currently finances inventory, including variable-rate municipal bonds, through its clearing relationship. Funds are borrowed at the federal funds rate plus 50 basis points which was 5.75% at December 31, 1999, and are due under normal margin arrangements for securities inventory. See Notes 6 and 8.

    Interest expense on short-term borrowing arrangements was as follows:

                                           1999           1998           1997
------------------------------------------------------------------------------
Short-term notes
   payable                           $  717,000     $  912,000       $784,000
Repurchase
   agreements                         1,697,000      2,374,000        785,000
Lines of credit                          69,000        537,000        334,000
Secured credit facilities                     -        254,000        375,000
Clearing agent
   financing                            858,000        751,000              -

NOTE 11  Bonds Payable

Bonds payable at December 31, 1999 and 1998, consists of the following:

                                                        1999           1998
---------------------------------------------------------------------------
First Church Financing
   Corporation Mortgage-
   Backed Bonds:
   Series 1 - due March, 2008;
      interest at 8.25%                           $1,366,000     $1,491,000
   Series 2 - due August, 2009;
      interest at 8.75%                            1,193,000      1,284,000
   Series 3 - due December, 2010;
      interest at 8.00%                            1,664,000      2,271,000
                                                  ----------     ----------
                                                  $4,223,000     $5,046,000
                                                  ----------     ----------
                                                  ----------     ----------

    Estimated amounts due on bonds payable is as follows:
--------------------------------------------------
2000                                    $  328,000
2001                                       360,000
2002                                       394,000
2003                                       433,000
2004                                       474,000
Thereafter                               2,234,000
                                        ----------
                                        $4,223,000
                                        ----------
                                        ----------

    The First Church Financing Corporation Mortgage-Backed Bonds are repaid from principal payments on the underlying loans which serve as collateral for the bonds. The estimated amounts due are based on the scheduled amortization of the underlying loan principal. The amounts due will vary depending upon principal payments or prepayments, if any.

NOTE 12  Related Party Transactions

BCZ sponsors the Principal Preservation Portfolios, Inc. family of mutual funds (the "PPP Funds"). Certain BCZ officers also serve as officers or directors of the PPP Funds. BCZ provides investment advisory services and performed transfer agent services through November 1999 for the PPP Funds. ZAMI provides investment sub-advisory services to the PPP Funds. Total fees for services earned from the PPP Funds approximated $4,563,000, $3,352,000 and $2,755,000 in 1999, 1998 and
1997, respectively. BCZ serves as manager of ZMSI II pursuant to a written agreement. ZCO owns $1,500,000 of $9 non-cumulative, non-voting preferred stock in ZMSI II. See Note 9 for the ZMSI II intercompany balances with ZCO and BCZ for the years ended December 31, 1999 and 1998.

NOTE 13  Retirement Plans

The Company has contributory profit sharing plans for substantially all full-time employees and certain part-time employees. BCZ, ZAMI and ZFC have plans which provide for a guaranteed company match equal to 50% of employee contributions up to 6% of defined compensation and a discretionary annual company contribution up to 6% of defined compensation for each year. ZTT had a similar plan. The annual company contributions are at the discretion of the board of directors. PMC has a plan that matches up to 6% of an employee's contributions by an amount determined by the board of directors. Retirement plan expense of the Company was $1,700,000, $1,102,000 and $1,361,000 in 1999, 1998
and 1997, respectively.

NOTE 14 Provision for
Income Taxes

The current and deferred provision for (benefit from) income taxes from continuing operations for the years ended December 31, 1999, 1998 and 1997, consist of the following:

                                         1999           1998           1997
---------------------------------------------------------------------------
Current federal
   (benefit)                       $1,773,195    $(1,482,122)   $   800,388
Current state                         579,542        178,639        191,560
Deferred
   provision
   (benefit)                         (199,137)      (651,817)    (1,139,448)
                                   ----------    -----------    -----------
Total                              $2,153,600    $(1,955,300)   $  (147,500)
                                   ----------    -----------    -----------
                                   ----------    -----------    -----------

    The following are reconciliations of the statutory federal income tax rates for 1999, 1998 and 1997 to the effective income tax rates:

                                              1999        1998         1997
-----------------------------------------------------------------------------
Statutory federal income
   tax rate                                  34.0%       (34.0)%     (34.0)%
State income taxes, net of
   related federal tax benefit                7.7         (5.9)       (2.9)
Tax-exempt interest income,
   net of related nondeductible
   interest expense                         (11.5)        (4.3)      (29.1)
Goodwill amortization                        39.5          0.8         0.0
Nondeductible business
   expenses                                   3.1          0.5        16.8
Additional taxes
   provided (used)                           (1.9)         0.1         3.2
Other, net                                   (2.1)         4.8         6.8
                                             ----         ----        ----
Effective income tax rate                    68.8%       (38.0)%     (39.2)%
                                             ----         ----        ----
                                             ----         ----        ----

    The tax effects of temporary differences that give rise to significant elements of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are as follows:

                                                        1999           1998
---------------------------------------------------------------------------
Deferred tax assets:
    Accrued expenses                              $  330,816     $   72,680
    Allowance for losses                           1,197,471      1,111,735
    Deferred compensation                            412,914        426,538
    Deferred income                                  650,965        539,500
    Net operating
      loss carryforwards                           2,132,863      2,167,292
    Other                                             45,769        164,412
                                                 -----------    -----------
Total deferred tax assets                          4,770,798      4,482,157
                                                 -----------    -----------
Deferred tax liabilities:
   Fixed assets (primarily due
      to depreciation)                              (159,415)      (205,253)
   Other                                             (81,815)      (116,717)
                                                 -----------    -----------
Total deferred tax liabilities                      (241,230)      (321,970)
                                                 -----------    -----------
Net deferred tax assets
   before valuation
      allowance                                    4,529,568      4,160,187
                                                 -----------    -----------
Valuation allowance                               (1,371,468)    (1,534,724)
                                                 -----------    -----------
Net deferred tax assets                          $ 3,158,100    $ 2,625,463
                                                 -----------    -----------
                                                 -----------    -----------

    Changes in the valuation allowance for the year ended December 31, 1999 and 1998 were as follows:

                                                        1999           1998
---------------------------------------------------------------------------
Balance, beginning of year                        $1,534,724     $        -
Adjustments to the valuation
   allowance:
      Assumption (use) of federal
         net operating loss carry-
         forwards (see below)                        (76,193)     1,447,661
      Assumption (use) of other
         deferred tax assets
         (see below)                                 (87,063)        87,063
                                                  ----------     ----------
Balance, end of year                              $1,371,468     $1,534,724
                                                  ----------     ----------
                                                  ----------     ----------

    PMC had certain deferred tax assets, including federal and state net operating loss carryforwards, as of the acquisition date. The future utilization of the net operating loss carryforwards by the Company is restricted by the change-of-ownership rules. The tax benefit of the federal and state net operating loss carryforwards, which begin to expire in 2017 and 2012, respectively, has been recorded by the Company at the maximum amount allowable under these change-of-ownership rules. The Company had recorded a valuation allowance against the full amount of these assets because Company management believed it was likely that the benefit of these assets may not be substantially realized. The Company continues to have valuation reserves established resulting from its acquisition of PMC in 1998. For 1999, PMC was able to utilize a portion of its loss carryforwards, thereby reducing its required valuation allowance as of December 31, 1999. The reduction of the valuation allowance is recorded against Goodwill. Likewise, any future utilization of loss carryforwards at PMC will be recorded against Goodwill.

NOTE 15  Preferred Stock

The Company is authorized to issue 500,000 shares of preferred stock, $1 par value, which is undesignated as to series.

NOTE 16  Stock-Based Compensation Plans

In April 1998 the Company established the 1998 Stock Incentive Plan (the "1998 Plan") for key employees of the Company. Stock options, restricted stock and stock appreciation rights may be granted under the 1998 Plan. A total of 435,000 shares are issuable under the 1998 Plan. The 1998 Plan replaces the 1993 Employees' Stock Incentive Plan (the "1993 Plan"). No further awards or grants may be made under the 1993 Plan. Options already granted under the 1993 Plan will remain in effect until they are exercised or expire. The Company had also established the 1989 Employees' Stock Purchase Plan (the "1989 Plan") for substantially all full-time employees. The 1989 Plan expired in 1999. Under the 1998 Plan, options or shares granted that expire, terminate, or are canceled are again available for future granting.

RESTRICTED STOCK - The Company has issued restricted common stock to certain key employees under the 1993 Plan. Upon issuance, an employee's ownership of shares is subject to full or partial forfeiture in accordance with a vesting schedule. All unvested shares are forfeited if an employee's employment is terminated for any reason.

    In January 1998, the Company issued 10,617 shares of restricted common stock to key employees of the Company. The market value of the restricted stock when issued was $19.50 per share. The vesting schedule extends through January, 2001.

    A summary of restricted stock vesting and compensation expense is as follows:

                                         1999           1998           1997
---------------------------------------------------------------------------
(number of shares)
Unvested at beginning
   of year                             43,288         55,546         57,729
Granted                                     -         10,617              -
Forfeited                                   -        (20,666)             -
Vested                                (10,402)        (2,209)        (2,183)
                                     --------       --------       --------
Unvested at
   end of year                         32,886         43,288         55,546
                                     --------       --------       --------
                                     --------       --------       --------
Compensation expense
   included in
   net income                        $116,000       $221,000       $153,000
                                     --------       --------       --------
                                     --------       --------       --------

STOCK OPTIONS - The Company has granted options to key employees of the Company under the 1998 and 1993 Plans, and in connection with the purchase of GS2. In addition, the Company has granted 30,000 statutory and nonstatutory options to certain officers of the Company. All outstanding options have a fixed exercise price equal to the market price of the Company common stock on the date of grant. The options vest over periods of one to five years and are exercisable over a period of 10 years. Currently outstanding options expire on various dates ranging from January 2003 to April 2009.

All unexercised options are forfeited on termination of employment. A summary of fixed price stock option activity is as follows:

                                                        Options Outstanding
-------------------------------------------------------------------------------
                                                      Number        Price*<F6>

Balance, December 31, 1996                            68,500             16.69
Granted                                               60,000             18.84
Exercised                                             (4,000)            16.63
Forfeited                                             (6,000)            16.63
                                                     -------
Balance, December 31, 1997                           118,500             17.79
Granted                                              206,500             19.36
Forfeited                                             (2,500)            16.63
                                                     -------
Balance, December 31, 1998                           322,500             18.80
Granted                                                5,000             19.00
Forfeited                                            (24,000)            19.24
                                                     -------
Balance, December 31, 1999                           303,500             18.78
                                                     -------
                                                     -------
*<F6>  Weighted Average

EMPLOYEE STOCK PURCHASE PLAN-On May 1, 1995, the board of directors granted options to purchase 104,200 shares under the 1989 Plan. The May 1, 1995 options expired on April 30, 1997. On May 1, 1997, the board of directors granted options to purchase 130,030 shares under the 1989 Plan. The May 1, 1997 options expired on May 31, 1999. A summary of employee stock purchase option activity under the 1989 Plan is as follows:

                                                        Options Outstanding
-------------------------------------------------------------------------------
                                                      Number        Price*<F7>

Balance, December 31, 1996                            83,470             14.93
Exercised                                             (3,510)            16.69
Forfeited                                            (11,390)            16.91
Expired                                              (76,940)            15.94
Granted                                              130,030             15.94
                                                     -------
Balance, December 31, 1997                           121,660             17.90
Exercised                                             (1,835)            17.76
Forfeited                                            (20,310)            17.06
                                                     -------
Balance, December 31, 1998                            99,515             15.88
Exercised                                             (3,800)            16.01
Forfeited                                             (2,560)            16.40
Expired                                              (93,155)            16.40
                                                     -------
Balance, December 31, 1999                                 -
                                                     -------
                                                     -------

*<F7>  Weighted Average

    A total of 41,940 shares had been purchased since the inception of the 1989 Plan.

ACCOUNTING FOR STOCK-BASED COMPENSATION - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), establishes a fair value based method of accounting for stock options and similar awards. SFAS 123 allows companies to continue using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has continued to account for stock-based compensation plans under APB 25.

    The pro forma disclosure of net income (loss) and earnings (loss) per share as if the fair value based accounting method in SFAS 123 had been used is presented below. The Black Scholes option pricing model was used in all calculations.

    Pro forma amounts for:

The year ended December 31,                                                 1999           1998           1997
---------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                              $  819,000    $(3,273,000)     $(330,000)
Income from discontinued operations                                      537,000        354,000        583,000
                                                                      ----------    -----------      ---------
Net income (loss)                                                     $1,356,000    $(2,919,000)     $ 253,000
                                                                      ----------    -----------      ---------
                                                                      ----------    -----------      ---------
Per share data:
Income (loss) from continuing  operations                                 $  .34         $(1.38)        $ (.14)
Income from discontinued operations                                          .22            .15            .24
                                                                          ------         ------         ------
Basic earnings (loss) per share                                           $  .56         $(1.23)        $  .10
                                                                          ------         ------         ------
                                                                          ------         ------         ------
Income (loss) from continuing operations                                  $  .33         $(1.38)        $ (.14)
Income from discontinued operations                                          .22            .15            .24
                                                                          ------         ------         ------
Diluted earnings (loss) per share                                         $  .55         $(1.23)        $  .10
                                                                          ------         ------         ------
                                                                          ------         ------         ------
Weighted average significant assumptions under Black Scholes:
   Risk-free interest rate                                                  5.34%          5.10%          6.29%
   Dividend yield                                                           4.00%          5.00%          5.10%
   Stock price volatility                                                  20.03%         18.23%         13.75%
   Option life (in years)                                                   10.0            9.3            4.7
Weighted average fair values at grant date:
  Stock options granted                                                    $3.69          $2.56          $2.19
  Stock purchase options awarded                                           $   *<F8>      $   *<F8>      $1.16

*<F8>  Not applicable

NOTE 17  Net Capital Requirements and Customer Reserve Accounts

As registered broker-dealers, BCZ and Portfolio Brokerage Services, Inc. (PBS), a subsidiary of PMC, are subject to the requirements of Rule 15c3-1 (the "net capital rule") under the Securities Exchange Act of 1934. The basic concept of the net capital rule is liquidity, requiring a broker-dealer to have sufficient liquid assets at all times to cover current indebtedness. Specifically, the net capital rule prohibits a broker-dealer from permitting "aggregate indebtedness" to exceed 15 times "net capital" (15 to 1) as those terms are defined. Such net capital requirements could restrict the ability of a subsidiary to pay dividends to its parent.

    Approximate net capital data as of December 31, 1999, is as follows:

                                                         BCZ            PBS
---------------------------------------------------------------------------
Aggregate indebtedness                            $7,787,000       $ 98,000
Net capital                                       $1,568,000       $697,000
Ratio of aggregate indebtedness
  to net capital                                   4.97 to 1      0.14 to 1
Required net capital                              $  519,000       $100,000

    Registered broker-dealers that carry customer accounts are subject to Securities and Exchange Commission Rule 15c3-3. BCZ maintains a separate bank account for the exclusive benefit of customers. ZTT maintained a separate bank account while it was an active broker-dealer. The amount maintained in this account is determined by periodic computations required under the rule, which allows the Company to maintain the computed amounts in cash or other qualified securities. As of December 31, 1999 and 1998, there were approximately $1,014,000 and $1,656,000, respectively, in the customer reserve accounts. PBS executes transactions and promptly transmits all customer cash and securities on a delivery versus payment basis through the customer's custodian bank and is, therefore, not subject to rule 15c3-3. BCZ clears all securities purchase and sale transactions through a clearing agent on a fully disclosed basis and does not carry customer accounts. BCZ currently makes deposits to a customer reserve account as the result of transfer agent services that it provided. The account will be closed once all regulatory approvals are received.

NOTE 18  Operating Segments

The Company is organized and provides financial services through three operating segments. These operating segments are Investment Banking/Capital Markets, Investment Services/Consulting and Other. Operating segment results include all direct revenues and expenses of the operating units in each operating segment. Allocations of indirect administrative and operating costs are based on specific methodologies. Prior year results are restated to incorporate the allocation methodologies.

    Investment Banking/Capital Markets consists of the Company's healthcare and senior living finance groups, church and school finance group, and equity and fixed-income institutional sales and trading groups. Sales credits associated with underwritten offerings are reported in the Investment Services/Consulting group when sold through retail distribution channels and in the Investment Banking/Capital Markets group when sold through institutional distribution channels.

    Investment Services/Consulting consists of the Company's full service brokerage group; investment management, consulting, and performance reporting groups; and the insurance sales group.

    Other is principally the Company's corporate investment and borrowing activities and its related unallocated revenues and expenses.

    Operating segment financial information is as follows:

                                         1999           1998           1997
---------------------------------------------------------------------------
(amounts in thousands)
REVENUES:
Investment Banking/
   Capital Markets                    $30,380        $32,883        $23,163
Investment Services/
   Consulting                          51,402         28,238         21,819
Other                                   4,073          6,064          5,285
                                      -------        -------        -------
                                      $85,855        $67,185        $50,267
ZTT (See Note 5)                       10,827          5,075          5,823
                                      -------        -------        -------
                                      $96,682        $72,260        $56,090
                                      -------        -------        -------
                                      -------        -------        -------

NET INCOME (LOSS) BEFORE TAXES
Investment Banking/
   Capital Markets                    $ 1,816        $(1,727)       $ 3,733
Investment Services/
   Consulting                          (6,480)        (5,223)        (4,380)
Other                                   1,101          1,247         (1,112)
                                      -------        -------        -------
                                      $(3,563)       $(5,703)       $(1,759)
ZTT (See Note 5)                        6,692            553          1,382
                                      -------        -------        -------
                                      $ 3,129        $(5,150)       $  (377)
                                      -------        -------        -------
                                      -------        -------        -------

    The Company's revenues and net income (loss) before taxes presented above are derived entirely from domestic operations. The Company does not segregate asset information by operating segment.

NOTE 19  Commitments and Contingent Liabilities

In the normal course of business, BCZ enters into firm underwriting commitments for the purchase of debt and equity securities. BCZ purchases debt issues at a specified price. To manage the related credit and market risk exposure, BCZ attempts to pre-sell the debt issues to customers. BCZ had commitments outstanding at December 31, 1999 to purchase debt securities of $36,530,000 and no commitments outstanding at December 31, 1998. The outstanding commitments were subsequently settled and had no material effect on the consolidated financial statements at that date.

    BCZ has entered into certain agreements where future performance is required. Although fees have been collected, they have not been included in the income of BCZ. Income will only be recognized when performance is complete or all risk that fees will be returned has been eliminated. The fees are included as deferred revenue in Other Liabilities and Deferred Items and total $1,300,000 at December 31, 1999.

    The Company leases office space under noncancellable lease agreements, which allow for annual adjustments to the minimum lease payments to reflect increases in actual operating costs. The Company also leases office and computer equipment under noncancellable agreements. Minimum lease payments which extend through 2004, are:

2000                          $3,084,000
2001                           2,580,000
2002                           1,307,000
2003                           1,096,000
2004                             651,000
Thereafter                     1,574,000

    Rental expense for 1999, 1998 and 1997 was $4,573,000, $3,330,000 and
$2,587,000, respectively.

NOTE 20  Provision for Losses

In 1997, management became aware of information which led it to conclude that a substantial portion of approximately $2.4 million of loans receivable included in Notes Receivable may not be collectible. In recognition of that information, in 1997 management recognized a $2.25 million charge to write down the receivables to estimated net realizable value. Additionally, management recognized a $250,000 charge to writedown receivables included in Notes Receivable.

    In 1997, BCZ was a party to a class action lawsuit involving the underwriting of two bond issues in May of 1989 which totaled $11,680,000 (the "Bonds"). The Bonds were issued to construct a retirement facility. In 1992, there was a default on the Bonds, which resulted in a significant loss of principal and interest by the bondholders. Admitting no liability with respect to the matters alleged in the lawsuit, management reached a settlement with the class of plaintiffs as the best means to manage the uncertainty and expense of protracted litigation and to limit the diversion of management time. The settlement, which was in the amount of $1,400,000, was expensed, judicially approved and paid in 1997.

NOTE 21  Fair Value of Financial Instruments

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

    The book values, estimated fair values and the methods and assumptions used to estimate the fair value of the financial instruments of the Company are reflected below as of December 31, 1999 and 1998.

CASH AND CASH EQUIVALENTS - The carrying values of Cash and Cash Equivalents approximate the fair values for those amounts. For purposes of SFAS 107, cash and securities in customer reserve accounts are considered cash and cash equivalents.

SECURITIES INVENTORY AND OTHER INVESTMENTS - The carrying value of Securities Inventory approximates the fair value based on quoted market prices. Because of the nature of the underlying mortgage obligations included in Other Investments, the true market value is difficult to determine, but management believes the market values approximate par value.

NOTES RECEIVABLE - The carrying value of Notes Receivable approximates the fair value based on a discounted cash flow analysis. The discount rates were based on the Company's current loan rates.

SHORT-TERM NOTES PAYABLE - The carrying value of Short-Term Notes Payable approximates the fair value, which was determined based on current market rates offered on notes with similar terms and maturities.

NOTES PAYABLE TO BANKS - The carrying value of Notes Payable to Banks approximates the fair value, which was determined based on current market rates offered on notes with similar terms and maturities.

BONDS PAYABLE - The carrying value of Bonds Payable approximates the fair value, which was determined based on current market rates offered on bonds with similar terms and maturities.

NOTE 22  Financial Instruments With Off-balance Sheet Risks

As of December 31, 1999, the Company entered into an interest rate forward agreement to manage the interest rate volatility associated with a forward debt service agreement executed by the Company on behalf of a customer. The Company's market risk from unfavorable movements in interest rates associated with the forward agreement is minimized by the offsetting position with nearly identical notional value, terms and indexes of the forward debt service agreement. The interest rate forward agreement and forward debt service agreement both have $5,005,000 notional values. The reference interest rates in the agreements are based on AAA/Aaa General Obligation bonds as published by Municipal Market Data Services. The terms of the interest rate forward agreement are consistent with the forward debt service agreement and expire in January 2003. The value of the forward debt service agreement is based on present value calculations using current interest rates. Had the agreements been terminated at December 31, 1999, the Company would have net income of $26,000.

    Market risk due to potential fluctuations in interest rates is inherent in the interest rate forward agreement. Credit risk arises from potential failure of the counterparty to perform in accordance with the terms of the contract. The Company believes its credit and settlement procedures serve to minimize its exposure to credit risk.

NOTE 23  Earnings per Share

The following reconciles the numerators and denominators of the basic and diluted EPS computations for income from continuing operations:

The year ended December 31,                                            1999           1998           1997
----------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                         $  975,310    $(3,194,672)     $(229,164)
                                                                 ----------    -----------      ---------
                                                                 ----------    -----------      ---------
Basic
Weighted average shares outstanding                               2,420,484      2,368,560      2,387,713
                                                                 ----------    -----------      ---------
                                                                 ----------    -----------      ---------
Basic earnings (loss) per share                                      $  .40         $(1.35)         $(.10)
                                                                     ------         ------          -----
                                                                     ------         ------          -----

Diluted
Weighted average shares outstanding - Basic                       2,420,484      2,368,560      2,387,713
Effect of dilutive securities:
   Restricted stock                                                  23,423              -              -
   Stock options                                                      2,671              -              -
                                                                 ----------    -----------      ---------

Weighted average shares outstanding - Diluted                     2,446,578      2,368,560      2,387,713
                                                                 ----------    -----------      ---------
                                                                 ----------    -----------      ---------
Diluted earnings (loss) per share                                    $  .40         $(1.35)         $(.10)
                                                                     ------         ------          -----
                                                                     ------         ------          -----

The diluted share base for 1998 and 1997 excludes incremental shares related to restricted stock and options of 68,947 and 70,031, respectively. These shares are excluded due to their antidilutive effect as a result of the Company's loss from continuing operations during 1998 and 1997.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF THE ZIEGLER COMPANIES, INC.:

We have audited the accompanying consolidated balance sheets of THE ZIEGLER COMPANIES, INC. (a Wisconsin corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ziegler Companies, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Milwaukee, Wisconsin,
February 11, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business and
Operating Segments

The Ziegler Companies, Inc., (the "Parent") through its wholly owned subsidiaries (collectively known as the "Company"), is principally engaged in financial services activities. These financial services activities are conducted primarily through three operating segments. These operating segments are Investment Banking/Capital Markets, Investment Services/Consulting and Other.

    The Investment Banking/Capital Markets operating segment consists of the Company's healthcare and senior living finance groups, church and school finance group, and equity and fixed-income institutional sales and trading groups. This segment provides services primarily to institutional customers. These services include the underwriting and marketing of tax-exempt and taxable debt securities for the healthcare industry and non-profit senior living facilities. Services to these markets also include financial advisory services, merger and acquisition services, sales on an agency basis of complex financial products incorporating risk management strategies, and Federal Housing Administration ("FHA") loan origination in conjunction with investment banking activities. This segment also includes sales and trading in both the primary and secondary markets for our underwritten bonds as well as other taxable and tax-exempt debt securities and preferred stocks. The church and school finance group provides underwriting services to churches and private schools. This operating segment also provides limited preferred stock and equity market-making and research activities. These activities are conducted through B.C. Ziegler and Company ("BCZ"), except that Ziegler Financing Corporation ("ZFC") conducts FHA loan activities.

    The Investment Services/Consulting operating segment consists of the Company's full service brokerage group; investment management, consulting, and performance reporting groups; and the insurance sales group. The full service brokerage group provides a broad range of financial products and brokerage services primarily to retail customers through BCZ. Equity and fixed income investment management, administration, performance reporting and consulting services are provided through BCZ and Ziegler Asset Management, Inc. ("ZAMI"), each of which is a registered investment adviser. PMC International, Inc. ("PMC"), not an investment manager itself, provides administrative products and services to facilitate the selection and/or monitoring of unaffiliated investment managers or mutual funds. PMC's customers are primarily financial planners and advisers. This operating segment also provides traditional insurance products. The full service brokerage group is the primary retail distribution channel for church and private school bonds and other taxable and tax-exempt underwritten products. Sales credits associated with underwritten offerings are reported in this operating segment when sold through the Company's retail distribution channels. The Investment Services/Consulting segment provides services to both retail and institutional clients.

    Other operating activities are primarily the investment and debt management activities of the Parent and the unallocated corporate administrative activities included in BCZ. Corporate administrative costs are allocated using various allocation methodologies which consider the size of the operation and the extent of administrative services provided. Also included in this segment are First Church Financing Corporation ("FCFC"), Ziegler Collateralized Securities, Inc. ("ZCSI"), the church mortgage servicing element of Ziegler Financing Corporation ("ZFC"), and Ziegler Capital Corporation ("ZCC"), all of which have reduced or eliminated operations since 1997.

    The operations and gain from the sale of Ziegler Thrift Trading, Inc. ("ZTT") are excluded from the operating segments. Although not a separate segment and, therefore, not a discontinued operation under generally accepted accounting principles, financial results are separately identified in the operating segment information for comparability purposes. WRR Environmental Services, Inc., which was the hazardous waste management subsidiary of the Company, was sold on December 30, 1999, and is considered a discontinued operation and not a part of the operating segment financial information presented.

    The Company's operating results are sensitive to various factors. During the last half of 1999, the general level of interest rates increased. The increased rates had an impact on underwriting activities. The issuance of bonds to refund bonds already outstanding became uneconomical for issuers and caused the cancellation of those bond issues. This was true in the municipal as well as the church and school bond underwriting markets.

    The rise in interest rates combined with the increases in the equity markets has caused the disintermediation of funds from fixed income investment vehicles to equity investment vehicles. This disintermediation has caused a higher level of liquidations in tax-exempt bond mutual funds, which has reduced the ability of these mutual funds to purchase new issue municipal securities. Retail investors have also shown a diminished interest in fixed income securities given the increases in the equity markets and the uncertainty as to the future level of interest rates.

    The Company has been the recipient of increased assets under management in the equity mutual funds that it manages, primarily the PSE Tech 100 Index Portfolio, as a result of the factors noted above. Revenue from management fees increase correspondingly. This increase in the value of assets under management would be reversed to some extent by a correction in the equity or fixed income markets.

    The rise in interest rates also increases the cost of financing inventory. Since much of the Company's inventory is at a fixed rate, the cost of financing may increase without a corresponding increase in interest income. Further, the inventory being held will lose value as the result of general interest rate increases and may have to be sold at or below cost. The Company marks its inventory to market to reflect these circumstances.

Results of Operations - 1999 Compared to 1998

The following table summarizes the changes in revenues and income (loss) before taxes of continuing operations of the Company.

                                                                     Increase
Year ended December 31                          1999         1998   (Decrease)
------------------------------------------------------------------------------
                                                    (Dollars in thousands)
Revenues:
Investment Banking/Capital Markets           $30,380      $32,883     $(2,503)
Investment Services/Consulting                51,402       28,238      23,164
Other                                          4,073        6,064      (1,991)
                                             -------      -------     -------
                                             $85,855      $67,185     $18,670
ZTT                                           10,827        5,075       5,752
                                             -------      -------     -------
                                             $96,682      $72,260     $24,422
                                             -------      -------     -------
                                             -------      -------     -------
Income (loss) before taxes:
Investment Banking/Capital Markets           $ 1,816      $(1,727)    $ 3,543
Investment Services/Consulting                (6,480)      (5,223)     (1,257)
Other                                          1,101        1,247        (146)
                                             -------      -------     -------
                                             $(3,563)     $(5,703)    $ 2,140
ZTT                                            6,692          553       6,139
                                             -------      -------     -------
                                             $ 3,129      $(5,150)    $ 8,279
                                             -------      -------     -------
                                             -------      -------     -------

INVESTMENT BANKING/CAPITAL MARKETS: This segment's revenues decreased $2,503,000 or 8% due to a decrease in underwriting and related revenue and interest income partially offset by increases in trading profits and other income. Municipal underwriting and fee revenues decreased approximately $2,350,000 and corporate underwriting and fee revenues decreased approximately $650,000. The Company completed 59 municipal underwriting transactions totaling $1.6 billion of debt securities as senior or sole manager in 1999 compared to 66 underwriting transactions totaling $1.6 billion of debt securities in 1998. Competition has caused a narrowing of margins in the municipal underwriting market, a trend which has continued throughout the 1990s. Interest income decreased $1,500,000 primarily as the result of a significant reduction in the taxable bond trading operation and a reduction in related securities inventory. Trading income increased $1,400,000. In 1998, this segment incurred losses of $1,250,000 on taxable trading inventory. Other income increased approximately $600,000 as the result of increased mortgage origination activity. Other items of revenue, including church and school underwriting revenues, did not change significantly between years. The church and school underwriting group underwrote 22 transactions totaling $76 million in 1999 compared to 22 transactions totaling $80 million in 1998.

    Total expenses of this segment decreased $6,046,000 to $28,564,000 in 1999. Employee compensation and benefits decreased by $3,850,000 as a result of the significant reduction in the taxable bond trading operation at the end of 1998. Interest expense also decreased $2,175,000 primarily related to the reduction in the taxable trading operation and related inventory carrying costs. Other categories of expenses did not change significantly.

    Total income before taxes for this segment increased $3,543,000 from a loss in 1998 of $1,727,000 to income in 1999 of $1,816,000. The savings associated with the reduction in trading operations was partially offset by the decrease in underwriting and related fee income.

INVESTMENT SERVICES/CONSULTING: This segment had increased revenues of $23,164,000 primarily as the result of the addition of PMC as a subsidiary in December, 1998. This segment's revenues increased by $18,900,000 as the result of PMC's inclusion for a full year. Most of the increased revenues related to PMC are derived from investment management and advisory fees. Investment management and advisory fees of other segment operations increased approximately $1,200,000 as the result of increased assets under management. ZAMI and BCZ assets under management increased to $1.8 billion at the end of 1999 compared to $1.3 billion at the end of 1998. Of these totals, the assets under management related to Principal Preservation Portfolios increased to $1.05 billion in 1999 compared to $602 million in 1998 most significantly in the equity portfolios. PMC provided administrative and performance reporting services on behalf of accounts holding a total of $4.9 billion of assets at the end of 1999, compared to $2.4 billion at the end of 1998. Revenue from full service brokerage operations increased $4,644,000 primarily on higher sales volumes.

    The expenses of this segment increased $24,628,000 to $57,882,000 in 1999. The primary reason for the increase was the addition of PMC to this segment as discussed above. Expenses increased $19,405,000 related to PMC operations in 1999. The most significant PMC increases were in fees paid to investment managers of $9,400,000 and employee compensation and benefits of $4,517,000. This operating segment also had an increase of $2,363,000 in goodwill amortization primarily as the result of the write-off of GS2 goodwill described in Note 2 of the Notes to Consolidated Financial Statements. Compensation and benefits also increased in this segment, exclusive of PMC increases, by $1,715,000 due to increased commissions and asset management fees as respective sales of financial products and assets under management have increased as discussed above.

    The total loss for this segment before any tax benefits increased $1,257,000 to a loss of $6,480,000. The loss of $6,480,000 in 1999 includes approximately $5,415,000 of allocated corporate administrative costs compared to $5,200,000 of such costs in 1998. Before allocation of corporate administrative costs the loss in this segment for 1999 was $1,065,000. The write-off of goodwill of $2,255,000 associated with the former GS2 investment advisory operations was the primary reason for the loss before administrative cost allocations. Before the write-off of goodwill, the former GS2 investment advisory operations were approximately breakeven for 1999. PMC was also not profitable in its first full year of operations although it was cash flow positive. PMC lost $566,000 before taxes during 1999, which included goodwill amortization on its purchase of $707,000. Full service brokerage, asset management and insurance sales operations were profitable prior to administrative cost allocations.

OTHER: This segment's revenues decreased $1,991,000 in 1999 to $4,073,000. The revenue of this segment is primarily related to interest income. The largest component of interest income is related to the collateralized mortgage obligations ("CMOs") owned by the Parent as discussed in Note 6 of the Notes to Consolidated Financial Statements. The CMO principal balances have declined between years as the result of scheduled payments and prepayments of principal. These principal payments have also caused interest income to decline. Interest income related to the other entities in this operating segment has also declined as the operations and related investments or notes have decreased, through amortization or sale, as planned.

    This segment's expenses declined $1,845,000 primarily due to declines in interest expense on the repurchase agreements associated with the CMOs, in interest expense associated with outstanding bonds, and elimination of operational expenses of ZCC, a company that was terminated in 1998.

Results of Operations - 1998 Compared to 1997

    The following table summarizes the changes in revenues and income (loss) before taxes of continuing operations of the Company.

                                                                     Increase
Year ended December 31                          1998         1997  (Decrease)
------------------------------------------------------------------------------
                                                    (Dollars in thousands)
Revenues:
Investment Banking/Capital Markets           $32,883      $23,163     $ 9,720
Investment Services/Consulting                28,238       21,819       6,419
Other                                          6,064        5,285         779
                                             -------      -------     -------
                                             $67,185      $50,267     $16,918
ZTT                                            5,075        5,823        (748)
                                             -------      -------     -------
                                             $72,260      $56,090     $16,170
                                             -------      -------     -------
                                             -------      -------     -------
Income (loss) before taxes:
Investment Banking/Capital Markets           $(1,727)     $ 3,733     $(5,460)
Investment Services/Consulting                (5,223)      (4,380)       (843)
Other                                          1,247       (1,112)      2,359
                                             -------      -------     -------
                                             $(5,703)     $(1,759)    $(3,944)
ZTT                                              553        1,382        (829)
                                             -------      -------     -------
                                             $(5,150)     $  (377)    $(4,773)
                                             -------      -------     -------
                                             -------      -------     -------

    INVESTMENT BANKING/CAPITAL MARKETS: This segment's revenues increased $9,720,000 to $32,883,000 in 1999. Healthcare and senior living municipal underwriting revenues increased $4,969,000 in 1998 over 1997. A favorable economic environment provided for the completion of 66 underwriting transactions totaling $1.6 billion of debt securities in 1998 compared to 53 underwriting transactions totaling $1.3 billion dollars of debt securities in 1997. Fees in the healthcare and senior living underwriting group for financial advisory services and special products transactions decreased $956,000 in 1998 compared to 1997 as the result of a decline in activity due to personnel turnover. The investment banking, sales, and trading activity of the operations related to GS2 increased revenues by $4,064,000 compared to 1997 in this segment. GS2 was a part of the Company for only one half year in 1997. These revenues were comprised of investment banking income and commission income from institutional sales and trading activity. Approximately $1,650,000 of interest income on taxable bond inventory offset by approximately $1,250,000 of trading losses also contributed to the increased revenues. The church and school underwriting group underwrote 22 transactions totaling $80 million in 1998 compared to 18 transactions totaling $58 million in 1997.

    The expenses of this segment increased $15,180,000 to $34,610,000 in 1998. Employee compensation and benefits increased $10,718,000. The increased investment in the taxable bond trading operation increased employee compensation and benefits by $4,350,000. Other expenses of the taxable bond trading operation increased $2,850,000, bringing the total increased cost of this operation for 1998 to $7,200,000. Increased underwriting activity and related staffing caused increased expenses of $5,962,000 in 1998, $3,604,000 of which was related to employee compensation and benefits and $908,000 was related to increased interest expense associated with higher levels of inventory. GS2, which was part of the Company for only part of the year in 1997, added an additional $3,872,000 of expenses to this segment in 1998. GS2 was merged into BCZ at the end of 1998 as discussed in Note 2 of the Notes to Consolidated Financial Statements. These increases were offset by the $1,400,000 litigation settlement in 1997 that did not recur in 1998 (see Note 20 of the Notes to Consolidated Financial Statements) and a decrease in allocated administrative expenses of approximately $560,000.

    The results for this segment decreased $5,460,000 to a loss of $1,727,000. This loss was primarily attributable to a loss in the taxable bond trading operation of $7,170,000 in 1998. The taxable bond trading operation was significantly decreased at the end of 1998 to significantly reduce the costs of this segment in the future.

INVESTMENT SERVICES/CONSULTING: Revenues increased $6,419,000 to $28,238,000 in 1998. The full year inclusion of GS2 investment advisory operations (now merged with BCZ as of the end of 1998), the partial year inclusion of PMC, increases in assets under management at ZAMI, and increases in the full service brokerage group revenues were the primary reasons for the increased revenues. GS2 investment advisory activities increased revenues $2,248,000, primarily in the category of commissions. Revenues from asset management and administration activities increased revenues $2,403,000. ZAMI and BCZ assets under management increased to $1.3 billion at the end of 1998 compared to $1.1 billion at the end of 1997. PMC provided administrative and performance reporting services to $2.4 billion of assets at the end of 1998. Full service retail brokerage revenues increased $2,443,000 primarily on increased financial product sales through that group.

    The expenses of this operating segment increased $7,262,000 to $33,461,000 in 1998. The full year inclusion of the investment advisory operations of GS2 in 1998 increased expenses by $2,311,000, which included $1,670,000 of brokerage commissions paid to non-employee brokers and clearing fees, the largest component of the increase. The inclusion of PMC for a small portion of 1998 added $1,195,000 of expenses, $628,000 of which were investment manager fees. Expenses also increased $897,000 at ZAMI and the administrative support activities of BCZ associated with the Principal Preservation Portfolios family of mutual funds, $486,000 of which is related to employee compensation and benefits as these activities grew to support increasing businesses. Expenses of the full service brokerage group also increased $3,110,000. The full service brokerage group increases were primarily in the area of compensation and benefits in the amount of $1,113,000 related to commissions paid on increased sales and clearing fees related to the transition to a clearing agent in 1998. The total loss before any tax benefits for this segment increased $843,000 to $5,223,000 in 1998 over 1997.

OTHER: This segment's revenues increased $779,000 in 1998 over 1997. Interest income is the primary source of revenue for this operating segment and increased due to the purchase in 1998 of CMOs as discussed earlier.

    Expenses of this segment decreased $1,580,000 in 1998 to $4,817,000. A primary reason for the decrease is a write-off of loans and leases receivable of $2,500,000 in 1997 as discussed in Note 20 of the Notes to Consolidated Financial Statements for which there was no similar write-off in 1998. This decrease was offset by increased interest expense. Payments of interest on repurchase agreements to finance the purchased CMO's increased interest expense in this segment. The net income before taxes for this operating segment increased $2,359,000 to $1,247,000 in 1998 compared to a loss before benefit from income taxes of $1,112,000 in 1997.

Liquidity and Capital Resources

The Company's primary activities involve financial services. Capital expenditures for assets are relatively insignificant. Capital expenditures for assets in 1999 were $2,233,000. Approximately $1,520,000 reflects expenditures for upgrades in technology and purchases of computer equipment. Approximately $713,000 was expended for furniture, equipment, and leasehold improvements. Land, buildings and equipment, net of related depreciation and amortization, was 5% of total Company assets at December 31, 1999.

    The Company has a continuing requirement for cash to finance its activities. A source of cash has been and continues to be the issuance of short-term notes of the Company by the Parent. These notes vary in maturities up to 270 days. In 1999, a total of $66,659,000 of notes were issued and $74,016,000 were repaid. The total balance of short-term notes outstanding was $6,159,000 as of December 31, 1999. This source of cash was used primarily to finance intercompany lending and short-term liquidity requirements. This source of financing decreased in 1999 as the Company received proceeds from the sale of specific businesses during the year.

    ZCSI issued bonds to the public as a source of cash prior to 1997. During the second quarter of 1998, substantially all non-cash assets of ZCSI were sold and the proceeds used to retire all outstanding bonds. The bonds were used to finance the purchase of lease obligations and lease financing notes. No new bonds have been issued since 1996, nor does the Company contemplate issuing bonds from this Subsidiary in the future.

    FCFC served as a limited purpose finance company for financing mortgages to churches, and issued bonds to the public as a source of cash prior to 1996. Mandatory redemption on the bonds is made from principal payments received on the mortgage loans which serve as collateral for the bonds. There were $4,407,000 of mortgage loans outstanding at December 31, 1999, which are included in Notes Receivable on the balance sheet. Principal payments on the mortgage loans are received in regular installments over a 15-year amortization schedule through 2010 as well as through prepayments. Total bonds outstanding at December 31, 1999 were $4,223,000. As principal payments are received on the mortgage loans, whether scheduled or prepaid, bonds are called and retired. No new bonds have been issued since 1995 nor does the Company plan to issue bonds from this Subsidiary in the future.

    BCZ acts as remarketing agent for approximately $1.35 billion of variable rate demand municipal securities, most of which BCZ previously underwrote. The securities may be tendered at the option of the holder, generally on seven days advance notice. The obligation of the municipal borrower to pay for tendered securities is, in substantially all cases, supported by a third party liquidity provider, such as a commercial bank. In order to avoid utilizing the third party liquidity provider, municipal borrowers contract with BCZ to remarket the tendered securities. A total of $1,700,000 of variable rate securities were held in inventory at December 31, 1999. BCZ finances its inventory of variable rate securities acquired pursuant to its remarketing activities through its clearing agent under the clearing agent's margin financing arrangements.

    BCZ finances activities from its own resources, from unsecured lines of credit available through banking relationships, from repurchase agreements through brokerage relationships, from its clearing agent using inventory as collateral, as well as intercompany borrowings from the Parent, if necessary. There were no amounts outstanding under bank unsecured credit facilities at December 31, 1999. Amounts outstanding under repurchase agreements were $813,000 and the amount due the clearing agent was $60,459,000 as of December 31, 1999. In each case securities inventory held by BCZ is the underlying collateral for the amounts due.

    The Parent finances its activities through the issuance of short-term notes described above, banking relationships shared with BCZ, and repurchase agreements. The Parent had no amounts outstanding under bank unsecured credit facilities at December 31, 1999. Amounts outstanding under repurchase agreements totaled $28,146,000 at December 31, 1999 and were used to finance collateralized mortgage obligations included in Other Investments on the balance sheet.

    During 1999, the Company received approximately $10,647,000 in net proceeds after taxes from the sales of WRR and substantially all of the assets and liabilities of ZTT. The Company is considering alternatives for the use of the proceeds. As noted above, some proceeds have been used to reduce short-term borrowings of the Company. This reduction may be temporary and allows the Company greater discretion for future use of the proceeds.

    The Company's cash and cash equivalent position allows a certain degree of flexibility in its financial activities. In order to maximize income, available cash is invested in short-term investments such as money market funds and reverse repurchase agreements at very short maturities in accordance with the Company's liquidity requirements. In the opinion of management, the Company's capital resources and available sources of credit are adequate for present and anticipated future operations.

Year 2000

The Year 2000 issue was expected to affect the ability of computer systems to correctly process dates after December 31, 1999. The Company did not experience any significant disruptions and does not believe it will be affected by such problems in the future.

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

FIVE YEAR SUMMARY OF FINANCIAL DATA (unaudited)

                                                             1999           1998           1997           1996           1995
------------------------------------------------------------------------------------------------------------------------------
Operating revenues                                   $ 96,681,939    $72,259,841    $56,090,401    $45,186,603    $41,095,696
Income (loss) from
continuing operations                                     975,310     (3,194,672)      (229,164)     2,034,783      2,419,135
Income from
discontinued operations                                   537,078        353,884        582,901      1,609,904      1,625,186
Net income (loss)                                       1,512,388     (2,840,788)       353,737      3,644,687      4,044,321
Basic earnings (loss) per share:
Continuing operations                                         .40          (1.35)         (0.09)           .85           1.02
Discontinued operations                                       .22            .15            .24            .68            .68
                                                             ----           ----           ----           ----           ----
Net income (loss) per share                                   .62          (1.20)           .15           1.53           1.70
                                                             ----           ----           ----           ----           ----
                                                             ----           ----           ----           ----           ----
Diluted earnings (loss) per share:
Continuing operations                                         .40          (1.35)         (0.09)           .84           1.01
Discontinued operations                                       .22            .15            .23            .67            .67
                                                             ----           ----           ----           ----           ----
Net income (loss) per share                                   .62          (1.20)           .14           1.51           1.68
                                                             ----           ----           ----           ----           ----
                                                             ----           ----           ----           ----           ----
Cash dividends declared per
share of common stock                                         .52            .39            .82            .82            .87
Total assets                                          170,621,715    223,723,244    162,553,653    136,586,931    122,342,624
Long-term obligations                                   3,895,000      5,083,000     13,399,000     19,287,655     21,788,863
Short-term notes payable                                6,159,784     13,501,519     15,033,913     13,245,639     18,394,420
End of year shareholders' equity                       49,296,276     49,600,977     52,294,656     54,219,200     52,241,998
Book value per share                                 $      20.28   $      20.38   $      21.58   $      22.21   $      21.48

QUARTERLY CONSOLIDATED RESULTS OF OPERATIONS FOR 1999 AND 1998 (unaudited)

1999 Quarter Ended                                                      March 31        June 30   September 30    December 31
------------------------------------------------------------------------------------------------------------------------------
Revenues                                                             $21,362,000    $23,551,000    $21,038,000    $30,731,000
Expenses                                                              21,900,000     22,671,000     21,864,000     27,118,000
Income (loss) from continuing operations                                (407,000)       511,000       (559,000)     1,430,000
Income (loss) from discontinued operations
net of taxes                                                               1,000        129,000        210,000        197,000
Net income (loss)                                                       (406,000)       640,000       (349,000)     1,627,000
Basic earnings (loss) per share:
Continuing operations                                                     $ (.17)         $ .21         $ (.23)         $ .60
Discontinued operations                                                        -            .05            .09            .08
Total                                                                       (.17)           .26           (.14)           .68
Diluted earnings (loss) per share:
Continuing operations                                                       (.17)           .21           (.23)           .59
Discontinued operations                                                        -            .05            .09            .08
Total                                                                       (.17)           .26           (.14)           .67

1998 Quarter Ended
------------------------------------------------------------------------------------------------------------------------------
Revenues                                                             $14,416,000    $20,316,000    $17,287,000    $20,241,000
Expenses                                                              16,363,000     19,870,000     18,371,000     22,806,000
Income (loss) from continuing operations                              (1,947,000)       446,000     (1,084,000)    (2,565,000)
Income (loss) from discontinued operations                                92,000        176,000        218,000       (132,000)
Net income (loss)                                                     (1,149,000)       466,000       (479,000)    (1,679,000)
Basic earnings (loss) per share:
Continuing operations                                                     $ (.52)         $ .12         $ (.29)        $ (.65)
Discontinued operations                                                      .04            .07            .09           (.06)
Total                                                                       (.48)           .19           (.20)          (.71)
Diluted earnings (loss) per share:
Continuing operations                                                       (.52)           .12           (.29)          (.65)
Discontinued operations                                                      .04            .07            .09           (.06)
Total                                                                       (.48)           .19           (.20)          (.71)

DIRECTORS AND EXECUTIVE OFFICERS

Directors

D.A. CARLSON, JR.
Senior Managing Director
B.C. Ziegler and Company

J.C. FRUEH
President, Aegis Group, Inc.
Pittsburg, Pennsylvania; Acquisition
and Management of Manufacturing
and Distribution Companies

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

P.D. ZIEGLER
Chairman, The Ziegler Companies, Inc.

B.C. ZIEGLER
Director Emeritus

R.D. ZIEGLER
Director Emeritus

Executive Officers

P.D. ZIEGLER
Chairman of the Board

J.J. MULHERIN
President and Chief Executive Officer

S.C. O'MEARA
Senior Vice President, General Counsel and Corporate Secretary

G.P. ENGLE
Senior Vice President and
Chief Financial Officer

J.C. VREDENBREGT
Vice President, Treasurer and Controller

Officers and
Subsidiaries

B.C. ZIEGLER AND COMPANY

P.D. ZIEGLER
Chairman

J.J. MULHERIN
President and Chief Executive Officer

S.C. O'MEARA
Senior Vice President, General Counsel and Corporate Secretary

J.C. VREDENBREGT
Senior Vice President, Chief Financial Officer, Treasurer and Controller

D.A. CARLSON, JR.
Senior Managing Director-Healthcare and Senior Living Investment Banking

D.J. HERMANN
Managing Director-Senior Living Finance

M.P. MCDANIEL
Managing Director-Sales and Trading

L.P. ODEN
Managing Advisor-Health Care Finance

T.R. PAPROCKI
Managing Director

R.J. TUSZYNSKI
Managing Director

ZIEGLER ASSET
MANAGEMENT, INC.

J.J. MULHERIN
President and Chief Executive Officer

B.K. ANDREW
Executive Vice President

ZIEGLER FINANCING CORPORATION

S.C. O'MEARA
President and General Counsel

PMC INTERNATIONAL, INC.

S.A. MACKILLOP
President and Chief Operating Officer

Division and
Subsidiary Offices

B.C. ZIEGLER AND COMPANY

CORPORATE HEADQUARTERS
215 North Main Street
West Bend, WI  53095-3348
(262) 334-5521

INVESTMENT BANKING OFFICES
   HEALTHCARE AND SENIOR
   LIVING HEADQUARTERS
   One South Wacker Drive Suite 3080
   Chicago, IL 60606-4617
   (312) 263-0110

   San Francisco, California
   Washington, D.C.
   St. Petersburg, Florida
   New York, New York
   Milwaukee, Wisconsin
   West Bend, Wisconsin

   CHURCH AND SCHOOL HEADQUARTERS
   215 North Main Street
   West Bend, WI 53095-3348
   (262) 344-5521

INSTITUTIONAL TRADING, MONEY MANAGEMENT OFFICE
250 East Wisconsin Avenue
Milwaukee, WI 53202
(414) 277-4400

RETAIL BROKERAGE OFFICES
Denver, Colorado
Orlando, Florida
Arlington Heights, Illinois
Rockford, Illinois
Indianapolis, Indiana
West Des Moines, Iowa
Minneapolis, Minnesota
St. Louis, Missouri
Appleton, Wisconsin
Fond du Lac, Wisconsin
Fort Atkinson, Wisconsin
Green Bay, Wisconsin
Kenosha, Wisconsin
LaCrosse, Wisconsin
Madison, Wisconsin
Milwaukee, Wisconsin
Mequon, Wisconsin
Port Washington, Wisconsin
Sheboygan, Wisconsin
Wausau, Wisconsin
West Bend, Wisconsin

INSURANCE OFFICE
West Bend, Wisconsin

ZIEGLER ASSET
MANAGEMENT, INC.

215 North Main Street
West Bend, WI 53095-3348
(262) 334-5521

ZIEGLER FINANCING CORPORATION

8100 Professional Place
Suite 312
Lanham, MD 20785
(301) 918-4400

PMC INTERNATIONAL, INC.

555 17th Street, 14th Floor
Denver, CO 80202
(303) 292-1177

INVESTOR INFORMATION

CORPORATE OFFICES
215 North Main Street
West Bend, Wisconsin 53095-3348

ANNUAL MEETING

The annual meeting of shareholders will be held at 10 a.m., April 18, 2000 at the West Bend Inn, 2520 West Washington Street, West Bend, Wisconsin.

    Copies of the Form 10-K covering the fiscal year 1999 are available upon request. Form 10-K is the Company's annual report filed with the Securities and Exchange Commission, Washington, D.C. Shareholders wishing to receive a copy, please write to:

THE ZIEGLER COMPANIES, INC.
Attention:  S. Charles O'Meara
Corporate Secretary
215 North Main Street
West Bend, WI 53095-3348

MARKET

The Ziegler Companies, Inc. common stock trades on the American Stock Exchange. The range of bid and asked quotations during 1999 and 1998 was as follows:

                                   1999                     1998
-----------------------------------------------------------------------
                              BID       ASKED          BID       ASKED

1st Quarter      High         20 1/2    21             24 3/8    24 3/4
                 Low          17 3/8    17 7/8         19 1/8    19 1/2

2nd Quarter      High         19 1/8    19 3/4         24 7/8    25 1/4
                 Low          17 1/8    17 5/8         20 1/2    21

3rd Quarter      High         18        18 5/8         20 3/4    21 1/8
                 Low          14 3/8    14 7/8         18 3/4    19

4th Quarter      High         15 3/8    15 7/8         18 7/8    19 1/2
                 Low          14 3/8    14 3/8         17 3/8    17 3/4

CASH DIVIDENDS

Cash dividends paid during 1999 and 1998 were as follows:

Per Share                              1999      1998
-----------------------------------------------------
January                                   -     $ .13
   Extra cash dividend                    -       .30
February                              $ .13        -
May                                     .13       .13
August                                  .13       .13
November                                .13       .13
                                      -----     -----
   Total                              $ .52     $ .82
                                      -----     -----
                                      -----     -----

    Holders of record on February 3, 2000, were paid a regular cash dividend of 13 cents per share on February 17, 2000.

TRANSFER AGENT AND REGISTRAR
FIRSTAR BANK, N.A.
Corporate Trust Department
1555 North Rivercenter Drive, Suite 301
Milwaukee, WI 53212

ORGANIZATION AND COMPENSATION COMMITTEE
John R. Green, Chairman
Stephen A. Roell
Frederick J. Wenzel

AUDIT COMMITTEE
John C. Frueh, Chairman
Peter R. Kellogg
Bernard C. Ziegler III

AMEX SYMBOL
ZCO

(THE ZIEGLER COMPANIES, INC. LOGO)

             215 N. Main Street o West Bend, Wisconsin  53095-3348