Form 10-K, Exhibit 13
period 2000-12-31
ZIEGLER COMPANIES INC
filed 2001-03-28
CIK 109312

Exhibit 13.1

THE ZIEGLER COMPANIES, INC.
2000 ANNUAL REPORT

Building a Brand New 100-Year-Old Company

(ZIEGLER LOGO)

ANNUAL REPORT              2000    THE ZIEGLER COMPANIES, INC. AND SUBSIDIARIES

Financial Summary

For the Years Ended December 31,
(In thousands except per share amounts)             2000             1999
---------------------------------------             ----             ----
TOTAL REVENUES                                    $ 83,808         $ 96,682

Income (Loss) from Continuing Operations
    Before Income Taxes                             (7,777)           3,129
Income (Loss) from Continuing Operations            (4,738)             975
Income from Discontinued Operations                      -              537

NET INCOME (LOSS)                                   (4,738)           1,512

BASIC AND DILUTED PER SHARE
    Continuing Operations                          $ (1.97)         $   .40
    Discontinued Operations                              -              .22
                                                   -------          -------
    Earnings (Loss) Per Share                      $ (1.97)         $   .62
                                                   -------          -------
                                                   -------          -------

CONTENTS

Financial Summary                                                    1

Letter to Shareholders                                               2

Company Profile                                                      4

Consolidated Financial Statements                                    6

Notes to Consolidated Financial Statements                          11

Report of Independent Public Accountants                            24

Management's Discussion and Analysis                                25

Five Year Summary of Financial Data                                 33

Quarterly Consolidated Results                                      34

Directors and Executive Officers                                    35

Investor Information                                                36

LETTER TO SHAREHOLDERS      2000   THE ZIEGLER COMPANIES, INC. AND SUBSIDIARIES

THE YEAR 2000 was a time of restructuring and renewal at Ziegler. During the year, the Company's leadership team formulated and implemented a strategic plan to transition the company to a more focused set of priorities in businesses that we believe will support and sustain our long term growth objectives. In so doing, we have two primary goals: improving our day-to-day effectiveness and capitalizing on the wealth of opportunities presented us by today's rapidly evolving financial services marketplace.

Throughout 2000, we made great strides in reorganizing our operations. We invested in staff, technology and our image. Our business initiatives included the creation of a private equity fund and the origination of a new mutual fund strategy. We also carefully examined the company's balance sheet to ensure that we have the financial viability to remain competitive and grow in our selected markets.

As you will read in more detail in the following pages, Ziegler is now organized into two main groups with a total of four operating units:

INVESTMENT SERVICES GROUP               CAPITAL MARKETS GROUP
Wealth Management                       Investment Banking
Asset Management                        & Advisory Services
Portfolio Consulting

The following is a review of the performance of these units:

INVESTMENT SERVICES GROUP

Direct profit in the firm's retail investment brokerage division improved due to increases in average productivity per investment consultant. Assets in Ziegler's portfolio consulting and asset management divisions rose 12% in 2000. Notably, despite the turbulent equity marketplace, most investors in our mutual fund family opted to continue and often increase their investments, whereas many competitor funds experienced net redemptions. The role of our brokerage sales force, and that of our other financial intermediary clients who provide advice, was an important stabilizing factor in our ability to retain assets under management/administration, a critical benchmark for our success.

CAPITAL MARKETS GROUP

Ziegler Capital Markets Group experienced a decline in revenues due to reduced volume of tax-exempt underwritings in health care securities, which mirrored the industry. However, our investment banking market share remained very strong.
In 2000, we maintained or improved our leadership rankings in healthcare and senior living financing, and in church bond underwriting.

DECREASED REVENUES, IMPROVED POSITION

Total revenues from continuing operations declined to $83.8 million in 2000 compared to $96.7 million in 1999. The loss from continuing operations for 2000 was $4,738,000 or $1.97 per share, compared to income of $975,000 or 40 cents per share for 1999. It is important to note that revenue and net income from continuing operations in 1999 includes the operations of Ziegler Thrift Trading, Inc., and the gross proceeds from the sale of that company.

During the year we performed a thorough balance sheet review, as well as a detailed examination of the firm's risk management practices. Our analysis led to the appointment of a chief credit officer, as well as numerous revisions in our controls and business acceptance procedures.

Due to a rapid deterioration in an asset-backed securities position, the Company took a writedown of $3.3 million or $1.98 million after tax. Other writedowns of several underwritten positions totaled approximately $500,000 and were necessary due to adverse interest rates and an oversupply of inventory.

Our controls and balance sheet review were necessary, one-time restructuring steps. We believe that Ziegler's risk management practices, as well as the overall health of our balance sheet, have been significantly improved as a result of these activities.

2000 WAS A YEAR OF DIFFICULT, BUT NECESSARY RESTRUCTURING. WE VIEW 2001 AS A TIME OF OPPORTUNITY AND EXECUTION.

While we will continue to tune our organization and formulate new plans, we are focused on implementing our major initiatives in capital markets and asset management, while improving our overall sales productivity and the quality of our revenue streams.

While the 2001 financial services marketplace remains very volatile, the declining interest rate environment is a favorable condition overall for our business. We are beginning to see improved deal flow in our underwriting activities, and a far more active institutional fixed income marketplace that will provide important demand for our bond product. Also, marketplace turbulence tends to create a premium for our core retail product -- trusted advice that helps our clients achieve their objectives in an increasingly confusing and complex marketplace.

Ziegler requires time, talent and much-improved execution to take its rightful place in the competitive landscape. I appreciate the hard work and dedication of each member of our team, and assure you of their efforts on your behalf.

We all value and need your continued support in "the New Ziegler." As we continue with the next phase of our transition, we are guided by our new vision statement: To advance health, wealth and well being through tailored financial solutions. Each of us is working every day to have a positive impact on the lives of the clients that we serve, and to deliver the results to you, our shareholders, that you deserve.

We will continue to communicate our progress to you as we move toward making our vision a reality.

/s/John J. Mulherin

John J. Mulherin
President and Chief Executive Officer

COMPANY PROFILE             2000   THE ZIEGLER COMPANIES, INC. AND SUBSIDIARIES

THE ZIEGLER COMPANIES, INC. is a diversified financial services company with operations in investment services including asset management, investment portfolio consulting and wealth management through retail brokerage services; and in capital markets and investment banking.

ZIEGLER INVESTMENT SERVICES GROUP

WEALTH MANAGEMENT -- trusted investment advice and brokerage services to individuals and families for more than 98 years. Ziegler consultants help investors achieve their financial dreams through solutions tailored to their needs, including:

o Financial planning

o Individual common stocks

o Our signature Ziegler underwritten bonds

o Mutual funds, including our own North Track family of funds

o Annuities

o IRA, 401(k) and 403(b) retirement accounts

o Retirement rollover investments

o Insurance services for individuals, families and businesses

o Small business finance and transition planning

ASSET MANAGEMENT -- private investment account management for individuals, foundations, endowment funds, corporations, institutions and businesses tapping Ziegler's expertise in fixed income products and markets, cash management and equity investing. Also acts as advisor to the North Track family of mutual funds.

PORTFOLIO CONSULTING -- providing separately managed accounts, mutual fund portfolios, and back office and performance reporting services for financial advisers, brokers and other financial service organizations.

ZIEGLER CAPITAL MARKETS GROUP

INVESTMENT BANKING -- Ziegler is a national leader in arranging financing for hospitals and clinics, senior care and housing facilities, and churches, synagogues and independent schools. Many people throughout Wisconsin and the country are investors in bonds underwritten by Ziegler, which help these organizations improve the physical and spiritual health of millions of Americans.

CAPITAL MARKETS
PROJECTS OF NOTE IN 2000

Seabrook Village Retirement Community
Tinton Falls, New Jersey
$63.83 million issue

Lookout Mountain Community Church
Golden, Colorado
$7.85 million issue

BayCare Aurora Hospital
Green Bay, Wisconsin
$95 million financing

ADVISORY SERVICES -- In addition to bond financing, Ziegler Capital Markets Group also advises clients concerning mergers and acquisitions, gaining access to private capital, and managing financial risk. The firm's institutional trading desk assists not only in new issue distribution, but also in providing liquidity for fixed income securities in the secondary market.

Consolidated Statements
of Financial Condition

As of December 31    (In thousands except per share amounts)                   2000           1999
------------------------------------------------------------                   ----           ----
ASSETS
Cash                                                                         $  1,868       $  5,378
Short-term investments                                                          5,230         11,865
                                                                             --------       --------
         Total cash and cash equivalents                                        7,098         17,243
Securities inventory                                                           43,677         82,791
Securities purchased under agreements to resell                                     -          4,365
Accounts receivable                                                             4,792          6,069
Accrued income taxes receivable                                                 5,427          2,454
Investment in and receivables from affiliates                                     527          1,538
Notes receivable                                                               14,456          4,548
Other investments                                                              26,030         26,931
Deferred tax asset                                                              2,976          3,158
Land, buildings and equipment, at cost, net of accumulated
   depreciation of $13,495 and $12,100, respectively                            7,767          8,609
Goodwill                                                                        9,411         10,141
Other assets                                                                    2,486          2,775
                                                                             --------       --------
         Total assets                                                        $124,647       $170,622
                                                                             --------       --------
                                                                             --------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term notes payable                                                   $    2,993       $  6,160
Securities sold under agreements to repurchase                                 22,374         28,959
Payable to broker-dealers and clearing organizations                           24,320         60,742
Accounts payable                                                                2,280          2,288
Accrued compensation                                                            5,935          7,384
Securities sold, not yet purchased                                                  -          4,364
Notes payable to banks                                                         11,500              -
Bonds payable                                                                   3,302          4,223
Other liabilities and deferred items                                            8,789          7,206
                                                                             --------       --------
         Total liabilities                                                     81,493        121,326
                                                                             --------       --------
Commitments
Stockholders' equity-
   Common stock, $1 par, 7,500 shares authorized, 3,544 shares issued           3,544          3,544
   Additional paid-in capital                                                   6,242          6,221
   Retained earnings                                                           51,112         57,110
   Treasury stock, at cost, 1,120 and  1,113 shares, respectively             (17,699)       (17,469)
   Unearned compensation                                                          (45)          (110)
                                                                             --------       --------
         Total stockholders' equity                                            43,154         49,296
                                                                             --------       --------
         Total liabilities and stockholders' equity                          $124,647       $170,622
                                                                             --------       --------
                                                                             --------       --------

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

Consolidated Statements of Operations

For the years ended December 31,    (In thousands except per share amounts)         2000           1999           1998
---------------------------------------------------------------------------         ----           ----           ----
REVENUES
Investment banking                                                                 $20,997        $30,686        $32,141
Commissions                                                                         20,606         23,643         21,696
Investment management and advisory fees                                             30,563         26,391          6,842
Interest and dividends                                                               6,076          6,456          8,533
Other                                                                                5,566          9,506          3,048
                                                                                   -------        -------        -------
                                                                                    83,808         96,682         72,260
                                                                                   -------        -------        -------

EXPENSES
Employee compensation and benefits                                                  44,729         45,288         43,703
Investment manager and other                                                        12,248         10,596            628
Communications and data processing                                                   9,188          9,788          7,621
Promotional                                                                          5,492          4,998          4,673
Brokerage commissions and clearing                                                   4,669          6,318          6,129
Occupancy                                                                            4,562          4,249          3,866
Professional and regulatory                                                          3,908          2,938          1,583
Interest                                                                             3,792          3,999          6,476
Goodwill amortization                                                                  730          3,186            137
Other operating expenses                                                             2,267          2,193          2,594
                                                                                   -------        -------        -------
                                                                                    91,585         93,553         77,410
                                                                                   -------        -------        -------
         Income (loss) from continuing
            operations before income taxes                                          (7,777)         3,129         (5,150)
Provision for (benefit from) income taxes                                           (3,039)         2,154         (1,955)
                                                                                   -------        -------        -------
         Income (loss) from continuing operations                                   (4,738)           975         (3,195)
Discontinued operations:
   Income from operations of discontinued environmental
      services subsidiary (less applicable income taxes)                                 -            140            354
   Gain on disposal of environmental services
      subsidiary (less applicable income taxes)                                          -            397              -
                                                                                   -------        -------        -------
         Income from discontinued operations                                             -            537            354
                                                                                   -------        -------        -------
         Net income (loss)                                                         $(4,738)       $ 1,512        $(2,841)
                                                                                   -------        -------        -------
                                                                                   -------        -------        -------
Per share data:
   Continuing operations                                                           $ (1.97)       $   .40        $ (1.35)
   Discontinued operations                                                               -            .22            .15
                                                                                   -------        -------        -------
Basic earnings (loss) per share                                                    $ (1.97)       $   .62        $ (1.20)
                                                                                   -------        -------        -------
                                                                                   -------        -------        -------
   Continuing operations                                                           $ (1.97)       $   .40        $ (1.35)
   Discontinued operations                                                               -            .22            .15
                                                                                   -------        -------        -------
Diluted earnings (loss) per share                                                  $ (1.97)       $   .62        $ (1.20)
                                                                                   -------        -------        -------
                                                                                   -------        -------        -------

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

Consolidated Statements of Stockholders' Equity

                                                  ADDITIONAL
(Dollars in thousands                  COMMON        PAID-IN       RETAINED       TREASURY       UNEARNED
except per share amounts)               STOCK        CAPITAL       EARNINGS          STOCK   COMPENSATION          TOTAL
--------------------------             ------       --------      ---------          -----   ------------          -----
BALANCE, DECEMBER 31, 1997             $3,544         $6,069        $60,659       $(17,601)         $(376)       $52,295

Net loss                                    -              -         (2,841)             -              -         (2,841)
Dividends declared
   ($.82 per share)                         -              -           (942)             -              -           (942)
Cost of treasury stock
   purchased (19,600 shares)                -              -              -           (371)             -           (371)
Proceeds from exercise
   of stock options                         -              2              -             84              -             86
Purchase of GS2
   (72,366 shares)                          -            146              -          1,229              -          1,375
Restricted stock grants                     -            (12)             -            219           (207)             -
Restricted stock forfeitures                -              -              -           (358)           136           (222)
Amortization of unearned
   compensation                             -              -              -              -            221            221
                                       ------         ------        -------       --------          -----        -------

BALANCE, DECEMBER 31, 1998              3,544          6,205         56,876        (16,798)          (226)        49,601

Net income                                  -              -          1,512              -              -          1,512
Dividends declared
   ($.52 per share)                         -              -         (1,278)             -              -         (1,278)
Cost of treasury stock
   purchased  (45,713 shares)               -              -              -           (760)             -           (760)
Proceeds from exercise of
   stock options                            -             16              -             89              -            105
Amortization of unearned
   compensation                             -              -              -              -            116            116
                                       ------         ------        -------       --------          -----        -------

BALANCE, DECEMBER 31, 1999              3,544          6,221         57,110        (17,469)          (110)        49,296

Net loss                                    -              -         (4,738)             -              -         (4,738)
Dividends declared
   ($.52 per share)                         -              -         (1,260)             -             -          (1,260)
Cost of treasury stock
   purchased  (29,152 shares)               -              -              -           (561)             -           (561)
Proceeds from exercise of
   stock options                            -             21              -            331              -            352
Amortization of unearned
   compensation                             -              -              -              -             65             65
                                       ------         ------        -------       --------          -----        -------
BALANCE, DECEMBER 31, 2000             $3,544         $6,242        $51,112       $(17,699)         $ (45)       $43,154
                                       ------         ------        -------       --------          -----        -------
                                       ------         ------        -------       --------          -----        -------

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

Consolidated Statements of Cash Flows

For the years ended December 31,    (In thousands)                        2000           1999          1998
--------------------------------------------------                        ----           ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                        $(4,738)       $ 1,512        $(2,841)
Adjustments to reconcile net income (loss)
   to net cash provided by (used in) operating activities:
      Depreciation and amortization                                        3,218          5,690          1,605
      Unrealized loss on securities inventory                              2,751            353          1,290
      Loss (gain) on sale of equipment                                       (18)            40             74
      Compensation expense related to restricted stock                        65            116             (1)
      Deferred income taxes                                                  182           (199)          (652)
      Pre-tax gain on sale of discontinued operations                          -           (798)             -
      Change in assets and liabilities:
         Decrease (Increase) in -
            Securities inventory                                          31,999         42,004        (60,808)
            Securities purchased under agreements to resell                4,365            388          3,487
            Accounts receivable                                            1,229         (1,147)         7,467
            Accrued income taxes receivable                               (2,973)            15         (2,214)
            Other assets                                                     190          1,068          1,576
            Discontinued operations - noncash
                charges and working capital changes                            -           (100)          (354)
         Increase (Decrease) in -
            Payable to broker-dealers and clearing  organizations        (36,423)       (37,693)        93,077
            Accounts payable                                                  (8)           388         (4,842)
            Accrued compensation                                          (1,449)          (892)         2,191
            Other liabilities                                             (1,975)        (1,944)         2,292
                                                                        --------       --------       --------
            Net cash provided by (used in) operating activities           (3,585)         8,801         41,347
                                                                        --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from -
   Sale of land and equipment                                                714            296             19
   Principal payments received under leases                                    -              -            780
   Sale of leased equipment                                                    -              -            925
   Payments received on notes receivable                                   1,045          1,077          6,885
   Decrease in investment in affiliate                                     1,000              -              -
   Sale of leases and notes                                                    -              -          5,832
   Sales/paydowns of other investments                                     4,511          1,656         16,081
   Sale of discontinued operations                                             -          6,023              -

Payments for -
   Issuance of notes receivable                                          (10,875)           (30)          (561)
   Purchase of other investments                                               -              -        (44,596)
   Purchase of PMC net of cash acquired                                        -              -         (8,449)
   Capital expenditures                                                   (2,262)        (2,233)        (4,035)
   Settlement of GS2 acquisition                                              -            (414)             -
                                                                        --------       --------       --------
Net cash provided by (used in) investing activities                       (5,867)         6,375        (27,119)
                                                                        --------       --------       --------

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from -
   Issuance of short-term notes payable                                   23,758         66,659         79,651
   Exercise of employee stock options                                        353            105             86

Payments for -
   Principal payments on short-term notes payable                        (26,977)       (74,016)       (81,179)
   Repayments of bonds payable                                              (921)          (823)        (6,727)
   Purchase of treasury stock                                               (561)          (760)          (371)
   Cash dividends paid                                                    (1,260)        (1,277)        (1,984)
   Retirement of bonds outstanding                                             -              -         (6,258)
   Net borrowings (repayments) under credit facilities                    11,500         (2,013)       (39,675)
   Net receipts (repayments) on securities sold
      under agreements to repurchase                                      (6,585)        (2,081)        23,716
                                                                        --------       --------       --------

         Net cash used in financing activities                              (693)       (14,206)       (32,741)
                                                                        --------       --------       --------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                           (10,145)           970        (18,513)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                            17,243         16,273         34,786
                                                                        --------       --------       --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                $  7,098       $ 17,243       $ 16,273
                                                                        --------       --------       --------
                                                                        --------       --------       --------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
      Interest paid during the year                                     $  3,785       $  4,249       $  5,083
      Income taxes paid (refunded) during the year                          (266)         2,470          2,406

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:
      Granting of restricted stock from treasury stock                  $      -       $      -       $    207
      Treasury stock issued for acquisition of GS2                             -              -          1,375

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

Notes to Consolidated Financial Statements
(Dollars in thousands except per share amounts.)

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The Ziegler Companies, Inc. ("ZCO") and its wholly owned subsidiaries (collectively, the "Company") are principally engaged in investment banking, financial advisory, investment advisory, asset management, retail brokerage, fixed income institutional sales and trading, and related financial services. These services are provided to institutions, businesses and individuals.

    The consolidated financial statements of the Company include the accounts of ZCO and its wholly owned subsidiaries, B.C. Ziegler and Company ("BCZ"), PMC International, Inc. ("PMC"), Ziegler Financing Corporation ("ZFC"), Ziegler Asset Management, Inc. ("ZAMI") and First Church Financing Corporation ("FCFC"). All significant intercompany balances and transactions have been eliminated.
See Notes 2 and 3 regarding the acquisition of GS2 Securities, Inc. ("GS2") and PMC. See Notes 4 and 5 regarding the sale of WRR Environmental Services Co., Inc. ("WRR") and substantially all the assets and liabilities of Ziegler Thrift Trading, Inc. ("ZTT"). On January 1, 2001, ZAMI was merged into BCZ.

    The Company has a 50% interest in Ziegler Mortgage Securities, Inc. II ("ZMSI II"), an unconsolidated entity accounted for by the equity method.

INVESTMENT BANKING - Investment banking revenues include gains, losses, and fees, net of expenses, arising from debt securities offerings in which the Company acts as an underwriter. Investment banking revenues also include fees earned from providing strategic consulting, merger and acquisition, and financial advisory services. Investment banking management fees are recorded on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable. Deferred expenses on investment banking transactions not yet completed were $398 and $566 at December 31, 2000 and 1999, respectively.

    Investment banking income also includes trading profits and losses. Net trading profits were $451, $3,757, and $2,342 in 2000, 1999, and 1998, respectively.

COMMISSIONS - Acting as an agent, the Company earns substantially all commission income by buying and selling securities on behalf of its customers and earning commissions on the transactions. Although commissions are generally associated with individual securities transactions and the dollar amount of the transactions, the Company also earns and records commission income based on the net asset value of certain customer accounts.

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

    Investment advisory and performance reporting services provided to independent financial advisors and institutions have specific expenses associated with these services. Those expenses include fees paid to the investment managers, outside independent financial advisors servicing the client, and custodians specifically related to the accounts. The expenses associated with those payments are included in Investment Manager and Other expenses.

SECURITIES TRANSACTIONS - Securities transactions are recorded on settlement date which is not materially different from trade date. In the normal course of business, the Company, like other firms in the securities industry, purchases and sells securities as both principal and agent. If another party to the transaction fails to perform as agreed, the Company may incur a loss if the market value of the security is different from the contract amount of the transaction.

    Securities and other investments owned are carried at market value or, in the event there is no readily identifiable market value, fair value as determined by management using market values of similarly traded securities. Unrealized gains or losses are reflected in income.

INCOME TAXES - Certain income and expense items are accounted for in different periods for financial reporting purposes than for income tax purposes. Appropriate provisions are made in the Company's financial statements for deferred income taxes in recognition of these temporary differences. A valuation allowance is established for deferred tax assets when, as determined by management, it is more likely than not that the tax benefit will not be realized.

DEPRECIATION - The Company provides for depreciation of assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Buildings are depreciated over 20 to 40 years. Furniture, fixtures, and equipment are depreciated over 3 to 10 years.
Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Depreciation and amortization expense for these assets was $2,408, $2,344, and $1,347 in 2000, 1999, and 1998,
respectively.

GOODWILL - Goodwill recorded by the Company relates to the acquisitions of GS2 in July 1997 and PMC in December 1998. The goodwill is being amortized over 15 years. The Company periodically reviews its accounting for goodwill, considering such factors as historical profitability and estimated future cash flows, to determine that the assets are realizable. See Notes 2 and 3.

FUTURES CONTRACTS - The Company has used futures contracts to manage the impact of interest rate and market fluctuations on the value of certain securities inventory. Fluctuations in the value of securities inventory were offset by fluctuations in the value of the futures contracts. The net realized and unrealized gains or losses on futures contracts are included in trading profits and losses.

RESALE AND REPURCHASE AGREEMENTS - Transactions involving purchases of securities under agreements to resell or sales of securities under agreements to repurchase are accounted for as collateralized financings. Collateral is valued daily, and the Company may require counterparties to deposit additional collateral or return collateral pledged when appropriate.

STOCK-BASED COMPENSATION - The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" as permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The Company's stock-based compensation plans include stock options and restricted stock awards. In accordance with APB No. 25, compensation expense is not recognized for stock options that have no intrinsic value on the date of grant. The pro forma effects of SFAS No. 123 on net income and earnings per share are presented in Note 16.

COMPREHENSIVE INCOME - Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income. There are no material items of other comprehensive income; therefore, comprehensive income equals net income.

CASH EQUIVALENTS - Cash equivalents are defined as short-term investments maturing within three months of the date of purchase. Short-term investments consist primarily of money market investments.

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

NEW ACCOUNTING PRONOUNCEMENTS - "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES"

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 (an Amendment of FASB Statement No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.
Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting treatment.

    SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 cannot be applied retroactively. The impact of adopting this statement will not be significant due to the limited use of derivative instruments. The ongoing impact of this statement is not expected to be significant.

"ACCOUNTING FOR TRANSFERS OF FINANCIAL ASSETS"

In September 2000, FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125." SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and requires certain disclosure. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement requires an entity that has securitized financial assets to disclose information about accounting policies, volume, cash flows, key assumptions made in determining fair values of any retained interest, and sensitivity of those fair values to changes in key assumptions.

    SFAS No. 140 shall be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement shall be applied prospectively except for certain situations as provided; earlier or retroactive application of this statement is not permitted. The Company does not anticipate the adoption of SFAS No. 140 will materially impact earnings or financial condition.

RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform with current year presentation.

NOTE 2

ACQUISITION OF GS2 AND SUBSEQUENT GOODWILL ADJUSTMENT

In July 1997, the Company acquired GS2, a broker-dealer. Total consideration paid was $2,750 in Company stock and $414 in cash. The acquisition was accounted for under the purchase method of accounting. The Company merged GS2 into BCZ on December 31, 1998. The pro forma impact of the acquisition was not material to the Company.

    During 1999, the Company recorded a $2,255 valuation reserve against the goodwill related to GS2. The factors contributing to impairment included increased competition and industry factors which reduced the level of commissions and fees that could be charged, a change in utilization of a key principal, and a failure to meet the budgeted income levels for 1998 and 1999. The value of the goodwill was reduced to $650 as of December 31, 1999.

NOTE 3

ACQUISITION OF PMC

In December 1998, the Company acquired PMC, a Colorado-based investment advisor and investment consulting firm, for $3.8 million. The Company also advanced PMC an additional $7.1 million to allow PMC to meet current obligations. The acquisition has been accounted for under the purchase method of accounting and the consolidated financial statements include the results of operations from the date of acquisition. Total goodwill of $9.4 million resulting from the acquisition is being amortized over 15 years. The estimated 1998 pro forma results of operations of the Company had PMC been acquired as of January 1, 1998 would have been as follows:

                                            1998
                            -------------------------------------
                                ZCO            PMC      PRO FORMA
                            -------        -------      ---------
Revenues                    $75,783        $19,361        $95,144
Net loss                     (2,841)       (12,366)        (9,950)
Net loss per share
   Basic and Diluted         $(1.20)        $(2.61)        $(4.20)

NOTE 4

DISCONTINUED OPERATIONS

During 1999, the Company sold WRR, the hazardous waste management subsidiary of the Company. Effective December 30, 1999, the common stock of WRR was sold for cash of approximately $6 million. The acquirer assumed any environmental liabilities incurred in the conduct of WRR's business under the terms of the sale. The sale resulted in a gain of $397 after taxes. Net assets of discontinued operations at December 31, 1999 are segregated in the Consolidated Statements of Financial Condition. Summary operating results of discontinued operations, excluding the above gain, are as follows:

                                                  1999           1998
                                                  ----           ----
Gross profit on chemical products                $3,045         $3,522
Income before income taxes                          511            584
Provision for income taxes                          371            230
Income from discontinued
   operations                                       140            354

NOTE 5

SALE OF ASSETS AND LIABILITIES OF ZTT

In October 1999, the Company sold substantially all the assets and liabilities of ZTT, a discount broker-dealer. ZTT was a component of the Investment Services segment of the Company. The sale was for $8.2 million. The before-tax gain on the sale was $6,011 which is included in Other Revenues in the Consolidated Statements of Operations. ZTT revenues for 1999 and 1998 were $10,827 and $5,075, respectively. ZTT's after tax earnings for 1999 and 1998 were $4,339 and $346, respectively. The 1999 revenues and earnings from continuing operations include the gain on the sale of the assets and liabilities.

NOTE 6

SECURITIES INVENTORY AND OTHER INVESTMENTS

Securities inventory at December 31, 2000 and 1999 consists of trading securities at market value, as follows:

                                          2000             1999
                                          ----             ----
Municipal bond issues                  $37,767          $71,651
Mortgage and asset
   backed securities                       710            4,246
Institutional bond issues                4,959            2,418
Preferred stock                              -            3,328
Other                                      241            1,148
                                       -------          -------
                                       $43,677          $82,791
                                       -------          -------
                                       -------          -------

    Municipal bond issues consist primarily of revenue bonds issued by state and local governmental authorities related to healthcare or long-term care facilities. Institutional bond issues consist primarily of bonds issued by churches and independent schools.

    Included in municipal bond issues at December 31, 2000 are approximately $17,145 of bonds from three Illinois issuers, $4,863 of bonds from one issuer in Oklahoma and $4,514 of bonds from one issuer in Maryland. These bonds were sold in 2001. Included in municipal bond issues at December 31, 1999 are approximately $17,500 of bonds from one issuer in New York, $13,291 of bonds from one issuer in Michigan, $8,925 of bonds from one issuer in Idaho, $6,896 of bonds from one issuer in Virginia and $6,140 of bonds from one issuer in Georgia. These bonds were sold in 2000.

    Collateralized Mortgage Obligations ("CMOs") backed by various U.S. government agencies totalling $22,420 and $26,931 in 2000 and 1999, respectively, are included in Other Investments. Because of the nature of the underlying mortgage obligations, the true market values are difficult to determine but management believes the market values approximate par value. The Company finances the CMOs using a repurchase agreement. See Note 10.

    The Company serves as the general partner and a limited partner in certain partnerships. The value of these partnerships based on management estimates is $3,610 at December 31, 2000.

NOTE 7

SECURITIES SOLD, NOT YET PURCHASED

Marketable securities sold, not yet purchased, consist of trading securities at market value, as follows:

                                         2000           1999
                                         ----           ----
U.S. government securities             $    -         $4,364
                                       ------         ------
                                       ------         ------

    See Note 10 for interest expense on short-term borrowing arrangements.

NOTE 8

PAYABLE TO BROKER-DEALERS AND CLEARING ORGANIZATIONS

BCZ clears its proprietary and customer transactions through another broker-dealer on a fully disclosed basis. The relationship with the clearing broker results in amounts payable for transaction processing and inventory purchases offset by fees earned, commissions, inventory sales and profits or losses on securities transactions. The amount payable to the clearing broker of approximately $24,289 at December 31, 2000 relates primarily to the financing of inventory and is collateralized by securities with a market value of approximately $43,044 owned by BCZ.

NOTE 9

INVESTMENT IN ZMSI II

Summarized financial information of ZMSI II as of December 31, 2000 and 1999, and for the three-year period ended December 31, 2000 is as follows:

                                                                  2000           1999
                                                                  ----           ----
Mortgage certificates, net of unamortized
  discount of $800 and $870, respectively                     $ 31,489        $32,613
  Other assets                                                   2,293          3,295
                                                               -------        -------
Total assets                                                  $ 33,782        $35,908
                                                               -------        -------
                                                               -------        -------
Mortgage certificate-backed bonds payable                     $ 32,387        $33,493
  Other liabilities                                                875            895
                                                               -------        -------
         Total liabilities                                      33,262         34,388
Stockholders' equity (See Note 12)                                 520          1,520
                                                               -------        -------
         Total liabilities and stockholders' equity           $ 33,782        $35,908
                                                               -------        -------
                                                               -------        -------

                                                                  2000           1999           1998
                                                                  ----           ----           ----
Revenues, primarily interest                                   $ 2,512        $ 2,856         $5,340
                                                               -------        -------         ------
Expenses -
   Interest expense                                              2,268          2,470          3,696
   Other expenses                                                  244            386          1,644
                                                               -------        -------         ------
         Total expenses                                        $ 2,512          2,856          5,340
                                                               -------        -------         ------
Net income                                                     $     -        $     -         $    -
                                                               -------        -------         ------
                                                               -------        -------         ------

    The Mortgage Certificate-Backed Bonds are collateralized by the Mortgage Certificates, which consist of Government National Mortgage Association certificates and Federal National Mortgage Association certificates.

NOTE 10

SHORT-TERM BORROWING ARRANGEMENTS

The Company finances the operations of certain subsidiaries by issuing commercial paper classified in the Consolidated Statement of Financial Condition as Short-Term Notes Payable. During 2000, 1999 and 1998, average outstanding balances were approximately $4,694, $12,802 and $14,974, respectively. Maximum borrowings based on month-end balances for those same years were approximately $7,081, $20,158 and $16,298, respectively. During 2000, 1999 and 1998, the weighted average interest rates were 6.4%, 5.6% and 6.1%, respectively.

    The Company enters into securities sold under agreements to repurchase transactions ("repurchase agreements") from time to time to take advantage of the spread between short term interest rates and the yield on the underlying securities used in the repurchase transaction. ZCO and BCZ use repurchase agreements along with other means of financing to finance other investments and inventory positions. As of December 31, 2000 and 1999, the Company had open repurchase agreements totaling $22,374 and $28,959, respectively. The collateral under these agreements consisted primarily of CMOs backed by various U.S. government agencies. The maximum borrowings under these agreements were $27,558 and $33,174 in 2000 and 1999, respectively. These agreements were at interest rates ranging from 6.0% to 7.5% in 2000, 5.1% to 6.7% in 1999 and 5.1% to 6.7% in 1998.

    The Company had lines of credit as of December 31, 2000 and 1999, totaling $20,000 and $27,500, respectively. In accordance with normal banking practice, these lines may be withdrawn at the discretion of the lenders and are payable on demand. The $20,000 facility has restrictive covenants that require, among other things, the Company to maintain a specified level of tangible net worth. Interest is charged at the broker loan rate which was 8.25% at December 31, 2000. The Company is required to maintain $330 as a compensating balance as of December 31, 2000. There are no legal restrictions on the withdrawal of these funds. The Company had $11,500 outstanding on the line of credit at December 31, 2000 which was included in Notes Payable to Banks. There were no amounts outstanding at December 31, 1999.

    BCZ currently finances inventory, through its clearing relationship. Funds are borrowed at the federal funds rate plus 50 basis points which was 6.0% at December 31, 2000, and are due under normal margin arrangements for securities inventory. During 2000, 1999, and 1998, average outstanding balances were approximately $22,311, $21,789, and $38,629, respectively. Maximum borrowings based on month-end balances for those same years were approximately $96,256, $60,459, and $97,660, respectively. During 2000, 1999, and 1998, the weighted average interest rates were 6.7%, 5.5%, and 5.8%, respectively. See Notes 6 and 8.

    Interest expense on short-term borrowing arrangements was as follows:

                                    2000           1999           1998
                                    ----           ----           ----
Securities sold, not
   yet purchased
   (See Note 7)                   $  203         $  257         $  696
Short-term notes payable             312            717            912
Repurchase agreements              1,856          1,697          2,374
Lines of credit                      144             69            537
Secured credit facilities              -              -            254
Clearing agent financing             917            858            751
                                  ------         ------         ------
Total                             $3,432         $3,598         $5,524
                                  ------         ------         ------
                                  ------         ------         ------

NOTE 11

BONDS PAYABLE

    Bonds payable at December 31, 2000 and 1999, consists of the following:

                                         2000           1999
                                         ----           ----
First Church Financing Corporation
   Mortgage-Backed Bonds:
   Series 1 - due March, 2008;
      interest at 8.25%                $  677         $1,366
   Series 2 - due August, 2009;
      interest at 8.75%                 1,096          1,193
   Series 3 - due December, 2010;
      interest at 8.00%                 1,529          1,664
                                       ------         ------
                                       $3,302         $4,223
                                       ------         ------
                                       ------         ------

    Estimated amounts due on bonds payable is as follows:

2001                           $  683
2002                              307
2003                              337
2004                              369
2005                              360
Thereafter                      1,246
                               ------
                               $3,302
                               ------
                               ------

    The First Church Financing Corporation Mortgage-Backed Bonds are repaid from principal payments on the underlying loans which serve as collateral for the bonds. The estimated amounts due are based on the scheduled amortization of the underlying loan principal and known prepayments as of December 31, 2000. The amounts due will vary depending upon principal payments or additional prepayments, if any.

NOTE 12

RELATED PARTY TRANSACTIONS

BCZ sponsors the North Track (formerly Principal Preservation Portfolios, Inc.) family of mutual funds (the "Funds"). Certain BCZ officers also serve as officers of the Funds. BCZ currently provides investment advisory services and did perform transfer agent services through November 1999 for the Funds. ZAMI provided investment sub-advisory services to the Funds. Total fees for services earned from the Funds were $6,727, $4,563 and $3,352 in 2000, 1999 and 1998, respectively. Amounts due from the Funds were $1,101 and $1,004 in 2000 and 1999, respectively.

    BCZ serves as manager of ZMSI II pursuant to a written agreement. ZCO owns $500 and $1,500 in 2000 and 1999, respectively, of $9 non-cumulative, non-voting preferred stock in ZMSI II and $10 of common stock in both years. Management fees earned by the Company from ZMSI were $126, $108, and $118, in 2000, 1999 and 1998, respectively. Amounts due BCZ from ZMSI II were $10 and $5 in 2000 and 1999, respectively.

NOTE 13

RETIREMENT PLANS

The Company has contributory profit sharing plans for substantially all full-time employees and certain part-time employees. BCZ, ZAMI, and ZFC have plans which provide for a guaranteed company match equal to 50% of employee contributions up to 6% of defined compensation and a discretionary annual company contribution up to 6% of defined compensation for each year. ZTT had a similar plan. The annual company contributions are at the discretion of the board of directors. PMC had a plan that matches up to 6% of an employee's contributions by an amount determined by the board of directors. The plan at PMC is being terminated and replaced by a plan that is consistent with the other subsidiaries. Retirement plan expense of the Company was $635, $1,700, and $1,102 in 2000, 1999 and 1998, respectively.

NOTE 14

INCOME TAXES

The provision for (benefit from) income taxes from continuing operations for the years ended December 31, 2000, 1999 and 1998, consisted of the following:

                                    2000           1999           1998
                                    ----           ----           ----
Current federal
   provision (benefit)           $(3,408)        $1,773        $(1,482)
Current state provision              187            580            179
Deferred provision
   (benefit)                         182           (199)          (652)
                                 -------         ------        -------
Total                            $(3,039)        $2,154        $(1,955)
                                 -------         ------        -------
                                 -------         ------        -------

The following are reconciliations of the statutory federal income tax rates for 2000, 1999 and 1998 to the effective income tax rates:

                                    2000           1999           1998
                                    ----           ----           ----
Statutory federal
   income tax rate                 (34.0)%         34.0%         (34.0)%
State income taxes, net
   of related federal
   tax benefit                      (4.2)           7.7           (5.9)
Tax-exempt interest
   income, net of related
   nondeductible
   interest expense                 (4.6)         (11.5)          (4.3)
Goodwill amortization                3.2           39.5            0.8
Nondeductible
   business expenses                 1.1            3.1            0.5
Additional taxes
   provided (used)                   0.4           (1.9)           0.1
Other, net                          (1.0)          (2.1)           4.8
                                    ----           ----           ----
Effective income
   tax rate                        (39.1)%         68.8%         (38.0)%
                                    ----           ----           ----
                                    ----           ----           ----

    The tax effects of temporary differences that give rise to significant elements of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are as follows:

                                                  2000                 1999
                                                   ----                ----
Deferred tax assets:
   Accrued expenses                              $  349              $  331
   Allowance for losses                           1,028               1,197
   Deferred compensation                            304                 413
   Deferred income                                  512                 651
   Net operating loss carryforwards               2,237               2,133
   Fixed assets                                       4                   -
   Other                                             33                  46
                                                 ------              ------
Total deferred tax assets                         4,467               4,771
                                                 ------              ------
Deferred tax liabilities:
   Fixed assets (primarily
   due to depreciation)                               -                (160)
   Other                                              -                 (82)
                                                 ------              ------
Total deferred tax liabilities                        -                (242)
                                                 ------              ------
Net deferred tax assets
   before valuation allowance                     4,467               4,529
                                                 ------              ------
Valuation allowance                              (1,491)             (1,371)
                                                 ------              ------
Net deferred tax assets                          $2,976              $3,158
                                                 ------              ------
                                                 ------              ------

    The Company has deferred tax assets generated from state and Federal net operating loss carryforwards which expire 2012 through 2020.

    Changes in the valuation allowance for the year ended December 31, 2000 and 1999 were as follows:

                                                   2000           1999
                                                   ----           ----
Balance, beginning of year                       $1,371         $1,534
Adjustments to the valuation
   allowance:
      Assumption (use) of federal
         and state net operating loss
         carryforwards (see below)                  120            (76)
      Assumption (use) of other
         deferred tax assets
         (see below)                                  -            (87)
                                                 ------         ------
Balance, end of year                             $1,491         $1,371
                                                 ------         ------
                                                 ------         ------

    PMC had certain deferred tax assets, including federal and state net operating loss carryforwards, as of the acquisition date. The future utilization of the net operating loss carryforwards by the Company is restricted by the change-of-ownership rules. The tax benefit of the federal and state net operating loss carryforwards, which begin to expire in 2017 and 2012, respectively, has been recorded by the Company at the maximum amount allowable under these change-of-ownership rules. The Company had recorded a valuation allowance against the full amount of these assets because Company management believed it was likely that the benefit of these assets may not be substantially realized. The Company continues to have a valuation allowance for all the carryforwards remaining from its acquisition of PMC in 1998, as reflected above. Any future utilization of loss carryforwards by PMC will be recorded against Goodwill.

NOTE 15

PREFERRED STOCK

The Company is authorized to issue 500,000 shares of preferred stock, $1 par value, which is undesignated as to series.

NOTE 16

STOCK-BASED COMPENSATION PLANS

In April 1998 the Company established the 1998 Stock Incentive Plan (the "1998 Plan") for key employees of the Company. Stock options, restricted stock and stock appreciation rights may be granted under the 1998 Plan. A total of 435,000 shares are issuable under the 1998 Plan. The 1998 Plan replaces the 1993 Employees' Stock Incentive Plan (the "1993 Plan"). No further awards or grants may be made under the 1993 Plan. Options already granted under the 1993 Plan will remain in effect until they are exercised or expire. The Company also established the 1989 Employees' Stock Purchase Plan (the "1989 Plan") for substantially all full-time employees. The 1989 Plan was terminated in 2000.

RESTRICTED STOCK - The Company has issued restricted common stock to certain key employees under the 1993 Plan. Upon issuance an employee's ownership of shares is subject to full or partial forfeiture in accordance with a vesting schedule. All unvested shares are forfeited if an employee's employment is terminated for any reason.

    In January, 1998, the Company issued 10,617 shares of restricted common stock to certain key employees of the Company. The market value of the restricted stock when issued was $19.50 per share. The vesting schedule extends through January, 2001.

    A summary of restricted stock vesting and compensation expense is as follows:

                                         2000           1999           1998
                                         ----           ----           ----
(number of shares)
Unvested at beginning
   of year                             32,886         43,288         55,546
Granted                                     -              -         10,617
Forfeited                                   -              -        (20,666)
Vested                                (11,736)       (10,402)        (2,209)
                                      -------        -------        -------
Unvested at end of year                21,150         32,886         43,288
                                      -------        -------        -------
                                      -------        -------        -------
Compensation
   expense included in
   net income                         $    65        $   116        $   221
                                      -------        -------        -------
                                      -------        -------        -------

STOCK OPTIONS - The Company has granted options to substantially all full-time employees of the Company under the 1998 and 1993 Plans. All outstanding options have a fixed exercise price equal to the market price of the Company common stock on the date of grant. The options vest over periods of two to seven years and are exercisable over a period of 10 years. Currently outstanding options expire on various dates ranging from 2003 to 2010. All unexercised options are forfeited on termination of employment. A summary of fixed price stock option activity is as follows:

                                                  OPTIONS OUTSTANDING
                                            --------------------------------
                                           Number                 Price*<F6>
                                           ------                 ---------
Balance, December 31, 1997                 118,500                  17.79
Granted                                    206,500                  19.36
Forfeited                                   (2,500)                 16.63
                                           -------
Balance, December 31, 1998                 322,500                  18.80
Granted                                      5,000                  19.00
Forfeited                                  (24,000)                 19.24
                                           -------
Balance, December 31, 1999                 303,500                  18.78
Granted                                    209,100                  17.44
Forfeited                                 (128,200)                 18.77
                                           -------
Balance, December 31, 2000                 384,400                  18.04
                                           -------
                                           -------

*<F6>  Weighted Average

EMPLOYEE STOCK PURCHASE PLAN - On April 18, 2000, the board of directors granted options to purchase 108,060 shares under the 1989 Plan. The April 18, 2000 options that had not been exercised were terminated on September 22, 2000. A summary of employee stock purchase option activity under the 1989 Plan is as follows:

                                                  OPTIONS OUTSTANDING
                                            --------------------------------
                                           Number                 Price*<F7>
                                           ------                 ---------
Balance, December 31, 1997                 121,660                  17.90
Exercised                                   (1,835)                 17.76
Forfeited                                  (20,310)                 17.06
                                           -------
Balance, December 31, 1998                  99,515                  15.88
Exercised                                   (3,800)                 16.01
Forfeited                                   (2,560)                 16.40
Expired                                    (93,155)                 16.40
                                           -------
Balance, December 31, 1999                       -
Granted                                    108,060                  15.57
Exercised                                   (4,325)                 15.30
Terminated                                (103,735)                 15.41
                                           -------
Balance, December 31, 2000                       -
                                           -------
                                           -------
*<F7>  Weighted Average

    The pro forma disclosure of net income (loss) and earnings (loss) per share as if the fair value based accounting method in SFAS 123 had been used is presented below. The Black-Scholes option pricing model was used in all calculations.

Pro forma amounts for:

The years ended December 31,                                              2000            1999          1998
----------------------------                                              ----            ----          ----
Income (loss) from continuing operations                                 $(4,803)        $  819        $(3,273)
Income from discontinued operations                                            -            537            354
                                                                         -------         ------        -------
Net income (loss)                                                        $(4,803)        $1,356        $(2,919)
                                                                         -------         ------        -------
                                                                         -------         ------        -------

Per share data:
Income (loss) from continuing operations                                  $(2.00)        $  .34         $(1.38)
Income from discontinued operations                                            -            .22            .15
                                                                         -------         ------        -------
Basic earnings (loss) per share                                           $(2.00)        $  .56         $(1.23)
                                                                         -------         ------        -------
                                                                         -------         ------        -------
Income (loss) from continuing operations                                  $(2.00)        $  .33         $(1.38)
Income from discontinued operations                                            -            .22            .15
                                                                         -------         ------        -------
Diluted earnings (loss) per share                                         $(2.00)        $  .55         $(1.23)
                                                                         -------         ------        -------
                                                                         -------         ------        -------

Weighted average significant assumptions under Black-Scholes:
   Risk-free interest rate                                                  6.20%          5.34%          5.10%
   Dividend yield                                                           3.00%          4.00%          5.00%
   Stock price volatility                                                  25.97%         20.03%         18.23%
   Option life (in years)                                                   10.0           10.0            9.3
Weighted average fair value of options granted during the year             $5.44          $3.69          $2.56

NOTE 17

NET CAPITAL REQUIREMENTS

As registered broker-dealers, BCZ and Portfolio Brokerage Services, Inc. (PBS), a subsidiary of PMC, are subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Such net capital requirements could restrict the ability of either subsidiary to pay dividends to its parent.

    Net capital information as of December 31, 2000, is as follows:

(In thousands)                              BCZ                 PBS
--------------                              ---                 ---
Net capital                             $ 6,203                $657
Net capital in excess of
   required net capital                 $ 5,497                $557
Required net capital                    $   706                $100
Net capital ratio                     1.71 to 1            .34 to 1

NOTE 18

OPERATING SEGMENTS

The Company is organized and provides financial services through three operating segments. These operating segments are Capital Markets, Investment Services and Corporate. Operating segment results include all direct revenues and expenses of the operating units in each operating segment. Allocations of indirect administrative and operating costs are based on specific methodologies.

    Capital Markets consists of the Company's fixed income institutional sales and trading, financial advisory, and institutional and public finance activities. Sales credits associated with underwritten offerings are reported in Investment Services when sold through retail distribution channels and in Capital Markets when sold through institutional distribution channels.

    Investment Services provides a wide range of financial products through its retail branch distribution network, including equity and fixed-income securities, proprietary and non-affiliated mutual funds, annuities and insurance products. Investment Services also provides investment advisory services to Company-sponsored mutual funds and independent financial advisors, asset management services for institutional and individual clients, and performance reporting services for independent financial advisors, investment consultants, and other financial service organizations.

    Corporate is principally the Company's corporate investment and borrowing activities and unallocated corporate revenues and expenses.

    Operating segment financial information is as follows:

                                               2000        1999          1998
                                               ----        ----          ----
REVENUES
Capital Markets                             $24,269     $30,380       $32,883
Investment Services                          56,669      51,402        28,238
Corporate                                     2,870       4,073         6,064
                                            -------     -------       -------
                                             83,808      85,855        67,185
ZTT (See Note 5)                                  -      10,827         5,075
                                            -------     -------       -------
                                            $83,808     $96,682       $72,260
                                            -------     -------       -------
                                            -------     -------       -------

                                               2000        1999          1998
                                               ----        ----          ----
NET INCOME (LOSS) BEFORE TAXES
Capital Markets                            $(1,458)     $ 1,816      $(1,727)
Investment Services                         (3,450)     (6,480)       (5,223)
Corporate                                   (2,869)       1,101         1,247
                                            -------     -------       -------
                                           $(7,777)    $(3,563)     $ (5,703)
ZTT (See Note 5)                                  -       6,692           553
                                            -------     -------       -------
                                           $(7,777)     $ 3,129      $(5,150)
                                            -------     -------       -------
                                            -------     -------       -------

    The Company's revenues and net income (loss) before taxes presented above are derived entirely from domestic operations. The Company does not segregate asset information by operating segment.

NOTE 19

COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, BCZ enters into firm underwriting commitments for the purchase of debt securities. These commitments require BCZ to purchase debt securities at a specified price. BCZ attempts to pre-sell the securities issues to customers. BCZ had no commitments outstanding at December 31, 2000. BCZ had commitments outstanding at December 31, 1999 of $36,530. The outstanding commitments were subsequently settled and had no material effect on the consolidated financial statements at that date.

    In the normal course of business, BCZ serves as the remarketing agent on certain variable-rate municipal bonds that can be tendered back to the respective issuers, generally upon seven days advance notice, by the holders. In its role as remarketing agent, the Company may purchase the tendered bonds into its own securities inventory. The Company finances the purchase of variable-rate municipal bonds through its clearing broker. See Notes 6, 8 and 10.

    The Company has entered into certain agreements where future performance is required. Although fees have been collected, they have not been included in the income of the Company. Income will only be recognized when performance is complete or all risk that fees will be returned has been eliminated. The fees are included as deferred revenue in Other Liabilities and Deferred Items and total $2,509 at December 31, 2000.

    The Company leases office space under noncancellable lease agreements, which allow for annual adjustments to the minimum lease payments to reflect increases in actual operating costs. The Company also leases office and computer equipment under noncancellable agreements. Rental expense for 2000, 1999 and 1998 was $4,495, $4,573, and $3,330, respectively. Future minimum lease payments which extend through 2005 and thereafter, are:


2001                           $3,633
2002                            2,943
2003                            2,219
2004                            1,848
2005                            1,197
Thereafter                      2,659

    In the normal course of business, the Company has been named as defendant in certain lawsuits. These suits arise in connection with the Company's role as an underwriter in various securities offerings. The Company is also a defendant in other lawsuits incidental to its securities and other businesses. Based on its understanding of the facts, and the advice of legal counsel, management believes that resolution of these actions will not result in any material effect on the financial condition or results of operations of the Company.

NOTE 20

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Company are reported in the Consolidated Statements of Financial Condition at market or fair values, or at carrying amounts that approximate fair values because of the short maturity of the instruments, with the exception of the following financial instruments:

NOTES RECEIVABLE - The fair value of Notes Receivable based on discounted cash flow analysis approximates $14,396 at December 31, 2000. At December 31, 1999, fair value approximated carrying value. The discount rates were based on the Company's current loan rates.

BONDS PAYABLE - The fair value of Bonds Payable at December 31, 2000, approximates $3,106, which was determined based on current market rates offered on bonds with similar terms and maturities. At December 31, 1999, fair value approximated carrying value.

DERIVATIVES - BCZ uses an interest rate forward agreement to manage its interest rate exposures associated with a forward debt service agreement executed by BCZ on behalf of a customer. The interest rate forward agreement and forward debt service agreements have identical notional values of $5,005. The reference interest rates in the interest rate forward agreement are based on the AAA/Aaa General Obligation bonds and are intended to approximate the interest rates used in the forward debt service agreement. The duration and terms of the interest rate forward agreement are consistent with the forward debt service agreement and expire in January, 2003. The fair values of the interest rate forward and the forward debt service agreements are based on the amounts that would be required to settle the agreements using current reference or market rates. The liabilities to settle the interest rate forward and forward debt service agreements were $72 and $3, respectively, at December 31, 2000 and are based on a discounted cash flow analysis. Gains or losses are recognized in income based upon the current valuations of the two agreements. A total of $75 was charged to income in 2000.

NOTE 21

EARNINGS PER SHARE

The following reconciles the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations (shares in thousands):

The year ended December 31,                        2000       1999       1998
---------------------------                        ----       ----       ----
Income (loss) from continuing operations        $(4,738)      $975    $(3,195)
                                                -------       ----    -------
                                                -------       ----    -------

BASIC
Weighted average shares outstanding               2,400      2,420      2,369
                                                -------      -----    -------
                                                -------      -----    -------

Basic earnings (loss) per share                 $ (1.97)      $.40    $ (1.35)
                                                -------       ----    -------
                                                -------       ----    -------

DILUTED
Weighted average shares outstanding - Basic       2,400      2,420      2,369
Effect of dilutive securities:
   Restricted stock                                   -         23          -
   Stock options                                      -          3          -
                                                -------      -----    -------

Weighted average shares outstanding - Diluted     2,400      2,446      2,369
                                                -------      -----    -------
                                                -------      -----    -------
Diluted earnings (loss) per share               $ (1.97)      $.40    $ (1.35)
                                                -------       ----    -------
                                                -------       ----    -------

    The diluted share base for 2000 and 1998 excludes incremental shares related to restricted stock and options of 22 and 69, respectively. These shares are excluded due to their antidilutive effect as a result of the Company's loss from continuing operations during 2000 and 1998.

Report of Independent Public Accountants

TO THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF THE ZIEGLER COMPANIES, INC.:

We have audited the accompanying consolidated statements of financial condition of The Ziegler Companies, Inc. (a Wisconsin corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ziegler Companies, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP
Milwaukee, Wisconsin,
February 14, 2001

Management's Discussion & Analysis of Financial Condition & Results of Operations (Dollars in thousands unless specifically indicated.)

BUSINESS AND OPERATING SEGMENTS

The Ziegler Companies, Inc., (the "Parent") through its wholly owned subsidiaries (collectively known as the "Company"), is engaged in financial services activities. These financial services activities are conducted
primarily through three operating segments,   Capital Markets, Investment
Services and Corporate.

    Capital Markets underwrites fixed income securities primarily for senior living and healthcare providers, religious institutions, and private schools. Capital Markets' services also include financial advisory services, merger and acquisition services, sales on an agency basis of complex financial products incorporating risk management strategies, and Federal Housing Administration ("FHA") loan origination often in conjunction with investment banking activities. Capital Markets also includes sales and trading in both the primary and secondary markets for the Company's underwritten bonds as well as other taxable and tax-exempt fixed income securities. These activities are conducted through the B.C. Ziegler and Company ("BCZ") subsidiary, except that Ziegler Financing Corporation ("ZFC") conducts FHA loan origination activities. These services are provided primarily to institutions, corporations, and municipalities.

    Investment Services consists of three operating components: Asset Management, Wealth Management and Portfolio Consulting. Asset Management provides investment advisory services to Company-sponsored mutual funds and managed account services for institutional and individual clients. Wealth Management provides a wide range of financial products to retail clients through its broker distribution network, including equity and fixed-income securities, proprietary and non-affiliated mutual funds, annuities and insurance products. Wealth Management is the primary retail distribution channel for religious institution and private school bonds and other taxable and tax-exempt bonds underwritten by BCZ. Sales credits associated with underwritten offerings are reported in this operating segment when sold through the Company's retail distribution channels. The Portfolio Consulting operation provides services as an intermediary in matching investors with money managers and provides performance reporting and other administrative services to independent financial advisors, investment consultants, and other financial services organizations. The Asset Management activities are conducted through BCZ and were conducted through Ziegler Asset Management, Inc. ("ZAMI") prior to 2001. ZAMI was merged into BCZ on January 1, 2001. The Wealth Management activities are conducted through BCZ. The Portfolio Consulting activities are conducted primarily through PMC International, Inc. ("PMC"), the Company's Denver-based subsidiary.

    Corporate consists primarily of the investment and debt management activities of the Parent and the unallocated corporate administrative activities included in BCZ. Certain corporate administrative costs are allocated to Capital Markets and Investment Services using various methodologies which consider the size of the operation and the extent of administrative services provided. Also included in this segment are First Church Financing Corporation ("FCFC"), Ziegler Collateralized Securities, Inc. ("ZCSI"), the church mortgage servicing element of ZFC, and Ziegler Capital Corporation ("ZCC"), all of which have reduced or eliminated activities since 1997.

    The operations and gain from the sale of Ziegler Thrift Trading, Inc. ("ZTT") on October 30, 1999, are separated from the operating segments' financial results. Although not a separate segment and, therefore, not a discontinued operation under generally accepted accounting principles, financial results are separately identified in the operating segment information for comparability purposes. WRR Environmental Services, Inc., which was the hazardous waste management subsidiary of the Company, was sold on December 30, 1999, and is considered a discontinued operation and not a part of the operating segment financial information presented.

    The Company's operating results are sensitive to various factors. During the last half of 1999 and throughout most of 2000, the general level of interest rates increased. The increased rates had an adverse impact on underwriting activities. Consequently, the issuance of bonds to refund bonds already outstanding became uneconomical for many issuers. This was true in the municipal as well as the religious institution and private school bond underwriting markets during 1999 and 2000. This circumstance contributed to the decrease in underwritings in 2000 and 1999 compared to 1998.

    Despite the rise in interest rates, the returns in the equity markets in the period from 1998 through the first quarter of 2000 caused investors to strongly favor equity investment vehicles over fixed income investments. This flow of funds into equity investment vehicles caused a higher level of liquidations in tax-exempt mutual funds, which in turn reduced the ability of those mutual funds to purchase new issue municipal securities. Subsequent corrections and heightened volatility in the equity markets, especially in technology stocks, has caused investors to reconsider their investment alternatives.

    The Company increased assets under management during the year in the equity mutual fund portfolios that it manages. The increase was primarily in the PSE Tech 100 Index Portfolio with the increases strongest in the first quarter of the year. The increase in assets slowed in the last three quarters of the year as the result of the volatility in the equity markets, especially in technology stocks. Despite market value decreases in the equity portfolios, total assets under management increased as the result of sales net of redemptions during the year.

    The rise in interest rates also increased the cost of financing inventory. Since most of the Company's inventory is in the form of fixed rate debt instruments, the cost of financing increases without a corresponding increase in interest income when the inventory is not sold. Further, the inventory being held may lose value as the result of general interest rate increases and may have to be sold at or below cost. The Company marks inventory to market to reflect these circumstances.

RESULTS OF OPERATIONS - 2000 COMPARED TO 1999

The following table summarizes the changes in revenues and income (loss) before taxes of continuing operations of the Company.

                                                                  INCREASE/
The year ended December 31,           2000            1999       (DECREASE)
---------------------------           ----            ----      -----------
REVENUES:
Capital Markets                    $24,269         $30,380         $ (6,111)
Investment Services
   Asset Management                  8,913           7,073            1,840
   Wealth Management                24,262          23,135            1,127
   Portfolio Consulting             23,494          21,194            2,300
                                   -------         -------         --------
                                    56,669          51,402            5,267
Corporate                            2,870           4,073           (1,203)
                                   -------         -------         --------
                                   $83,808         $85,855         $ (2,047)
ZTT                                      -          10,827          (10,827)
                                   -------         -------         --------
                                   $83,808         $96,682         $(12,874)
                                   -------         -------         --------
                                   -------         -------         --------

INCOME (LOSS) BEFORE TAXES:
Capital Markets                   $ (1,458)       $  1,816         $ (3,274)
Investment Services
  Asset Management                     525             364              161
   Wealth Management                (1,422)         (3,790)           2,368
   Portfolio Consulting             (2,553)         (3,054)             501
                                   -------         -------         --------
                                    (3,450)         (6,480)           3,030
Corporate                           (2,869)          1,101           (3,970)
                                   -------         -------         --------
                                   $(7,777)        $(3,563)        $ (4,214)
ZTT                                      -           6,692           (6,692)
                                   -------         -------         --------
                                   $(7,777)        $ 3,129         $(10,906)
                                   -------         -------         --------
                                   -------         -------         --------

CAPITAL MARKETS

Capital Markets' total revenues decreased $6,111 from $30,380 in 1999 to $24,269 in 2000. A significantly reduced level of underwriting activity due to the economic climate, as discussed previously, is the primary reason for the decrease, which was also true throughout the industry. A total of 36 senior and sole managed municipal underwriting transactions totaling $1.15 billion were completed in 2000 compared to 59 senior and sole managed municipal underwriting transactions totaling $1.6 billion in 1999. Taxable church and school underwriting activity did not change significantly from 1999. A total of 21 transactions for $76 million were completed in 2000 compared to 22 transactions for $76 million in 1999. The overall revenues from underwriting decreased $5,165 between years. Commission income decreased approximately $1,500 from 1999 to 2000 as the result of the closing of the institutional equity sales and research department and the preferred stock trading activities. These decreases in revenue were partially offset by an increase in mortgage origination fees and revenue related to the sale of mortgage servicing rights held by the Company. Trading profits, amounting to $1,700 in 2000, did not change significantly between years.

    Total expenses of this segment decreased $2,837 from $28,564 in 1999 to $25,727 in 2000. The decrease in total expenses is primarily related to a decrease in compensation and related expenses of $3,521 in 2000. A decrease of $1,887 in compensation expense is related to the closing of the preferred stock trading and the institutional equity sales and research departments. The balance of the decrease is primarily related to reduced compensation paid as a result of decreased underwriting volumes.

     The decreased underwriting activity is the primary reason for the resulting loss before taxes of $1,458 for Capital Markets in 2000 compared to net income before taxes of $1,816 in 1999. Although underwriting activity increased in the fourth quarter, the increase was not sufficient to make up for the reduced volumes earlier in the year as compared to 1999. The terminated activities of preferred stock trading and institutional equity sales together incurred losses of $622 in 2000 and $1,748 in 1999.

INVESTMENT SERVICES

The combined results for this segment resulted in revenues and net losses of $56,669 and $3,450 in 2000, respectively, compared to $51,402 and $6,480 in 1999, respectively. Improvements in the Asset and Wealth Management operations were offset by increased losses in the Portfolio Consulting operation.

ASSET MANAGEMENT - Total revenues were $8,913 in 2000 compared to $7,073 in 1999, an increase of $1,840. Investment management fees increased $1,750 to $7,302 in 2000 as the result of increases in assets under management. Assets under management increased from $1.8 billion at December 31, 1999 to $1.9 billion at December 31, 2000. This increase reflects approximately $400 million of new assets added in 2000 offset by decreases in the market value of the assets under management.

    Total expenses of Asset Management increased $1,679 to $8,388 in 2000 from $6,709 in 1999. Employee compensation and benefits increased $1,207 to $4,150 in 2000, primarily related to commissions paid for distributor sales of mutual funds and the addition of sales personnel to enhance the distribution of Company-sponsored mutual funds through other securities firms. The balance of the increase in expenses is primarily related to administrative support activities associated with our proprietary family of mutual funds. The net income before taxes of Asset Management was $525 in 2000 compared to $364 in 1999.

WEALTH MANAGEMENT - Wealth Management total revenues were $24,262 in 2000 compared to $23,135 in 1999, an increase of $1,127. Commission income on customer transactions increased $734 to $20,949 in 2000. The balance of the increase is primarily related to increased fee income on investment management and advisory activities.

    Total Wealth Management expenses decreased $1,241 to $25,684 in 2000 compared to $26,925 in 1999. Compensation and benefits increased $1,387 to $14,830 in 2000 as the result of commission payments on higher sales volumes. The increase was offset by a decrease in brokerage commissions and clearing fees of $1,469 in 2000 related to a reduction in independent contractor sales activities. Other decreases were associated with decreases in several other categories of expense. The total loss, which includes administrative cost allocations, was $1,422 in 2000 compared to $3,790 in 1999. Administrative cost allocations approximated $3,800 in each year. Before such allocations, Wealth Management had net income before taxes of $2,356 in 2000 compared to $106 in 1999.

PORTFOLIO CONSULTING - Total revenues of Portfolio Consulting were $23,494 in 2000 compared to $21,194 in 1999, an increase of $2,300. Investment advisory fees increased $1,445 in 2000 primarily as the result of an increase in assets under administration from $4.9 billion in 1999 to $5.6 billion in 2000. The balance of the increase is primarily related to commissions on the sale of performance reporting and administrative services.

    Total expenses of Portfolio Consulting were $26,047 in 2000 compared to $24,248 in 1999, an increase of $1,799. Overall expenses of processing customer accounts increased $2,830. These expenses include investment manager and related fees, compensation and related costs, and processing system costs. Brokerage commissions also increased correspondingly with the increased commission income on performance reporting and administrative services. The increases in expenses in 2000 compared to 1999 are offset by a decrease of $2,255 in goodwill amortization related to a 1999 valuation adjustment that was not required in 2000. See Footnote 2 of the Notes to Consolidated Financial Statements.

    The net loss for Portfolio Consulting in 2000 was $2,553 compared to $3,054 in 1999, which includes scheduled goodwill amortization of $678 in 2000 and $707 in 1999 and a valuation adjustment in 1999 of $2,255. Portfolio Consulting has experienced continued pressure on its pricing of services. At the same time, the transaction processing costs continue to increase as the result of increased volumes, asset turnover, and employee turnover. Portfolio Consulting is focusing on the appropriate pricing of its services, a strategy for the use of technology to improve processing efficiency, and the overall containment of costs.

CORPORATE

The primary reason for the decrease in Corporate revenues is a write-down of $3,300 due to a significant deterioration in the underlying home equity loans related to an asset-backed security held in the Company's inventory. The Company no longer trades in these securities, but held this asset as a result of the taxable trading operation that was significantly reduced in 1998. The decrease was partially offset by an award from an NASD arbitration panel of $1,700 for the Company's claims of unfair competition related to the recruitment of BCZ's Denver, Colorado retail brokerage office by another securities firm. Interest income related to the Company's investments and notes did not change significantly between years and approximated $3,900 in both years.

    Total Corporate expenses after allocations to the other operating segments were $5,739 in 2000 compared to $2,972 in 1999. A large component of expenses is interest expense on the financing of the government agency-backed collateralized mortgage obligations ("CMOs") of $1,725 in 2000 and $1,529 in 1999 using repurchase agreements. Other expenses include interest expense related to outstanding short-term notes payable, line of credit borrowing, and unallocated administrative expenses. In 2000, unallocated administrative expenses increased. The increased expenses are related to additional expenses associated with recruitment of senior management personnel and business transition activities. Payments were made for the purpose of attracting qualified managers to join the Company, as severance to other managers, and for special projects performed by consultants in strategic planning, compensation practices, and marketing. Given the specialized nature of the expenses, they were not allocated to the operating components of the Company.

    The total Corporate net loss before taxes was $2,869 in 2000 compared to net income before taxes of $1,101 in 1999. These amounts reflect the results after allocations to other segments. The allocations reflect the cost of administrative functions provided to the other operating segments. The current year loss is primarily due to the write-down of the asset-backed security and the unallocated business transition expenses offset by an arbitration award received by the Company.

RESULTS OF OPERATIONS - 1999 COMPARED TO 1998

The following table summarizes the changes in revenues and income (loss) before taxes of continuing operations of the Company.

                                                                       INCREASE/
The year ended December 31,                   1999           1998     (DECREASE)
---------------------------                   ----           ----     ----------
REVENUES:
Capital Markets                            $30,380        $32,883        $(2,503)
Investment Services
   Asset Management                          7,073          5,556          1,517
   Wealth Management                        23,135         20,421          2,714
   Portfolio Consulting                     21,194          2,261         18,933
                                           -------        -------        -------
                                            51,402         28,238         23,164
Corporate                                    4,073          6,064         (1,991)
                                           -------        -------        -------
                                           $85,855        $67,185        $18,670
ZTT                                         10,827          5,075          5,752
                                           -------        -------        -------
                                           $96,682        $72,260        $24,422
                                           -------        -------        -------
                                           -------        -------        -------

INCOME (LOSS) BEFORE TAXES:
Capital Markets                            $ 1,816        $(1,727)       $ 3,543
Investment Services
   Asset Management                            364           (242)           606
   Wealth Management                        (3,790)        (4,663)           873
   Portfolio Consulting                     (3,054)          (318)        (2,736)
                                           -------        -------        -------
                                            (6,480)        (5,223)        (1,257)
Corporate                                    1,101          1,247           (146)
                                           -------        -------        -------
                                           $(3,563)       $(5,703)       $ 2,140
ZTT                                          6,692            553          6,139
                                           -------        -------        -------
                                           $ 3,129        $(5,150)       $ 8,279
                                           -------        -------        -------
                                           -------        -------        -------

CAPITAL MARKETS

Capital Markets' revenues decreased $2,503 due to a decrease in underwriting revenue and interest income partially offset by increases in trading profits and other income. Underwriting and fee revenues decreased approximately $3,000.
The Company completed 59 municipal underwriting transactions totaling $1.6 billion of debt securities as senior or sole manager in 1999 compared to 66 underwriting transactions totaling $1.6 billion of debt securities in 1998. Competition has caused a narrowing of margins in the municipal underwriting market, a trend which has continued throughout the 1990s. Interest income decreased $1,500 primarily as the result of a significant reduction in the taxable bond trading operation and a reduction in related securities inventory. Trading income increased $1,400. In 1998, Capital Markets incurred losses of $1,250 on taxable trading inventory. Other income increased approximately $600 as the result of increased mortgage origination activity. Other items of revenue, including church and school underwriting revenues, did not change significantly between years. The church and school underwriting group underwrote 22 transactions totaling $76 million in 1999 compared to 22 transactions totaling $80 million in 1998.

    Total expenses of Capital Markets decreased $6,046 to $28,564 in 1999. Employee compensation and benefits decreased by $3,850 as a result of the significant reduction in the taxable bond trading operation at the end of 1998. Interest expense also decreased $2,175 primarily related to the reduction in the taxable trading operation and related inventory carrying costs. Other categories of expenses did not change significantly.

    Total income before taxes for this segment changed by $3,543 from a loss before taxes in 1998 of $1,727 to income before taxes in 1999 of $1,816. The savings associated with the reduction in trading operations was partially offset by the decrease in underwriting and related fee income.

INVESTMENT SERVICES

The combined results for Investment Services resulted in revenues and net losses of $51,402 and $6,480 in 1999 compared to $28,238 and $5,223 in 1998, respectively. The significant increase in revenues in 1999 is related to the addition of PMC as a subsidiary of the Company in December 1998.

ASSET MANAGEMENT - Total Asset Management revenues were $7,073 in 1999 compared to $5,556 in 1998, an increase of $1,517. Investment management fees increased $1,350 as the result of increases in assets under management. Assets under management increased from $1.3 billion at December 31, 1998, to $1.8 billion at December 31, 1999. Of these totals, the assets under management related to North Track Funds (formerly Principal Preservation Portfolios) increased to $1.05 billion in 1999 compared to $602 million in 1998, most significantly in the equity portfolios. The balance of the increase in revenues was due to an increase in distributor commissions and offset by a reduction fee income as the result of the outsourcing of transfer agent activities in November 1999.

    Total expenses of Asset Management increased $911 to $6,709 in 1999 from $5,798 in 1998. The increase is primarily related to increased employee compensation and benefits for commissions paid on distributor sales of mutual funds and the addition of sales personnel as well as an increase in promotional expense for the marketing of asset management services and mutual fund distribution. The net income before taxes of the asset management operation was $364 in 1999 compared to a net loss before taxes of $242 in 1998.

WEALTH MANAGEMENT - Total Wealth Management revenues in 1999 were $23,135 in 1999 compared to $20,421 in 1998, an increase of $2,714. Commission income on customer transactions increased $2,348 as compared to 1998. The balance of the increase is primarily related to increased fee income on investment management and advisory activities.

    Total Wealth Management expenses increased $1,841 to $26,925 in 1999 compared to $25,084 in 1998. Compensation and benefits increased $1,257 due to increases in commissions paid to brokers on higher sales volumes. The balance of the increase in expenses is due to increased communication and data processing costs related to technology improvements and increased professional fees related to legal expense. The total loss, which includes administrative cost allocations, was $3,790 in 1999 compared to $4,663 in 1998. Administrative cost allocations approximated $3,800 in 1999 and $4,600 in 1998. Before such allocations, the Wealth Management operation had net income before taxes of $106 in 1999 compared to approximately breakeven in 1998.

PORTFOLIO CONSULTING - Total revenues of Portfolio Consulting were $21,194 in 1999 compared to $2,261 in 1998, an increase of $18,933. The inclusion of PMC as a subsidiary in December 1998 is the primary reason for the substantial increase in revenues in 1999. Prior to the addition of PMC as a subsidiary, Portfolio Consulting had approximately $200 million of assets under administration. At December 31, 1998, and after the inclusion of PMC, assets under administration were $2.6 billion and increased to $5.1 billion at December 31, 1999.

    Total expenses of Portfolio Consulting were $24,248 in 1999 compared to $2,579 in 1998, an increase of $21,669. The inclusion of PMC for a full year caused significant increases in operating expenses in conjunction with the increased revenues. Investment manager and other fees increased $9,400, employee compensation and benefits increased $4,517, and communications and data processing expense increased $2,659. Also included in 1999 was the valuation adjustment related to the goodwill on the purchase of GS2 which added additional expense of $2,255. This valuation adjustment was in addition to the $707 of goodwill amortization applicable to the purchase of PMC. The net loss before taxes for Portfolio Consulting in 1999 was $3,055 compared to $318 in 1999.

CORPORATE

This segment's revenues decreased $1,991 in 1999 to $4,073. The revenue of this segment is primarily related to interest income. The largest component of interest income is related to the government agency-backed CMOs owned by the Parent as discussed in Footnote 6 of the Notes to Consolidated Financial Statements. The CMO principal balances have declined between years as the result of scheduled payments and prepayments of principal. These principal payments and prepayments have also caused interest income to decline. Interest income related to the other entities in this operating segment has also declined as the operations and related investments or notes have decreased, through amortization or sale, as planned.

    This segment's expenses declined $1,845 primarily due to declines in interest expense on the repurchase agreements associated with the CMOs, in interest expense associated with outstanding bonds, and elimination of operational expenses of ZCC, a company that was terminated in 1998.

LIQUIDITY AND CAPITAL RESOURCES

The Company's activities involve financial services. Variations in assets and liabilities are primarily related to these services. The level of securities inventory and the related financing of that inventory through the Company's clearing broker has the greatest impact on cash flow. The largest sources of cash flow in 2000 were the reduction in securities inventory, the issuance of short-term notes payable, and borrowing on the Company's line of credit. The largest uses of cash were repayments of the margin loan from the Company's clearing broker to finance the Company's securities inventory and the repayments of short-term notes payable. Capital expenditures for fixed assets are relatively insignificant. The Parent and each of its subsidiaries uses various means to finance their operations.

    A source of cash for the Parent has been and continues to be the issuance of short-term notes of the Company. These notes have varying maturities up to 270 days, with the majority of notes being less than 60 days. In 2000, a total of $23,758 of notes were issued and $26,977 were repaid. The total balance of short-term notes outstanding was $2,993 as of December 31, 2000. This source of financing decreased in 2000 as the Company has used other available sources of credit.

    The Parent also finances its activities through banking relationships shared with BCZ and through repurchase agreements. The Parent had $11,500 outstanding under bank unsecured credit facilities at December 31, 2000. Amounts outstanding under repurchase agreements totaled $22,374 at December 31, 2000 and were used to finance government agency-backed CMOs included in Other Investments in the Consolidated Statements of Financial Condition.

    BCZ finances activities from its own resources, from an unsecured line of credit available through a banking relationship, from repurchase agreements through brokerage relationships, from its clearing agent using inventory as collateral under normal margin arrangements, and from intercompany borrowings with the Parent. There were no amounts outstanding under bank unsecured credit facilities, repurchase agreements, or intercompany borrowings from the Parent at December 31, 2000. The amount due the clearing agent was $24,289 at December 31, 2000. Securities inventory held by BCZ is the underlying collateral for the amount due.

    BCZ acts as remarketing agent for approximately $1.4 billion of variable rate demand municipal securities, most of which BCZ previously underwrote. The securities may be tendered at the option of the holder, generally on seven days advance notice. The obligation of the municipal borrower to pay for tendered securities is, in substantially all cases, supported by a third party liquidity provider, such as a commercial bank. In order to avoid utilizing the third party liquidity provider, municipal borrowers contract with BCZ to remarket the tendered securities. A total of $17,645 of variable rate securities were held in inventory at December 31, 2000. BCZ finances its inventory of variable rate securities acquired pursuant to its remarketing activities through its clearing agent under the clearing agent's margin financing arrangements.

    ZFC, whose activities include FHA loan origination, finances these activities from its own resources, through intercompany borrowing from the Parent, and by arrangement with other parties involved in the FHA transaction. ZFC borrowed $7,700 from the Parent to finance a note receivable of $10,800 at December 31, 2000, both of which were repaid in January 2001.

    FCFC served as a limited purpose finance company for financing mortgages to churches, and issued bonds to the public as a source of cash prior to 1996. Mandatory redemption on the bonds is made from principal payments received on the mortgage loans which serve as collateral for the bonds. There were $3,548 of mortgage loans outstanding net of purchase discounts at December 31, 2000, which are included in Notes Receivable on the balance sheet. Principal payments on the mortgage loans are received in regular installments over a 15-year amortization schedule through 2010 as well as through prepayments. Total bonds outstanding at December 31, 2000 were $3,302. As principal payments are received on the mortgage loans, whether scheduled or prepaid, bonds are called and retired. No new bonds have been issued since 1995 nor does the Company plan to issue bonds from this subsidiary in the future.

    The Company's cash and cash equivalent position allows a certain degree of flexibility in its financial activities. In the opinion of management, the Company's capital resources and available sources of credit are adequate for present and anticipated future operations.

FORWARD LOOKING STATEMENTS

Certain comments in this Annual Report represent forward looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to a number of risks and uncertainties, in particular, the overall financial health of the securities industry and the healthcare sector of the U.S. economy, as well as the strength of the municipal securities marketplace, the ability of the Company to distribute securities it underwrites, the market value of mutual fund portfolios advised by the Company, and the ability to attract and retain qualified employees.

Five Year Summary of Financial Data (unaudited)

(In thousands except per share amounts.)         2000           1999          1998           1997            1996
----------------------------------------         ----           ----          ----           ----            ----
Operating Revenues                              $83,808        $96,682        $72,260        $56,090        $45,187
                                                -------        -------        -------        -------        -------
                                                -------        -------        -------        -------        -------
Income (Loss) from Continuing Operations         (4,738)           975         (3,195)          (229)         2,035
Income from  Discontinued Operations                  -            537            354            583          1,610
                                                -------        -------        -------        -------        -------
Net Income (Loss)                                (4,738)         1,512         (2,841)           354          3,645
                                                -------        -------        -------        -------        -------
                                                -------        -------        -------        -------        -------
Basic Earnings (Loss) Per Share:
   Continuing Operations                          (1.97)          0.40          (1.35)         (0.09)          0.85
   Discontinued Operations                            -           0.22           0.15           0.24           0.68
                                                -------        -------        -------        -------        -------
   Net Income(Loss) Per Share                     (1.97)          0.62          (1.20)          0.15           1.53
                                                -------        -------        -------        -------        -------
                                                -------        -------        -------        -------        -------
Diluted Earnings (Loss) Per Share:
   Continuing Operations                          (1.97)          0.40          (1.35)         (0.09)          0.84
   Discontinued Operations                            -           0.22           0.15           0.23           0.67
                                                -------        -------        -------        -------        -------
   Net Income(Loss) Per Share                     (1.97)          0.62          (1.20)          0.14           1.51
                                                -------        -------        -------        -------        -------
                                                -------        -------        -------        -------        -------
Cash Dividends Declared Per
   Share of Common Stock                           0.52           0.52           0.39           0.82           0.82
Total Assets                                    124,647        170,622        223,723        162,554        136,587
Long-Term Obligations                             3,302          3,895          5,086         13,399         19,288
Short-Term Notes Payable                          2,993          6,160         13,502         15,034         13,246
End of Year Shareholders' Equity                 43,154         49,296         49,601         52,295         54,219
Book Value Per Share                            $ 17.80        $ 20.28        $ 20.38        $ 21.58        $ 22.21

Quarterly Consolidated
Results of Operations for 2000 and 1999 (unaudited)

2000 Quarter Ended  (In thousands except per share amounts)        MARCH 31        JUNE 30   SEPTEMBER 30    DECEMBER 31
-----------------------------------------------------------        --------        -------   ------------    -----------
Revenues                                                            $19,853        $20,382        $21,908        $21,665
Expenses                                                             22,377         21,159         22,504         25,545
Net Loss                                                             (1,517)          (512)          (254)        (2,355)
Basic & Diluted loss per share                                        (0.63)         (0.21)         (0.15)         (0.98)

1999 Quarter Ended
-------------------
Revenues                                                            $21,362        $23,551        $21,038        $30,731
Expenses                                                             21,900         22,671         21,864         27,118
Income (loss) from continuing operations                               (407)           511           (559)         1,430
Income (loss) from discontinued operations net of tax                     1            129            210            197
Net Income (loss)                                                      (406)           640           (349)         1,627
Basic earnings (loss) per share
  Continuing operations                                               (0.17)          0.21          (0.23)          0.60
  Discontinued operations                                                 -           0.05           0.09           0.08
                                                                       ----           ----           ----           ----
  Total                                                               (0.17)          0.26          (0.14)          0.68
                                                                       ----           ----           ----           ----
                                                                       ----           ----           ----           ----
Diluted earnings (loss) per share
  Continuing operations                                               (0.17)          0.21          (0.23)          0.59
  Discontinued operations                                                 -           0.05           0.09           0.08
                                                                       ----           ----           ----           ----
  Total                                                               (0.17)          0.26          (0.14)          0.67
                                                                       ----           ----           ----           ----
                                                                       ----           ----           ----           ----

Directors & Executive Officers

DIRECTORS

D.A. CARLSON, JR.
Senior Managing Director
B.C. Ziegler and Company

J.C. FRUEH
President, Aegis Group, Inc.
Pittsburg, Pennsylvania; Acquisition
and Management of Manufacturing
and Distribution Companies

G. J. GAGNER
Retired Business Executive,
New Hope, Pennsylvania

J.R. GREEN
Partner, Green, Manning & Bunch,
Denver, Colorado; a Private
Investment Banking Firm

P.R. KELLOGG
Chairman, The Ziegler Companies
Inc.; Senior Managing Director,
Spear, Leeds & Kellogg; Specialist
Firm on the New York Stock
Exchange

J.J. MULHERIN
President and Chief Executive
Officer, The Ziegler Companies, Inc.

B.C. ZIEGLER III
President, Ziegler/Limbach, Inc.,
West Bend, Wisconsin; Business
Development, Management and
Consulting

B.C. ZIEGLER
Director Emeritus

R.D. ZIEGLER
Director Emeritus

EXECUTIVE OFFICERS

J.J. MULHERIN
President and Chief Executive
Officer

G.P. ENGLE
Senior Vice President, Chief
Administrative Officer and
Chief Financial Officer

S.C. O'MEARA
Senior Vice President, General
Counsel and Corporate Secretary

J.C. VREDENBREGT
Vice President, Treasurer and
Controller

OFFICERS AND
SUBSIDIARIES

B.C. ZIEGLER AND COMPANY

J.J. MULHERIN
President and Chief Executive Officer

G.P. ENGLE
Senior Vice President,
Chief Administrative Officer

S.C. O'MEARA
Senior Vice President, General
Counsel and Corporate Secretary

J.C. VREDENBREGT
Senior Vice President, Chief Financial
Officer, Treasurer and Controller

D.A. CARLSON, JR.
Senior Managing Director
Capital Markets Group

B.K. ANDREW
Executive Vice President and
Chief Investment Officer
Asset Management Group

F.W. SIEGEL
Senior Managing Director
Wealth Management Group

R.J. TUSZYNSKI
Senior Vice President and
Managing Director
Asset Management Group

D.P. FRANK
Senior Managing Director
Services and Technology Group

T.R. PAPROCKI
Senior Vice President and
Chief Operating Officer
Capital Markets Group

ZIEGLER FINANCING CORPORATION

D.A. CARLSON, JR.
Chairman

R.K. PRICE
President

PMC INTERNATIONAL, INC.

J.R. MERRELL
President and Chief Operating Officer

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
(262) 334-5521

INVESTMENT BANKING OFFICES

HEALTHCARE AND SENIOR
LIVING HEADQUARTERS
One South Wacker Drive
Suite 3080
Chicago, IL 60606-4617
(312) 263-0110

San Francisco, California
Washington, D.C.
St. Petersburg, Florida
New York, New York
Milwaukee, Wisconsin
West Bend, Wisconsin

CHURCH AND SCHOOL
HEADQUARTERS
250 East Wisconsin Avenue
Milwaukee, WI 53202-4298
(262) 334-5521

ASSET MANAGEMENT OFFICE
250 East Wisconsin Avenue
Milwaukee, WI 53202-4298
(414) 978-6400

RETAIL BROKERAGE OFFICES
Denver, Colorado
Orlando, Florida
Arlington Heights, Illinois
Rockford, Illinois
Indianapolis, Indiana
Minneapolis, Minnesota
Appleton, Wisconsin
Fond du Lac, Wisconsin
Fort Atkinson, Wisconsin
Green Bay, Wisconsin
Kenosha, Wisconsin
LaCrosse, Wisconsin
Madison, Wisconsin
Milwaukee, Wisconsin
Mequon, Wisconsin
Port Washington, Wisconsin
Sheboygan, Wisconsin
Wausau, Wisconsin
West Bend, Wisconsin

INSURANCE OFFICE
West Bend, Wisconsin

ZIEGLER FINANCING CORPORATION
8100 Professional Place
Suite 312A
Lanham, MD 20785-2225
(301) 918-4400

PMC INTERNATIONAL, INC.
1999 Broadway, Eighth Floor
Denver, CO 80202-3021
(303) 292-1177

Investor Information

CORPORATE OFFICES
215 North Main Street
West Bend, Wisconsin 53095-3348

ANNUAL MEETING
The annual meeting of shareholders will be held at 10 a.m., April 24, 2001 at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin.

    Copies of the Form 10-K covering the fiscal year 2000 are available upon request. Form 10-K is the Company's annual report filed with the Securities and Exchange Commission, Washington, D.C. Shareholders wishing to receive a copy, please write to:

THE ZIEGLER COMPANIES, INC.
Attention:  S. Charles O'Meara
Corporate Secretary
215 North Main Street
West Bend, WI 53095-3348

MARKET

The Ziegler Companies, Inc. common stock trades on the American Stock Exchange. The range of bid and asked quotations during 2000 and 1999 was as follows:

                             2000                      1999
                             ----                      ----
                         BID       ASKED          BID       ASKED

1st Quarter    High      20-3/4    21             20-1/2    21
               Low       14-1/4    14-1/2         17-3/8    17-7/8

2nd Quarter    High      19-1/4    20-3/8         19-1/8    19-3/4
               Low       15-1/2    16-1/8         17-1/8    17-5/8

3rd Quarter    High      18        18-3/8         18        18-5/8
               Low       14-3/8    15-1/4         14-3/8    14-7/8

4th Quarter    High      18-3/4    19-3/8         15-3/8    15-7/8
               Low       16-3/8    16-3/4         14        14-3/8

CASH DIVIDENDS

Cash dividends paid during 2000 and 1999 were as follows:

Per Share                   2000           1999
---------                   ----           ----
February                   $ .13          $ .13
May                          .13            .13
August                       .13            .13
November                     .13            .13
                           -----          -----
   Total                   $ .52          $ .52
                           -----          -----
                           -----          -----

    Holders of record on February 26, 2001, were paid a regular cash dividend of 13 cents per share on March 8, 2001.

TRANSFER AGENT AND REGISTRAR

FIRSTAR BANK, N.A.
Corporate Trust Department
1555 North RiverCenter Drive, Suite 301
Milwaukee, WI 53212

ORGANIZATION AND
COMPENSATION COMMITTEE

John R. Green, Chairman
Peter R. Kellogg
Gerald J. Gagner

AUDIT COMMITTEE

John C. Frueh, Chairman
Peter R. Kellogg
Bernard C. Ziegler III

AMEX SYMBOL

ZCO

(ZIEGLER LOGO)

The Ziegler Companies, Inc.
215 N. Main Street
West Bend, Wisconsin  53095-3348