Form 10-K, Exhibit 13
period 2001-12-31
ZIEGLER COMPANIES INC
filed 2002-03-26
CIK 109312

Exhibit 13.1
                          The Ziegler Companies, Inc.
                               2001 Annual Report

                         Health, Wealth and Well-being

                          Tailored Financial Solutions

                                 (ZIEGLER LOGO)

The Ziegler Vision

Advancing health,
wealth and
well-being
through tailored financial solutions.

This statement is the heart of our company; it tells why we are in business - to have a positive impact on the lives of the clients we serve. We improve health (physical, spiritual and mental) by creating funding to build churches, healthcare and senior living centers in communities throughout America. We help clients retire in prosperity and dignity. We help them generate and preserve wealth that they can use to improve their quality of life - by educating their children and grandchildren, giving to charities, realizing dreams of travel, recreation and financial freedom.

We create financial services solutions that enable our clients to enjoy healthier lives, achieve financial security and achieve their dreams.

Financial Summary

For the years ended December 31st,
  (In thousands, except per share amounts)           2001            2000
---------------------------------------------------------------------------
Total Revenues                                     $80,679         $83,808
Income (Loss) Before Income Taxes                    2,201          (7,777)
Net Income (Loss)                                    1,314          (4,738)
Basic and Diluted Earnings (Loss) Per Share        $   .55         $ (1.97)

Contents

3     Financial Summary
4     Letter to the Shareholders
6     Investment Services
7     Capital Markets
8     Consolidated Financial Statements
13    Notes to Consolidated Financial Statements
26    Report of Independent Public Accountants
27    Management's Discussion and Analysis
36    Five-year Summary of Financial Data
36    Quarterly Consolidated Results
37    Directors and Executive Officers
38    Investor Information

Letter to Shareholders

Continued restructuring and a consistent focus on executing our business plan produced positive business results and a favorable year-over-year comparison for Ziegler. We are pleased to report that we have made notable steps forward aligning our core businesses, expanding our healthcare market presence and building assets under management. Ziegler is positioned well to take advantage of today's positive environment of declining interest rates, rising demand for senior living alternatives and the opportunity to service aging baby boomers who need financial advice.

In 2001, our deep roots in Healthcare and Senior Living resulted in robust underwriting and advisory services for hospitals, senior living facilities and churches. Our expertise in wealth management enabled us to advise clients about how to leverage short-term fixed opportunities in the context of appropriate long-term asset allocations. Our North Track family of funds provided best of breed solutions through a philosophy of indexing with advice while concentrating on growth sectors.

ACCOMPLISHMENT IN A YEAR OF UNCERTAINTY

The economy, already declining in the second quarter, accelerated its tailspin after the events of September 11. While these events were tragic, their impact on the financial market was temporary. The disruption of equity markets against a backdrop of political instability and terrorism contributed to a recession, which, in turn, affected Federal Reserve actions and investor confidence. We saw investors seeking stability, advice and guidance.

In a year marked by uncertainty, our financial results were encouraging. For the year ended December 31, 2001, total revenues were $80,679,000 compared to $83,808,000 in 2000. Net income for 2001 was $1,314,000 or 55 cents per share, compared to a loss of $4,738,000 or $1.97 per share in 2000.

A YEAR OF OPPORTUNITY FOR CAPITAL MARKETS

Ziegler's market niche is closely aligned with America's demographics. The demand for capital for acute care hospitals, retirement centers and churches continues to be strong. The Ziegler Capital Markets Group took full advantage of the favorable market environment for debt financing in 2001, with one of its best years on record for underwriting. The Group continues to expand its advisory and risk management services, mergers and acquisition activities and capital planning. Increasingly, senior living, healthcare and religious clients are using our Investment Services Group to manage their institutional portfolios. In addition, in 2001, we launched a private equity fund as a Small Business Administration licensed mezzanine lending vehicle, which should provide attractive returns in the future.

ON TRACK WITH NORTH TRACK

Our new mutual fund brand, North Track Funds, was successfully launched in March. North Track offers best of breed index solutions and is exclusively distributed through investment professionals on a national basis. We rounded out our product line and positioned North Track to leverage demographic trends by creating two new funds through a collaborative effort with Dow Jones Indexes:
The Dow Jones U.S. Health Care 100 Plus Fund and the Dow Jones U.S. Financial Services 100 Plus Fund. Despite the turbulence of the equities marketplace, we were encouraged by positive net flows in 2001, and are proud to offer a broad range of index solutions.

INVESTMENT SERVICES, NEEDED NOW MORE THAN EVER

As many individual investors struggled with the 2001 financial markets, Ziegler investment consultants provided them with tailored advice and guidance. To serve the growing needs of individual investors, our Investment Services Group introduced a new advisory process. Offices are being redesigned for a consistent look and feel, and repositioned, as we close offices in non-core markets and open new offices in high growth markets such as Scottsdale, Arizona.

We are emphasizing asset gathering for growth, and offering exciting new products. Our North Track e401(k) is designed for small businesses; it is completely Internet based and powered by a retirement services leader, Emplanet. Our e-managed account solution, EnvestNet offers independent advisors proven asset management expertise and innovative technology.

AN EYE ON THE FUTURE

Looking to 2002, we are continuing to create a more balanced business. We expect a favorable market environment for advice and products designed to provide our clients with solutions customized to their needs. In the following pages of this annual report, we celebrate many of the constituencies we serve, individual and institutional investors, investment consultants and financial intermediaries.

Ziegler is pleased to tell a story of renewal for 2001. Through the hard work and dedication of our employees and the loyalty of our clients, we have returned the company to profitability. We realize that our financial performance is below market expectations and are fully committed to develop Ziegler into a company that rewards its shareholders and performs favorably against its peer group. Ours is a work in progress with a commitment to stay the course and remain focused on our strategic vision and priorities.

As we enter the first year of our second century, the men and women of Ziegler stand behind a clear vision: Advancing health, wealth and well-being through tailored financial solutions.

/s/ Peter R. Kellogg

Peter R. Kellogg
Chairman
The Ziegler Companies, Inc.

/s/ John J. Mulherin

John J. Mulherin
President and CEO
The Ziegler Companies, Inc.

INVESTMENT SERVICES

WEALTH MANAGEMENT

Ziegler develops relationships based upon trust and insight into our clients' unique financial circumstances. With a nation-wide client base, our professional investment consultants provide advice and tailored financial solutions for individual investors, including: investment planning, wealth accumulation, taxable and tax-exempt income-oriented investments, retirement planning, educational savings, wealth preservation and e-401(k) platforms for small businesses.

NORTH TRACK FUNDS

As one of the first mutual fund families to offer index funds through financial professionals, our family of mutual funds, North Track, is challenging the traditional methods of portfolio development and helping people discover innovative ways of investing for the future. Our approach to best-of-breed indexing, along with our focus on high growth sectors of healthcare, financial services and technology, continues to gain momentum with regional broker/dealer firms nationwide.

ASSET MANAGEMENT

Ziegler Asset Management provides investment services tailored to institutional and high net worth individuals, specializing in enhanced cash, fixed income and equity index portfolio management. In addition to serving many of our senior living, healthcare and other not-for-profit clients, the group also serves as advisor for our North Track family of funds. In its advisor role, the group works with the fund family to develop new and innovative indexing products, and creates new ways to more effectively grow assets in the funds.

CAPITAL MARKETS

SENIOR LIVING FINANCE

Baby boomers are aging and demand for senior living facilities and continuing care retirement communities (CCRCs) is on the rise. Ziegler is a nationally recognized leader in senior living finance. Ranked number one in the nation by Thomson Financial Securities Data*<F6>, Ziegler continues to play an essential role in America, helping to provide suitable housing for today's senior lifestyles as well as continued financial prosperity for seniors and their retirement communities.

Collington
Gail L. Kohn
Executive Director
Mitchellville, Maryland

HEALTHCARE FINANCE

A trusted advisor in this market, Ziegler knows the needs of hospitals for the 21st century. Demand for improved performance in healthcare is something Ziegler understands and lives every day. Our team of creative, experienced bankers and risk managers help hospitals execute, structure and access capital, while our asset managers help maximize return on working capital and endowments. And, Ziegler's mergers & acquisitions practice will help hospitals break new ground in this era of industry consolidation.

Froedtert Memorial Lutheran Hospital
Blaine O'Connell
Senior Vice President of Finance and CFO
Milwaukee, Wisconsin

CHURCH AND SCHOOL FINANCE

We've learned a lot about church financing in the last hundred years, and have become one of the nation's largest underwriters of church debt in America. Today, the financial world is continually flooded with new information. At Ziegler, we draw upon our experience to digest this information for our clients. Whether they need to expand existing facilities, refinance existing debt, acquire land or finance new construction, we are able to obtain cost-effective financing for our clients' churches or schools.

Lookout Mountain Community Church
Bobby Fisher
Church Administrator
Golden, Colorado

*<F6> Source: Thomson Financial Securities Data, Nursing Home Long-Term Municipal New Issues, Full Credit to Book Manager, Year End 2001.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
----------------------------------------------

AS OF DECEMBER 31, 2001 AND 2000
  (In thousands, except per share amounts)                    2001       2000
--------------------------------------------------------------------------------

ASSETS
Cash                                                       $  1,798   $  1,868
Short-term investments                                       12,890      5,230
                                                           --------   --------
          Total cash and cash equivalents                    14,688      7,098

Securities inventory                                         98,436     43,677
Accounts receivable                                           4,340      4,792
Accrued income taxes receivable                                   -      5,427
Investment in and receivables from affiliates                     -        527
Notes receivable                                              9,219     14,456
Other investments                                            48,177     26,030
Deferred tax asset                                            3,005      2,976
Land, buildings and equipment, at cost,
  net of accumulated depreciation of
  $12,056 and $13,495, respectively                           5,455      7,767
Goodwill                                                        546      9,411
Other assets                                                  2,090      2,486
                                                           --------   --------
          Total assets                                     $185,956   $124,647
                                                           --------   --------
                                                           --------   --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term notes payable                                   $  3,375   $  2,993
Securities sold under agreements to repurchase               37,870     22,374
Payable to broker-dealers and clearing organizations         79,089     24,320
Accounts payable                                                585      2,280
Accrued compensation                                          8,887      5,935
Notes payable to banks                                            -     11,500
Bonds payable                                                 3,300      3,302
Other liabilities and deferred items                          8,736      8,789
                                                           --------   --------
          Total liabilities                                 141,842     81,493
                                                           --------   --------
Minority interest                                             1,259          -

Commitments
Stockholders' equity-
   Common stock, $1 par, 7,500 shares
    authorized, 3,544 shares issued                           3,544      3,544
   Additional paid-in capital                                 6,250      6,242
   Retained earnings                                         51,172     51,112
   Treasury stock, at cost, 1,143 and
    1,120 shares, respectively                              (18,074)   (17,699)
   Unearned compensation                                        (37)       (45)
                                                           --------   --------
          Total stockholders' equity                         42,855     43,154
                                                           --------   --------
          Total liabilities and
            stockholders' equity                           $185,956   $124,647
                                                           --------   --------
                                                           --------   --------

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999 (In thousands, except per share amounts)    2001          2000         1999

----------------------------------------------------------------------------------------------------------------------------------
Revenues:

 Investment banking                                                                            $30,356       $20,997       $30,686
 Investment management and advisory fees                                                        24,311        30,563        26,391
 Commissions                                                                                    13,871        20,606        23,643
 Interest and dividends                                                                          5,169         6,076         6,456
 Gain on sale of operations                                                                      2,250             -         6,011
 Other income                                                                                    4,722         5,566         3,495
                                                                                               -------       -------       -------

                                                                                                80,679        83,808        96,682
                                                                                               -------       -------       -------
Expenses:
 Employee compensation and benefits                                                             42,532        44,729        45,288
 Investment manager and other                                                                    9,560        12,248        10,596
 Communications and data processing                                                              9,303         9,673        10,352
 Promotional                                                                                     4,318         5,492         4,998
 Occupancy                                                                                       4,206         4,077         3,685
 Brokerage commissions and clearing                                                              3,639         4,669         6,318
 Professional and regulatory                                                                     2,103         3,908         2,938
 Interest                                                                                        2,646         3,792         3,999
 Goodwill amortization                                                                             504           730         3,186
 Other expenses                                                                                    713         2,267         2,193
                                                                                               -------       -------       -------
                                                                                                79,524        91,585        93,553
                                                                                               -------       -------       -------
          Income (loss) from continuing
           operations before income taxes and
           minority interest                                                                     1,155        (7,777)        3,129
Minority interest in net loss of subsidiaries                                                    1,046             -             -
                                                                                               -------       -------       -------
          Income (loss) from continuing
           operations before income taxes                                                        2,201        (7,777)        3,129
Provision for (benefit from) income taxes                                                          887        (3,039)        2,154
                                                                                               -------       -------       -------
          Income (loss) from continuing operations                                               1,314        (4,738)          975
Discontinued operations:
 Income from operations of discontinued
  environmental services subsidiary
  (less applicable income taxes)                                                                     -             -           140
 Gain on disposal of environmental services
  subsidiary (less applicable income taxes)                                                          -             -           397
                                                                                               -------       -------       -------
          Income from discontinued operations                                                        -             -           537
                                                                                               -------       -------       -------
          Net income (loss)                                                                    $ 1,314       $(4,738)      $ 1,512
                                                                                               -------       -------       -------
                                                                                               -------       -------       -------
Per share data:
 Continuing operations                                                                         $   .55       $ (1.97)      $   .40
 Discontinued operations                                                                             -             -           .22
                                                                                               -------       -------       -------
Basic and diluted earnings (loss) per share                                                    $   .55       $ (1.97)      $   .62
                                                                                               -------       -------       -------
                                                                                               -------       -------       -------

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                     Additional                              Unearned
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999      Common      Paid-In     Retained    Treasury       Compen-
(Dollars in thousands, except per share amounts)           Stock      Capital     Earnings      Stock         sation     Total
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1998                                 $3,544      $6,205      $56,876    $(16,798)       $(226)    $49,601
  Net income                                                    -           -        1,512           -            -       1,512
  Dividends declared ($.52 per share)                           -           -       (1,278)          -            -      (1,278)
  Cost of treasury stock purchased
   (45,713 shares)                                              -           -            -        (760)           -        (760)
  Proceeds from exercise of stock options                       -           6            -          55            -          61
  Stock issued as compensation                                  -          10            -          34            -          44
  Amortization of unearned compensation                         -           -            -           -          116         116
                                                           ------      ------      -------    --------        -----     -------
BALANCE, December 31, 1999                                  3,544       6,221       57,110     (17,469)        (110)     49,296

  Net loss                                                      -           -       (4,738)          -            -      (4,738)
  Dividends declared ($.52 per share)                           -           -       (1,260)          -            -      (1,260)
  Cost of treasury stock purchased
   (29,152 shares)                                              -           -            -        (561)           -        (561)
  Proceeds from exercise of stock options                       -          21            -         267            -         288
  Stock issued as compensation                                  -           -            -          64            -          64
  Amortization of unearned compensation                         -           -            -           -           65          65
                                                           ------      ------      -------    --------        -----     -------

BALANCE, December 31, 2000                                  3,544       6,242       51,112     (17,699)         (45)     43,154

  Net income                                                    -           -        1,314           -            -       1,314
  Dividends declared ($.52 per share)                           -           -       (1,254)          -            -      (1,254)
  Cost of treasury stock purchased
   (32,700 shares)                                              -           -            -        (529)           -        (529)
  Stock issued as compensation                                  -           3            -         109            -         112

  Restricted stock grant                                        -           5            -          45          (50)          -
  Amortization of unearned compensation                         -           -            -           -           58          58
                                                           ------      ------      -------    --------        -----     -------

BALANCE, December 31, 2001                                 $3,544      $6,250      $51,172    $(18,074)       $ (37)    $42,855
                                                           ------      ------      -------    --------        -----     -------
                                                           ------      ------      -------    --------        -----     -------

The accompanying notes to consolidated financial statements are an integral part of these financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999 (In thousands)            2001           2000           1999
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                            $ 1,314        $(4,738)       $ 1,512
 Adjustments to reconcile net income (loss)
  to net cash provided by (used in) operating activities:
    Depreciation and amortization                                               3,259          3,218          5,690
    Unrealized loss on securities inventory                                         9          2,751            353
    (Gain) loss on sale of equipment                                             (267)           (18)            40
    Gain on sale of operations                                                 (2,250)             -         (6,011)
    Compensation expense paid in stock                                            170            129            160
    Deferred income taxes                                                         (29)           182           (199)
    Pre-tax gain on sale of discontinued operations                                 -              -           (798)
    Minority interest in subsidiary losses                                     (1,046)             -              -
    Change in assets and liabilities:
      Decrease (increase) in -
        Securities inventory                                                  (54,768)        31,999         42,004
        Securities purchased under agreements to resell                             -          4,365            388
        Accounts receivable                                                      (340)         1,229         (1,285)
        Accrued income taxes receivable                                         5,427         (2,973)            15
        Other assets                                                             (384)           190            826
        Discontinued operations - noncash
          charges and working capital changes                                       -              -           (100)
    Increase (decrease) in -
      Payable to broker-dealers and clearing organizations                     54,781        (36,423)       (37,693)
      Accounts payable                                                           (798)            (8)           388
      Accrued compensation                                                      2,952         (1,449)          (892)
      Other liabilities                                                          (728)        (1,974)        (2,347)
                                                                              -------        -------        -------
      Net cash provided by (used in) operating activities                       7,302         (3,520)         2,051
                                                                              -------        -------        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from-
  Sale of land and equipment                                                      364            714            108
  Payments received on notes receivable                                        12,374          1,045          1,077
  Decrease in investment in affiliate                                             510          1,000              -
  Sales/paydowns of other investments                                           4,708          4,511          1,656
  Sale of discontinued operations                                                   -              -          6,023
  Sale of operations, net                                                       2,768              -          6,982
Payments for-
  Issuance of notes receivable                                                 (2,357)       (10,875)           (30)
  Capital expenditures                                                         (2,109)        (2,262)        (2,233)
  Purchase of other investments                                               (20,855)             -              -
  Settlement of GS2 acquisition                                                     -              -           (414)
                                                                              -------        -------        -------

      Net cash provided by (used in)
        investing activities                                                   (4,597)        (5,867)        13,169
                                                                              -------        -------        -------


CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from -
  Issuance of short-term notes payable                                         19,739         23,758         66,659
  Issuance of bonds payable                                                     1,600              -              -
  Exercise of employee stock options                                                -            288             61
  Minority interest capital contributions                                       2,305              -              -
Payments for -
  Principal payments on short-term notes
   payable                                                                    (19,370)       (26,977)       (74,016)
  Repayments of bonds payable                                                  (1,602)          (921)          (823)
  Purchase of treasury stock                                                     (529)          (561)          (760)
  Cash dividends paid                                                          (1,254)        (1,260)        (1,277)
Net borrowings (repayments) under credit facilities                           (11,500)        11,500         (2,013)
Net receipts (repayments) on securities sold
  under agreements to repurchase                                               15,496         (6,585)        (2,081)
                                                                              -------        -------        -------

     Net cash provided by (used in)
       financing activities                                                     4,885           (758)       (14,250)
                                                                              -------        -------        -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            7,590        (10,145)           970

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  7,098         17,243         16,273
                                                                              -------        -------        -------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $14,688        $ 7,098        $17,243
                                                                              -------        -------        -------
                                                                              -------        -------        -------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid during the year                                               $ 2,709        $ 3,785        $ 4,249
  Income taxes paid (refunded) during the year                                 (4,385)          (266)         2,470



SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
Granting of restricted stock from treasury stock                              $    50        $     -        $     -
Noncash items related to disposition of PMC
     Notes receivable                                                           4,500              -              -
     Other investments - common stock                                           9,500              -              -
     Other liabilities and deferred items - deferred gain                       5,595              -              -

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 1
SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The Ziegler Companies, Inc. ("ZCO") and its wholly and partially owned subsidiaries (collectively, the "Company") are principally engaged in investment banking, financial advisory, investment advisory, asset management, retail brokerage, fixed income institutional sales and trading, and related financial services. These services are provided to institutions, businesses and individuals.

     The consolidated financial statements of the Company include the accounts of ZCO and its wholly owned subsidiaries, B. C. Ziegler and Company ("BCZ"), Ziegler Financing Corporation ("ZFC"), First Church Financing Corporation ("FCFC"), Ziegler Healthcare Capital, LLC ("ZHC"), and ZHP I, LLC ("ZHP"), a general partnership. The Company's financial statements also include the accounts of Ziegler Equity Funding I, LLC ("ZEF"), a 67% owned entity, and Ziegler Healthcare Fund I, LP ("ZHF"), an 11% owned entity through both a direct and indirect relationship for which ZHP is the general partner. ZHC, ZHP, ZHF and ZEF initiated operations in 2001. See Notes 2, 4 and 5 regarding the sales of PMC International, Inc. ("PMC"), WRR Environmental Services Co., Inc. ("WRR") and substantially all the assets and liabilities of Ziegler Thrift Trading, Inc. ("ZTT"), respectively. On January 1, 2001, Ziegler Asset Management, Inc. ("ZAMI") was merged into BCZ. All significant intercompany balances and transactions are eliminated in consolidation. ZEF and ZHF are accounted for under the consolidation basis of accounting.

     The Company had a 50% interest in Ziegler Mortgage Securities, Inc. II ("ZMSI"), an unconsolidated entity accounted for by the equity method. ZMSI was dissolved in December, 2001. See Notes 7 and 9.

INVESTMENT BANKING - Investment banking revenues include gains, losses, and fees, net of expenses, arising from debt securities offerings in which the Company acts as an underwriter. Investment banking revenues also include fees earned from providing strategic consulting, merger and acquisition, and financial advisory services. Investment banking management fees are recorded on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable. Deferred expenses on investment banking transactions not yet completed were $514 and $398 at December 31, 2001 and 2000, respectively, and are reflected in accounts receivable.

     Investment banking income also includes trading profits and losses. Net trading profits were $5,451, $451, and $3,757 in 2001, 2000, and 1999, respectively.

COMMISSION INCOME - Acting as an agent, the Company earns substantially all commission income by buying and selling securities on behalf of its customers and earning commissions on the transactions. Although commissions are generally associated with individual securities transactions and the dollar amount of the transactions, the Company also earns and records commission income based on the net asset value of certain customer accounts.

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

     Investment advisory and performance reporting services provided to independent financial advisors and institutions have specific expenses associated with those services. Those expenses include fees paid to the investment managers, outside independent financial advisors servicing the client, and custodians specifically related to the accounts. The expenses associated with those payments are included in investment manager and other expenses.

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

     Securities owned are carried at market value or, in the event there is no readily identifiable market value, fair value as determined by management using market values of similarly traded securities. Unrealized gains or losses are reflected in income.

     Other investments primarily consist of available-for-sale securities. Temporary unrealized gains and losses, if any, are reflected in other comprehensive income. Declines in fair value below cost that are considered other than temporary are reported in net income. Other investments are carried at fair value to the extent a readily ascertainable market for the investment exists. Investments in non-marketable securities are carried at cost, adjusted for any permanent impairment in value. No permanent impairment was recorded in 2001, 2000, or 1999.

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

DEPRECIATION - The Company provides for depreciation of assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Buildings are depreciated over 20 to 40 years. Furniture, fixtures, and equipment are depreciated over 3 to 10 years.
Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Depreciation and amortization expense for these assets was $2,729, $2,408, and $2,344 in 2001, 2000, and 1999,
respectively.

GOODWILL - Goodwill recorded by the Company at December 31, 2001, relates to the acquisition of GS2 in July, 1997. Goodwill previously associated with PMC was transferred with the disposition of PMC as discussed in Note 2. The Company periodically evaluates the carrying amount of its goodwill, considering such factors as historical profitability and estimated future cash flows, to determine that the assets are realizable. See Note 6.

DERIVATIVE FINANCIAL INSTRUMENTS - In accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, derivatives are recognized at fair value in the Consolidated Statements of Financial Condition. See Note 20.

REPURCHASE AGREEMENTS - Transactions involving sales of securities under agreements to repurchase are accounted for as collateralized financings. Collateral is valued daily, and the Company may require counterparties to return collateral pledged when appropriate.

STOCK-BASED COMPENSATION - The Company accounts for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation." The Company's stock-based compensation plans include stock options and restricted stock awards. In accordance with APB No. 25, compensation expense is not recognized for stock options that have no intrinsic value on the date of grant. The pro forma effects of SFAS No. 123 on net income and earnings per share are presented in Note 16.

COMPREHENSIVE INCOME - Other comprehensive income refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States are included in other comprehensive income, but excluded from net income. There are no items of other comprehensive income; therefore, comprehensive income equals net income.

CASH EQUIVALENTS - Cash equivalents are defined as short-term investments maturing within three months of the date of purchase. Short-term investments consist primarily of money market investments.

USE OF ESTIMATES - The Company's consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS-
"ACCOUNTING FOR TRANSFERS OF FINANCIAL ASSETS"

In September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125." SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and requires certain disclosure. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement requires an entity that has securitized financial assets to disclose information about accounting policies, volume, cash flows, key assumptions made in determining fair values of any retained interest, and sensitivity of those fair values to changes in key assumptions.

     SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of SFAS No. 140 did not materially impact earnings or financial condition.

"BUSINESS COMBINATIONS" AND "GOODWILL AND OTHER INTANGIBLE ASSETS"

In June 2001, FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets" effective for fiscal years beginning after December 15, 2001 with early adoption allowed. Application of SFAS No. 141 is required for purchase business combinations completed after June 30, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with SFAS Nos. 141 and 142. Other intangible assets will continue to be amortized over their useful lives.

     The Company adopted the new rules on accounting for goodwill and other intangible assets in the first quarter of 2002. Subject to final analysis, the Company expects application of the non-amortization provisions of the SFAS Nos. 141 and 142 to result in a positive effect on net income of approximately $52 ($0.01 per share) in 2002. The Company will perform the first of the required impairment tests of goodwill during the first quarter of 2002. The Company has not yet determined what the effect of these tests will be on the earnings and financial position of the Company, however, the impact is not expected to be material.

"ACCOUNTING FOR IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS"

In August 2001, FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 144 also supercedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 is intended to establish one accounting model for long-lived assets to be disposed of by sale and to address significant implementation issues of SFAS No. 121. The Company adopted SFAS No. 144 effective January 1, 2002. The Company does not expect SFAS No. 144 will have a material effect on the consolidated financial statements.

RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform with current year presentation.

NOTE 2
DISPOSITION OF PMC

In August, 2001, the Company exchanged its 100% interest in PMC, its Denver-based managed account and performance reporting services subsidiary, for a minority interest in The EnvestNet Group, Inc. ("EnvestNet"). The disposition of PMC includes its respective subsidiaries, Portfolio Management Consultants, Inc. and Portfolio Brokerage Services, Inc. The Company received common stock of EnvestNet valued at $9.5 million. EnvestNet also assumed $8 million in debt owed to the Company. EnvestNet paid $3.5 million of the debt at closing. At December 31, 2001, EnvestNet owed the remaining $4.5 million to the Company with $1.5 million due August 31, 2002, bearing interest at an annual rate of 10% and $3 million due August 31, 2003, bearing interest at an annual rate of 12%. A before tax gain of $1.4 million was recorded on the sale of PMC during 2001 and is included in gain on sale of operations in the Consolidated Statements of Operations. An additional gain approximating $5.6 million has been deferred due to the uncertainty of collection of the debt and realization of the value of the common stock and is included in other liabilities and deferred items in the Consolidated Statements of Financial Condition. The deferred gain will be recognized as the debt is collected and the common stock of EnvestNet is sold. See Note 7.

NOTE 3
SALE OF INSURANCE AGENCY

In June, 2001, the Company sold its insurance agency. The gain recognized after all related expenses was $851 before taxes and is included in gain on sale of operations in the Consolidated Statements of Operations. The Company received cash of $650 at closing and will receive $259 in 2002. There is also a contingent payment associated with retention of the customer base by the purchaser, which could potentially increase the proceeds and corresponding gain recognized by the Company in 2002.

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

                                                                 1999
----------------------------------------------------------------------
Gross profit on chemical products                               $3,045
Income before income taxes                                         511
Provision for income taxes                                         371
Income from discontinued operations                                140

NOTE 5
SALE OF ASSETS AND LIABILITIES OF ZTT

In October 1999, the Company sold substantially all the assets and liabilities of ZTT, a discount broker-dealer. ZTT was a component of the Investment Services segment of the Company. The sale was for $8.2 million. The before-tax gain on the sale was $6,011 which is included in gain on sale of operations in the Consolidated Statements of Operations in 1999. ZTT revenue for 1999 was $10,827. ZTT's after tax earnings for 1999 were $4,339. The 1999 revenues and earnings from continuing operations include the gain on the sale of the assets and liabilities.

NOTE 6
GOODWILL ADJUSTMENT

During 1999, the Company recorded a $2,255 valuation reserve against the goodwill related to GS2, a broker-dealer purchased in 1997 and subsequently merged into BCZ. The factors contributing to impairment included increased competition and industry factors, which reduced the level of commissions and fees that could be charged, a change in utilization of a key principal, and a failure to meet the budgeted income levels for 1998 and 1999. The value of the goodwill was reduced to $650 as of December 31, 1999.

NOTE 7
SECURITIES INVENTORY AND OTHER INVESTMENTS

Securities inventory at December 31 consists of trading securities at fair value, as follows:

                                            2001           2000
-----------------------------------------------------------------
Municipal bond issues                      $96,281        $37,767
Institutional bond issues                    1,271          4,959

Other                                          884            951
                                           -------        -------
                                           $98,436        $43,677
                                           -------        -------
                                           -------        -------

     Municipal bond issues consist primarily of revenue bonds issued by state and local governmental authorities related to healthcare or long-term care facilities. Institutional bond issues consist primarily of bonds issued by churches and independent schools.

     Included in municipal bond issues at December 31, 2001 are $18,632 of bonds from three Indiana issuers, $17,500 from one issuer in Georgia, $14,477 from one New Jersey issuer, $10,000 from one issuer in Maryland and $10,000 from one issuer in Mississippi. A significant amount of these bonds have been sold in 2002. Included in municipal bond issues at December 31, 2000 are $17,145 of bonds from three Illinois issuers, $4,863 of bonds from one issuer in Oklahoma and $4,514 of bonds from one issuer in Maryland. These bonds were sold in 2001.

     Other investments at December 31 consist of the following:

                                                 2001           2000
----------------------------------------------------------------------
Collateralized mortgage obligations ("CMOs")    $38,152        $22,420
EnvestNet common stock                            9,500              -
Other                                               525          3,610
                                                -------        -------
                                                $48,177        $26,030
                                                -------        -------
                                                -------        -------

     The Company purchased additional CMOs backed by various U.S. government agencies totaling $19,855 from ZMSI in December, 2001. The purchase of the securities was at par value which was believed to reflect fair market value. Because of the nature of the underlying mortgage obligations, the true market values are difficult to determine, but management believes the market values at December 31, 2001, approximate par value. The CMOs are subject to prepayment. Proceeds from the prepayment of principal on the CMOs were $4,123, $2,939, and $1,656 in 2001, 2000, and 1999, respectively. There was no gain or loss on these prepayments. During 2000, the Company received gross proceeds from the sale of one of the securities totaling $1,598, which resulted in a gain of $26. No unrealized holding gains or losses have been recorded in other comprehensive income. The Company finances the CMOs using a repurchase agreement. See Note 10.

     The EnvestNet common stock was received in the sale of PMC and is recorded at cost. In conjunction with the receipt of EnvestNet stock, the Company became party to an EnvestNet shareholders' agreement. The shareholders' agreement restricts the Company's ability to sell its interest in EnvestNet. The Company owns less than 20% of the common stock of EnvestNet at December 31, 2001, and does not exert significant influence over EnvestNet. See Note 2.

NOTE 8
PAYABLE TO BROKER-DEALERS AND CLEARING ORGANIZATIONS

BCZ clears its proprietary and customer transactions through other broker-dealers on a fully disclosed basis. The relationship with the clearing brokers results in amounts payable for transaction processing and inventory purchases offset by fees earned, commissions, inventory sales and profits or losses on securities transactions. The amount payable to the clearing broker of $79,039 and $24,289 at December 31, 2001 and 2000, respectively, relates primarily to the financing of inventory and is collateralized by securities with a market value of approximately $97,861 and $43,044 at December 31, 2001 and 2000, respectively, owned by BCZ. See Note 10.

NOTE 9
INVESTMENT IN ZMSI II

Summarized financial information of ZMSI II as of December 31, 2001 and 2000, and for the three-year period ended December 31, 2001 is as follows:

                                                             2001        2000
-------------------------------------------------------------------------------
  Mortgage certificates, net of unamortized
        discount of $0 and $800, respectively              $     -     $31,489
  Other assets                                                   -       2,293
                                                           -------     -------
          Total assets                                     $     -     $33,782
                                                           -------     -------
                                                           -------     -------

  Mortgage certificate-backed bonds payable                $     -     $32,387
  Other liabilities                                              -         875
                                                           -------     -------
          Total liabilities                                      -      33,262

  Stockholders' equity (See Note 12)                             -         520
                                                           -------     -------
           Total liabilities and
             stockholders' equity                          $     -     $33,782
                                                           -------     -------
                                                           -------     -------

                                                2001         2000        1999
-------------------------------------------------------------------------------
  Revenues-
    Interest                                   $1,713       $2,482      $2,700
    Gain on sale of mortgage
      certificates                                990           30         156
                                               ------       ------      ------
           Total revenues                       2,703        2,512       2,856
                                               ------       ------      ------

  Expenses-
    Interest expense                            1,637        2,268       2,470
    Amortized bond issue costs                    800           61         200
    Other expenses                                266          183         186
                                               ------       ------      ------
           Total expenses                       2,703        2,512       2,856
                                               ------       ------      ------
  Net income                                   $   -        $    -      $    -
                                               ------       ------      ------
                                               ------       ------      ------

          The mortgage certificate-backed bonds were collateralized by the mortgage certificates, which consisted of Government National Mortgage Association certificates and Federal National Mortgage Association certificates. See Note 7 regarding the sale of the mortgage certificates to the Company. ZMSI used the proceeds from the sale of the mortgage certificates to call all remaining mortgage certificate-backed bonds outstanding. ZMSI was dissolved in December, 2001.

NOTE 10
SHORT-TERM BORROWING ARRANGEMENTS

The Company finances the operations of certain subsidiaries by issuing commercial paper classified in the Consolidated Statements of Financial Condition as short-term notes payable. During 2001, 2000 and 1999, average outstanding balances were approximately $3,474, $4,694 and $12,802, respectively. Maximum borrowings based on month-end balances for those same years were approximately $4,272, $7,081 and $20,158, respectively. During 2001, 2000 and 1999, the weighted average interest rates were 4.6%, 6.4% and 5.6%, respectively. The amounts outstanding at December 31, 2001 and 2000, were $3,375 and $2,993, respectively. The average interest rate on commercial paper outstanding at December 31, 2001 was 3.7%.

     The Company enters into securities sold under agreements to repurchase transactions ("repurchase agreements") from time to time to take advantage of the spread between short-term interest rates and the yield on the underlying securities used in the repurchase transaction. ZCO uses repurchase agreements along with other means of financing to finance certain other investments. As of December 31, 2001 and 2000, the Company had open repurchase agreements totaling $37,870 and $22,374, respectively. The collateral under these agreements consisted of CMOs backed by various U.S. government agencies. The maximum borrowings under these agreements were $37,870 and $27,558 in 2001 and 2000, respectively. These agreements were at interest rates ranging from 2.1% to 6.8% in 2001, 6.0% to 7.5% in 2000 and 5.1% to 6.7% in 1999. The interest rate at December 31, 2001, was 2.1%, which varies with the market rate of interest.

     The Company had a line of credit at December 31, 2001 and 2000, totaling $20,000. In accordance with normal banking practice, this line may be withdrawn at the discretion of the lender and is payable on demand. The $20,000 facility has restrictive covenants that require, among other things, the Company to maintain a specified level of tangible net worth. Interest is charged at LIBOR plus 275 basis points which was 4.6% at December 31, 2001.

     The Company is required to maintain $330 as a compensating balance at December 31, 2001. There are no legal restrictions on the withdrawal of these funds. The Company had no amounts outstanding at December 31, 2001. There was $11,500 outstanding on the line of credit at December 31, 2000, which was included in notes payable to banks.

     BCZ currently finances inventory through its clearing relationship. Funds are borrowed at the clearing broker's lending rate, which was 4.5% at December
31, 2001, and are due    under normal margin arrangements for securities
inventory. During 2001, 2000, and 1999, average outstanding balances were approximately $41,304, $22,311, and $21,789, respectively. Maximum borrowings based on month-end balances for those same years were approximately $126,931, $96,256, and $60,459, respectively. During 2001, 2000, and 1999, the weighted average interest rates were 4.4%, 6.7%, and 5.5%, respectively. See Note 8.

     Interest expense on short-term borrowing arrangements was as follows:

                                           2001           2000           1999
-------------------------------------------------------------------------------
Short-term notes payable                  $  171         $  312         $  717
Repurchase agreements                        910          1,856          1,697
Lines of credit                              265            144             69
Clearing agent financing                   1,052            917            858
Securities sold, not yet purchased             -            203            257
                                          ------         ------         ------
Total                                     $2,398         $3,432         $3,598
                                          ------         ------         ------
                                          ------         ------         ------

NOTE 11
BONDS PAYABLE

Bonds payable at December 31, 2001 and 2000, consists of the following:

                                                            2001        2000
------------------------------------------------------------------------------
First Church Financing Corporation Mortgage-
Backed Bonds:
   Series 1 - due March, 2008; interest at 8.25%            $ 562      $  677
   Series 2 - due August, 2009; interest at 8.75%             446       1,096
   Series 3 - due December, 2010; interest at 8.00%           692       1,529
Small Business Administration ("SBA") Debenture             1,600           -
                                                           ------      ------
       Total                                               $3,300      $3,302
                                                           ------      ------
                                                           ------      ------

     The First Church Financing Corporation Mortgage-Backed Bonds are repaid from principal payments on the underlying loans which serve as collateral for the bonds. The estimated amounts due are based on the scheduled amortization of the underlying loan principal and known prepayments as of December 31, 2001. The amounts due will vary depending upon principal payments or additional prepayments, if any.

     ZHF, the limited partnership partially owned by the Company and for which the Company is a general partner, is a Small Business Investment Company ("SBIC"). In its capacity as an SBIC, it extends credit to qualifying small businesses using its own funds and funds from the SBA. The funds from the SBA are drawn down from a total available commitment to ZHF from the SBA of $38.2 million. In order to draw on this commitment from the SBA, the Company incurred a fee of $382, which has been deferred and will be amortized over the life of the commitment. The remaining available commitment at December 31, 2001, is $36.6 million. The amount due the SBA represents a draw on that commitment for the funding of a qualifying loan. The debenture amount will be pooled with other amounts and offered to the public as a certificate guaranteed by the SBA. Prior to pooling, the rate on the debenture payable by ZHF was approximately LIBOR plus 140 basis points, or 3.25% at December 31, 2001. After the pooling of notes by the SBA, which occurs quarterly, the rate on the debenture certificates will be set at the ten year treasury rate plus approximately 230 basis points, which was approximately 7.3% at December 31, 2001. The debenture will be due ten years from the pooling date and may be prepaid after five years without penalty. ZHF extended a note of $2 million to a qualifying small business in conjunction with its role as an SBIC. The note is structured to fund all interest on the debenture and be paid in conjunction with the repayment terms of the debenture. The note is included in notes receivable in the Consolidated Statements of Financial Condition.

     Scheduled payments due on bonds payable are as follows:

               2002               $  213
               2003                  234
               2004                  257
               2005                  279
               2006                  309
               Thereafter          2,008
                                  ------
               Total              $3,300
                                  ------
                                  ------

NOTE 12
RELATED PARTY TRANSACTIONS

BCZ sponsors the North Track family of mutual funds (the "Funds"). Certain BCZ officers also serve as officers of the Funds. BCZ currently provides investment advisory services and did perform transfer agent services through November 1999 for the Funds. Total fees for services earned from the Funds were $6,080, $6,727 and $4,563 in 2001, 2000 and 1999, respectively. Amounts due from the Funds were $1,117 and $1,101 at December 31, 2001 and 2000, respectively.

     BCZ served as manager of ZMSI pursuant to a written agreement. ZCO owned $500 of $9 non-cumulative, non-voting preferred stock and $10 of common stock of ZMSI in 2000. All stock was redeemed in 2001. Management fees earned by the Company from ZMSI were $153, $126, and $108, in 2001, 2000 and 1999, respectively. The amount due BCZ from ZMSI was $10 in 2000. ZMSI was dissolved in December 2001.

     BCZ provides equity trading and operational support to EnvestnetPMC, a subsidiary of EnvestNet. Total fees for these services were $61 in 2001. EnvestnetPMC provides BCZ with reporting and reconciliation services for various asset based accounts. BCZ paid EnvestnetPMC $40 for these services in 2001.
All amounts paid or received in 2001 were since the date of the disposition of PMC. See Note 2.

     ZCO has extended credit to certain employees in conjunction with their participation as investors in ZEF, a private equity fund of the Company. The credit is in the form of notes signed by individual employees in the amount of $224 at December 31, 2001, and is included in notes receivable in the Consolidated Statements of Financial Position. The notes are payable to ZCO through 2008 and are full recourse to the employee.

NOTE 13
RETIREMENT PLANS

The Company has contributory profit sharing plans for substantially all full-time employees and certain part-time employees. BCZ and ZFC have plans which provide for a guaranteed company match equal to 50% of employee contributions up to 6% of defined compensation and a discretionary annual company contribution up to 6% of defined compensation for each year. The annual company contributions are at the discretion of the board of directors. PMC had a plan that matches up to 6% of an employee's contributions by an amount determined by the board of directors. Retirement plan expense of the Company was $1,097, $635, and $1,700 in 2001, 2000 and 1999, respectively.

NOTE 14
INCOME TAXES

The provision for (benefit from) income taxes from continuing operations for the years ended December 31 consisted of the following:

                                             2001        2000         1999
---------------------------------------------------------------------------

  Current federal provision(benefit)        $  949     $(3,408)      $1,773
  Current state provision                       47         187          580
  Deferred provision (benefit)                (109)        182         (199)
                                            ------      ------       ------
          Total                             $  887     $(3,039)      $2,154
                                            ------      ------       ------
                                            ------      ------       ------

     The following are reconciliations of the statutory federal income tax rates to the effective income tax rates which takes into consideration only the Company's share of loss of the partially owned subsidiaries:

                                                2001        2000         1999
------------------------------------------------------------------------------
  Statutory federal income tax rate             34.0%      (34.0)%       34.0%
  State income taxes, net of related
    federal tax benefit                         13.8        (4.2)         7.7
  Tax-exempt interest income, net of related
    nondeductible interest expense             (13.3)       (4.6)       (11.5)

  Goodwill amortization                          7.8         3.2         39.5
  Nondeductible business expenses                4.1         1.1          3.1
  Additional taxes provided (used)              (6.3)        0.4         (1.9)
  Other, net                                     0.2        (1.0)        (2.1)
                                               -----       -----        -----
  Effective income tax rate                     40.3%      (39.1)%       68.8%
                                               -----       -----        -----
                                               -----       -----        -----

     The tax effects of temporary differences that give rise to significant elements of the deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                  2001           2000
----------------------------------------------------------------------
  Deferred tax assets:
    Accrued expenses                             $  475         $  349
    Allowance for losses                            795          1,028
    Deferred compensation                           979            304
    Deferred income                                 631            512
    Net operating loss carryforwards                419          2,237
    Fixed assets                                    218              4
    Other                                            38             33
                                                 ------         ------
  Total deferred tax assets                       3,555          4,467
                                                 ------         ------
  Deferred tax liabilities:
    Deferred gain                                  (550)             -
                                                 ------         ------
      Total deferred tax liabilities               (550)             -
                                                 ------         ------
      Net deferred tax assets before
        valuation allowance                       3,005          4,467
                                                 ------         ------
      Valuation allowance                             -         (1,491)
                                                 ------         ------
      Net deferred tax assets                    $3,005         $2,976
                                                 ------         ------
                                                 ------         ------

The Company has deferred tax assets generated from state and Federal net operating loss carryforwards which expire 2012 through 2020.

     Changes in the valuation allowance for the years ended December 31 were as follows:

                                                  2001           2000
----------------------------------------------------------------------
  Balance, beginning of year                     $1,491         $1,371
  Adjustments to the valuation allowance:
    Disposition of PMC                           (1,491)             -
    Assumption of federal and state net
      operating loss carryforwards                    -            120
                                                 ------         ------

  Balance, end of year                           $    -         $1,491
                                                 ------         ------
                                                 ------         ------

NOTE 15
PREFERRED STOCK

The Company is authorized to issue 500,000 shares of preferred stock, $1 par value, which is undesignated as to series. No preferred stock was issued or outstanding at December 31, 2001.

NOTE 16
STOCK-BASED COMPENSATION PLANS

In April, 1998 the Company established the 1998 Stock Incentive Plan (the "1998 Plan") for key employees of the Company. Stock options, restricted stock and stock appreciation rights may be granted under the 1998 Plan. A total of 435,000 shares were originally issuable under the 1998 Plan. The 1998 Plan replaces the 1993 Employees' Stock Incentive Plan (the "1993 Plan"). No further awards or grants may be made under the 1993 Plan. Options already granted under the 1993 Plan will remain in effect until they are exercised or expire. The Company also established the 1989 Employees' Stock Purchase Plan (the "1989 Plan") for substantially all full-time employees. The 1989 Plan was terminated in 2000.

RESTRICTED STOCK - The Company has issued restricted common stock to certain key employees under the 1993 Plan. Upon issuance, an employee's ownership of shares is subject to full or partial forfeiture in accordance with a vesting schedule. All unvested shares are forfeited if an employee is terminated for any reason.

     A summary of restricted stock vesting and compensation expense is as follows:

                                               2001        2000         1999
-----------------------------------------------------------------------------
                                                    (Number of shares)

Unvested at beginning of year                 21,150       32,886      43,288
Granted                                        3,000            -           -

Forfeited                                          -            -           -
Vested                                        (7,950)     (11,736)    (10,402)
                                              ------      -------     -------
   Unvested at end of year                    16,200       21,150      32,886
                                              ------      -------     -------
                                              ------      -------     -------
   Compensation expense
     included in net income                      $58          $65        $116
                                              ------      -------     -------
                                              ------      -------     -------

STOCK OPTIONS - The Company has granted options to substantially all full-time employees of the Company under the 1998 and 1993 Plans. Substantially all outstanding options have a fixed exercise price equal to the market price of the Company common stock on the date of grant. The options vest over periods of two to seven years and are exercisable over a period of 10 years. Currently outstanding options expire on various dates ranging from 2003 to 2011. Unexercised options are forfeited on termination of employment subject to certain exceptions related to death, disability, and termination without cause.

     A summary of fixed price stock option activity is as follows:

                                               Options Outstanding
----------------------------------------------------------------------
                                            Number          Price*<F7>
                                            ------          ----------
Balance, December 31, 1998                 322,500            $18.80
Granted                                      5,000             19.00
Forfeited                                  (24,000)            19.24
                                           -------
Balance, December 31, 1999                 303,500             18.78
Granted                                    209,100             17.44
Forfeited                                 (128,200)            18.77
                                           -------
Balance, December 31, 2000                 384,400             18.04
Granted                                     18,500             17.13
Forfeited                                  (67,000)            18.31
                                           -------
Balance, December 31, 2001                 335,900             17.94
                                           -------
                                           -------

*<F7>  Weighted Average

EMPLOYEE STOCK PURCHASE PLAN - On April 18, 2000, the board of directors granted options to purchase 108,060 shares under the 1989 Plan. The April 18, 2000 options that had not been exercised were terminated on September 22, 2000.

     A summary of employee stock option activity under the 1989 Plan is as follows:

                                               Options Outstanding
----------------------------------------------------------------------
                                            Number          Price*<F8>
                                            ------          ----------
Balance, December 31, 1998                  99,515            $15.88
Exercised                                   (3,800)            16.01
Forfeited                                   (2,560)            16.40
Expired                                    (93,155)            16.40
                                           -------
Balance, December 31, 1999                       -
Granted                                    108,060             15.57
Exercised                                   (4,325)            15.30
Terminated                                (103,735)            15.41
                                           -------
Balance, December 31, 2000                       -
                                           -------
                                           -------

*<F8>  Weighted Average

SFAS 123 PRO FORMA DISCLOSURES - The pro forma disclosure of net income (loss) and earnings (loss) per share as if the fair value based accounting method in SFAS No. 123 had been used is presented below. The Black-Scholes option pricing model was used in all calculations.

Pro forma amounts for the years ended December 31:

                                               2001       2000        1999
-----------------------------------------------------------------------------
Income (loss) from continuing
  operations                                  $1,175    $(4,803)     $  819
Income from discontinued operations                -          -         537
                                              ------    -------      ------
Net income (loss)                             $1,175    $(4,803)     $1,356
                                              ------    -------      ------
                                              ------    -------      ------
Per share data:
Income (loss) from continuing
  operations                                  $  .49    $ (2.00)     $  .34
Income from discontinued operations                -          -         .22
                                              ------    -------      ------

Basic earnings (loss) per share               $  .49    $ (2.00)     $  .56
                                              ------    -------      ------
                                              ------    -------      ------

Income (loss) from continuing operations      $  .49    $ (2.00)     $  .33
Income from discontinued operations                -          -         .22
                                              ------    -------      ------

Diluted earnings (loss) per share             $  .49    $ (2.00)     $  .55
                                              ------    -------      ------
                                              ------    -------      ------

Weighted average significant assumptions under Black-Scholes:

   Risk-free interest rate                      4.51%      6.20%       5.34%
   Dividend yield                               3.50%      3.00%       4.00%
   Stock price volatility                      20.45%     25.97%      20.03%
   Option life (in years)                       10.0       10.0        10.0
   Weighted average fair value of options
     granted during the year                   $2.71      $5.44       $3.69

NOTE 17
NET CAPITAL REQUIREMENTS

As a registered broker-dealer, BCZ is subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Such net capital requirements could restrict the ability of BCZ to pay dividends to ZCO.

     Net capital information as of December 31, 2001, is as follows:

     Net capital                                                       $6,062
     Net capital in excess of required net capital                     $5,154
     Required net capital                                              $  908
     Ratio of aggregate indebtedness to net capital                 2.25 to 1

NOTE 18
OPERATING SEGMENTS

The Company is organized and provides financial services through three operating segments. These operating segments are Capital Markets, Investment Services and Corporate. Operating segment results include all direct revenues and expenses of the operating units in each operating segment. Allocations of indirect administrative and operating costs are based on methodologies, which consider the size of the operation, the extent of administrative services provided, the number of personnel, the area occupied, and other relevant factors.

     The Capital Markets Group consists of the Company's fixed income institutional sales and trading, financial advisory, and institutional and public finance activities. Sales credits associated with underwritten offerings are reported in the Investment Services Group when sold through retail distribution channels and in the Capital Markets Group when sold through institutional distribution channels.

     The Investment Services Group provides a wide range of financial products through its retail branch distribution network, including equity and fixed-income securities, proprietary and non-affiliated mutual funds, annuities and insurance products. Investment Services also provides investment advisory services to Company-sponsored mutual funds and asset management services for institutional and individual clients. Prior to August 31, 2001, the Investment Services Group also provided performance reporting and related administrative services.

     Corporate is principally the Company's corporate investment and borrowing activities and unallocated corporate revenues and expenses. Corporate investment activity includes the other investments described in Note 7, the activities and share of income related to an SBIC as described in Note 11, the operating results of the management company of the SBIC, and the Company's proportionate share of an investment in ZEF, a private equity fund. The effect on net income before taxes or minority interests is reflected below. Revenues related to minority interests were insignificant.

     Operating segment financial information is as follows:

                                                2001         2000        1999
--------------------------------------------------------------------------------
Revenues:
  Capital Markets                             $28,898      $24,269     $30,380
  Investment Services                          46,020       56,669      51,402
  Corporate                                     5,761        2,870       4,073
                                              -------      -------     -------
                                               80,679       83,808      85,855
  ZTT (See Note 5)                                  -            -      10,827
                                              -------      -------     -------
                                              $80,679      $83,808     $96,682
                                              -------      -------     -------
                                              -------      -------     -------

Net income (loss) before taxes:
  Capital Markets                              $4,070      $(1,458)    $ 1,816
  Investment Services                          (4,501)      (3,450)     (6,480)
  Corporate                                     2,632       (2,869)      1,101
                                              -------      -------     -------
                                                2,201       (7,777)     (3,563)
  ZTT (See Note 5)                                  -            -       6,692
                                              -------      -------     -------
                                              $ 2,201      $(7,777)    $ 3,129
                                              -------      -------     -------
                                              -------      -------     -------

The Company's revenues and net income (loss) before taxes presented above are derived entirely from domestic operations. The Company does not segregate asset information by operating segment.

NOTE 19
COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, BCZ enters into firm underwriting commitments for the purchase of debt securities. These commitments require BCZ to purchase debt securities at a specified price. BCZ attempts to pre-sell the securities issues to customers. BCZ had no commitments outstanding at December 31, 2001 or 2000.

     In the normal course of business, BCZ serves as the remarketing agent on certain variable-rate municipal bonds that can be tendered back to the respective issuers, generally upon seven days advance notice, by the holders. In its role as remarketing agent, the Company may purchase the tendered bonds into its own securities inventory. The Company finances the purchase of variable-rate municipal bonds through its clearing broker. See Notes 7, 8 and 10.

     The Company has entered into certain agreements where future performance is required or payments are to be received. Although fees have been collected or transactions have occurred, the fees or gains on the transactions have not been included in the income of the Company. Income will only be recognized when performance is complete or all risk that fees will be returned has been eliminated. The fees and gains are included as deferred revenue in other liabilities and deferred items and total $7,178 at December 31, 2001. See Note 2.

     The Company leases office space under noncancellable lease agreements, which allow for annual adjustments to the minimum lease payments to reflect increases in actual operating costs. The Company also leases office and computer equipment under noncancellable agreements. Rental expense for 2001, 2000 and 1999 was $4,894, $4,495, and $4,573, respectively.

     Future minimum lease payments which extend through 2006 and thereafter, are:

          2002                    $2,940
          2003                     2,348
          2004                     1,928
          2005                     1,746
          2006                     1,720
          Thereafter               2,038

     In the normal course of business, the Company has been named as defendant in certain lawsuits. These suits arise in connection with the Company's role as an underwriter in various securities offerings as well as a broker for customers. At December 31, 2001, one such lawsuit brought by an institutional investor who purchased a $5 million bond in a primary offering of securities was pending. The investor requests rescission under state securities laws. Rescission, if granted, would have resulted in a loss to the Company approximating $1 million based on market values as of December 31, 2001. Management believes it has meritorious defenses and has not provided any significant reserves for losses at December 31, 2001. The matter is expected to be arbitrated in 2002. The Company is also a defendant in other lawsuits incidental to its securities and other businesses. Although the outcome of litigation is always uncertain, based on its understanding of the facts, and the advice of legal counsel, management believes that resolution of these actions will not result in any material effect on the financial condition or results of operations of the Company.

NOTE 20
FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Company are reported in the Consolidated Statements of Financial Condition at market or fair values, or at carrying amounts that approximate fair values because of the short maturity of the instruments, with the exception of the following financial instruments:

NOTES RECEIVABLE - The fair value of Notes Receivable approximates $9,327 and $14,396 at December 31, 2001 and 2000, respectively. The discount rates were based on the Company's current loan rates. The Company uses various means to determine fair value including current interest rates, the credit profile of the issuer, the term of the note, and discounted cash flow analysis.

BONDS PAYABLE - The fair value of Bonds Payable at December 31, 2001 and 2000 approximates $3,254 and $3,106, respectively, which was determined based on current market rates offered on bonds with similar terms and maturities.

DERIVATIVES - BCZ uses an interest rate forward agreement to manage its interest rate exposure associated with a forward debt service agreement executed by BCZ on behalf of a customer. The interest rate forward agreement and forward debt service agreements have identical notional values of $5,005. The reference interest rates in the interest rate forward agreement are based on the AAA/Aaa General Obligation bonds and are intended to approximate the interest rates used in the forward debt service agreement. The duration and terms of the interest rate forward agreement are consistent with the forward debt service agreement and expire in January, 2003. The fair values of the interest rate forward and the forward debt service agreements are based on the amounts that would be required to settle the agreements using current reference or market rates. The net receivable to settle the interest rate forward and forward debt service agreements was immaterial at December 31, 2001 and is based on discounted cash flow analysis.

NOTE 21
EARNINGS PER SHARE

The following reconciles the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations for the years ended December 31(shares in thousands):

                                                2001         2000        1999
--------------------------------------------------------------------------------
Income (loss) from continuing
 operations                                    $1,314      $(4,738)       $975
                                               ------      -------      ------
                                               ------      -------      ------
Basic
-----
   Weighted average shares outstanding          2,394        2,400       2,420
                                               ------      -------      ------
                                               ------      -------      ------

   Basic earnings (loss) per share             $  .55      $ (1.97)     $  .40
                                               ------      -------      ------
                                               ------      -------      ------

Diluted
-------
   Weighted average shares outstanding-
      Basic                                     2,394        2,400       2,420
   Effect of dilutive securities:
     Restricted stock                              13            -          23
     Stock options                                  1            -           3
                                               ------      -------      ------
   Weighted average shares outstanding-
     Diluted                                    2,408        2,400       2,446
                                               ------      -------      ------
                                               ------      -------      ------

Diluted earnings (loss) per share              $  .55      $ (1.97)     $  .40
                                               ------      -------      ------
                                               ------      -------      ------

The diluted share base for 2000 excludes incremental shares related to restricted stock and options of 22. These shares are excluded due to their antidilutive effect as a result of the Company's loss from continuing operations during 2000.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of The Ziegler Companies, Inc.:

We have audited the accompanying consolidated statements of financial condition of The Ziegler Companies, Inc. (a Wisconsin corporation) and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ziegler Companies, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP
Milwaukee, Wisconsin,
February 9, 2002

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Dollars in thousands unless specifically indicated)

BUSINESS AND OPERATING SEGMENTS

The Ziegler Companies, Inc., (the "Parent"), through its wholly owned subsidiaries and partially owned and controlled subsidiaries (collectively known as the "Company"), is engaged in financial services activities. These financial
services activities are conducted through three operating segments:   Capital
Markets, Investment Services and Corporate.

     The Capital Markets Group underwrites fixed income securities primarily for senior living and healthcare providers, religious institutions, and private schools. Capital Markets' services also include financial advisory services, merger and acquisition services, sales on an agency basis of complex financial products incorporating risk management strategies, sales and trading of fixed income securities and preferred stock, and Federal Housing Administration ("FHA") mortgage loan origination, often in conjunction with the Company's investment banking services. Capital Markets activities are conducted through the B.C. Ziegler and Company ("BCZ") subsidiary, except that Ziegler Financing Corporation ("ZFC") conducts FHA mortgage loan origination activities. These services are provided primarily to institutions, corporations, and municipalities.

     The Investment Services Group consisted of three operating units: Asset Management, Wealth Management and Portfolio Consulting. On August 31, 2001, the Company exited the Portfolio Consulting business with the disposition of PMC International, Inc. ("PMC") located in Denver, Colorado. The Company still offers portfolio consulting services through the broker distribution network of its Wealth Management operation using third party providers. Asset Management provides investment advisory services to Company-sponsored mutual funds and private account asset management services for institutional and individual clients. Wealth Management provides a wide range of financial products and financial planning services to retail clients through its broker distribution network, including equity and fixed-income securities, proprietary and non-affiliated mutual funds, annuities and other insurance products. Wealth Management is the primary retail distribution channel for religious institution and private school bonds and other taxable and tax-exempt bonds underwritten by the Company. Sales credits associated with underwritten offerings are reported in the Investment Services Group when sold through the Company's retail distribution channels. Asset Management activities are conducted through BCZ and were conducted through Ziegler Asset Management, Inc. ("ZAMI") prior to 2001. ZAMI was merged into BCZ on January 1, 2001. Wealth Management activities are conducted through BCZ.

     Portfolio Consulting provided fee-based "wrap account" services as an intermediary, serving independent financial advisors, investment consultants, and other financial services organizations. In wrap accounts, multiple services such as manager search and evaluation, trade execution, performance reporting, and statement preparation are "wrapped" together in exchange for a single fee from the customer. Through August 2001 Portfolio Consulting activities were provided by the Company through PMC.

     The Corporate Group consists primarily of the investment and debt management activities of the Parent and the unallocated corporate administrative activities included in BCZ. Certain corporate administrative costs are allocated to the Capital Markets and the Investment Services Groups using methodologies which consider the size of the operation, the extent of administrative services provided, the number of personnel, the area occupied and other related factors. Corporate Group investment activity includes the Company's share of the operations of Ziegler Healthcare Fund I, LP ("ZHF"), a small business investment company ("SBIC") that is in the business of originating loans and lending to qualified small businesses, primarily for-profit assisted living providers; Ziegler Healthcare Capital, LLC ("ZHC"), the management company of ZHF; and ZHP I, LLC ("ZHP"), the general partner of ZHF. The Company has an 11% ownership share in ZHF and wholly owns ZHP and ZHC. The Company also owns 67% of Ziegler Equity Funding I, LLC ("ZEF") a private equity fund whose purpose is to provide funding for the pre-finance development needs of developmental stage continuing care retirement communities. Corporate also includes the Company's share of the operations of ZEF. Each of these companies is consolidated into the Company's financial statements.

     The operations and gain from the sale of Ziegler Thrift Trading, Inc. ("ZTT") in October 1999 are separated from the operating segments' financial results in the comparative financial information presented. Although not a separate segment and, therefore, not a discontinued operation under generally accepted accounting principles, financial results are separately identified in the operating segment information for comparability purposes. WRR Environmental Services, Inc., which was the hazardous waste management subsidiary of the Company, was sold on December 30, 1999, and is considered a discontinued operation and not a part of the operating segment financial information presented.

     The Company's businesses are sensitive to economic factors. During periods of lower interest rates, the use of debt is more attractive to issuers and generally results in an increase in fixed income underwriting activity. Part of the increase generally comes from the refinancing of higher interest rate debt outstanding by issuing debt with a lower interest rate. Even though this relationship between underwriting and interest rates exists, many other factors can affect the timing and frequency of debt underwritings. Among the factors are the perception of the general direction of interest rates, investor liquidity and desire for fixed income investments, issuer perceptions of the need for new capital investments, and regulatory and legal factors associated with the process. The Company enjoyed an increase in underwriting activity in 2001 over 2000 as interest rates declined and other factors were favorable. The prospects for future debt underwriting activity will likely be tied to the level of interest rates as well as other factors.

     Another factor that impacts the Company's results is market valuation in the equity markets. Asset Management and, to a lesser extent, Wealth Management rely on fees which are based on the value of assets under management. Assets under management will vary as a result of sales and redemptions, but are also significantly impacted by changes in securities market values. The declines in the overall equity markets since the beginning of 2000 adversely affected the fee income the Company received on assets under management.

     Wealth Management relies on the brokerage activity of retail investors. Transaction volume of securities and other financial product sales affects the volume of revenues, primarily commissions. The experience of Wealth Management in 2001 included lower transaction activity in equity-based investments, mostly attributable to uncertainty in the direction of the economy and the financial markets, but increased transaction volumes in fixed income securities, primarily those underwritten by the Company. The uncertainty in the direction of the economy and the financial markets was further impacted by the terrorist attacks of September 11, 2001.

     Beginning in 2000 and continuing into 2001 the Company refocused on its core competencies in the capital markets and investment services areas. Unprofitable businesses and those outside of the Company's strategic plan were discontinued or sold reducing overall expenses and employee census of the Company. In 2001 the Company sold its insurance agency and portfolio consulting businesses. In both cases, the sales allowed the Company to redirect its management and support efforts to strengthen its presence in its core businesses. Further expense reductions were achieved in October when the Company's workforce was reduced by approximately 10%, primarily in the areas of administration, building services, and technology.

     As part of the focus on core competencies, the Company's desire is to achieve proper scale in all its business areas. Capital Markets has achieved sufficient scale for its current level of operations. Asset Management and Wealth Management are in the process of increasing their scale. Both Asset Management and Wealth Management have adjusted their infrastructures, to the extent possible, to support the services they provide. Each of these business areas is directing their efforts to growing their current base of customers. During 2001, the difficult economic circumstances caused losses in both of these businesses. The Company continually reviews the infrastructure of its businesses and its success in gathering customers to evaluate the proper scale of the businesses and the related expenses to support that scale.

     In August, 2001, the Company exchanged its 100% interest in PMC, its Denver-based managed account and performance reporting services subsidiary, for a minority interest in The EnvestNet Group, Inc. ("EnvestNet"). The Company received common stock of EnvestNet valued at $9.5 million. EnvestNet also assumed $8 million in debt owed to the Company. EnvestNet paid $3.5 million of the debt at closing. At December 31, 2001, EnvestNet owed the remaining $4.5 million to the Company. A before tax gain of $1.4 million was recorded on the sale of PMC during 2001. An additional gain approximating $5.6 million has been deferred. The deferred gain will be recognized as the debt is collected and the value of the EnvestNet common stock is realized. The total of the common stock and debt aggregate to $14 million. The total of the common stock and debt net of the deferred gain is $8.4 million. The net value of the debt and common stock of EnvestNet is exposed to various risks including, but not limited to, interest rate, market and credit risks. Considering the level of risk associated with these investments, it is at least reasonably possible that changes in the value of these investments may occur.

RESULTS OF OPERATIONS - 2001 COMPARED TO 2000

The following table summarizes the changes in revenues and income (loss) before taxes of the Company. The effect on net income before taxes and the minority interest is reflected below. Revenues related to minority interests were immaterial.

                                       The years ended December 31,

                                                            Increase/
                                       2001       2000     (Decrease)
                                       ----       ----     ----------

     REVENUES
     Capital Markets                 $28,898    $24,269     $ 4,629
     Investment Services
       Asset Management                8,405      8,913        (508)
       Wealth Management              21,384     24,262      (2,878)
       Portfolio Consulting           16,231     23,494      (7,263)
                                     -------    -------     -------
                                      46,020     56,669     (10,649)
     Corporate                         5,761      2,870       2,891
                                     -------    -------     -------
                                     $80,679    $83,808     $(3,129)
                                     -------    -------     -------
                                     -------    -------     -------

     NET INCOME (LOSS) BEFORE TAXES
     Capital Markets                  $4,070    $(1,458)     $5,528
     Investment Services
       Asset Management                 (616)       525      (1,141)
       Wealth Management              (2,496)    (1,422)     (1,074)
       Portfolio Consulting           (1,389)    (2,553)      1,164
                                     -------    -------     -------
                                      (4,501)    (3,450)     (1,051)
     Corporate                         2,632     (2,869)      5,501
                                     -------    -------     -------
                                     $ 2,201    $(7,777)    $ 9,978
                                     -------    -------     -------
                                     -------    -------     -------

CAPITAL MARKETS GROUP

Capital Markets total revenues increased $4,629 from $24,269 in 2000 to $28,898 in 2001, an increase of 19%. Increases in underwriting, trading and FHA mortgage origination activity all contributed to the increased revenues. Underwriting revenues increased $3,604 on the strength of an increase in transactions and total volume in 2001. A total of 47 senior and sole managed municipal underwriting transactions totaling $1.6 billion in bonds issued were completed in 2001 compared to 36 transactions totaling $1.15 billion in 2000. Taxable church and school underwriting issuance volume also increased, although on fewer total transactions. A total of 18 church and school underwriting transactions totaling $89 million were completed in 2001, compared to 21 transactions totaling $76 million in 2000. Trading profits increased $1,190 to $2,903 in 2001 as the result of more favorable preferred stock and fixed income securities trading activity. FHA mortgage loan origination fees increased $847 in 2001 as compared to 2000.

     Capital Markets expenses decreased $899 from $25,727 in 2000 to $24,828 in 2001. Employee compensation and benefits increased $2,000 due to increased incentive-based compensation paid on higher 2001 revenues. Compensation increases were more than offset by decreases in promotional expenses, professional expenses and regulatory fees, and other expenses, all generally as a result of expense reduction measures. Interest expense also decreased as the result of decreased interest rates, despite higher levels of inventory from the increased volume of underwriting activity in 2001. The resulting net income before taxes for Capital Markets in 2001 was $4,070 compared to a loss of $1,458 in 2000.

INVESTMENT SERVICES GROUP

Revenues and net losses were $46,020 and $4,501 in 2001 compared to $56,669 and $3,450 in 2000 for this segment. Declining market values of equity securities and mutual funds, decreased retail investor activity, and the disposition of the Portfolio Consulting operation in Denver, Colorado, contributed to the lower revenues and increased losses.

ASSET MANAGEMENT - Total revenues were $8,405 in 2001 compared to $8,913 in 2000. Distributor commissions decreased $261 primarily due to a decrease in mutual fund sales volumes, as well as a change in the proportion of sales to lower commission classes of mutual fund shares. Total assets under management increased to $2.1 billion at December 31, 2001 compared to $1.9 billion at December 31, 2000, primarily from the addition of new assets from clients obtained in the fourth quarter of 2001. Investment management and advisory fees did not change significantly because of asset market value declines during the year.

     Asset Management expenses increased $633 to $9,021 in 2001 compared to $8,388 in 2000. The increase is primarily due to an increased focus on promotion and sales activities. In 2001, Asset Management renamed the Company's proprietary mutual fund family, the "North Track Funds", formerly the Principal Preservation Portfolios, which contributed to the higher level of expenses. Asset Management incurred a loss before taxes of $616 in 2001 compared to net income before taxes of $525 in 2000.

WEALTH MANAGEMENT - Total revenues of Wealth Management were $21,384 in 2001 compared to $24,262 in 2000, a decrease of $2,878. Commission income from financial products not underwritten by BCZ decreased $4,268, primarily as a result of decreased overall demand. The decrease was partially offset by a $772 increase in revenues from bonds underwritten by the Company. Also offsetting the decrease in commission income was the gain on the sale of the insurance operation of $851 in June 2001.

     Total Wealth Management expenses were $23,879 in 2001 compared to $25,684 in 2000, a decrease of $1,805. Decreased commission expense on lower sales volumes and a decrease in support personnel reduced compensation and benefit expense by $1,732. Smaller decreases in clearing expenses due to reduced transaction volumes, promotional expenses due to reduced marketing activities, and occupancy expense were offset by increased communications and data processing expense. Wealth Management had a loss before taxes of $2,496 in 2001 compared to a loss of $1,422 in 2000.

PORTFOLIO CONSULTING - This operation was merged into an unrelated company on August 31, 2001. Total operating revenues of Portfolio Consulting were $16,231 in 2001 compared to $23,494 in 2000, a decrease of $7,263. The disposition of this operation after eight months of operations in 2001 as compared to twelve months in 2000 is the primary reason for the decline.

     Total Portfolio Consulting expenses were $17,620 in 2001 compared to $26,047 in 2000, a decrease of $8,427. Expenses decreased due to the sale of the operations. The largest decreases were $2,960 in investment manager fees and $2,700 in employee compensation and benefits. The resulting operating loss after taxes was $1,389 in 2001 compared to $2,553 in 2000. The gain recognized on the sale of PMC is included in Corporate Group results.

CORPORATE GROUP

Corporate revenues were $5,761 in 2001 compared to $2,870 in 2000. A $3,300 write-down in the value of certain asset-backed securities was recorded in 2000. There was no similar write-down in 2001. Contributing to the increase in 2001 are the gain on the sale of real estate of $300 and the gain recognized on the sale of PMC of $1,399. The balance of the revenues in each year relate primarily to interest income on investments, primarily government agency-backed collateralized mortgage obligations ("CMOs"). Interest income declined in 2001 due to the reduction in principal value of these CMOs, as the result of regularly recurring paydowns of principal as the underlying mortgages were amortized or prepaid.

     Corporate expenses after allocations to the Company's other operating segments were $4,175 in 2001 compared to $5,739 in 2000. A large component of expenses is interest expense on the financing of the CMOs totaling $910 in 2001 and $1,810 in 2000 using repurchase agreements. Other expenses include interest expense related to outstanding short-term notes payable, line of credit borrowing, and unallocated administrative expenses.

     ZHF, the SBIC formed and partially owned by the Company; ZHC, its management company; and ZEF, the separate private equity fund formed and owned by the Company and certain of its employees are all consolidated into the operations of the Company and included in its financial statements. These operations together incurred losses during their first year of operations.
These losses are shared by other investors who are reflected as the "minority interest." Because the entities listed above are not taxable entities, proportionate items of income, expense and related tax liability pass through to the owners. Consequently, only the Company's share of net income is included as part of the net income before taxes disclosure of Corporate in the comparison of results of operations. The minority interest share is separately reflected. Corporate net income before taxes was $2,632 in 2001 compared to a loss of $2,869 in 2000.

RESULTS OF OPERATIONS - 2000 COMPARED TO 1999

     The following table summarizes the changes in revenues and income (loss) before taxes of continuing operations of the Company.

                                                  The years ended December 31,

                                                                      Increase/
                                                2000         1999    (Decrease)
--------------------------------------------------------------------------------
Revenues:
  Capital Markets                             $24,269      $30,380     $(6,111)
  Investment Services
    Asset Management                            8,913        7,073       1,840
    Wealth Management                          24,262       23,135       1,127
    Portfolio Consulting                       23,494       21,194       2,300
                                              -------      -------     -------
                                               56,669       51,402       5,267
  Corporate                                     2,870        4,073      (1,203)
                                              -------      -------     -------
                                              $83,808      $85,855     $(2,047)
  Ziegler Thrift Trading                            -       10,827     (10,827)
                                              -------      -------     -------
                                              $83,808      $96,682    $(12,874)
                                              -------      -------     -------
                                              -------      -------     -------
Net Income (loss) before taxes:
  Capital Markets                             $(1,458)     $ 1,816     $(3,274)
  Investment Services
    Asset Management                              525          364         161
    Wealth Management                          (1,422)      (3,790)      2,368
    Portfolio Consulting                       (2,553)      (3,054)        501
                                              -------      -------     -------
                                               (3,450)      (6,480)      3,030
  Corporate                                    (2,869)       1,101      (3,970)
                                              -------      -------     -------
                                               (7,777)      (3,563)     (4,214)
  Ziegler Thrift Trading                            -        6,692      (6,692)
                                              -------      -------     -------
                                              $(7,777)     $ 3,129    $(10,906)
                                              -------      -------     -------
                                              -------      -------     -------

CAPITAL MARKETS GROUP

Capital Markets' total revenues decreased $6,111 from $30,380 in 1999 to $24,269 in 2000. A significantly reduced level of underwriting activity due to the economic climate is the primary reason for the decrease which was also true throughout the industry. A total of 36 senior and sole managed municipal underwriting transactions totaling $1.15 billion were completed in 2000 compared to 59 senior and sole managed municipal underwriting transactions totaling $1.6 billion in 1999. Taxable church and school underwriting activity did not change significantly from 1999. A total of 21 transactions for $76 million were completed in 2000 compared to 22 transactions for $76 million in 1999. The overall revenues from underwriting decreased $5,165 between years. Commission income decreased approximately $1,500 from 1999 to 2000 as the result of the closing of the institutional equity sales and research department and the preferred stock trading activities. These decreases in revenue were partially offset by an increase in mortgage origination fees and revenue related to the sale of mortgage servicing rights held by the Company. Trading profits, amounting to $1,700 in 2000, did not change significantly between years.

     Total expenses of Capital Markets decreased $2,837 from $28,564 in 1999 to $25,727 in 2000. The decrease in total expenses is primarily related to a decrease in compensation and related expenses of $3,521 in 2000. A decrease of $1,887 in compensation expense is related to the closing of the preferred stock trading and the institutional equity sales and research departments. The balance of the decrease is primarily related to reduced compensation paid as a result of decreased underwriting volumes.

     The decreased underwriting activity is the primary reason for the resulting loss before taxes of $1,458 for Capital Markets in 2000 compared to net income before taxes of $1,816 in 1999. The terminated activities of preferred stock trading and institutional equity sales together incurred losses of $622 in 2000 and $1,748 in 1999.

INVESTMENT SERVICES GROUP

The results for this segment resulted in revenues and net losses of $56,669 and $3,450, respectively, in 2000 compared to $51,402 and $6,480 in 1999, respectively. Improvements in Asset and Wealth Management were offset by increased losses in Portfolio Consulting.

ASSET MANAGEMENT - Total revenues of Asset Management were $8,913 in 2000 compared to $7,073 in 1999, an increase of $1,840. Investment management fees increased $1,750 to $7,302 in 2000 as the result of increases in assets under management. Assets under management increased from $1.8 billion at December 31, 1999 to $1.9 billion at December 31, 2000. This increase reflects approximately $400 million of new assets added in 2000 offset by decreases in the market value of the assets under management.

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

     Total Wealth Management expenses decreased $1,241 to $25,684 in 2000 compared to $26,925 in 1999. Compensation and benefits increased $1,387 to $14,830 in 2000 as the result of commission payments on higher sales volumes. The increase was offset by a decrease in brokerage commissions and clearing fees of $1,469 in 2000 related to a reduction in independent contractor sales activities. Other decreases were associated with decreases in several other categories of expense. The total loss before taxes for Wealth Management was $1,422 in 2000 compared to $3,790 in 1999.

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

     Total expenses of Portfolio Consulting were $26,047 in 2000 compared to $24,248 in 1999, an increase of $1,799. Overall expenses of processing customer accounts increased $2,830. These expenses include investment manager and related fees, compensation and related costs, and processing system costs. Brokerage commissions also increased correspondingly with the increased commission income on performance reporting and administrative services. The increases in expenses in 2000 compared to 1999 are offset by a decrease of $2,255 in goodwill amortization related to a 1999 valuation adjustment. The net loss for Portfolio Consulting in 2000 was $2,553 compared to $3,054 in 1999, which includes scheduled goodwill amortization of $678 in 2000 and $707 in 1999 and a valuation adjustment in 1999 of $2,255.

CORPORATE GROUP

The primary reason for the decrease in Corporate revenues is a write-down of $3,300 due to a significant deterioration in the underlying home equity loans related to certain asset-backed securities held in the Company's inventory. The Company no longer trades in these securities, but held this asset as a result of the taxable trading operation that was significantly reduced in 1998. The decrease was partially offset by an award from an NASD arbitration panel of $1,700 for the Company's claims of unfair competition related to the recruitment of BCZ's Denver, Colorado, retail brokerage office by another securities firm. Interest income related to the Company's investments and notes did not change significantly between years and approximated $3,900 in both years.

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

LIQUIDITY AND CAPITAL RESOURCES

The Company provides financial services. Variations in assets and liabilities are primarily related to fluctuations in the value of financial assets associated with those services. The level of securities inventory and the related financing of that inventory through the Company's clearing broker has the greatest impact on cash flow. In 2001, significant cash was used for the purchase of government agency-backed collateralized mortgage obligations ("CMOs") which were financed with repurchase agreements. Capital expenditures for fixed assets are relatively insignificant.

     A source of cash for the Company has been and continues to be the issuance of short-term notes of the Company, also referred to as commercial paper. These notes have varying maturities up to 270 days, with the majority of notes being less than 60 days. In 2001, a total of $19,739 of notes were issued and $19,370 were repaid. The total balance of short-term notes outstanding was $3,375 as of December 31, 2001. The issuance of the short-term notes is on a direct basis to customers and is limited by the availability of customers who wish to invest in these short-term notes at the rates offered by the Company. These short-term notes are unrated.

     The Parent also finances its activities through a banking relationship shared with BCZ and through repurchase agreements. The Parent had no amounts outstanding under the bank unsecured credit facility at December 31, 2001. Amounts outstanding under repurchase agreements totaled $37,870 at December 31, 2001 and were used to finance the purchase of government agency-backed CMOs included in other investments in the Consolidated Statements of Financial Condition.

     BCZ, the Company's broker-dealer subsidiary, finances activities from its own resources, from an unsecured line of credit available through a banking relationship and shared with the Parent, from its clearing agent using inventory as collateral under normal margin arrangements, and from intercompany borrowings with the Parent. There were no amounts outstanding under bank unsecured credit facilities, repurchase agreements, or intercompany borrowings from the Parent at December 31, 2001. The amount due the clearing agent was $79,039 at December 31, 2001. Securities inventory held by BCZ serves as the underlying collateral for the amount due.

     BCZ acts as remarketing agent for approximately $2 billion of variable rate demand municipal securities, most of which BCZ previously underwrote. The securities may be tendered at the option of the holder, generally on seven days advance notice. The obligation of the municipal borrower to pay for tendered securities is, in substantially all cases, supported by a third party liquidity provider, such as a commercial bank. In order to avoid utilizing the third party liquidity provider, municipal borrowers contract with BCZ to remarket the tendered securities. A total of $49,940 of variable rate securities were held in inventory at December 31, 2001. BCZ finances its inventory of variable rate securities acquired pursuant to its remarketing activities through its clearing agent under the clearing agent's margin financing arrangements.

     ZFC, whose activities include FHA loan origination, finances its activities from its own resources, through intercompany borrowing from the Parent, and by arrangements with other parties involved in the FHA transaction.

     Ziegler Healthcare Fund I, LP ("ZHF") is a limited partnership in which the Company has an 11% interest and is the general partner, and is included in the Company's consolidated financial statements. ZHF has qualified as a Small Business Investment Company ("SBIC") with the Small Business Administration ("SBA"). As an SBIC, ZHF is able to lend funds to qualifying small businesses using its own capital and loans from the SBA on favorable terms. The SBA has granted ZHF leverage of $38.2 million. During 2001, ZHF extended a loan to a small business of $2 million and, as a source of funds, used $0.4 million of equity of ZHF and drew down leverage from the SBA of $1.6 million. The interest received on the loan is sufficient to fund the interest due on the leverage as well as provide for administrative expenses and a return to investors for contributed capital. Repayment terms on the note to the qualifying small business, including prepayment penalties, are structured to correspond to the repayment terms on the leverage from the SBA. At December 31, 2001, ZHF had a remaining leverage commitment from the SBA of $36.6 million.

     FCFC served as a limited purpose finance company for financing mortgages to churches, and issued bonds to the public as a source of cash prior to 1996. There were $2,083 of mortgage loans outstanding net of purchase discounts at December 31, 2001, which are included in notes receivable on the balance sheet. Principal payments on the mortgage loans are received in regular installments over a 15-year amortization schedule through 2010 as well as through prepayments. Total bonds outstanding at December 31, 2001 were $1,700. As principal payments are received on the mortgage loans, bonds are called and retired. No new bonds have been issued since 1995. In March 2002, FCFC sold its portfolio of loans to an unaffiliated third party and used the proceeds to redeem FCFC's outstanding bonds.

     BCZ, the Company's broker-dealer subsidiary, is subject to the requirements of the Security and Exchange Commission Uniform Net Capital Rule, which is designed to measure the general financial soundness and liquidity of broker-dealers. At December 31, 2001, BCZ had net capital of $6,062, which exceeded minimum net capital requirements by $5,154. Such net capital requirements could restrict the ability of BCZ to pay dividends to the Parent. Adequate net capital is also important for BCZ in the conduct of its business activities. In the opinion of management, the current level of net capital is adequate for the conduct of its business activities.

     The Company's overall funding needs are periodically reviewed to ensure that it has adequate resources to support the operation of its businesses. The Company's cash and cash equivalent position allows a certain degree of flexibility in its business activities. In the opinion of management, the Company's capital resources and available sources of credit are adequate for present and anticipated future operations. The Company intends to explore potential acquisition opportunities as a means of expanding its businesses. Such opportunities may require the Company to arrange for additional sources of funding.

FORWARD LOOKING STATEMENTS

Certain comments in this Annual Report represent forward looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to a number of risks and uncertainties, in particular, the overall financial health of the securities industry, especially following the terrorist attack of September 11, 2001, as well as the strength of the healthcare sector of the U.S. economy and the municipal securities marketplace, the ability of the Company to distribute securities it underwrites, the market value of mutual fund portfolios and separate account portfolios advised by the Company, the volume of sales by its retail brokers, and the ability to attract and retain qualified employees.

FIVE YEAR SUMMARY OF FINANCIAL DATA (UNAUDITED)


(In thousands except per share amount)         2001        2000         1999        1998         1997
-------------------------------------------------------------------------------------------------------

Operating Revenues                            $80,679     $83,808      $96,682     $72,260      $56,090
                                              -------     -------      -------     -------      -------
                                              -------     -------      -------     -------      -------

Income (Loss) from Continuing Operations        1,314      (4,738)         975      (3,195)        (229)
Income from Discontinued Operations                 -           -          537         354          583
                                              -------     -------      -------     -------      -------
Net Income (Loss)                               1,314      (4,738)       1,512      (2,841)         354
                                              -------     -------      -------     -------      -------
                                              -------     -------      -------     -------      -------

Basic Earnings (Loss) Per Share
  Continuing Operations                          0.55       (1.97)        0.40       (1.35)       (0.09)
  Discontinued Operations                           -           -         0.22        0.15         0.24
                                              -------     -------      -------     -------      -------
  Net Income (Loss) Per Share                    0.55       (1.97)        0.62       (1.20)        0.15
                                              -------     -------      -------     -------      -------
                                              -------     -------      -------     -------      -------

Diluted earnings (Loss) Per Share
  Continuing Operations                          0.55       (1.97)        0.40       (1.35)       (0.09)
  Discontinued Operations                           -           -         0.22        0.15         0.23
                                              -------     -------      -------     -------      -------
  Net Income (Loss) Per Share                    0.55       (1.97)        0.62       (1.20)        0.14
                                              -------     -------      -------     -------      -------
                                              -------     -------      -------     -------      -------

Cash Dividends Declared Per Share                0.52        0.52         0.52        0.39         0.82
of Common Stock

Total Assets                                  185,956     124,647      170,622     223,723      162,554

Long-Term Obligations                           3,300       3,302        3,895       5,086       13,399

Short-Term Notes Payable                        3,375       2,993        6,160      13,502       15,034

End of Year Shareholders' Equity               42,855      43,154       49,296      49,601       52,295

Book Value Per Share                          $ 17.85     $ 17.80      $ 20.28     $ 20.38      $ 21.58

QUARTERLY CONSOLIDATED RESULTS OF OPERATIONS FOR 2001 AND 2000 (UNAUDITED)

2001 Quarter Ended (In thousands except per share amounts)     March 31    June 30    September 30   December 31
----------------------------------------------------------------------------------------------------------------
Revenues                                                       $19,736     $21,939      $20,959        $18,045
Expenses                                                        19,392      20,958       20,012         19,162
Net Income                                                         208         582          486             38
Basic and diluted income per share                                0.09        0.24         0.20           0.02

2000 Quarter Ended (In thousands, except per share amounts)    March 31    June 30    September 30   December 31
----------------------------------------------------------------------------------------------------------------
Revenues                                                       $19,853     $20,382      $21,908        $21,665
Expenses                                                        22,377      21,159       22,504         25,545
Net loss                                                        (1,517)       (512)        (354)        (2,355)
Basic and diluted loss per share                                 (0.63)      (0.21)       (0.15)         (0.98)

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

P.R. KELLOGG
Chairman, The Ziegler Companies Inc.
Senior Managing Director
Spear, Leeds & Kellogg
Special Firm on the New York Stock Exchange

J.J. MULHERIN
President and Chief Executive Officer
The Ziegler Companies, Inc.

D.A. CARLSON, JR.
Senior Managing Director
B.C. Ziegler and Company

J.C. FRUEH
President, Aegis Group, Inc.
Pittsburgh, Pennsylvania; Acquisition and
Management of Manufacturing
and Distribution Companies

G.J. GAGNER
Retired Business Executive
New Hope, Pennsylvania

J.R. GREEN
Green, Manning & Bunch
Denver, Colorado
Private Investment Banking Firm

B.C. ZIEGLER III
President, Ziegler/Limbach, Inc.
West Bend, Wisconsin
Business Development
Management and Consulting

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

G.P. ENGLE
Senior Vice President
and Chief Administrative Officer

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

D.A. CARLSON, JR.
Senior Managing Director
Capital Markets Group

T.R. PAPROCKI
Senior Vice President and Chief Operating
Officer
Capital Markets Group

B.K. ANDREW
Executive Vice President and Chief Investment
Officer
Asset Management Group

R.J. TUSZYNSKI
Senior Vice President and Managing Director
Asset Management Group

J.C. TODD
Senior Managing Director
Wealth Management Group

H. HAKEWILL
Senior Managing Director
Marketing & Communications

D.P. FRANK
Senior Managing Director
Services and Technology Group

DIVISIONS AND SUBSIDIARIES

B.C. ZIEGLER & COMPANY
CORPORATE HEADQUARTERS
250 East Wisconsin Avenue
Milwaukee, WI 53202-4298
(414) 978-6400

INVESTMENT BANKING OFFICES
HEALTHCARE AND SENIOR LIVING HEADQUARTERS
One South Wacker Drive
Suite 3080
Chicago, IL 60606-4617
(312)263-0110

San Francisco, California
Washington, D.C.
St. Petersburg, Florida
New York, New York
Milwaukee, Wisconsin

CHURCH AND SCHOOL HEADQUARTERS
250 East Wisconsin Avenue
Milwaukee, WI 53202-4298
(414) 978-6400

ASSET MANAGEMENT OFFICE
250 East Wisconsin Avenue
Milwaukee, WI 53202-4298
(414) 978-6400

WEALTH MANAGEMENT OFFICES
Scottsdale, Arizona
Denver, Colorado
Orlando, Florida
Arlington Heights, Illinois
Rockford, Illinois
Minneapolis, Minnesota
Appleton, Wisconsin
Fort Atkinson, Wisconsin
Green Bay, Wisconsin
Kenosha, Wisconsin
LaCrosse, Wisconsin
Madison, Wisconsin
Milwaukee, Wisconsin
Mequon, Wisconsin
Port Washington, Wisconsin
Sheboygan, Wisconsin
Wausau, Wisconsin
West Bend, Wisconsin

ZIEGLER FINANCING CORPORATION
8100 Professional Place
Suite 312A
Lanham, MD 20785-2225
(301) 918-4400

INVESTOR INFORMATION

CORPORATE OFFICES
250 East Wisconsin Avenue
Suite 2000
Milwaukee, Wisconsin 53202-4298

ANNUAL MEETING
The annual meeting of shareholders will be held at 10 a.m., April 23, 2002 at the Pfister Hotel, 424 East Wisconsin
Avenue, Milwaukee, Wisconsin.

     Copies of the form 10-K covering the fiscal year
2001 are available upon request. Form 10-K is the Company's annual report filed with the Securities and Exchange Commission, Washington, D.C. Shareholders wishing to receive a copy, please write to:

     THE ZIEGLER COMPANIES, INC.
     Attention: S. Charles O'Meara
     Corporate Secretary
     250 East Wisconsin Avenue
     Suite 2000
     Milwaukee, WI 53202-4298

MARKET

The Ziegler Companies, Inc. common stock trades on the American Stock Exchange. The range of bid and asked quotations during 2001 and 2000 was as follows:

                                2001                  2000
-----------------------------------------------------------------
                           Bid        Asked       Bid       Asked

1st Quarter     High      16.63       17.13      20.75      21.00
                Low       14.65       14.90      14.50      14.50

2nd Quarter     High      15.65       16.00      19.25      20.38
                Low       14.45       14.90      15.50      16.13

3rd Quarter     High      16.40       16.80      18.00      18.38
                Low       14.60       15.00      14.38      15.25

4th Quarter     High      15.50       16.00      18.75      19.38
                Low       14.70       15.00      16.38      16.75

CASH DIVIDENDS

Cash dividends paid during 2001 and 2000 were as follows:

    Per Share        2001        2000
    ---------------------------------
    February        $0.13       $0.13
    May              0.13        0.13
    August           0.13        0.13
    November         0.13        0.13
                    -----       -----
        Total       $0.52       $0.52
                    -----       -----
                    -----       -----

TRANSFER AGENT AND REGISTRAR
U.S. Bank, N.A.
Corporate Trust Services
Stock Transfer Department
1555 North River Center Drive
Suite 301
P.O. Box 2077
Milwaukee, WI 53202

ORGANIZATION AND
COMPENSATION COMMITEE
John R. Green, Chairman
Peter R. Kellogg
Gerald J. Gagner

AUDIT COMMITTEE
John C. Frueh, Chairman
Peter R. Kellogg
Gerald J. Gagner

AMEX SYMBOL
ZCO