Form 10-K, Exhibit 13
ZIEGLER COMPANIES INC
filed 2003-03-28
CIK 109312

EXHIBIT 13.1
2002 Annual Report
------------------

                    (ZIEGLER LOGO)

   Health, wealth and well-being
   Tailored financial solutions

THE ZIEGLER VISION
--------------------------------------------------------------------------------

ADVANCING HEALTH, WEALTH AND WELL-BEING
THROUGH TAILORED FINANCIAL SOLUTIONS

     Ziegler believes in and lives its mission statement. We are in business to generate a positive impact on the lives of the clients we serve by improving physical, spiritual and mental health through funding to build churches, hospitals and senior living communities throughout America. We help clients generate and preserve wealth to improve their quality of life, retire in dignity and to help new generations educate their children and grandchildren. We are proud of our work toward creating financial solutions for the well-being of all the individual and institutional clients we serve.

CONTENTS

      3     Financial Summary
      4     Letter to the Shareholders
      6     Capital Markets
      8     Investment Services
     10     Consolidated Financial Statements
     15     Notes to Consolidated Financial Statements
     30     Independent Auditors' Reports
     31     Management's Discussion and Analysis
     44     Five-year Summary of Financial Data
     44     Quarterly Consolidated Results
     45     Directors and Executive Officers
     46     Investor Information

(ZIEGLER LOGO)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

FINANCIAL SUMMARY

For the years ended December 31,
(In thousands, except per share amounts)                     2002           2001
--------------------------------------------------------------------------------
TOTAL REVENUES .....................................       $67,440       $80,679
Income before income taxes .........................         2,793         2,201
Net income .........................................         1,820         1,314

BASIC AND DILUTED EARNINGS PER SHARE ...............         $0.81         $0.55

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

LETTER TO THE SHAREHOLDERS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The Ziegler Companies, Inc. achieved a substantial earnings improvement in 2002, due in large part to an aggressive restructuring effort launched in early 2000. Three years into this effort, Ziegler is a smaller, focused company with a more favorable cost structure and significantly better financial performance.
     In 2002, Ziegler benefited from gains on the sale or disposition of non-strategic and unprofitable businesses over the past three years and also from a very favorable fixed-income marketplace. The Company directed its resources to deliver the results anticipated in our business plan, improve earnings from operations, and build franchise value by continuing to invest in strategic growth initiatives.

Building long-term value for shareholders
    In early 2000, Ziegler began to reposition the Company to more effectively compete in today's increasingly competitive market for financial services. We immediately began to pare down to core strengths: a carefully selected group of advice-driven, inter-related financial services in the sectors we already knew exceptionally well, including healthcare, senior living and church finance; fixed-income asset management, equity index investing, retirement planning services and income investing. We understand that our best opportunity for building sustainable earnings and long-term shareholder value is to select very specific core competencies and excel within them. Ziegler now operates just two primary businesses instead of nine and is led by a cohesive management team. We have just begun to reap the financial benefits of our turnaround. For the year ended December 31, 2002, total revenues were $67,440,000 compared to $80,679,000 in 2001. Net income was $1,820,000 or 81 cents per basic and diluted share in 2002, a significant improvement when compared to $1,314,000 or 55 cents per basic and diluted share in 2001.

Client-first culture
     Ziegler's core services are all based upon our belief in the value of advice. Even as investors become more global in their outlook and are offered many more investment choices, this is an opportune time to be engaged in providing advice on financial matters. The threat of terrorism and war continue to create turbulence in the global financial marketplace; there have been serious breaches in corporate governance, and market losses have caused many Americans to postpone retirement while they re-examine their diminished financial resources. Investors rely on our professionals to instill confidence in such times, to assist them with long-term investment planning, to help them be selective and tax-savvy in their investment choices and to keep them on a course to financial security, even as many difficult and often bewildering circumstances confound investors. Our institutional clients depend on us to be innovative and timely as we present them with customized strategies to generate capital, maximize their financial performance and keep their organizations growing and thriving. Our drive to serve our clients with integrity has been rewarded with a high degree of client satisfaction and loyalty, our most highly prized and valued objective.

A century of service
     2002 marked Ziegler's centennial. We are deeply proud to be part of Ziegler's 100 years of service to American investors and to their communities. Generations of individual and institutional investors have turned to Ziegler to build financial resources and security. The Company's reputation for integrity continues to distinguish us and serve us well in our efforts to attract new business in the 21st century.
     Here are 2002 highlights from our two core businesses: Capital Markets and Investment Services.

Ziegler Capital Markets Group
    Our boutique franchise serving the capital formation needs of churches, independent schools, senior living providers and healthcare systems led to an immensely successful year for Ziegler Capital Markets Group. The sustained environment of low interest rates continues to allow Ziegler's debt financing services to flourish. We completed financing transactions totaling $1.8 billion for senior living, healthcare, church and school clients in 2002. Overall, revenues from Capital Markets Group activities rose 8% and bond underwriting volume increased 9% over 2001's impressive levels.
     The newly created Ziegler Healthcare Fund I, L.P., our licensed Small Business Investment Company (SBIC) that provides mezzanine and equity capital to healthcare companies throughout the United States, performed well in 2002, closing 11 loans. We also continued to expand our mergers and acquisitions advisory practice for healthcare entities.
     In December, Ziegler launched an industry-leading secure research Web site, www.ZieglerResearch.com. This site provides uniform, timely disclosure of relevant financial data and independent credit research on borrowers in the

(PHOTO)
PETER R. KELLOGG
Chairman
The Ziegler Companies, Inc.

(PHOTO)
JOHN J. MULHERIN
President and CEO
The Ziegler Companies, Inc.

(ZIEGLER LOGO)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

hospital and senior living municipal bond sectors whose bonds were underwritten by Ziegler. This innovative tool for the high-yield segment of the municipal marketplace significantly improves investors' access to financial data and we believe it can--and will--foster investor confidence in these credit sectors.

Ziegler Investment Services Group
     Ziegler Investment Services Group is comprised of activities in asset management and personal investing. On the asset management side, North Track Funds, the family of mutual funds that Ziegler sponsors, offers a range of market-leading index mutual funds to the clients of investment professionals across the United States. North Track focuses on long-term growth sectors such as healthcare, financial services and technology. During 2002, we were pleased that Morningstar bestowed its highest rating, five stars, on two North Track Fund products: the PSE Tech 100 Index and Managed Growth funds.
     A key success for North Track in 2002 was its launch of a new retirement solutions business, which focuses on building assets in North Track Funds by pursuing IRA rollovers, as well as through new 401(k) and 403(b) retirement products for small businesses.
     In November, North Track acquired the assets of the Heartland Wisconsin Tax Free Fund, which were merged into the North Track Wisconsin Tax-Exempt Fund, now the largest fund of its type in Wisconsin. We welcome these new shareholders to North Track Funds, and we are committed to providing them with a high level of service, as well as access to other North Track investment products.
     Ziegler Investment Services Group continues to manage the investment portfolios of many of our senior living, healthcare and religious organization clients. During the year, our asset management professionals introduced a new quantitative research strategy with the investment objective of outperforming the total return of the S&P 500 Index over three- and five-year periods. Our institutional clients greeted this new style with interest and enthusiasm.
     Demand for our advisory and wealth management services was strong in 2002, as individual investors sought investment advice relevant to an increasingly complex and difficult market environment. Ziegler made significant investments in its wealth management branch offices in 2002; we were successful in recruiting qualified investment consultants and in improving the appearance and location of our offices in Green Bay, Madison, Milwaukee and Wausau, Wisconsin, and Rockford, Illinois. We also added investment staff in Scottsdale, Arizona, and St. Petersburg, Florida, where the booming population of seniors (including many with Midwestern roots) presents an outstanding growth opportunity for our investment services, including income investing.

A look to the future
     In 2003, Ziegler will accelerate its efforts to become a company that consistently meets its financial plan, aggressively seeks market-competitive performance, and is ultimately able to reward its shareholders. We intend to continue investing in our core capabilities, producing a structure that is appropriately sized and positioned to generate sustainable revenue and profit growth.
     Positive signals for 2003 include the expectation that interest rates will remain at or near today's low levels, continuing to make it attractive for our clients to access the debt markets. A series of growth initiatives already in progress includes selectively adding to our investment banking staff to increase our ability to originate financings, thereby expanding the volume of fixed-income securities available to our institutional and retail investors. We also intend to introduce a number of specialty investments that leverage Ziegler's existing skills and expertise, particularly in the areas of healthcare and senior living finance.
     Before we close, we would like to acknowledge the contributions of John R.
(Jack) Green, who retired from our board of directors in 2002. Jack provided the Company important leadership, values and skills, and has been instrumental in most, if not all, of the Company's turnaround activities. Jack has been a valued counselor, and we wish him well in all of his future endeavors.
     Ziegler's accomplishments in 2002 are the first steps in achieving our longer-term goals. We are committed to raising the bar for earnings and performance achievements with each succeeding year. Throughout all of our actions, our mission remains constant: We advance health, wealth and well-being through tailored financial solutions.

/s/Peter R. Kellogg          /s/John J. Mulherin

PETER R. KELLOGG              JOHN J. MULHERIN
Chairman                      President and CEO
The Ziegler Companies, Inc.   The Ziegler Companies, Inc.

[CHART]

    2000              2001             2002
$(4,738,000)      $1,314,000        $1,820,000

Net income for 2002 was $1,820,000 or 81 cents per share, compared to $1,314,000 or 55 cents per share and a loss of $(4,738,000) or $(1.97) per share in 2001 and 2000, respectively.

--------------------------------------------------------------------------------

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

(PHOTO)
The Children's Hospital at Saint Peter's University Hospital
New Brunswick, New Jersey

"WITH CREATIVE THINKING AND INNOVATIVE APPROACHES, ZIEGLER WAS ABLE TO REPOSITION THE HOSPITAL TO IMPROVE ITS LIQUIDITY AND DEBT CAPACITY."

                                                             JOHN CALANDRIELLO
                                                SENIOR VICE PRESIDENT, FINANCE
                                             SAINT PETER'S UNIVERSITY HOSPITAL

HEALTHCARE FINANCE
--------------------------------------------------------------------------------

     In the next five years, healthcare is expected to comprise 17% of the nation's economy. Ziegler's team of experienced bankers and financial risk managers help healthcare clients access the capital markets and execute strategic initiatives. We offer a complete menu of products and services to our clients, including bond underwriting, merger and acquisition services, asset monetizations, risk management advisory services and FHA-insured mortgage financing products.
     In 2002, Ziegler increased emphasis in this area of business by appointing Bonnie Siegal managing director and group head of our healthcare practice. Our mergers and acquisitions practice was also expanded to offer more complete solutions to hospital clients as they consolidate or expand their operations and face the continuing challenges of lowering cost and improving quality of the nation's healthcare. As the healthcare industry evolves in the coming years, Ziegler bankers will continue to offer innovative products and customized solutions for the challenges our clients face. It is this level of commitment that will assure our healthcare clients continued and efficient access to the capital markets.

CHURCH AND SCHOOL FINANCE

    Expertise, integrity, knowledge of non-profits and attractive financing options are the hallmarks of Ziegler's church and school financing. Since financing its first church in 1913, Ziegler has been a leader in non-profit finance for 90 years. Whether clients need to expand existing facilities, refinance existing debt, acquire land or finance new construction, Ziegler provides cost-effective financing solutions and a long-term partnership with the clients we serve.
     We have been privileged to work with some of the largest ministries in the country, in addition to private secondary schools, colleges and universities. Our exclusive focus on the non-profit client allows us to provide valuable assistance and advice typically not available from most other lenders.

(ZIEGLER LOGO)
--------------------------------------------------------------------------------

(PHOTO)
Friendship Village of Tempe
Tempe, Arizona

"WE CHOSE ZIEGLER BECAUSE OF OUR EXCELLENT LONG-TERM RELATIONSHIP AND THEIR REPUTATION AS AN ETHICAL FIRM THAT CAN GET DEALS DONE AT THE LOWEST POSSIBLE COST OF CAPITAL."
                                                                  DARRELL JENSEN
                                                              EXECUTIVE DIRECTOR
                                                              FRIENDSHIP VILLAGE

SENIOR LIVING FINANCE
--------------------------------------------------------------------------------

     Ziegler delivers innovative and comprehensive financial services to senior living providers. In addition to investment banking services, Ziegler also provides FHA mortgage banking, financial risk management, investment management, capital and strategic planning, mergers and acquisition services and industry research. In recent years, Ziegler has also become an active sponsor of educational opportunities for senior living executives, as well as investors, credit enhancers, rating agency analysts and industry professionals.
     The continuing care retirement community, in which various levels of care are available to aging residents within the same facility, has proven to be a successful senior housing model, and one with which Ziegler has substantial depth of expertise, especially in the not-for-profit area. In 2002, Ziegler Capital Markets Group was ranked number one in the nation for municipal senior living finance.*

*Source: Thomson Financial Securities Data, Nursing Home Long-Term Municipal New Issues, Full Credit to Book Manager, Year End 2002.

CAPITAL MARKETS

"WE WENT FROM RENTING A GYMNASIUM TO THE FIRST FINANCING FOR OUR OWN FACILITY. DAVE SCHLOSSER, OUR ZIEGLER INVESTMENT BANKER, HELPED GUIDE US THROUGH THE ENTIRE PROCESS, WITH ADVICE AND SERVICE THAT EXTENDED BEYOND OUR EXPECTATIONS."

                                                                      BOB GUCK
                                                        BUSINESS ADMINISTRATOR
                                                       CHURCH OF THE OPEN DOOR

(PHOTO)
Church of the Open Door
Maple Grove, Minnesota

(PHOTO)
(Left)
Bob Guck, Business Administrator

(Right)
Keith Meyer, Executive Pastor

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

(PHOTO)
Ziegler Investment Consultant, John Mai, and client, Mrs. Cecilia Jensen

"I'VE TURNED TO ZIEGLER FOR INVESTMENT ADVICE SINCE 1957 WHEN I BOUGHT BONDS FROM THE FINANCING FOR MY CHURCH AND WOULD RECOMMEND THEM TO OTHERS. IN
2002, WE BOTH TURNED 100!"
                                                       CECILIA WIGHTMAN JENSEN
                                                       MERRITT ISLAND, FLORIDA

(PHOTO)
Ziegler branch office
Scottsdale, Arizona

WEALTH MANAGEMENT
--------------------------------------------------------------------------------

     Now, more than ever, individual investors are seeking advice and alternative investment solutions. From one phase of life to another, priorities shift, and values and lifestyle choices change, ultimately influencing financial health in retirement. Attaining financial security demands forward thinking and wise financial planning.
     Building on a century of integrity, Ziegler investment consultants provide sound financial advice and a personal commitment to helping clients achieve individual financial goals. We help investors examine the appropriate asset allocation needed to reach financial health, wealth and well-being, no matter what stage they are in: just getting started, already accumulating wealth or seeking additional well-being in retirement. Solutions tailored to specific needs could include taxable and tax-exempt fixed income investments; equities; North Track Funds and other third party mutual funds; annuities; educational savings plans; and 401(k), IRA and other retirement programs.

INVESTMENT SERVICES

"THE CUSTOMIZED APPROACH TO OUR INVESTMENT PORTFOLIO CONTINUES TO BE ONE OF THE STRENGTHS OF OUR RELATIONSHIP WITH ZIEGLER."
                                                                    DOUG BATES
                                             DIRECTOR OF FINANCE AND TREASURER
                                                     CITY OF MEQUON, WISCONSIN

(PHOTO)
City Hall
Mequon, Wisconsin

(ZIEGLER LOGO)
--------------------------------------------------------------------------------

(PHOTO)
(Left)
Michael Blumenfeld
Blumenfeld and Hanson, S.C.
Wauwatosa, Wisconsin

(Right)
Tom Dircks
Ziegler Investment Consultant

"I HAVE BEEN PRIVILEGED TO WORK WITH TOM DIRCKS FOR SEVERAL YEARS, AND APPRECIATE HIS TRUE SENSE OF KNOWLEDGE AND PROFESSIONALISM."
                                                              MICHAEL BLUMENFELD

"NORTH TRACK'S INDEX FUNDS, COUPLED WITH MY ADVICE, HAVE SERVED MY CLIENTS
WELL."
                                                                      TOM DIRCKS

(NORTH TRACK LOGO)
SHARPEN YOUR FOCUS

NORTH TRACK FUNDS
--------------------------------------------------------------------------------

     North Track's philosophy of focusing on three of the economy's fastest growing sectors - healthcare, financial services and technology - and providing index funds with advice, continues to offer attractive financial solutions to investors. It has been widely recognized that index funds, in many cases, outperform actively managed funds because of their low relative transaction cost, management style and broad diversification. North Track Funds are sold through investment professionals across the nation.
     In 2002, North Track successfully launched a new retirement business, helping individuals and small businesses build assets in IRA rollovers and the new 401(k) Plan4One for sole proprietors. Also in 2002, assets of the Heartland Tax Free Fund were acquired and are now part of the North Track Wisconsin Tax-Exempt Fund, making it the largest fund of its type in Wisconsin with approximately $146 million in assets as of December 31, 2002.

ASSET MANAGEMENT

     Ziegler's Asset Management Group provides portfolio management services to institutional and high net worth individuals. We specialize in enhanced cash, fixed income and equity portfolio management. Our Asset Management Group had a successful year in generating new business in 2002.
     Also in 2002, the group developed a quantitative research equity strategy with the objective of providing excess returns versus the S&P 500 Index. This strategy is based on the behavioral finance theory, in which factors such as the cash-flow-to-price ratio and sales growth can give the investor insights into future stock price performance. Many of our institutional clients in the senior living, healthcare and other non-profit sectors have converted portions of their equity portfolios to this model.

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
================================================================================

As of December 31, 2002 and 2001 (In thousands,
except per share amounts)                               2002               2001
--------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents ........................   $  10,448        $  14,688
Securities owned .................................      53,888           98,436
Receivables ......................................       4,171            4,340
Notes receivable .................................      24,842            9,219
Other investments ................................      31,882           48,177
Deferred income taxes ............................       1,967            3,005
Land, buildings and equipment, at cost,
   net of accumulated depreciation
   of $13,490 and $12,056, respectively ..........       5,377            5,455
Goodwill and other intangible assets .............       2,565              546
Other assets .....................................       2,659            2,090
                                                     ---------        ---------
      Total assets ...............................   $ 137,799        $ 185,956
                                                     =========        =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term notes payable .........................   $   4,682        $   3,375
Securities sold under agreements to repurchase ...      21,268           37,870
Payable to broker-dealers ........................      27,686           79,089
Accrued compensation .............................      11,065            8,887
Long-term debt ...................................      16,115            3,300
Other liabilities and deferred items .............       9,454            9,321
                                                     ---------        ---------
      Total liabilities ..........................      90,270          141,842
                                                     ---------        ---------
Minority interest ................................       7,487            1,259
Commitments
Stockholders' equity-
   Common stock, $1 par, 7,500 shares authorized,
      3,544 shares issued ........................       3,544            3,544
   Additional paid-in capital ....................       6,222            6,250
   Retained earnings .............................      51,793           51,172
   Treasury stock, at cost, 1,352 and
      1,143 shares, respectively .................     (21,286)         (18,074)
   Unearned compensation .........................        (231)             (37)
                                                     ---------        ---------
      Total stockholders' equity .................      40,042           42,855
                                                     ---------        ---------
      Total liabilities and stockholders' equity .   $ 137,799        $ 185,956
                                                     =========        =========

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
================================================================================

For the years ended December 31, 2002, 2001 and 2000
(In thousands, except per share amounts)            2002      2001        2000
--------------------------------------------------------------------------------

REVENUES
Investment banking .............................   $36,422   $30,356    $20,997
Commissions ....................................    11,491    13,871     20,606
Investment management and advisory fees ........     9,707    24,311     30,563
Interest and dividends .........................     5,474     5,169      6,076
Gain on sale of operations .....................       903     2,250         --
Other income ...................................     3,443     4,722      5,566
                                                   -------   -------    -------
                                                    67,440    80,679     83,808
                                                   -------   -------    -------
EXPENSES
Employee compensation and benefits .............    40,499    42,532     44,729
Communications and data processing .............     6,235     9,303      9,673
Promotional ....................................     4,601     4,318      5,492
Occupancy ......................................     3,927     4,206      4,077
Brokerage commissions and clearing fees ........     3,045     3,639      4,669
Professional and regulatory ....................     2,621     2,103      3,908
Interest .......................................     1,447     2,646      3,792
Investment manager and other ...................       844     9,560     12,248
Other expenses .................................     1,438     1,217      2,997
                                                   -------   -------    -------
                                                    64,657    79,524     91,585
                                                   -------   -------    -------
      Income (loss) before income taxes and
          minority interest ....................     2,783     1,155     (7,777)
Minority interest in net loss of subsidiaries ..        10     1,046       --
                                                   -------   -------    -------
      Income (loss) before income taxes ........     2,793     2,201     (7,777)
Provision for (benefit from) income taxes ......       973       887     (3,039)
                                                   -------   -------    -------
      Net income (loss) ........................   $ 1,820   $ 1,314   $ (4,738)
                                                   =======   =======    =======
Per share data:
Basic and diluted earnings (loss) per share ....   $  0.81   $  0.55   $  (1.97)
                                                   =======   =======    =======


See accompanying notes to consolidated financial statements.

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
================================================================================


For the years ended December 31, 2002, 2001
and 2000 (Dollars in thousands, except
share and per share amounts)                                ADDITIONAL
                                                               PAID-IN    RETAINED    TREASURY     UNEARNED
                                               COMMON STOCK    CAPITAL    EARNINGS       STOCK COMPENSATION      TOTAL
-----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999 ......................   $ 3,544    $ 6,221     $57,110    $(17,469)   $   (110)   $ 49,296

Net loss                                                 --         --      (4,738)         --          --      (4,738)
Dividends declared ($0.52 per share) ............        --         --      (1,260)         --          --      (1,260)
Cost of treasury stock purchased (29,152 shares).        --         --          --        (561)         --        (561)
Proceeds from exercise of stock options .........        --         21          --         267          --         288
Stock issued as compensation ....................        --         --          --          64          --          64
Amortization of unearned compensation ...........        --         --          --          --          65          65
                                                   --------    -------     -------     -------     -------     -------

BALANCE, DECEMBER 31, 2000 ......................     3,544      6,242      51,112     (17,699)        (45)     43,154

Net income ......................................        --         --       1,314          --          --       1,314
Dividends declared ($0.52 per share) ............        --         --      (1,254)         --          --      (1,254)
Cost of treasury stock purchased (32,700 shares)         --         --          --        (529)         --        (529)
Stock issued as compensation ....................        --          3          --         109          --         112
Restricted stock grant ..........................        --          5          --          45         (50)         --
Amortization of unearned compensation ...........        --         --          --          --          58          58
                                                   --------    -------     -------     -------     -------     -------

BALANCE, DECEMBER 31, 2001 ......................     3,544      6,250      51,172     (18,074)        (37)     42,855

Net income ......................................        --         --       1,820          --          --       1,820
Dividends declared ($0.52 per share) ............        --         --      (1,199)         --          --      (1,199)
Cost of treasury stock purchased (240,153 shares)        --         --          --      (3,674)         --      (3,674)
Stock issued as compensation.....................        --         --          --          22          --          22
Restricted stock grant ..........................        --        (28)         --         440        (412)         --
Amortization of unearned compensation ...........        --         --          --          --         218         218
                                                   --------    -------     -------     -------     -------     -------

BALANCE, DECEMBER 31, 2002 ......................   $ 3,544    $ 6,222    $ 51,793    $(21,286)   $   (231)   $ 40,042
                                                   ========    =======     =======     =======     =======     =======

See accompanying notes to consolidated financial statements.
--------------------------------------------------------------------------------

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================


For the years ended December 31, 2002, 2001
and 2000 (In thousands)                                              2002                2001                2000
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) .............................................   $  1,820            $  1,314            $ (4,738)
Adjustments to reconcile net income (loss)
   to net cash (used in) provided by operating activities:
      Depreciation and amortization ...........................      1,965               3,259               3,218
      Loss (gain) on sale of equipment ........................         60                (267)                (18)
      Gain on sale of operations ..............................       (903)             (2,250)                 --
      Compensation expense paid in stock ......................        240                 170                 129
      Deferred income taxes ...................................      1,038                 (29)                182
      Minority interest in net loss of subsidiaries ...........        (10)             (1,046)                 --
      Change in assets and liabilities:
         Decrease (increase) in -
            Securities owned ..................................     44,548             (54,759)             34,750
            Securities purchased under agreements to resell ...         --                  --               4,365
            Receivables .......................................        169                (340)              1,229
            Other assets ......................................       (604)               (384)                190
         Increase (decrease) in -
            Payable to broker-dealers .........................    (51,403)             54,781             (36,423)
            Accrued compensation ..............................      2,178               2,952              (1,449)
            Accrued income taxes ..............................         (9)              5,468              (2,973)
            Other liabilities and deferred items ..............        741              (1,567)             (1,982)
                                                                   -------             -------              ------
            Net cash (used in) provided by operating activities       (170)              7,302              (3,520)
                                                                   -------             -------              ------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from-
      Sale of land and equipment ..............................         25                 364                 714
      Payments received on notes receivable ...................      4,240              12,374               1,045
      Decrease in investment in affiliate .....................         --                 510               1,000
      Sales/paydowns of other investments .....................     16,795               4,708               4,511
      Sale of operations, net .................................        303               2,768                  --
Payments for-
      Issuance of notes receivable ............................    (19,821)             (2,357)            (10,875)
      Capital expenditures ....................................     (1,978)             (2,109)             (2,262)
      Purchase of other investments ...........................       (500)            (20,855)                 --
      Acquisition of mutual fund intangible assets ............     (2,019)                 --                  --
                                                                   -------             -------              ------
            Net cash used in investing activities .............     (2,955)             (4,597)             (5,867)
                                                                   -------             -------              ------

See accompanying notes to consolidated financial statements.

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D.)
================================================================================


For the years ended December 31, 2002,
2001 and 2000 (In thousands)                                   2002        2001             2000
--------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from -
   Issuance of short-term notes payable ..................   $ 30,797    $ 19,739         $ 23,758
   Short-term bank borrowing .............................     12,000      47,100           40,400
   Securities sold under agreements to repurchase ........         --      19,614               --
   Issuance of long-term debt ............................     14,515       1,600               --
   Exercise of employee stock options ....................         --          --              288
   Minority interest capital contributions ...............      6,238       2,305               --
Payments for -
   Principal payments on short-term notes payable ........    (29,490)    (19,370)         (26,977)
   Repayments of short-term bank borrowing ...............    (12,000)    (58,600)         (28,900)
   Securities sold under agreements to repurchase ........    (16,602)     (4,118)          (6,585)
   Repayments of long-term debt ..........................     (1,700)     (1,602)            (921)
   Purchase of treasury stock ............................     (3,674)       (529)            (561)
   Cash dividends paid ...................................     (1,199)     (1,254)          (1,260)
                                                             --------    --------         --------
   Net cash (used in) provided by financing activities ...     (1,115)      4,885             (758)
                                                             --------    --------         --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....     (4,240)      7,590          (10,145)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...........     14,688       7,098           17,243
                                                             --------    --------         --------

CASH AND CASH EQUIVALENTS AT END OF YEAR .................   $ 10,448    $ 14,688         $  7,098
                                                             ========    ========         ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid during the year .........................   $  1,330    $  2,709         $  3,785
   Income taxes refunded during the year .................        (57)     (4,385)            (266)


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
   Granting of restricted stock from treasury stock ......   $    412    $     50          $   --
   Noncash items related to disposition of PMC
      Notes receivable ...................................         --       4,500              --
      Other investments - common stock ...................         --       9,500              --
      Other liabilities and deferred items - deferred gain         --       5,596              --


See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

                                (Dollars in thousands, except per share amounts)

NOTE 1
SIGNIFICANT ACCOUNTING POLICIES
Description of the Business - The Ziegler Companies, Inc. ("ZCO") and its wholly and partially owned subsidiaries (collectively, the "Company") are principally engaged in investment banking, financial advisory, investment advisory, asset management, retail brokerage, fixed income institutional sales and trading and related financial services. These services are provided to institutions, businesses and individuals.

Principles of Consolidation - The consolidated financial statements of the Company include the accounts of ZCO and its wholly owned subsidiaries, B. C. Ziegler and Company ("BCZ"), Ziegler Financing Corporation ("ZFC"), First Church Financing Corporation ("FCFC"), Ziegler Healthcare Capital, LLC ("ZHC"), and ZHP I, LLC ("ZHP"), a general partnership. The Company's consolidated financial statements also include the accounts of Ziegler Equity Funding I, LLC ("ZEF"), a 67% owned entity, and Ziegler Healthcare Fund I, LP ("ZHF"), an 11% owned entity through both a direct and indirect relationship for which ZHP is the general partner. ZHC, ZHP, ZHF and ZEF initiated operations in 2001. ZEF is 33% owned by qualified officers and employees of the Company. The Company disposed of PMC International, Inc. ("PMC") in 2001. See Note 2. On January 1, 2001, Ziegler Asset Management, Inc. was merged into BCZ. In March 2002, FCFC ceased doing business. All significant intercompany balances and transactions are eliminated in consolidation.
     The Company had a 50% interest in Ziegler Mortgage Securities, Inc. II ("ZMSI"), an unconsolidated entity accounted for by the equity method. ZMSI was dissolved in December, 2001. See Note 4.

Investment Banking - Investment banking revenues include gains, losses and fees, net of direct expenses, arising from debt securities offerings in which the Company acts as an underwriter. Investment banking revenues also include fees earned from providing strategic consulting, merger and acquisition and financial advisory services. Investment banking management fees are recorded on the offering date, sales concessions on settlement date and underwriting fees at the time the underwriting is completed and the income is reasonably determinable. Deferred expenses on investment banking transactions not yet completed were $359 and $514 at December 31, 2002 and 2001, respectively.
     Investment banking income also includes trading profits and losses. Net trading profits were $5,692, $5,451, and $451 in 2002, 2001 and 2000, respectively.

Commission Income and Expenses - Acting as an agent, the Company earns substantially all commission income by buying and selling securities on behalf of its customers and earning commissions on the transactions. Commission income and related expenses are recorded on a settlement date basis which is not materially different from trade date. Although commissions are generally associated with individual securities transactions and the dollar amount of the transactions, the Company also earns and records commission income based on the value of assets in certain customer accounts.

Investment Management and Advisory Fees - The Company earns investment management and advisory fees for investment advice and administrative services provided. The Company earns fees based on the net asset value of the individual and institutional accounts. Revenues from investment management and advisory fees and related activities are recognized over the period in which services are performed.
     Investment advisory and performance reporting

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

(Dollars in thousands, except per share amounts)

services provided to independent financial advisors and institutions have specific expenses associated with those services. Those expenses include fees paid to the investment managers, outside independent financial advisors servicing the client and custodians specifically related to the accounts. The expenses associated with those payments are included in investment manager and other expenses.

Securities Transactions - Securities transactions are recorded on settlement date which is not materially different from trade date. In the normal course of business, the Company, like other firms in the securities industry, purchases and sells securities as both principal and agent. If another party to the transaction fails to perform as agreed, the Company may incur a loss if the market value of the security is different from the contract amount of the transaction.
     Securities owned are carried at market value or, in the event there is no readily identifiable market value, fair value as determined by management based upon market values of similarly traded securities and other relevant factors. Unrealized gains or losses are reflected in income.
     Other investments consist primarily of available-for-sale securities. Temporary unrealized gains and losses, if any, are reflected in other comprehensive income. Declines in fair value below cost that are considered other-than-temporary are reported in net income. Other investments are carried at fair value to the extent a readily ascertainable market for the investment exists. Investments in non-marketable securities are carried at cost, adjusted for any other-than-temporary impairment in value. No other-than-temporary impairment was recorded in 2002, 2001 or 2000.

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

Depreciation - The Company provides for depreciation of assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Buildings are depreciated over 20 to 40 years. Furniture, fixtures and equipment are depreciated over three to 10 years. Leasehold improvements are depreciated over the lesser of the economic useful life of the improvement or the term of the lease. Depreciation expense for these assets was $1,972, $2,729 and $2,408 in 2002, 2001 and 2000, respectively.

Goodwill and Other Intangible Assets - Goodwill which represents the excess of purchase price over fair value of net assets acquired is $546 as of December 31, 2002. During 2002 the Company acquired intangible assets consisting of books, customer records and other intangible assets associated with a mutual fund which were valued at $2,019. Both the goodwill and other intangible assets have an indefinite useful life and are not amortized.
     The Company periodically evaluates the carrying amount of its goodwill and other intangible assets, considering such factors as historical profitability and projected future cash flows to determine whether the value of the assets is impaired. During 2002 there was no impairment. The goodwill and other intangible assets are assigned to the Investment Services operating segment.

Repurchase Agreements - Transactions involving sales of securities under agreements to repurchase are accounted for as collateralized financings. Current transactions involve the financing of

--------------------------------------------------------------------------------

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

                               (Dollars in thousands, except per share amounts)

collateralized mortgage obligations. Collateral is valued periodically and the Company receives payments from the counterparty when repayments of the collateral exceed the amount of the repurchase agreement.

Stock-Based Compensation - The Company accounts for stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. No stock-based employee compensation cost related to stock options is reflected in net income, as all stock options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The pro forma effect on net income and earnings per share, had the Company applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" to stock-based employee compensation related to stock options, is presented below. The Black-Scholes option pricing model was used in all calculations.

                                              FOR THE YEARS ENDED DECEMBER 31,
                                                 2002       2001       2000
--------------------------------------------------------------------------------
Net income, as reported                          $1,820       $1,314    $(4,738)
Deduct:  Total employee
compensation expense
determined under fair
value based method for
stock options, net of
related tax effects                                (82)        (139)        (65)
                                                -------     -------     -------

Pro forma net income                             $1,738       $1,175    $(4,803)
                                                =======      =======    =======

Earnings per share:
   Basic--as reported                             $0.81        $0.55     $(1.97)
                                                =======      =======    =======
   Basic--pro forma                               $0.78        $0.49     $(2.00)
                                                =======      =======    =======

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                   2002         2001       2000
--------------------------------------------------------------------------------
Diluted--as reported                              $0.81        $0.55     $(1.97)
                                                =======      =======    =======
Diluted--pro forma                                $0.77        $0.49     $(2.00)
                                                =======      =======    =======

Weighted average significant assumptions under Black-Scholes:

Risk-free interest rate                           5.00%        4.51%       6.20%
Dividend yield                                    3.00%        3.50%       3.00%
Stock price volatility                           20.31%       20.45%      25.97%
Option life (in years)                             10.0         10.0        10.0
Weighted average fair
   value of options granted
   during the year                                $3.39        $2.71       $5.44

Comprehensive Income - Other comprehensive income refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are included in other comprehensive income, but excluded from net income. There are no items of other comprehensive income; therefore, comprehensive income equals net income.

Cash Equivalents - Cash equivalents are defined as unrestricted short-term investments with original maturities within three months of the date of purchase and money market investments.

Use of Estimates - The Company's consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

(Dollars in thousands, except per share amounts)

New Accounting Pronouncements
GOODWILL AND OTHER INTANGIBLE ASSETS - During 2002, the Company adopted Financial Accounting Standards Board ("FASB") SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires goodwill to be tested for impairment under certain circumstances and written down when impaired, rather than being amortized as previous standards required. Furthermore, SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the useful lives of the respective assets.
   In accordance with SFAS No. 142, the Company ceased amortizing goodwill totaling $546 as of the beginning of 2002. As a result, during the year ended December 31, 2002, the Company did not recognize amortization of goodwill totaling $52 that would have been recognized had the previous standards been in effect. The Company had no purchased intangibles as of the beginning of 2002. The following table presents the impact of SFAS No. 142 on net income and earnings per share had the standard been in effect for the three year period ended December 31, 2002:

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                       2002      2001      2000
--------------------------------------------------------------------------------
Net income as reported                                $1,820   $1,314   $(4,738)
Add back goodwill
   amortization                                           --      504       730
                                                     -------  -------   -------

Adjusted net income (loss)                            $1,820   $1,818   $(4,008)
                                                     =======  =======   =======

Basic and diluted earnings
   (loss) per share as reported                        $0.81    $0.55    $(1.97)
Add back goodwill
   amortization                                           --     0.21      0.30
                                                     -------  -------   -------

Adjusted basic and diluted
   earnings (loss) per share                           $0.81    $0.76    $(1.67)
                                                     =======  =======   =======

ACCOUNTING FOR IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS - In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 is intended to establish one accounting model for long-lived assets to be disposed of by sale and to address significant implementation issues of SFAS No. 121. The Company adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 did not have a material effect on the consolidated financial statements.

ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES - In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Under previous accounting guidance, a company recognized a liability for an exit cost when it committed to an exit plan. SFAS No. 146 will spread out the reporting of expenses related to exit, disposal or restructuring activities initiated after December 31, 2002 because commitment to a plan to exit an activity, dispose of long-lived assets or restructure will no longer be the determining factor of when to record a liability for the anticipated costs. Instead, companies will record exit, disposal or restructuring costs when they are incurred (obligated) and can be measured at fair value, and they will subsequently adjust the recorded liability for changes in estimated cash flows. Under SFAS No. 146, some of these costs might qualify for immediate recognition, others might be spread over one or more quarters, and still others might not be recorded until incurred in some much later period.

--------------------------------------------------------------------------------

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

                              (Dollars in thousands, except per share amounts)

ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE -
In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in the financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.
See Note 12.

GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS - In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FASB Interpretation No. 45 expands the information required to be disclosed by guarantors for obligations under certain types of guarantees. It also requires initial recognition at fair value of a liability for such guarantees. In addition, Interpretation No. 34, "Disclosure of Indirect Guarantees of Others," is rescinded, though the guidance contained therein has been carried forward into Interpretation No. 45 without modification. The initial recognition and initial measurement requirements are effective prospectively for guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statement periods ending after December 15, 2002. The Company does not expect that Interpretation No. 45 will have a material effect on the consolidated financial statements.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES - In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements" and establishes new standards regarding the consolidation of a variable interest entity when the controlling enterprise does not hold a majority voting interest in the entity. Interpretation No. 46 applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company is evaluating the effect of Interpretation No. 46 on its consolidated financial statements.

RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform with current year presentation.

NOTE 2
DISPOSITION OF PMC
In August, 2001, the Company exchanged its 100% interest in PMC, its Denver-based managed account and performance reporting services subsidiary, for a minority interest in The EnvestNet Group, Inc. ("EnvestNet"). The disposition of PMC included its respective subsidiaries, Portfolio Management Consultants, Inc. and Portfolio Brokerage Services, Inc. The Company received 9,681,784 shares of common stock of EnvestNet valued at $9,500. (See Note 4.) EnvestNet also assumed $8,000 in debt owed to the Company. EnvestNet paid $3,500 of the debt at closing and $1,500 of the debt on August 31, 2002, including interest at the annual rate of 10%. An additional $3,000 was to be due August 31, 2003, bearing interest at an annual rate of 12%. In January 2003, the $3,000 note due August 31, 2003, was amended to provide for the payment of $1,000 on August 31, 2003, and $2,000 on August 31, 2004. Interest on the amended $3,000 note will remain at 12% and be paid monthly. The note from EnvestNet is included in notes receivable in the Consolidated Statements of Financial Condition.

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

(Dollars in thousands, except per share amounts)

     A before tax gain of $1,399 was recorded on the sale of PMC during 2001. The additional gain of $5,596 had been deferred at the time of the disposition due to the uncertainty of collection of the debt and realization of the value of the common stock. An additional $600 was recognized as gain in 2002 as the result of the payment of the note due August 31, 2002. These gains are included in gain on the sale of operations in the Consolidated Statements of Operations. The remaining deferred gain of $4,996 will be recognized as the remaining debt is collected and the common stock of EnvestNet is sold, or the uncertainty of the valuation of the common stock is removed. The deferred gain is included in other liabilities and deferred items in the Consolidated Statements of Financial Condition.
     In connection with the transaction, the Company entered into a shareholder agreement along with other shareholders, which contains restrictions with regard to transferring any shares of EnvestNet common stock. Under the agreement the Company agreed that it will not transfer the shares of common stock, except for certain limited permitted transfers, or transfers in accordance with the agreement. In connection with the agreement, other EnvestNet shareholders have a right of first refusal with respect to the transfer of any shares of common stock.

NOTE 3
SALE OF INSURANCE AGENCY
In June, 2001, the Company sold its insurance agency. The gain recognized in 2001 after all related expenses was $851 before taxes and is included in gain on sale of operations in the Consolidated Statements of Operations. The Company received cash of $650 at closing and received a balance of $259 in 2002 related to the original closing of the sale. The sale agreement also required a contingent payment from the purchaser associated with retention of the customer base by the purchaser. In connection with the retention requirements of the sale agreement, an additional $303 was received and recorded as a gain in 2002.

NOTE 4
SECURITIES OWNED AND OTHER INVESTMENTS
Securities owned at December 31 consist of trading securities at fair value, as follows:
                                 2002          2001
----------------------------------------------------
Municipal bond issues            $49,643     $96,281
Preferred stock                    1,770         196
Institutional bond issues          1,708       1,271
Other                                767         688
                                 -------     -------
                                 $53,888     $98,436
                                 =======     =======

     Municipal bond issues consist primarily of revenue bonds issued by state and local governmental authorities related to healthcare or long-term care facilities. Institutional bond issues consist primarily of bonds issued by churches and independent schools.
     Included in municipal bond issues at December 31, 2002, are $10,000 of bonds from one Illinois issuer, $9,800 of bonds from one Indiana issuer, $9,138 of bonds from two Florida issuers, $6,804 of bonds from one New Jersey issuer and $5,296 of bonds from one Pennsylvania issuer. Included in municipal bond issues at December 31, 2001, are $18,632 of bonds from three Indiana issuers, $17,500 from one Georgia issuer, $14,477 from one New Jersey issuer, $10,000 from one Maryland issuer and $10,000 from one Mississippi issuer.
     Other investments at December 31 consist of the following:

                                 2002          2001
---------------------------------------------------
Collateralized mortgage
   obligations ("CMOs")         $21,382     $38,152
EnvestNet common stock            9,500       9,500
Other                             1,000         525
                                -------     -------
                                $31,882     $48,177
                                =======     =======

     In December, 2001, the Company purchased, at fair market value, additional CMOs backed by various U.S. government agencies totaling $19,855 from ZMSI. Because of the nature of the underlying mortgage obligations, the true market values are difficult to

--------------------------------------------------------------------------------

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

                              (Dollars in thousands, except per share amounts)

determine, but management believes the market values at December 31, 2002, approximate par value. The CMOs are subject to prepayment. Proceeds from the prepayment of principal on the CMOs were $14,950, $4,123 and $2,939, in 2002, 2001 and 2000, respectively. There was no gain or loss on these prepayments. During 2002, the Company received gross proceeds from the sale of two of the securities totaling $1,819, which resulted in a gain of $2. During 2000, the Company received gross proceeds from the sale of one of the securities totaling $1,598, which resulted in a gain of $26. No unrealized holding gains or losses have been recorded in other comprehensive income. The Company finances the CMOs using a repurchase agreement. See Note 6.
     The EnvestNet common stock was received in the sale of PMC and is recorded at a value of $9,500. In conjunction with the receipt of EnvestNet stock, the Company became party to an EnvestNet shareholders' agreement. The Company owns less than 20% of the common stock of EnvestNet at December 31, 2002, and does not exert significant influence over EnvestNet. See Note 2.

NOTE 5
PAYABLE TO BROKER-DEALERS
BCZ clears its proprietary and customer transactions through other broker-dealers on a fully disclosed basis. The relationship with the clearing brokers results in amounts payable for transaction processing, inventory purchases and losses on securities transactions offset by fees earned, commissions, inventory sales and profits on securities transactions. The amounts payable to the primary clearing broker of $27,586 and $79,039 at December 31, 2002 and 2001, respectively, relates primarily to the financing of inventory and is collateralized by securities with a market value of approximately $53,163 and $97,861 at December 31, 2002 and 2001, respectively, owned by BCZ. See Note 6.


NOTE 6
SHORT-TERM BORROWING ARRANGEMENTS
The Company finances the operations of certain subsidiaries by issuing commercial paper classified in the Consolidated Statements of Financial Condition as short-term notes payable. During 2002, 2001 and 2000, average outstanding balances were approximately $4,639, $3,474 and $4,694, respectively. Maximum borrowings based on month-end balances for those same years were approximately $5,607, $4,272 and $7,081, respectively. During 2002, 2001 and 2000, the weighted average interest rates were approximately 3.0%, 4.6% and 6.4%, respectively. The amounts outstanding at December 31, 2002 and 2001, were $4,682 and $3,375, respectively. The average interest rate on commercial paper outstanding at December 31, 2002, was approximately 2.7%.
     The Company uses repurchase agreements to finance other investments. Repurchase agreements are classified in the Consolidated Statements of Financial Condition as securities sold under agreements to repurchase. As of December 31, 2002 and 2001, the Company had open repurchase agreements totaling $21,268 and $37,870, respectively. The collateral under these agreements consists of CMOs backed by various U.S. government agencies. The maximum borrowings under these agreements were $37,477 and $37,870 in 2002 and 2001, respectively. These agreements were at interest rates ranging from 1.6% to 2.1% in 2002, 2.1% to 6.8% in 2001 and 6.0% to 7.5% in 2000. The interest rate at December 31, 2002, was 1.6%, which varies with the market rate of interest.
     The Company had a bank line of credit for short-term bank borrowing at December 31, 2002 and 2001, totaling $20,000. In accordance with normal banking practices, this line may be withdrawn at the discretion of the lender and is payable on demand. The $20,000 facility has restrictive covenants that require, among other things, the Company to maintain a specified level of tangible net worth.

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

(Dollars in thousands, except per share amounts)

Interest is charged at 30 day LIBOR plus 275 basis points which was 4.2% at December 31, 2002. The Company is required to maintain $330 as a compensating balance at December 31, 2002. There are no legal restrictions on the withdrawal of these funds. The Company had no amounts outstanding at December 31, 2002 or 2001.
     The Company finances securities owned through its clearing relationship. Funds are borrowed at the federal funds rate plus 50 basis points, which was 1.75% at December 31, 2002, and are due under normal margin arrangements for securities inventory. During 2002, 2001 and 2000, average outstanding balances were $12,082, $41,304 and $22,311, respectively. Maximum borrowings based on month-end balances for those same years were approximately $64,969, $126,931 and $96,256, respectively. During 2002, 2001 and 2000, the weighted average interest rates were approximately 2.3%, 4.4% and 6.7%, respectively. The clearing agent financing is included in payable to broker-dealers in the Consolidated Statements of Financial Condition. See Note 5.
     Interest expense on short-term borrowing arrangements was as follows:

                                2002         2001       2000
------------------------------------------------------------
Short-term notes payable      $  146      $  171      $  312
Repurchase agreements            589         910       1,856
Short-term bank borrowing         48         265         144
Clearing broker financing        282       1,052         917
Securities sold, not yet
   purchased                      --          --         203
                              ------      ------      ------
      Total                   $1,065      $2,398      $3,432
                              ======      ======      ======


NOTE 7
LONG-TERM DEBT
Long-term debt at December 31, 2002 and 2001, consists of the following:

                                               2002       2001
---------------------------------------------------------------
Bank term loan;
   payable in quarterly installments;
   due November, 2007;
   interest at 5.59%                         $ 2,025  $      --
Small Business Administration
("SBA") Debentures:
   Due March, 2012;
   interest at 7.209%                          2,700         --
   Due September, 2012;
   interest at 5.536%                          4,530         --
   Due date and
   interest rate pending                       6,860      1,600
First Church Financing Corporation
Mortgage-Backed Bonds:
   Series 1 - due March, 2008;
   interest at 8.25%                              --        562
   Series 2 - due August, 2009;
   interest at 8.75%                              --        446
   Series 3 - due December, 2010;
   interest at 8.00%                              --        692
                                             -------     ------
                                             $16,115     $3,300
                                             =======     ======

     The bank term loan bears interest at a fixed rate of 5.59% for three years and a floating rate of 30-day LIBOR plus 300 basis points for the remaining two years. The bank term loan is due in quarterly installments of $101 through November 4, 2007. The bank term loan has the same covenants and other requirements as the bank line of credit. See Note 6.
     ZHF, the 11% owned limited partnership of the Company, is a Small Business Investment Company ("SBIC"). In its capacity as an SBIC, ZHF extends credit to qualifying small businesses using funds from investors, including the Company, and funds from the SBA. The funds from the SBA are drawn down from a total available commitment to ZHF from the SBA of $38,200. ZHF incurred a fee of $382 for the

--------------------------------------------------------------------------------

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

                              (Dollars in thousands, except per share amounts)

commitment which has been deferred and is being amortized over ten years, the approximate period any debt associated with the commitment will be outstanding. The remaining available commitment from the SBA at December 31, 2002, is $24,110. ZHF may apply for an additional $21,000 commitment from the SBA after all funds related to the current commitment are invested.
     ZHF periodically draws on the SBA commitment to fund qualifying loans. The draws are pooled semi-annually by the SBA with other loans and offered to the public as a certificate guaranteed by the SBA at which time the interest rate and maturity date on the debenture are determined. The interest rate on the pooled debentures approximates the ten year treasury rate plus 230 basis points and is specified in the table above for pooled debentures. Prior to the pooling, an interim interest rate applies which is a weighted average interest rate approximating LIBOR plus 140 basis points, or approximately 2.9%. The SBA pools debentures semi-annually in March and September. Debentures are due ten years from the pooling date and may be prepaid after five years without penalty.
     ZHF has extended notes to qualified small businesses totaling $19,859 as of December 31, 2002. The notes are structured to fund all interest on the debenture and be paid in conjunction with the repayment terms of the debenture. The notes are included in notes receivable in the Consolidated Statements of Financial Condition.
     The First Church Financing Corporation Mortgage-Backed Bonds were repaid in 2002 from the proceeds of the sale of the underlying loans, which served as collateral for the bonds. During 2002, FCFC ceased all borrowing and lending activities.

     Scheduled payments due on bonds payable are as follows:

                  2003        $   405
                  2004            405
                  2005            405
                  2006            405
                  2007            405
                  Thereafter   14,090
                              -------
                              $16,115
                              =======

NOTE 8
RELATED PARTY TRANSACTIONS
The Company sponsors the North Track family of mutual funds (the "Funds"). Certain Company officers also serve as officers of the Funds. The Company provides administrative, distribution and investment advisory services for the Funds. Total fees for services earned from the Funds were $5,723, $6,080 and $6,727 in 2002, 2001 and 2000, respectively, and are included in investment management and advisory fees in the Consolidated Statements of Operations. Amounts due from the Funds were $1,115 and $1,117 at December 31, 2002 and 2001, respectively, and are included in receivables in the Consolidated Statements of Financial Condition.
     The Company served as manager of ZMSI pursuant to a written agreement. The Company owned $500 of $9 non-cumulative, non-voting preferred stock and $10 of common stock of ZMSI in 2000. All stock was redeemed in 2001. Management fees earned by the Company from ZMSI were $153 and $126 in 2001 and 2000, respectively. The amount due BCZ from ZMSI was $10 in 2000. ZMSI was dissolved in December 2001.
     The Company provides equity trading and operational support to EnvestnetPMC, a subsidiary of EnvestNet. Total fees for these services were $33 and $61 in 2002 and 2001, respectively. EnvestnetPMC provides the Company with reporting and reconciliation services for various asset based accounts. The Company paid EnvestnetPMC $40 for

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

(Dollars in thousands, except per share amounts)

these services in both 2002 and 2001.  All amounts paid or received in both
2002 and 2001 are since the date of the disposition of PMC. See Note 2.
     The Company, in order to attract qualified investment consultants to the retail brokerage operation, has extended credit to certain investment consultant employees. The credit is in the form of notes signed by the individual investment consultants. The balance of notes receivable from employees, primarily investment consultants, is $1,476 and $255 as of December 31, 2002 and 2001, respectively, and is included in notes receivable in the Consolidated Statements of Financial Condition. The notes vary in maturity from one to five years, maturing in 2003 to 2007, and are at market rates of interest.
     ZCO has extended credit to certain employees in conjunction with their participation as investors in ZEF, a private equity fund sponsored by the Company. The credit is in the form of notes signed by individual employees totaling $507 and $224 at December 31, 2002 and 2001, respectively, and is included in notes receivable in the Consolidated Statements of Financial Condition. The notes are payable to ZCO through 2008, are full recourse to the employee and are at market rates of interest.

NOTE 9
RETIREMENT PLANS
The Company maintains contributory profit sharing plans for substantially all full-time employees and certain part-time employees. The plans provide for a guaranteed Company match equal to 50% of employee contributions up to 6% of defined compensation and a discretionary annual Company contribution up to 6% of defined compensation for each year. The annual Company contributions are at the discretion of the board of directors. The discretionary annual contributions were 3%, 2% and 0% in 2002, 2001 and 2000, respectively. Retirement plan expense of the Company was $1,268, $1,097 and $635 in 2002, 2001 and 2000, respectively.

NOTE 10
INCOME TAXES
The provision for (benefit from) income taxes from continuing operations for the years ended December 31 consisted of the following:

                                  2002        2001         2000
----------------------------------------------------------------
Current federal (benefit)
   provision                     $(94)       $949       $(3,408)
Current state provision            29          47           187
Deferred provision (benefit)    1,038        (109)          182
                              -------     -------       -------
      Total                   $   973     $   887       $(3,039)
                              =======     =======       =======

     The following are reconciliations of the statutory federal income tax rates to the effective income tax rates:

                                 2002        2001           2000
------------------------------------------------------------------
Statutory federal income
   tax rate                     34.0%       34.0%          (34.0)%
State income taxes,
   net of related federal
   tax benefit                   5.7        13.8            (4.2)
Tax-exempt interest
   income, net of related
   nondeductible interest
   expense                     (13.5)      (13.3)           (4.6)
Goodwill amortization             --         7.8             3.2
Nondeductible business
   expenses                      3.1         4.1             1.1
Changes in prior year
   estimated taxes               5.1        (6.3)            0.4
Other, net                       0.4         0.2            (1.0)
                             -------     -------         -------
Effective income tax rate       34.8%       40.3%          (39.1)%
                             =======     =======         =======

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

                              (Dollars in thousands, except per share amounts)

     The tax effects of temporary differences that give rise to significant elements of the deferred tax assets and deferred tax liabilities at December 31 are as follows:
                                           2002            2001
---------------------------------------------------------------
Deferred tax assets:
   Accrued expenses                     $   806        $   475
   Allowance for losses                       2            795
   Deferred compensation                    277            979
   Deferred income                          533            631
   Net operating loss carryforwards       1,163            419
   Fixed assets                              80            218
   Other                                     63             38
                                        -------        -------
Total deferred tax assets                 2,924          3,555
                                        -------        -------
Deferred tax liabilities:
   Prepaid expenses                        (170)            --
   Deferred gain                           (787)          (550)
                                        -------        -------
 Total deferred tax liabilities            (957)          (550)
                                        -------        -------
Net deferred tax assets                 $ 1,967        $ 3,005
                                        =======        =======

     The Company has deferred tax assets generated from state and federal net operating loss carryforwards which expire beginning 2012 through 2022.
   Changes in the valuation allowance for the year ended December 31, 2001, related to the disposal of PMC. Management believes that it is more likely than not that the deferred tax asset will be fully realized, therefore no valuation allowance was recorded as of December 31, 2002 or 2001.

NOTE 11
PREFERRED STOCK
The Company is authorized to issue 500,000 shares of preferred stock, $1 par value, which is undesignated as to series. No preferred stock was issued or outstanding at December 31, 2002.

NOTE 12
STOCK-BASED COMPENSATION PLANS
In April, 1998 the Company established the 1998 Stock Incentive Plan (the "1998 Plan") for key employees of the Company. Stock options, restricted stock and stock appreciation rights may be granted under the 1998 Plan. A total of 435,000 shares were originally issuable under the 1998 Plan. The 1998 Plan replaces the 1993 Employees' Stock Incentive Plan (the "1993 Plan"). No further awards or grants may be made under the 1993 Plan. Options already granted under the 1993 Plan will remain in effect until they are exercised or expire. The Company also established the 1989 Employees' Stock Purchase Plan (the "1989 Plan") for substantially all full-time employees. The 1989 Plan was terminated in 2000.

Restricted Stock - The Company has issued restricted common stock to certain key employees under the 1998 and 1993 Plans. Upon issuance, an employee's ownership of shares is subject to full or partial forfeiture in accordance with a vesting schedule. The grants in 2002 and 2001 vest one third each year over the three years following the date of grant. The total market values on the respective grant dates were $412 and $50 for the 2002 and 2001 grants, respectively, and are recorded as unearned compensation, a separate component of stockholders' equity. Unearned compensation is amortized over the respective vesting periods. All unvested shares are forfeited if an employee is terminated for any reason.
     A summary of restricted stock vesting and the related compensation expense is as follows:
                                             2002          2001          2000
--------------------------------------------------------------------------------
                                                    (NUMBER OF SHARES)
Unvested at beginning
   of year                                 16,200         21,150         32,886
Granted                                    29,000          3,000             --
Forfeited                                      --             --             --
Vested                                     (7,600)        (7,950)       (11,736)
                                         --------       --------        -------
Unvested at end of year                    37,600         16,200         21,150
                                         ========       ========        =======
Compensation expense
   included in net income                $    218       $     58       $     65
                                         ========       ========        =======

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

(Dollars in thousands, except per share amounts)

Stock Options - The Company has granted options to substantially all full-time employees of the Company under the 1998 and 1993 Plans. All outstanding employee options have a fixed exercise price equal to the market price of the Company common stock on the date of grant. The vesting period for the options varies from being immediate to vesting over a period of seven years and the options are exercisable over a period of 10 years. Currently outstanding options expire on various dates ranging from 2003 to 2012. Unexercised options are forfeited on termination of employment subject to certain exceptions related to death, disability and termination without cause.
     A summary of fixed price stock option activity is as follows:

                                 OPTIONS OUTSTANDING
--------------------------------------------------------
                             NUMBER              PRICE*
Balance,
   December 31, 1999       303,500            $   18.78
Granted                    209,100                17.44
Exercised                       --                   --
Forfeited                 (128,200)               18.77
                           -------
Balance,
   December 31, 2000       384,400                18.04
Granted                     18,500                17.13
Exercised                       --                   --
Forfeited                  (67,000)               18.31
                           -------
Balance,
   December 31, 2001       335,900                17.94
Granted                      4,000                14.25
Exercised                       --                   --
Forfeited                  (33,450)               17.57
                           -------
Balance,
   December 31, 2002       306,450                17.93
                           =======

*Weighted Average

     At December 31, 2002, all outstanding options are exercisable at prices ranging from $14.00 to $19.38 per share and a weighted average price of $17.93 per share with a weighted average life of 6.3 years. The total options currently vested and able to be exercised at December 31, 2002, based upon the time of employee service is 128,133.

Employee Stock Purchase Plan - On April 18, 2000, the board of directors granted options to purchase 108,060 shares under the 1989 Plan. The April 18, 2000 options that had not been exercised were terminated on September 22, 2000. A summary of employee stock option activity under the 1989 Plan is as follows:

                          OPTIONS OUTSTANDING
----------------------------------------------
                           NUMBER       PRICE*
Balance,
   December 31, 1999            --
Granted                    108,060       15.57
Exercised                   (4,325)      15.30
Terminated                (103,735)      15.41
                          --------
Balance,
   December 31, 2000           --
                          =======

*Weighted Average

NOTE 13
NET CAPITAL REQUIREMENTS
As the Company's registered broker-dealer, BCZ is subject to the Securities and Exchange Commission Uniform Net Capital Rule (the "Rule"), which requires the maintenance of minimum net capital. BCZ has elected to use the alternative method permitted by the Rule, which requires that BCZ maintain minimum net capital, as defined, equal to the greater of $250 or 2% of aggregate debit balances arising from customer transactions, as defined. At December 31, 2002, BCZ had net capital of approximately $7,073 which was approximately $6,823 in excess of its required minimum capital. Such net capital requirements could restrict the ability of BCZ to pay dividends to ZCO.

NOTE 14
OPERATING SEGMENTS
The Company is organized and provides financial services through three operating segments. These

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

                              (Dollars in thousands, except per share amounts)

operating segments are Capital Markets, Investment Services and Corporate. Operating segment results include all direct revenues and direct expenses of the operating units in each operating segment, as well as an allocation of indirect administrative and operating costs.
     The Capital Markets Group consists of the Company's fixed income institutional sales and trading, financial advisory, and institutional and public finance activities. Sales credits associated with underwritten offerings are reported in the Investment Services Group when sold through retail distribution channels and in the Capital Markets Group when sold through institutional distribution channels.
     The Investment Services Group provides a wide range of financial products through its retail branch distribution network, including equity and fixed income securities, proprietary and non-affiliated mutual funds, annuities, insurance products and performance reporting and related administrative services. The Investment Services Group also provides investment advisory services to Company-sponsored mutual funds and asset management services for institutional and individual clients.
     Corporate is principally the Company's corporate investment and borrowing activities and unallocated corporate revenues and expenses. Corporate investment activities include the other investments described in Note 4, the activities and share of income related to ZHF, ZHC and the Company's proportionate share of ZEF. The effect on net income before taxes after the adjustment for minority interest is reflected below. Revenues related to minority interests were not significant.
     Since there are no comprehensive authorities for management accounting related to the allocation of administrative expenses which are equivalent to accounting principles generally accepted in the United States of America, the information presented is not necessarily comparable with similar information in other broker-dealer financial statements. In addition, methodologies used to measure, assign and allocate certain items may change from time-to-time to reflect, among other things, accounting refinements and changes in the organization and management structure. Allocations of indirect administrative and operating costs are based on methodologies which consider the size of the operation, the extent of administrative services provided, the number of personnel and other relevant factors.
      Operating segment financial information is as follows:

                                              2002          2001          2000
--------------------------------------------------------------------------------
Revenues:
  Capital Markets                          $ 31,245       $28,898       $24,269
  Investment Services                        30,444        46,020        56,669
  Corporate                                   5,751         5,761         2,870
                                           --------      --------       -------
                                           $ 67,440       $80,679       $83,808
                                           ========      ========       =======

                                               2002          2001          2000
--------------------------------------------------------------------------------
Net income (loss) before taxes:
  Capital Markets                           $ 2,321       $ 4,070      $ (1,458)
  Investment Services                        (2,269)       (4,501)       (3,450)
  Corporate                                   2,741         2,632        (2,869)
                                           --------      --------       -------
                                           $  2,793      $  2,201      $ (7,777)
                                           ========      ========       =======

      The Company's revenues and net income (loss) before taxes presented above are derived entirely from domestic operations. The Company does not segregate asset information by operating segment.

NOTE 15
COMMITMENTS AND CONTINGENT LIABILITIES
In the normal course of business, the Company enters into firm underwriting commitments for the purchase of debt securities. These commitments require the Company to purchase debt securities at a specified price. The Company attempts to obtain commitments to sell the securities issues to customers. The Company had commitments

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

(Dollars in thousands, except per share amounts)

outstanding of $820 at December 31, 2002.
     In the normal course of business, the Company serves as the remarketing agent on certain variable-rate municipal bonds that can be tendered back to the respective issuers, generally upon seven days advance notice, by the holders. In its role as remarketing agent, the Company may purchase the tendered bonds into its own securities inventory. The Company finances the purchase of variable-rate municipal bonds through its clearing broker. See Notes 4, 5 and 6.
     The Company has entered into certain agreements where payment has been received and future performance is required. Although fees have been collected or transactions have occurred, the fees or gains on the transactions have not been included in the income of the Company. Income will only be recognized when performance is complete or all risk that fees will be returned has been eliminated. The fees and gains are included as deferred revenue in other liabilities and deferred items in the Statements of Financial Condition and total $6,310 at December 31, 2002. See Note 2.
     In the normal course of business, ZHF, the Company's 11% owned entity, makes commitments to originate loans. At December 31, 2002, ZHF had no outstanding commitments to originate loans.
     The Company leases office space under noncancellable lease agreements, which allow for annual adjustments to the minimum lease payments to reflect increases in actual operating costs. The Company also leases office and computer equipment under noncancellable agreements. Rental expense for 2002, 2001 and 2000 was $3,672, $4,894 and $4,495, respectively. Future minimum lease payments, which extend through 2007 and thereafter, are:

                  2003       $ 2,949
                  2004         2,466
                  2005         2,293
                  2006         2,165
                  2007         2,101
                  Thereafter   2,135

     In the normal course of business, the Company was named as a defendant in certain lawsuits. These suits arose in connection with the Company's role as an underwriter in various securities offerings as well as a broker for customers. At December 31, 2002, one such lawsuit brought by an institutional investor who purchased a $5 million bond in a primary offering of securities was pending. The investor requested rescission under state securities laws. The Company settled the matter in January, 2003, under terms that are not expected to have a significant impact on the Company's financial statements.
     The Company is also the subject of customer complaints and has also been named as a defendant in various legal actions arising from its securities and other businesses. The Company has established reserves for potential losses that may result from these customer complaints and legal actions. Although the outcome of litigation is always uncertain, especially in the early stages of a complaint or legal action, based on its understanding of the facts and the advice of legal counsel, management believes that resolution of these actions will not result in a material effect on the financial condition or results of operations of the Company. However, if during any period any adverse complaint or legal action should become probable or be resolved, the results of operations could be significantly affected.

NOTE 16
FAIR VALUE OF FINANCIAL INSTRUMENTS
The financial instruments of the Company are reported in the Consolidated Statements of Financial Condition at market or fair values, or at carrying amounts that approximate fair values because of the short maturity of the instruments, with the exception of the following financial instruments:

Notes Receivable - The fair value of Notes Receivable approximates $24,863 and $9,327 at December 31, 2002 and 2001, respectively. The discount rates were based on the Company's current loan rates. The

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

                              (Dollars in thousands, except per share amounts)

Company uses various means to determine fair value including current interest rates, the credit profile of the issuer, the term of the note and discounted cash flow analysis.

Long-Term Debt - The fair value of Long-Term Debt at December 31, 2002 and 2001, approximates $16,115 and $3,254, respectively, which was determined based on current market rates offered on bonds with similar terms and maturities.

Derivatives - BCZ used an interest rate forward agreement to manage its interest rate exposure associated with a forward debt service agreement executed by BCZ on behalf of a customer. The interest rate forward agreement and forward debt service agreement were both settled in 2002.

NOTE 17
EARNINGS PER SHARE
The following reconciles the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations for the years ended December 31 (shares in thousands):

                                                 2002         2001        2000
--------------------------------------------------------------------------------
Net income (loss)                               $1,820      $1,314      $(4,738)
                                               =======     =======      =======
Basic
  Weighted average
   shares outstanding                            2,237       2,394        2,400
                                               =======     =======      =======
  Basic earnings (loss)
   per share                                    $ 0.81      $ 0.55      $ (1.97)
                                               =======     =======      =======
Diluted
  Weighted average
   shares outstanding -
     Basic                                       2,237       2,394        2,400
  Effect of dilutive securities:
   Restricted stock                                 13          13           --
   Stock options                                    --           1           --
                                               -------     -------      -------
  Weighted average
   shares outstanding -
     Diluted                                     2,250       2,408        2,400
                                               =======     =======      =======
  Diluted earnings
   (loss) per share                             $ 0.81      $ 0.55      $ (1.97)
                                               =======     =======      =======

     The diluted share base for 2000 excludes incremental shares related to restricted stock and options of 22. These shares are excluded due to their antidilutive effect as a result of the Company's loss from continuing operations during 2000.

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORTS
--------------------------------------------------------------------------------

TO THE STOCKHOLDERS AND THE BOARD OF DIRECTORS
OF THE ZIEGLER COMPANIES, INC.:
We have audited the accompanying consolidated statement of financial condition of The Ziegler Companies, Inc. and Subsidiaries (the Company) as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of The Ziegler Companies, Inc. and Subsidiaries, as of December 31, 2001 and 2000, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on the consolidated financial statements for 2001 and 2000 in their report dated February 9, 2002.
     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of December 31, 2002, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
     As discussed in note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/KPMG LLP
Milwaukee, Wisconsin
January 28, 2003

--------------------------------------------------------------------------------

THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP
To the Stockholders and the Board of Directors of The Ziegler Companies, Inc.:
We have audited the accompanying consolidated statements of financial condition of The Ziegler Companies, Inc. (a Wisconsin corporation) and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ziegler Companies, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP
Milwaukee, Wisconsin,
February 9, 2002

                                         MANAGEMENT'S DISCUSSION & ANALYSIS OF
                                    FINANCIAL CONDITION & RESULTS OF OPERATION
==============================================================================

                          (Dollars in thousands unless specifically indicated)

BUSINESS AND OPERATING SEGMENTS
The Ziegler Companies, Inc., (the "Parent"), through its wholly owned and partially owned and controlled subsidiaries (collectively known as the "Company"), is engaged in financial services activities. These financial
services activities are conducted through three operating segments:   Capital
Markets, Investment Services and Corporate.
     The Capital Markets segment underwrites fixed income securities primarily for senior living and healthcare providers, religious institutions and private schools. Capital Markets' services also include financial advisory services, merger and acquisition services, sales on an agency basis of complex financial instruments incorporating risk management strategies, sales and trading of fixed income securities and preferred stock, and Federal Housing Administration ("FHA") mortgage loan origination. Capital Markets activities are conducted primarily through B.C. Ziegler and Company ("BCZ"), except that Ziegler Financing Corporation ("ZFC") conducts FHA mortgage loan origination activities. These services are provided primarily to institutions, corporations and municipalities.
     The Investment Services segment consists of two operating units: Asset Management and Wealth Management. On August 31, 2001, the Company disposed of its Portfolio Consulting unit, PMC International, Inc. ("PMC"), previously a third operating unit. The Company still offers portfolio consulting services through the broker distribution network of its Wealth Management business using Company resources as well as third party providers. Asset Management provides investment advisory services to Company-sponsored mutual funds and private account asset management services for institutional and individual clients. Wealth Management provides a wide range of financial products and financial planning services to retail clients through its broker distribution network, including equity and fixed-income securities, proprietary and non-affiliated mutual funds, annuities and other insurance products. Wealth Management is the primary retail distribution channel for religious institution and private school bonds and other taxable and tax-exempt bonds underwritten by the Capital Markets segment. Allocated sales credits associated with underwritten offerings are reported in the Investment Services segment when sold through the Company's retail distribution channels. Asset Management and Wealth Management activities are conducted through BCZ. Prior to the merger of Ziegler Asset Management, Inc. into BCZ on January 1, 2001, asset management activities were conducted through Ziegler Asset Management, Inc.
     The Corporate segment consists primarily of the investment and debt management activities of the Parent and BCZ's unallocated corporate administrative activities. Certain corporate administrative costs are allocated to the Capital Markets and the Investment Services segments using methodologies which consider the size of the operation, the extent of administrative services provided, the number of personnel, and other relevant factors. Corporate segment investment activity includes the Company's share of the operations of Ziegler Healthcare Fund I, LP ("ZHF"), a small business investment company ("SBIC") that is in the business of originating and making subordinated loans to qualified small businesses, primarily for-profit long-term care companies; Ziegler Healthcare Capital, LLC ("ZHC"), the management company of ZHF; and ZHP I, LLC ("ZHP"), the general partner of ZHF. The Company has an 11% ownership share, is the general partner through ZHP, and exercises significant control in ZHF and wholly owns ZHC and ZHP. The Company also owns 67% of Ziegler Equity Funding I, LLC ("ZEF"), a private equity fund whose purpose is to provide funding for the pre-finance development needs of developmental stage continuing care retirement communities. The Corporate segment includes the Company's share of the operations of ZEF. ZEF is 33% owned by qualified

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATION
================================================================================

(Dollars in thousands unless specifically indicated)

officers and employees of the Company. Each of these companies is consolidated into the Company's financial statements.
     The general level of interest rates, the prospects for recovery and economic growth, valuations in the equity markets and many other economic factors impact on the investment and financing decisions of the Company's customers, both institutional and retail. In 2002, investment banking activity in the form of bond underwriting and sales by the Capital Markets segment was at its highest level of the past three years as the result of favorable market factors. The reductions in prevailing interest rates, the growing need for senior housing, and, to some extent, the desire to refinance higher interest rate debt contributed to the increased bond underwriting volumes in 2002 over previous years. Favorable economic factors do not generally result in an immediate increase in bond underwriting volume and do not guarantee that bond underwriting volumes will remain high. The bond underwriting projects completed in 2002 were generally started in previous years and finalized in 2002. A "pipeline" of bond underwriting projects currently exists, but may be affected by changes in these and other factors. Historically, the Company experiences uneven bond underwriting activity during the year. In general, the Company's underwriting activity is slower during the early months of the year and higher levels of activity are experienced in later months as issuers attempt to finalize project financing activity before the end of the calendar year. Given the sometimes sporadic timing of the completion of underwriting projects, the demand for new bond issues can change quickly when changing economic or political conditions occur. Complementary services of the Capital Markets segment are frequently performed coincident or in conjunction with bond underwritings and may follow similar patterns. Other activities such as FHA mortgage loan origination may actually diminish during a low interest rate environment with the increased availability of other low interest borrowing alternatives to clients.
     The Investment Services segment was affected by economic and market circumstances. The decreasing valuations in the equity markets provided a significant demand for the Company's underwritten bonds from retail clients, especially taxable church and school bonds that are sold exclusively to the Company's retail clients. However, the sale of other investment products, such as mutual funds and equities, suffered under the same economic circumstances. The sluggish economy, the lingering uncertainty related to the September 11, 2001 terrorist attacks, possible war in Iraq, and the uncertain global political environment have all served to diminish retail clients' overall investment activity.
     The Asset Management business suffered from the decline in equity market values. Fees for this business unit are earned based upon the value of assets under management. As the market value of the assets under management declines, fees decline also. The Company experienced success in marketing its mutual funds and its separate account asset management business, but was only able to offset the reductions in assets due to market value decreases and asset outflows.
     The Corporate segment was affected primarily by the decline in interest rates and the reduction in investments. The Company's substantial investment in collateralized mortgage obligations ("CMOs"), whose interest rates are relatively high compared to current market rates, experienced an increase in prepayments during 2002 over previous years. Because of the higher rates on the CMOs as compared to the cost of financing, the reduction in principal will reduce the net interest income earned by the Company from this arrangement. An increase in short-term borrowing rates, when it occurs, would further reduce net interest income.
     In August, 2001, the Company exchanged its 100% interest in PMC, its Denver-based managed account and performance reporting services subsidiary, for a

--------------------------------------------------------------------------------

                                         MANAGEMENT'S DISCUSSION & ANALYSIS OF
                                    FINANCIAL CONDITION & RESULTS OF OPERATION
==============================================================================

                          (Dollars in thousands unless specifically indicated)

minority interest in The EnvestNet Group, Inc. ("EnvestNet"). In exchange for the Company's interest in PMC, the Company received 9,681,784 shares of common stock of EnvestNet valued at $9,500. EnvestNet also assumed $8,000 in debt owed to the Company. EnvestNet paid $3,500 of the debt at closing and $1,500 of the debt on August 31, 2002. An additional $3,000 was originally scheduled to be paid August 31, 2003. In January 2003, the $3,000 note due August 31, 2003 was amended to accelerate the payment of accrued interest, and provide for the payment of $1,000 on August 31, 2003, and $2,000 on August 31, 2004. EnvestNet has experienced slower growth than originally projected due to the continued decline in the equity markets and its effect on the value of assets under administration. These decreases caused lower than anticipated revenues and cash flows at EnvestNet. EnvestNet requested the Company to extend the maturity on part of its note and has obtained additional capital from interested existing and outside investors. The value of this additional capital in a preferred stock with greater rights is at a price that is above the current value of the Company's common stock investment in EnvestNet. The Company did not participate in the additional capital contributions to EnvestNet.
     In the process of recording the disposition of PMC, the Company recorded a gain in 2001 of $1,399 as the result of the receipt of cash at closing and a gain of $600 in 2002 as the result of the receipt of the payment of the note due in 2002. Additional gains of $400 and $799 may be recorded in 2003 and 2004, if the notes are paid as currently scheduled, and there is no requirement to adjust the valuation of the common stock. The remaining deferred gain of $3,797 would be recognized upon the disposition of the EnvestNet common stock, or at such time as the uncertainty of the valuation of the common stock is removed. The investments in EnvestNet, including both the note and common stock, are subject to various risks including, but not limited to the cash requirements of EnvestNet's operations, competition in its marketplace, equity market valuations, employee recruitment and retention, and other factors. Given the level of risks, it is reasonably possible that changes in the value of these investments may occur in the future and the deferred gain may have to be adjusted downward or, if significant, the recording of a loss may be required.

RESULTS OF OPERATIONS -
2002 COMPARED TO 2001
The overall trends and conditions of the financial markets, specifically, the fixed income markets and the senior living and healthcare markets, have a significant effect on the financial position and results of operations of the Company. Results of any year or quarter should not be considered representative of future results. The Company has attempted to establish a cost structure that is appropriate for anticipated future business activity. Certain fixed operating costs cannot be reduced quickly should business activity decline or remain at lower levels for an extended period. The Company continuously reviews its business structure and attempts to make adjustments accordingly.

FINANCIAL OVERVIEW
In 2002, the Company's revenues declined from $80,679 to $67,440, a decrease of $13,239, primarily as the result of the disposition of PMC and, to a lesser extent, the sale of the insurance agency in 2001. Those disposed businesses together contributed $15,065 of revenues in 2001. The overall decrease in revenues was partially offset by an increase in 2002 revenues from a strong investment banking calendar, which provided fixed income investments for both institutional and retail clients. The low interest rate environment combined with the continued growth in the senior living and healthcare industries provided impetus for additional business activity. However, revenue from the Asset Management and Wealth Management businesses of our Investment

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATION
================================================================================

(Dollars in thousands unless specifically indicated)

Services segment has not grown substantially as market values have declined, and retail investors have not been as active in the purchase of investment products other than the Company's underwritten bonds.
     Profitability of the Company increased in 2002 primarily as the result of the elimination of the combined net loss of the operations that were sold, the net income from activities in the Corporate segment and the improved operations in the other segments.

SEGMENT RESULTS
The following table summarizes the changes in revenues and income (loss) before taxes of the Company and its segments. Total revenues and the Company's share of net income of the partially owned entities are included in the Corporate segment.

                                                 THE YEARS ENDED DECEMBER 31,
                                                                       INCREASE/
                                            2002         2001         (DECREASE)
--------------------------------------------------------------------------------

REVENUES
Capital Markets .....................    $ 31,245     $ 28,898         $  2,347
Investment Services
   Asset Management .................       8,373        8,405              (32)
   Wealth Management ................      22,071       21,384              687
   Portfolio Consulting .............          --       16,231          (16,231)
                                         --------     --------         --------
                                           30,444       46,020          (15,576)
Corporate ...........................       5,751        5,761              (10)
                                         --------     --------         --------
                                         $ 67,440     $ 80,679         $(13,239)
                                         ========     ========         ========
NET INCOME (LOSS) BEFORE TAXES
Capital Markets .....................     $ 2,321     $  4,070         $ (1,749)
Investment Services
   Asset Management..................        (665)        (616)             (49)
   Wealth Management ................      (1,604)      (2,496)             892
   Portfolio Consulting .............          --       (1,389)           1,389
                                         --------     --------         --------
                                           (2,269)      (4,501)           2,232
Corporate ...........................       2,741        2,632              109
                                         --------     --------         --------
                                         $  2,793     $  2,201         $    592
                                         ========     ========         ========

CAPITAL MARKETS SEGMENT
The favorable environment for bonds and bond underwriting which continued into 2002 caused Capital Markets' revenues to increase $2,347 in 2002, an increase of 8%. The increase was due to increased investment banking revenues of $4,187. A total of 81 transactions were completed for approximately $1.8 billion of bonds which represents a 21% increase in transaction volume and a 7% increase in total bond issuance volume in 2002 over 2001. Investment banking revenue increases were offset by a decline in FHA mortgage loan origination, as borrowers chose alternative forms of financing. Trading profits decreased slightly from $2,903 in 2001 to $2,706 in 2002.
     Capital Markets' expenses increased $4,096 in 2002. An increase of $995 is due to increased incentive-based compensation paid on higher

                                         MANAGEMENT'S DISCUSSION & ANALYSIS OF
                                    FINANCIAL CONDITION & RESULTS OF OPERATION
===============================================================================

                          (Dollars in thousands unless specifically indicated)

revenues in 2002. Legal expenses increased $362 in 2002 over 2001 primarily due to litigation on a matter involving the primary offering of securities. See Note 15 in the Notes to Consolidated Financial Statements. A revised allocation methodology resulted in an additional $3,009 of expense due to administrative support activities allocated to the Capital Markets segment. The resulting net income before taxes for the Capital Markets segment was $2,321 in 2002 compared to $4,070 in 2001.

INVESTMENT SERVICES SEGMENT
The Investment Services segment is made up of the Asset Management and Wealth Management businesses, both of which are impacted by the performance of the securities markets. The Portfolio Consulting business was also a part of this business before its disposition in August, 2001. The decrease in revenues and the decrease in the loss before taxes of this segment from 2001 to 2002 are primarily due to the disposition of the Portfolio Consulting business.

Asset Management - The Asset Management business was impacted by equity market value declines again in 2002. Sales efforts to obtain additional assets under management and the addition of assets from the Heartland Wisconsin Tax Free Fund were able to offset market value declines and asset outflows, allowing assets under management to remain at an average of approximately $1.9 billion dollars during 2002, which is very close to the average for 2001. As a result, revenues did not change significantly between years.
     Expenses of the Asset Management business approximated $9,000 in both years. Personnel reductions yielded a savings of approximately $645 in employee compensation and benefits in 2002. The decrease was offset by an increase in administrative support activity cost allocations of $458 due to a revision in the allocation methodology and other expenses of operations. The resulting net loss before taxes was $665 in 2002 compared to $616 in 2001.

Wealth Management - The state of the economy, low prevailing interest rates, and the declines in equities market values created a high level of interest from our clients in the Company's underwritten fixed income securities. Revenues in the Wealth Management business related to the distribution of securities underwritten by the Company increased by $1,734. However, sales of other investment products declined such that total revenues increased only $687 in 2002 to $22,071 over 2001. Also affecting the comparison of revenues was $635 of revenues in 2001 from the insurance agency business that was sold in 2001 and the gains on the sale of the insurance agency which were $303 and $851 in 2002 and 2001, respectively.
     The overall increased volumes in the Wealth Management business as well as expenses related to the recruitment of additional producing brokers caused employee compensation and benefits to increase by $563. Wealth Management also increased promotional activities, some of which were related to the sale of the underwritten bonds. Additional legal expenses were incurred in conjunction with ongoing litigation. These increases were offset by a reduction in administrative support activity cost allocations of $2,121. Total expenses of the Wealth Management business decreased $204 in 2002 to $23,675 compared to 2001. The resulting net loss before taxes was $1,604 in 2002 compared to $2,496 in 2001.

Portfolio Consulting - The Portfolio Consulting business was merged into an unaffiliated company on August 31, 2001. Total revenues in 2001 were $16,231 for the eight months this business was part of the Company. Total expenses for the same period in 2001 were $17,620 resulting in a loss of $1,389 in 2001. There was no activity recorded by the

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATION
================================================================================

(Dollars in thousands unless specifically indicated)

Company for this business in 2002. Gains associated with the transaction are reflected in the Corporate segment.

CORPORATE SEGMENT
Corporate segment revenues were $5,751 in 2002 compared to $5,761 in 2001. Interest and dividends were $3,920 in 2002 compared to $3,298 in 2001 and are primarily related to investment and note balances, the most significant of which was the investment in government agency-backed collateralized mortgage obligations ("CMOs"). The investment in CMOs increased significantly in December 2001, but prepayments of principal have caused the current investment balance to decrease by $16,770 to $21,382 at December 31, 2002. The securities sold under agreements to repurchase, which was the credit facility used to fund this investment, also decreased by a corresponding amount to $21,268 at December 31, 2002. The increase in the CMO balances at the end of 2001 contributed an additional $411 of interest income in 2002. The reduction in principal and related debt will result in lower net interest income from this investment in the future. Corporate revenues in 2002 also include a $600 gain related to the disposition of PMC as the result of the receipt of a payment on a note. A gain of $1,399 was recognized in 2001 related to the PMC transaction. The Company also received a $341 rebate in 2002 from its clearing broker as the result of favorable contract negotiations which is reflected in other income. The contract with the clearing broker was extended through 2008, with provisions for earlier termination after 2005. These increases were offset by decreases in management fee and other income. Revenues from the entities in which the Company holds less than a 100% interest were $1,256 in 2002, which includes $984 of interest, compared to $71 in 2001.
     Corporate segment expenses, which include a substantial level of activities that support the other operating segments, are allocated to those segments based upon management's determination as described in Note 14 of the Notes to Consolidated Financial Statements. Total expenses prior to allocations were $12,447 in 2002 and $12,420 in 2001. These totals include $1,265 and $1,237 in
2002 and 2001, respectively, of expenses in the partially owned entities, ZHF and ZEF, which are fully reflected in the Company's expenses. Reductions in expenses related to equipment lease expense for technology equipment, telecommunications expense, and interest expense were offset by an increase in employee compensation and benefit expense. The increase was due to a change in the allocation methodology whereby certain incentive-based amounts are recorded in the Corporate segment in 2002 rather than directly to the business areas as was the process in 2001. The allocation of administrative support activity costs was adjusted to reflect this change. The allocations to the other segments were $9,426 in 2002 compared to $8,245 in 2001. The partially owned entities incurred losses of $13 and $1,215 in 2002 and 2001, respectively, of which $10 and $1,046, respectively, are related to the minority interests. The remaining share of the losses of the partially owned entities is included in the Corporate segment net income before taxes of $2,741 in 2002 compared to $2,632 in 2001.

RESULTS OF OPERATIONS -
2001 COMPARED TO 2000
The following table summarizes the changes in revenues and income (loss) before taxes of the Company. Total revenues and the Company's share of net income of the partially owned entities are included in the Corporate segment.

--------------------------------------------------------------------------------

                                         MANAGEMENT'S DISCUSSION & ANALYSIS OF
                                    FINANCIAL CONDITION & RESULTS OF OPERATION
==============================================================================

                          (Dollars in thousands unless specifically indicated)

                                                 THE YEARS ENDED DECEMBER 31,
                                                                       INCREASE/
                                              2001         2000       (DECREASE)
--------------------------------------------------------------------------------
REVENUES
Capital Markets ......................     $ 28,898      $ 24,269      $  4,629
Investment Services
   Asset Management ..................        8,405         8,913          (508)
   Wealth Management .................       21,384        24,262        (2,878)
   Portfolio Consulting ..............       16,231        23,494        (7,263)
                                           --------      --------      --------
                                             46,020        56,669       (10,649)
Corporate ............................        5,761         2,870         2,891
                                           --------      --------      --------
                                           $ 80,679      $ 83,808      $ (3,129)
                                           ========      ========      ========
NET INCOME (LOSS) BEFORE TAXES
Capital Markets ......................      $ 4,070      $ (1,458)     $  5,528
Investment Services
   Asset Management ..................         (616)          525        (1,141)
   Wealth Management .................       (2,496)       (1,422)       (1,074)
   Portfolio Consulting ..............       (1,389)       (2,553)        1,164
                                           --------      --------      --------
                                             (4,501)       (3,450)       (1,051)
Corporate ............................        2,632        (2,869)        5,501
                                           --------      --------      --------
                                           $  2,201      $ (7,777)     $  9,978
                                           ========      ========      ========

CAPITAL MARKETS SEGMENT
Capital Markets total revenues increased $4,629 from $24,269 in 2000 to $28,898 in 2001, an increase of 19%. Increases in underwriting, trading and FHA mortgage origination activity all contributed to the increased revenues. Underwriting revenues increased $3,604 on the strength of an increase in transactions and total volume in 2001. A total of 47 senior and sole managed municipal underwriting transactions totaling $1.6 billion in bonds issued were completed in 2001 compared to 36 transactions totaling $1.15 billion in 2000. Taxable church and school underwriting issuance volume also increased, although on fewer total transactions. A total of 18 church and school underwriting transactions totaling $89 million were completed in 2001, compared to 21 transactions totaling $76 million in 2000. Net trading profits increased $1,190 to $2,903 in 2001 as the result of more favorable preferred stock and fixed income securities trading activity. FHA mortgage loan origination fees increased $847 in 2001 as compared to 2000.
     Capital Markets expenses decreased $899 from $25,727 in 2000 to $24,828 in 2001. Employee compensation and benefits increased $2,000 due to increased incentive-based compensation paid on higher 2001 revenues. Compensation increases were more than offset by decreases in promotional expenses, professional expenses and regulatory fees, and other expenses, all generally as a result of expense reduction measures. Interest expense also decreased as the result of decreased interest rates, despite higher levels of inventory from the increased volume of underwriting activity in 2001. The resulting net income before taxes for Capital Markets in 2001 was $4,070 compared to a loss of $1,458 in 2000.

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATION
================================================================================

(Dollars in thousands unless specifically indicated)

INVESTMENT SERVICES SEGMENT
Revenues and net losses were $46,020 and $4,501 in 2001 compared to $56,669 and $3,450 in 2000 for this segment. Declining market values of equity securities and mutual funds, decreased retail investor activity, and the disposition of the Portfolio Consulting operation in Denver, Colorado, contributed to the lower revenues and increased losses.

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

Portfolio Consulting - This operation was merged into an unaffiliated company on August 31, 2001. Total operating revenues of Portfolio Consulting were $16,231 in 2001 compared to $23,494 in 2000, a decrease of $7,263. The disposition of this operation after eight months of operations in 2001 as compared to twelve months in 2000 is the primary reason for the decline.
     Total Portfolio Consulting expenses were $17,620 in 2001 compared to $26,047 in 2000, a decrease of $8,427. Expenses decreased due to the sale of the business after eight months of operations in 2001. The largest decreases were $2,960 in investment manager fees and $2,700 in employee compensation and benefits. The resulting operating loss after taxes was $1,389 in 2001 compared to $2,553 in 2000. The gain recognized on the sale of PMC is included in Corporate Group results.

CORPORATE SEGMENT
Corporate segment revenues were $5,761 in 2001 compared to $2,870 in 2000. A $3,300 write-down in the value of certain asset-backed securities was recorded in 2000. There was no similar write-down in 2001. Contributing to the increase in 2001 are the gain on the sale of real estate of $300 and the gain recognized on the sale of PMC of $1,399. The balance of the revenues in each year relate primarily to interest income on investments, primarily government agency-backed collateralized mortgage obligations ("CMOs"). Interest

--------------------------------------------------------------------------------

                                         MANAGEMENT'S DISCUSSION & ANALYSIS OF
                                    FINANCIAL CONDITION & RESULTS OF OPERATION
==============================================================================

                          (Dollars in thousands unless specifically indicated)

income declined in 2001 due to the reduction in principal value of these CMOs, as the result of regularly recurring paydowns of principal as the underlying mortgages were amortized or prepaid. The substantial increase in this investment at the end of 2001 did not have a significant impact on revenues for 2001.
     Corporate segment expenses after allocations to the Company's other operating segments were $4,175 in 2001 compared to $5,739 in 2000. A large component of expenses is interest expense on the financing of the CMOs totaling $910 in 2001 and $1,810 in 2000 using repurchase agreements. Other expenses include interest expense related to outstanding short-term notes payable, line of credit borrowing, and unallocated administrative expenses.
     ZHF, the SBIC formed and partially owned by the Company; ZHC, its management company; and ZEF, the separate private equity fund formed and owned by the Company and certain of its employees are all consolidated into the operations of the Company and included in its financial statements. These operations together incurred losses during their first partial year of operations. These losses are shared by other investors who are reflected as the "minority interest." Because the entities listed above are not taxable entities, proportionate items of income, expense and related tax liability pass through to the owners. Consequently, only the Company's share of net income is included as part of the net income before taxes disclosure of Corporate in the comparison of results of operations. The minority interest share is reflected separately. Corporate net income before taxes was $2,632 in 2001 compared to a loss of $2,869 in 2000.

LIQUIDITY AND CAPITAL RESOURCES
The Company is in the business of providing financial services, and adequate capital and liquidity are essential elements, especially with respect to underwriting activities. The Company must maintain sufficient liquidity to operate its businesses as well as meet the regulatory requirements of its broker-dealer subsidiary, BCZ.
     A significant means of financing BCZ's operations is through its clearing broker. BCZ is able to finance its securities inventory through its clearing broker under customary margin arrangements using the securities owned as collateral. At December 31, 2002, BCZ had a balance due its clearing broker of $27,586 which was collateralized by $53,163 of securities owned by BCZ and held by the clearing broker. BCZ is able to trade the securities inventory and settles daily with the clearing broker.
     Additionally, BCZ acts as a remarketing agent for approximately $2.3 billion of municipal variable rate demand notes ("VRDNs"), most of which BCZ previously underwrote. The VRDNs may be tendered to BCZ at the option of the holder, generally on seven days advance notice. The obligation of the municipal borrower to pay for tendered VRDNs is, in substantially all cases, supported by a third party liquidity provider, such as a commercial bank. In order to avoid utilizing the third party liquidity provider, municipal borrowers contract with BCZ to remarket the tendered VRDNs. In its capacity as remarketing agent, BCZ may purchase and hold the VRDNs as part of its remarketing efforts. Amounts purchased as securities owned are generally held for less than two weeks. BCZ finances its inventory of VRDNs acquired pursuant to its remarketing activities through its clearing broker under the clearing broker's margin financing arrangements. There were $19,800 of VRDNs held as part of securities owned at December 31, 2002.
     BCZ is subject to the requirements of the Securities and Exchange Commission Uniform Net Capital Rule, which is designed to measure the general financial soundness and liquidity of broker-dealers. At December 31, 2002 BCZ had net capital of approximately $7,073 which exceeded minimum net capital requirements by approximately $6,823. Such net capital requirements could restrict the ability of BCZ to pay dividends to the Parent. Adequate net capital is also important for BCZ in the conduct of its business activities. During 2002, BCZ acquired certain mutual fund intangible assets for approximately $2,019 which caused its regulatory net

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATION
================================================================================

(Dollars in thousands unless specifically indicated)

capital, as defined, to decrease by a like amount. The Parent arranged a bank term loan of $2,025 extending over five years, and contributed the proceeds to BCZ to replenish its regulatory capital which declined as the result of the purchase of the intangible assets. The Parent is required to repay the term loan in quarterly installments over five years and will do so from its own resources or by use of dividends from its subsidiaries. In the opinion of management, the current level of BCZ's net capital is adequate for the conduct of its business activities.
     The Parent and BCZ also share a revolving loan agreement in the amount of $20,000. The loan agreement is in the form of a demand note and is due April 30, 2003. The revolving loan agreement has been renewed annually by the bank. The revolving loan agreement has restrictive covenants requiring, among other things, a specified level of net worth and a compensating balance of $330. The Company maintained all applicable covenants on the loan agreement throughout 2002. The Parent borrowed a total of $12,000 on this loan agreement during 2002. BCZ did not use the loan agreement in 2002.
     The Parent also finances government agency-backed CMOs using a securities sold under agreement to repurchase arrangement commonly referred to as a repurchase agreement. The CMOs act as collateral for the repurchase agreement. As collateral is paid down, the counterparty collects the payments, reduces the liability for the repurchase agreement covered by the collateral, and remits the balance to the Parent. The Parent earns the difference between the interest earned on CMOs and the interest paid for the repurchase agreement.
     A source of cash for the Parent has been and continues to be the issuance of unrated commercial paper classified as short-term notes payable on the Consolidated Statements of Financial Condition. These notes have varying maturities up to 270 days with the majority of notes being less than 60 days. In 2002, a total of $30,797 of notes were issued and $29,490 were repaid. The total balance of short-term notes outstanding was $4,682 as of December 31, 2002. The short-term notes are sold directly to customers and are limited by the availability of customers who wish to invest in these unrated short-term notes at the rates offered by the Company. The Company uses this facility as a source of additional liquidity and to reduce its reliance on higher interest rate borrowing alternatives.
     Ziegler Healthcare Fund I, LP ("ZHF") is a limited partnership in which the Company has an 11% direct and indirect interest, and is the general partner through ZHP, and is included in the Company's Consolidated Financial Statements. ZHF has qualified as a Small Business Investment Company ("SBIC") with the Small Business Administration ("SBA"). As an SBIC, ZHF is able to lend funds to qualifying small businesses using its own capital and funds borrowed from the SBA on favorable terms. In 2001, the SBA granted ZHF leverage of up to $38.2 million. At December 31, 2002, ZHF had $19,859 of outstanding loans to small businesses and owed $14,090 on debentures due to the SBA. The loans to small businesses and the debentures to the SBA increased $17,940 and $12,490, respectively, in 2002 as the SBIC entered its first full year of operations. The interest received on the loans is sufficient to fund the interest due on the debentures as well as provide for administrative expenses and a return to investors for contributed capital. Repayment terms on the notes to the qualifying small businesses, including prepayment penalties, are structured to approximately correspond to the repayment terms on the debentures due to the SBA. At December 31, 2002, ZHF had a remaining leverage commitment from the SBA of up to $24.1 million. In its role as general partner as well as an investor in the partnership, the Company's obligation to the partnership is limited to its commitment to the partnership of $2,800, of which $1,417 has already been funded.
     ZHF and ZEF are the two private equity funds which are included in the Consolidated Financial Statements of the Company. The Parent has a remaining combined commitment to both of the funds totaling $3,550 at December 31, 2002. The timing of the payment of the

--------------------------------------------------------------------------------

                                         MANAGEMENT'S DISCUSSION & ANALYSIS OF
                                    FINANCIAL CONDITION & RESULTS OF OPERATION
==============================================================================

                          (Dollars in thousands unless specifically indicated)

commitments is dependent upon the funding requirements of each of the two funds. Funding requirements are determined by each of the funds based upon the identification of suitable investments to be made by each fund. Total funding of this commitment by the Parent was $1,370 in 2002. The funding of the remaining commitment will be offset by returns on the investments in the funds and the scheduled reduction of loans extended to employees. See Note 8 of the Notes to Consolidated Financial Statements.
     ZFC and BCZ, as subsidiaries of the Parent, have intercompany borrowing arrangements with the Parent to obtain or provide financing on a short-term basis, subject to regulatory requirements of each of the subsidiary entities. The Parent would rely on its own cash balances or obtain funds from its revolving loan agreement to obtain the funds to be loaned to either subsidiary. The Parent uses this means of lending on a subordinated basis, as required by regulatory rules, to lend to BCZ in the event of a need for a temporary increase in capital for its broker-dealer business. This form of subordinated lending was not used in 2002. ZFC, whose activities include FHA loan origination, generally finances its activities from its own resources, through intercompany borrowings with the Parent, and by arrangements with other parties involved in the FHA transaction.
     First Church Financing Corporation ("FCFC") served as a limited purpose finance company for financing mortgages to churches, and issued bonds to the public as a source of cash prior to 1996. During the first quarter of 2002, FCFC sold its portfolio of loans to churches totaling $2,083 to an unaffiliated third party and used the $1,700 of proceeds to redeem 100 percent of FCFC's outstanding bonds.
     The Company's overall funding needs are periodically reviewed to ensure that it has adequate resources to support the anticipated future operations of its businesses. The Company's cash and cash equivalent position allows some degree of flexibility in its business activities. In the opinion of management, the Company's capital resources and available sources of credit are adequate for present and anticipated future operations. The Company intends to investigate potential acquisition opportunities as a means of expanding its businesses. Such opportunities may require the Company to arrange for additional sources of funding or the use of the Company's common stock. There is no assurance that additional sources of funding will be available.
     The Company has also repurchased its own stock from time-to-time. During 2002 the opportunity to repurchase a significant quantity of shares occurred. The Company repurchased 240,153 shares for a total of $3,674 during 2002. The Company will evaluate the future purchase of its shares as opportunities arise, after giving consideration to liquidity and other relevant factors. In January 2003, the Company's board of directors approved the future purchase of up to 100,000 shares of Company stock in market or private transactions, under terms considered reasonable by management.

CONTRACTUAL OBLIGATIONS
The Company has contractual obligations to make future payments in connection with short-term and long-term debt and lease agreements for offices and equipment. See Notes 7 and 15 of the Notes to Consolidated Financial Statements for additional information about the obligations.
     Contractual obligations at December 31, 2002 consist of the following:


                                              LESS THAN                       MORE THAN
                                        TOTAL    1 YEAR 2-3 YEARS 4-5 YEARS     5 YEARS
---------------------------------------------------------------------------------------

Long-term debt (a) .................  $16,115    $  405    $  810    $  810    $14,090
Office leases (b)...................   13,610     2,555     4,667     4,253      2,135
Equipment leases (b)................      499       394        92        13         --
                                      -------    ------    ------    ------    -------

Total...............................  $30,224    $3,354    $5,569    $5,076    $16,225
                                      =======    ======    ======    ======    =======

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATION
================================================================================

(Dollars in thousands unless specifically indicated)

(a) The amounts reflected for long-term debt relate to a bank term loan and debentures due the SBA by ZHF. The bank term loan will be repaid from the Parent's operating cash flows or from dividend distributions from subsidiaries. The debentures due the SBA will be repaid from the collections on notes receivable held by ZHF from the borrowers who were qualified for such financing. The qualification of the borrowers allowed the Company's SBIC subsidiary to receive the funds from the SBA. See the related discussion in Liquidity and Capital Resources.

(b) The office and equipment leases represent the payments due on noncancelable agreements with the related equipment providers and landlords of the property under lease. The office leases typically allow for annual adjustments for actual operating costs incurred by the landlords, which would increase the amounts included in the table. Those amounts are currently unable to be estimated.

     The Company has no payment obligations for leases classified as capital leases or any purchase obligations whereby the Company is contractually bound to purchase a specified level of goods or services in the future.

CRITICAL ACCOUNTING POLICIES
Accounting policies play an integral role in the preparation of the Company's Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America.
See Note 1 of Notes to Consolidated Financial Statements for a discussion of significant accounting policies and other relevant information. Certain critical accounting policies require us to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in the Consolidated Financial Statements. Due to their nature, estimates involve judgment based upon available information. Therefore, actual results or amounts could differ from estimates and the difference could have a material impact on the Company's Consolidated Financial Statements.
     The following are considered to be among the Company's current accounting policies that involve significant estimates or judgments.

Valuation of Financial Instruments - Substantially all financial instruments owned are reflected in the consolidated financial statements at fair value or amounts that approximate fair value. Cash and cash equivalents, securities owned, notes receivable and other investments on the Consolidated Statements of Financial Condition include forms of financial instruments. Where available, the Company uses prices from independent sources such as listed market prices or broker or dealer price quotations. For investments in illiquid and thinly traded securities that do not have readily determinable fair values, the determination of fair value requires management to estimate the value of the securities based upon available information such as projected cash flows, overall credit profile and a review of the financial condition of the underlying entity. In addition, even where the value of a security is derived from an independent market price or broker or dealer quote, certain assumptions may be required to determine the fair value. However, future events may indicate that these assumptions may not be accurate and the actual value realized upon disposition could be different from the current carrying value.

Intangible Assets and Goodwill - In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets." The excess cost over the fair value in an acquisition of net assets acquired must be recognized as goodwill. SFAS No. 142 provides that goodwill is no longer amortized and the value of identifiable intangible assets must be amortized over their useful lives. SFAS No. 142 was implemented by the Company on January 1, 2002. As of December 31, 2002, the Company had $546 in goodwill and $2,019 in identifiable intangible assets, both of which are

--------------------------------------------------------------------------------

                                         MANAGEMENT'S DISCUSSION & ANALYSIS OF
                                    FINANCIAL CONDITION & RESULTS OF OPERATION
==============================================================================

                          (Dollars in thousands unless specifically indicated)

considered to have indefinite useful lives and are not being amortized based upon the Company's evaluation of these assets.
     Goodwill is impaired when the carrying amount of a reporting unit exceeds the fair value of the reporting unit. In estimating the fair value of the reporting unit, the Company uses valuation techniques based on discounted cash flows. The Company tests for impairment of goodwill on an annual basis and would conduct a test between the annual tests if a change in circumstances warranted such additional testing. All of the Company's goodwill is assigned to the Company's Wealth Management business within the Investment Services operating segment
     The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. The Company evaluates the remaining useful life of the intangible assets that are not being amortized annually to determine whether events and circumstances continue to support indefinite useful lives. The Company tests for impairment of the intangible assets on an annual basis and more frequently if circumstances require it. All of the Company's other intangible assets are assigned to the Company's Asset Management business within the Investment Services operating segment.

Reserves for Losses and Contingencies - In the normal course of business, the Company is named as a defendant in lawsuits. These suits arise in connection with the Company's role as an underwriter in securities offerings as well as a broker for customers. In accordance with SFAS No. 5 "Accounting for Contingencies," the Company establishes accruals for potential losses that may result from such complaints and legal actions. In establishing these accruals, the Company uses its judgment to determine the probability that losses may be incurred and a reasonable estimate of the amount of the losses. In making these decisions, the Company bases its judgments on the knowledge of the situations, consultation with legal counsel and experience. If the judgments prove to be incorrect, the Company's accruals may not accurately reflect actual losses that result from these lawsuits and legal actions, which could materially affect results in the period the expenses are ultimately determined. See Note 15 of the Notes to Consolidated Financial Statements for additional disclosures regarding contingencies.

FORWARD LOOKING STATEMENTS
Information or statements provided by or on behalf of the Company from time-to-time, including those within this report, may contain forward looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to a number of risks and uncertainties, including, the overall financial health of the securities industry, the strength of the healthcare sector of the U.S. economy and the municipal securities marketplace, the volatile and competitive nature of the financial services business, the ability of the Company to underwrite and distribute securities, the effect of federal and state regulation, the market value of mutual fund portfolios and separate account portfolios advised by the Company, the ability of the Company to maintain asset management fees at current levels, the collection of amounts owed to the Company including the note from PMC and the realization of the investment in PMC, the volume of sales by its retail brokers, potential liability under federal and state securities laws and other laws and regulations governing the Company's business, and the ability to attract and retain qualified employees.

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

FIVE YEAR SUMMARY OF FINANCIAL DATA (Unaudited)
================================================================================

(Dollars in thousands, except per share amounts)


                                                                          2002        2001        2000        1999          1998
---------------------------------------------------------------------------------------------------------------------------------
Operating revenues ................................................    $67,440     $80,679     $83,808     $96,682     $  72,260
                                                                       =======     =======     =======     =======     =========
Income (loss) from continuing operations ..........................      1,820       1,314      (4,738)        975        (3,195)
Income from discontinued operations ...............................         --          --          --         537           354
                                                                       -------     -------     -------     -------     ---------
Net income (loss) .................................................      1,820       1,314      (4,738)      1,512        (2,841)
                                                                       =======     =======     =======     =======     =========
Basic earnings (loss) per share:
   Continuing operations ..........................................       0.81        0.55       (1.97)       0.40         (1.35)
   Discontinued operations ........................................         --          --          --        0.22          0.15
                                                                       -------     -------     -------     -------     ---------
   Net income (loss) per share ....................................       0.81        0.55       (1.97)       0.62         (1.20)
                                                                       =======     =======     =======     =======     =========
Diluted earnings (loss) per share:
   Continuing operations ..........................................       0.81        0.55       (1.97)       0.40         (1.35)
   Discontinued operations ........................................         --          --          --        0.22          0.15
                                                                       -------     -------     -------     -------     ---------
   Net income (loss) per share ....................................       0.81        0.55       (1.97)       0.62         (1.20)
                                                                       =======     =======     =======     =======     =========
Cash dividends declared per
   share of common stock ..........................................       0.52        0.52        0.52        0.52          0.39
Total assets ......................................................    137,799     185,956     124,647     170,622       223,723
Long-term obligations .............................................     16,115       3,300       3,302       3,895         5,086
Short-term notes payable ..........................................      4,682       3,375       2,993       6,160        13,502
End of year shareholders' equity ..................................     40,042      42,855      43,154      49,296        49,601
Book value per share ..............................................  $   18.27    $  17.85   $   17.80    $  20.28      $  20.38


QUARTERLY CONSOLIDATED RESULTS OF OPERATIONS FOR 2002 AND 2001 (UNAUDITED)

2002 quarter ended (In thousands except per share amounts)            MARCH 31     JUNE 30  SEPTEMBER 30  DECEMBER 31
---------------------------------------------------------------------------------------------------------------------
Revenues .........................................................   $  12,810    $ 16,276     $  17,340     $ 21,014
Expenses .........................................................      13,357      15,489        16,080       19,731
Net income (loss) ................................................         (89)        594           717          598
Basic and diluted income (loss) per share $(0.04) ................   $   (0.04)  $    0.26      $   0.33     $   0.28

2001 quarter ended (In thousands except per share amounts)            MARCH 31     JUNE 30  SEPTEMBER 30 DECEMBER 31
---------------------------------------------------------------------------------------------------------------------
Revenues .........................................................   $  19,736    $ 21,939     $  20,959     $ 18,045
Expenses .........................................................      19,392      20,958        20,012       19,162
Net income .......................................................         208         582           486           38
Basic and diluted income per share ...............................    $   0.09   $    0.24     $    0.20     $   0.02

                                              DIRECTORS AND EXECUTIVE OFFICERS
==============================================================================

                                                                     DIRECTORS
                                                                  P.R. KELLOGG
                                         Chairman, The Ziegler Companies, Inc.
                                                      Senior Advisory Director
                                          Goldman Sachs/Spear, Leeds & Kellogg
                                Specialist Firm on the New York Stock Exchange

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

                                                             D.A. CARLSON, JR.
                                                      Senior Managing Director
                                                      B.C. Ziegler and Company

                                                                    J.C. FRUEH
                                                  President, Aegis Group, Inc.
                                     Pittsburgh, Pennsylvania; Acquisition and
                                                   Management of Manufacturing
                                                    and Distribution Companies

                                                                   G.J. GAGNER
                                                    Retired Business Executive
                                                        New Hope, Pennsylvania

                                                              B.C. ZIEGLER III
                                              President, Ziegler/Limbach, Inc.
                                                          West Bend, Wisconsin
                                                          Business Development
                                                     Management and Consulting

                                                                  B.C. ZIEGLER
                                                             Director Emeritus

                                                                  R.D. ZIEGLER
                                                             Director Emeritus

-------------------------------------------------------------------------------
                          THANKS FOR SERVICE 1994-2002
                         JOHN R. (JACK) GREEN - RETIRED
 Ziegler would like to acknowledge the fine work by John R. (Jack) Green, who helped navigate Ziegler's transition and served on the Organization and
                   Compensation Commitee during his tenure.
-------------------------------------------------------------------------------


                                                            EXECUTIVE OFFICERS
                                                                 J.J. MULHERIN
                                         President and Chief Executive Officer

                                                                    G.P. ENGLE
                           Senior Vice President, Chief Administrative Officer
                                                           and Chief Financial
                                                                       Officer

                                                                  S.C. O'MEARA
                                    Senior Vice President, General Counsel and
                                                           Corporate Secretary

                                                              J.C. VREDENBREGT
                                      Vice President, Treasurer and Controller

                                                                    T. S. ROSS
                                                         Senior Vice President
                                                      and Chief Credit Officer

                                                                      OFFICERS
                                                      B.C. ZIEGLER AND COMPANY
                                                                 J.J. MULHERIN
                                         President and Chief Executive Officer

                                                                    G.P. ENGLE
                                                         Senior Vice President
                                              and Chief Administrative Officer

                                                                  S.C. O'MEARA
                                        Senior Vice President, General Counsel
                                                       and Corporate Secretary

                                                              J.C. VREDENBREGT
                               Senior Vice President, Chief Financial Officer,
                                                      Treasurer and Controller

                                                                    T. S. ROSS
                                                         Senior Vice President
                                                      and Chief Credit Officer

                                                             D.A. CARLSON, JR.
                                                      Senior Managing Director
                                                         Capital Markets Group

                                                                 T.R. PAPROCKI
                                                         Senior Vice President
                                                   and Chief Operating Officer
                                                         Capital Markets Group

                                                                   D. STOEFFEL
                                                      Senior Managing Director
                                                        Asset Management Group

                                                                   B.K. ANDREW
                                                      Executive Vice President
                                                  and Chief Investment Officer
                                                        Asset Management Group

                                                                R.J. TUSZYNSKI
                                   Senior Vice President and Managing Director
                                                        Asset Management Group

                                                                     J.C. TODD
                                                      Senior Managing Director
                                                       Wealth Management Group

                                                                   H. HAKEWILL
                                                      Senior Managing Director
                                            Marketing and Communications Group

                                                                    D.P. FRANK
                                                      Senior Managing Director
                                                 Services and Technology Group


                                                    DIVISIONS AND SUBSIDIARIES
                                                      B.C. ZIEGLER AND COMPANY
                                                        CORPORATE HEADQUARTERS
                                                     250 East Wisconsin Avenue
                                                                    Suite 2000
                                                      Milwaukee, WI 53202-4298
                                                                (414) 978-6400

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
                                                                (414) 978-6400

                                                     WEALTH MANAGEMENT OFFICES
                                                           Scottsdale, Arizona
                                                              Denver, Colorado
                                                              Orlando, Florida
                                                       St. Petersburg, Florida
                                                            Rockford, Illinois
                                                        Minneapolis, Minnesota
                                                           Appleton, Wisconsin
                                                      Fort Atkinson, Wisconsin
                                                          Green Bay, Wisconsin
                                                            Madison, Wisconsin
                                                      Milwaukee, Wisconsin (2)
                                                             Mequon, Wisconsin
                                                          Sheboygan, Wisconsin
                                                             Wausau, Wisconsin
                                                          West Bend, Wisconsin

                                                 ZIEGLER FINANCING CORPORATION
                                                       8100 Professional Place
                                                                    Suite 312A
                                                         Lanham, MD 20785-2225
                                                                (301) 918-4400

                                               ZIEGLER HEALTHCARE CAPITAL, LLC
                                                 ZIEGLER HEALTHCARE FUND I, LP
                                                 ZIEGLER EQUITY FUNDING I, LLC
                                                            Executive Center 2
                                                             1040 Broad Street
                                                         Shrewsbury, NJ  07702
                                                                (732) 578-0533

                                                                 WWW.ZIEGLER.COM
--------------------------------------------------------------------------------

INVESTOR INFORMATION
================================================================================

CORPORATE OFFICES
250 East Wisconsin Avenue
Suite 2000
Milwaukee, WI  53202-4298
(414) 978-6400


ANNUAL MEETING
The annual meeting of shareholders will be held at 10 a.m., April 22, 2003 at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin.
     Copies of the form 10-K covering the fiscal year 2002 are available upon request. Form 10-K is the Company's annual report filed with the Securities and Exchange Commission, Washington, D.C. Shareholders wishing to receive a copy, please write to:
      THE ZIEGLER COMPANIES, INC.
      Attention:  S. Charles O'Meara
      Corporate Secretary
      250 East Wisconsin Avenue
      Suite 2000
      Milwaukee, WI  53202-4298


MARKET
The Ziegler Companies, Inc. common stock trades on the American Stock Exchange. The range of bid and asked quotations during 2002 and 2001 was as follows:
                               2002                  2001
                          BID        ASKED      BID        ASKED
-----------------------------------------------------------------
1st Quarter    High       15.00      15.40      16.63      17.13
               Low        13.85      13.95      14.65      14.90

2nd Quarter    High       15.25      15.55      15.65      16.00
               Low        14.05      13.95      14.45      14.90

3rd Quarter    High       15.20      15.55      16.40      16.80
               Low        13.85      14.20      14.60      15.00

4th Quarter    High       15.35      15.70      15.50      16.00
               Low        14.20      14.55      14.70      15.00

CASH DIVIDENDS
Cash dividends paid during 2002 and 2001 were as follows:

Per share                                        2002                2001
--------------------------------------------------------------------------
February ...............................     $   0.13            $   0.13
May ....................................         0.13                0.13
August .................................           --                0.13
September ..............................         0.13                  --
November ...............................         0.13                0.13
                                             --------            --------
     Total .............................     $   0.52            $   0.52
                                             ========            ========

TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY  11219


ORGANIZATION AND
COMPENSATION COMMITEE
B.C. Ziegler III, Chairman
Peter R. Kellogg
Gerald J. Gagner


AUDIT COMMITTEE
John C. Frueh, Chairman
Peter R. Kellogg
B.C. Ziegler III


AMEX SYMBOL
ZCO

--------------------------------------------------------------------------------

                        100 YEARS OF SERVICE TO INVESTORS
                      ZIEGLER CELEBRATES CENTENNIAL IN 2002

     In West Bend, Wisconsin in 1902, teenage entrepreneur Bernhard C. (Ben) Ziegler founded B.C. Ziegler and Company. In 2002, Ziegler celebrated 100 years of service to investors, corporations and institutions throughout America, a century marked by innovation and integrity.
     We look forward to serving you - and future generations of your family - for the next 100 years.

(PHOTO)
Ziegler's first bond issue was for Holy Angels Church, West Bend, Wisconsin in 1913.

(PHOTO)
The Ziegler staff in 1917 included Walter Ziegler, Clarinda Klumb and
Catherine Handke.  (Inset: Oscar Klein, Ziegler's second president, 1934-1942.)

(PHOTO)
In 1949, Ziegler opened a sales office in Milwaukee. By the 1960s, Ziegler had sales offices as far away as San Francisco.


(PHOTO)
Ziegler's corporate headquarters are now located a few blocks from Lake Michigan in Milwaukee, Wisconsin.

                                     (LOGO)
                                     ZIEGLER
                                       02
                                   CENTENNIAL

            ADVANCING HEALTH, WEALTH AND WELL-BEING THROUGH TAILORED
                              FINANCIAL SOLUTIONS.

(ZIEGLER LOGO)
--------------------------------------------------------------------------------

250 East Wisconsin Avenue
Suite 2000
Milwaukee, WI  53202
Phone: 414/978-6400
Fax: 414/978-6401

www.ziegler.com